SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

TREMISIS ENERGY ACQUISITION CORPORATION II

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock of Tremisis Energy Acquisition Corporation II

(2)	Aggregate number of securities to which transaction applies:

9,702,800 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.845 (average of high and low prices on NYSE Amex on October 5, 2009)

(4)	Proposed maximum aggregate value of transaction:

$133,227,516 ($57,109,050 in cash)

(5)	Total fee paid:

$7,434.10

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

This proxy statement is dated , 2009 and is first being mailed to Tremisis Energy Acquisition Corporation II stockholders on or about , 2009.

TREMISIS ENERGY ACQUISITION CORPORATION II

545-7 Dogok-Dong
SoftForum B/D, 7th Floor
Gangnam-Gu, Seoul, Korea 135-270

NOTICE OF SPECIAL MEETING
IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 1, 2009

PROXY STATEMENT

TO THE STOCKHOLDERS OF TREMISIS ENERGY ACQUISITION CORPORATION II:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of annual meeting of stockholders of TREMISIS ENERGY ACQUISITION CORPORATION II (“Tremisis II”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on December 1, 2009, at the offices of Graubard Miller, Tremisis II’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1) to consider and vote upon a proposal to approve the Securities Purchase Agreement, dated as of July 30, 2009, as amended and restated as of October 1, 2009, among Tremisis II, Asiana IDT Inc. (“Asiana IDT”), and Asiana Airlines, Inc. (“Asiana Airlines”), the sole stockholder of Asiana IDT, which, among other things, provides for the acquisition by Tremisis II of all of the outstanding capital stock of Asiana IDT for a total consideration of $57,109,050 and 9,702,800 shares of the common stock of Tremisis II — we refer to this proposal as the acquisition proposal and to the Securities Purchase Agreement as the purchase agreement;

(2) to consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Tremisis II to change its name from “Tremisis Energy Acquisition Corporation II’ to “Asiana IDT Holdings Inc.” — we refer to this proposal as the name change proposal;

(3) to consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Tremisis II to make its corporate existence perpetual and to remove provisions that are no longer applicable to Tremisis II — we refer to this proposal as the charter amendment proposal;

(4) to elect seven (7) directors to Tremisis II’s board of directors effective upon the closing of the acquisition, of whom two (2) will serve until the annual meeting to be held in 2010, two (2) will serve until the annual meeting to be held in 2011 and three (3) will serve until the annual meeting to be held in 2012 and, in each case, until their successors are elected and qualified — we refer to this proposal as the director election proposal; and

(5) to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Tremisis II is not authorized to consummate the acquisition — we refer to this proposal as the stockholder adjournment proposal.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of Tremisis II common stock at the close of business on November 9, 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

The acquisition proposal must be approved by the holders of a majority of the outstanding shares of Tremisis II common stock sold in its initial public offering (“IPO”), including holders who purchased such shares subsequent to the IPO, that are voted at the special meeting. We refer to such shares as the “Public Shares.” The name change proposal and charter amendment proposal must each be approved by the holders of a majority of all outstanding shares of Tremisis II common stock. Those directors who receive a plurality of votes cast for the respective positions will be elected. A stockholder adjournment proposal, if presented, must be approved by the holders of a majority of the shares of Tremisis II common stock present in person or by proxy at the special meeting. Abstentions will have the same effect as a vote against the name change proposal, the charter amendment proposal and the stockholder adjournment proposal, if the latter is presented, but will have no effect on the election of directors and the acquisition proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the name change proposal and the charter amendment proposal, but will have no effect on the election of directors, the acquisition proposal and the stockholder adjournment proposal, if presented. If the acquisition proposal is not approved, the other proposals, including the election of directors, will not be presented to the stockholders for a vote.

The approval by the holders of warrants to purchase shares of Tremisis II common stock of certain amendments to the warrant agreement governing the warrants is a condition to the consummation of the acquisition. See the section entitled “The Warrant Amendment Proposal.” If the warrant amendment proposal is approved by the warrantholders, Tremisis II will be required under the purchase agreement to redeem all of the warrants promptly following the consummation of the acquisition. See the section entitled “The Acquisition Proposal — Warrant Redemption.”

Each Tremisis II stockholder who holds Public Shares has the right to vote against the acquisition proposal and at the same time demand that Tremisis II convert such stockholder’s shares into cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of Tremisis II’s IPO was deposited. See the section entitled “Special Meetings of Tremisis II Stockholders and Warrantholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash. The conversion price will be the amount equal to the funds in the trust account, determined as of two business days prior to the consummation of the acquisition, divided by the number of Public Shares on such date. No fees or expenses of any nature will be deducted from or charged to the trust account. Tremisis II’s board of directors will review and confirm the calculation. On , 2009, the conversion price (calculated in such manner) would have been $ in cash for each Public Share. Public Shares owned by Tremisis II stockholders who validly exercise their conversion rights will be converted into cash only if the acquisition is consummated. If, however, the holders of 30% (2,919,801) or more of the Public Shares vote against the acquisition proposal and demand conversion of their shares, Tremisis II will not consummate the acquisition. Prior to exercising conversion rights, Tremisis II stockholders should verify the market price of Tremisis II’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of Tremisis II’s common stock are listed on the NYSE Amex under the symbol TGY. On November 9, 2009, the record date for the stockholder meeting, the closing price of Tremisis II common stock was $.

Tremisis II’s initial stockholders, who purchased their shares of common stock prior to its IPO, have agreed to vote all of the shares issued prior to the IPO (an aggregate of approximately 20% of the outstanding shares of Tremisis II common stock) on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of Public Shares. As a consequence, the voting of such shares will not have any effect on the outcome of the vote on the acquisition proposal.

After careful consideration, Tremisis II’s board of directors has determined that the acquisition proposal and the other proposals are fair to and in the best interests of Tremisis II and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of all of the proposals and the persons nominated by Tremisis II’s management for election as directors.

All Tremisis II stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Tremisis II common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the name change amendment and the charter amendment.

A complete list of Tremisis II stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at the offices of Graubard Miller, The Chrysler Building, 19th Floor, 405 Lexington Avenue, New York, N.Y. 10174, for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ Sang-Chul Kim Chairman and Chief Executive Officer

, 2009

SEE “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF TREMISIS II’S INITIAL PUBLIC OFFERING (“IPO”) ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT TREMISIS II CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST TENDER YOUR STOCK TO TREMISIS II’S STOCK TRANSFER AGENT PRIOR TO THE SPECIAL MEETING OF TREMISIS II STOCKHOLDERS. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “THE ACQUISITION PROPOSAL — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Tremisis II consummated its IPO on December 6, 2007. Merrill Lynch and EarlyBirdCapital, Inc. acted as underwriters in the IPO and, upon consummation of the acquisition, will be entitled to receive an aggregate of approximately $3.114 million of deferred underwriting commissions. If the acquisition is not consummated and Tremisis II is required to be liquidated, the underwriters will not receive any of such funds and such funds will be returned to Tremisis II’s public stockholders upon its liquidation.

TREMISIS ENERGY ACQUISITION CORPORATION II

545-7 Dogok-Dong
SoftForum B/D, 7th Floor
Gangnam-Gu, Seoul, Korea 135-270

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS
OF TREMISIS ENERGY ACQUISITION CORPORATION II
TO BE HELD ON DECEMBER 1, 2009

PROXY STATEMENT

TO THE WARRANTHOLDERS OF TREMISIS ENERGY ACQUISITION CORPORATION II:

NOTICE IS HEREBY GIVEN that the special meeting of warrantholders of TREMISIS ENERGY ACQUISITION CORPORATION II (“Tremisis II”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on December 1, 2009, at the offices of Graubard Miller, Tremisis II’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1) to consider and vote upon a proposal to amend certain terms of the Warrant Agreement, dated as of December 6, 2007, between Tremisis II and Continental Stock Transfer & Trust Company, which governs the terms of Tremisis II’s outstanding warrants, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement, dated as of July 30, 2009, as amended and restated as of October 1, 2009, among Tremisis II, Asiana IDT Inc. (“Asiana IDT”) and Asiana Airlines, Inc. (“Asiana Airlines”), the sole stockholder of Asiana IDT, which, among other things, provides for the acquisition by Tremisis II of all of the outstanding capital stock of Asiana IDT. The amendment to the Warrant Agreement will provide that the warrants may not be exercised prior to six months after the closing of the acquisition but may be redeemed by Tremisis II at any time after the closing of the acquisition for a redemption price of $___ per warrant — we refer to this proposal as the warrant amendment proposal, to the Warrant Agreement as the warrant agreement and to the Securities Purchase Agreement as the purchase agreement; and

(2) to consider and vote upon a proposal to adjourn the warrantholder special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are insufficient votes to approve the warrant amendment proposal — we refer to this proposal as the warrantholder adjournment proposal.

These items of business are described in this proxy statement, which you are encouraged to read in its entirety before voting. Only holders of record of Tremisis II warrants at the close of business on November 9, 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. As of such date, 12,382,669 warrants were outstanding.

The approval of the warrant amendment proposal is a condition to the consummation of the acquisition discussed above. If the warrant amendment proposal is approved, Tremisis II will be required under the purchase agreement to redeem all of the warrants promptly following the consummation of the acquisition. See the sections entitled “The Warrant Amendment Proposal” and “The Acquisition Proposal — Warrant Redemption.”

After careful consideration, Tremisis II’s board of directors has determined that the proposals are fair to and in the best interests of Tremisis II and its warrantholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of all of the proposals.

All Tremisis II warrantholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a warrantholder of record of Tremisis II, you may also cast your vote in person at the special meeting. If your warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your warrants or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the warrant amendment proposal.

A complete list of Tremisis II warrantholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the offices of Graubard Miller, The Chrysler Building, 19th Floor, 405 Lexington Avenue, New York, N.Y. 10174, for inspection by warrantholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of warrants you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the warrants you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ Sang-Chul Kim Chairman and Chief Executive Officer

, 2009

SEE “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE WARRANT AMENDMENT PROPOSAL.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR WARRANTS WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. IF THE ACQUISITION IS NOT COMPLETED AND TREMISIS II DOES NOT COMPLETE AN INITIAL BUSINESS COMBINATION BY DECEMBER 6, 2009, THE WARRANTS WILL EXPIRE WORTHLESS.

Tremisis II consummated its initial public offering (“IPO”) on December 6, 2007. Merrill Lynch and EarlyBirdCapital, Inc. acted as underwriters in the IPO and, upon consummation of the acquisition, will be entitled to receive an aggregate of approximately $3.114 million of deferred underwriting commissions. If the acquisition is not consummated and Tremisis II is required to be liquidated, the underwriters will not receive any of such funds and such funds will be returned to Tremisis II’s public stockholders upon its liquidation.

TREMISIS ENERGY ACQUISITION CORPORATION II

i

SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION

The following summary highlights some of the information in this proxy statement. It does not contain all of the information that you should consider before deciding how to vote on any of the proposals described herein. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this proxy statement.

•	The parties to the acquisition are Tremisis II, Asiana IDT and Asiana Airlines.
•	Asiana IDT, an affiliate of the Kumho Asiana Group, is an information technology (IT) service provider that offers total IT solutions and services in consulting, system integration and network integration, largely for the Korean market. Asiana Airlines, also an affiliate of the Kumho Asiana Group, is presently Asiana IDT’s sole stockholder.
•	Pursuant to the purchase agreement, Tremisis II will purchase all of the outstanding capital stock of Asiana IDT from Asiana Airlines for total consideration of $57,109,050 and 9,702,800 shares of the common stock of Tremisis II. Also, pursuant to the purchase agreement, Asiana Airlines is required to purchase 129,870 shares of Tremisis II common stock in open market or privately negotiated transactions, which it did on October 15, 2009. Upon consummation of the acquisition and after giving effect to the purchase by Asiana Airlines of the 129,870 shares and to the retirement and cancellation of 2,203,298 shares, as described below, Asiana Airlines will become the holder of at least 50% plus 1 share of the outstanding common stock of Tremisis II.
•	It is possible that the present holders of 30% or more of the shares of Tremisis II common stock issued in its IPO (“Public Shares”) will vote against the acquisition and seek conversion of their Public Shares into cash in accordance with Tremisis II’s amended and restated certificate of incorporation. If such event were to occur, the acquisition could not be completed. To preclude such possibility, Tremisis II, certain of its directors and officers, Asiana Airlines, Asiana IDT and their respective affiliates may enter into arrangements to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the acquisition and seek conversion or otherwise wish to sell their Public Shares or other arrangements that would induce holders of Public Shares not to vote against the acquisition proposal. The maximum cash purchase price that will be offered to holders of Public Shares for such shares would be the per-share conversion price at the time of the business combination. Definitive arrangements have not yet been determined but might include:
•	Agreements between Tremisis II and the holders of Public Shares pursuant to which Tremisis II would agree to purchase Public Shares from such holders immediately after the closing of the acquisition.
•	Agreements with third parties to be identified pursuant to which the third parties (sometimes referred to as “aggregators”) would purchase Public Shares during the period beginning on the date that this proxy statement is first distributed to Tremisis II’s stockholders and warrantholders. Such arrangements would also provide for Tremisis II, immediately after the closing of the acquisition, to purchase from the third parties all of the Public Shares purchased by them for the price and fees specified in the arrangements.
•	Agreements with third parties pursuant to which persons who might include those persons who purchased their shares prior to Tremisis II’s IPO (the “Tremisis II Founders”), Tremisis II’s Chairman, Mr. Sang-Chul Kim, and his affiliate, SoftForum, Co., Ltd. (“SoftForum”), Asiana Airlines and their respective affiliates would borrow funds to make purchases of Public Shares for their own account. Tremisis II would then purchase the shares from such parties upon closing of the acquisition and such parties would repay the borrowings with the funds received from Tremisis II.

Actions of this nature will effectively render the 30% threshold established in Tremisis II’s IPO prospectus and amended and restated certificate of incorporation ineffective and make it easier for the parties to complete the transaction because such purchased shares would no longer be counted towards the 30% threshold.

Similar arrangements may be required with respect to Tremisis II’s outstanding warrants in order to obtain the favorable vote of holders of 51% of the outstanding warrants.

As no definitive arrangements are presently in place with respect to either the common stock or the warrants, Tremisis II is not yet able to estimate the maximum amount that it may be required to spend to effectuate such arrangements. On November 6, 2009, there were 9,732,669 Public Shares and 9,732,669 warrants outstanding, exclusive of 2,650,000 warrants held by the Tremisis II Founders that were issued concurrently with the IPO. At the closing prices of the common stock and the warrants on November 6, 2009, and assuming that fees of 1% of the principal amount are paid by Tremisis II to “aggregators,” or others involved in such arrangements, the cost would be $788,810 per 100,000 Public Shares and $2,323 per 100,000 warrants.

•	Consummation of the transactions is conditioned on, among other things,
•	the Tremisis II stockholders approving the acquisition, including the consideration to be paid to Asiana Airlines with respect thereto;
•	the holders of fewer than 30% of the Public Shares voting against the acquisition and exercising their right to convert their Public Shares into a pro-rata portion of the trust account;
•	the warrantholders approving the warrant agreement amendment;
•	the retirement of 2,203,298 of the 2,433,168 Founders’ Shares that the Investors will acquire pursuant to the Investment Agreement;
•	the purchase by Asiana Airlines of 129,870 shares of Tremisis II common stock in the open market or privately negotiated transactions;
•	the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings;
•	Asiana Airlines having executed the lock-up agreement; and
•	Tremisis II shall have sufficient cash available to pay Asiana Airlines the cash portion of the acquisition consideration.

Asiana Airlines has fulfilled the condition to purchase the 129,870 shares of Tremisis II common stock and no material consents or approvals by third parties that could be waived are required for the completion of the acquisition. Except for the condition relating to the execution by Asiana Airlines of the lock-up agreement, none of the other conditions is waivable. If Tremisis II determines to waive the lock-up agreement condition, it will do so no later than 3 business days prior to the date of the special meetings and will file a Current Report on Form 8-K and issue a press release disclosing the waiver. Tremisis II does not consider that condition to be material and a waiver of it would not require a resolicitation of the votes of the stockholders and warrantholders.

•	At or after the closing of the acquisition, the funds in Tremisis II’s trust account will be released to pay the cash portion of the purchase consideration, transaction fees and expenses, deferred underwriting discounts and commissions, tax liabilities, reimbursement of expenses of directors and officers of Tremisis II and their affiliates and to make purchases of Public Shares, if any. The balance of the funds, if any, will be used to pay Tremisis II stockholders who properly exercise their conversion rights and for working capital and general corporate purposes of Asiana IDT and Tremisis II.

•	After the acquisition, assuming election of such persons at the special meeting of stockholders in accordance with the director election proposal, the directors of Tremisis II will be Chang Soo Han, Chang Kyu Kim, Young Ju Lee and Young-Doo Yoon Serck Joo Hong, Hyanghee Seo and Won-Joon Lee, all of whom are designees of Asiana Airlines, except Ms. Seo, who is a designee of Tremisis II. Ms. Seo and Messrs. Serck Joo Hong and Won-Joon Lee will be considered independent directors under applicable regulatory rules. The executive officers of Tremisis II will be Young Doo Yoon, Chang Soo Han and Hyun Bin Kim.
•	In connection with the acquisition, Chairman Kim, and SoftForum will contribute to Tremisis II, for no consideration, a total of 2,203,298 shares of the 2,333,168 shares of Tremisis II common stock that they will acquire pursuant to an option granted to them by certain of the purchasers of Tremisis II common stock issued prior it its IPO.
•	In addition to voting on the acquisition proposal, the stockholders of Tremisis II will vote on proposals to:
(i)	approve an amendment to the certificate of incorporation of Tremisis II to change its name from “Tremisis Energy Acquisition Corporation II” to “Asiana IDT Holdings Inc.;”
(ii)	approve an amendment to the certificate of incorporation of Tremisis II to make its corporate existence perpetual and to remove provisions that will no longer be applicable;
(iii)	elect seven (7) directors to Tremisis II’s board of directors effective upon the closing of the acquisition, of whom two (2) will serve until the annual meeting to be held in 2010, two (2) will serve until the annual meeting to be held in 2011 and three (3) will serve until the annual meeting to be held in 2012 and, in each case, until their successors are elected and qualified; and
(iv)	adjourn the stockholder special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Tremisis II is not authorized to consummate the acquisition.
•	Tremisis II is also seeking the approval from the holders of its warrants to amend the agreement governing the warrants to provide that the warrants may not be exercised prior to six months after the closing of the acquisition and may be redeemed by Tremisis II at any time after the closing for a redemption price of $___ per warrant. See the section entitled “The Warrant Amendment Proposal.” Tremisis II is obligated pursuant to the purchase agreement to redeem all of its warrants promptly after the closing of the acquisition. See the section entitled “The Acquisition Proposal — Warrant Redemption.”

QUESTIONS AND ANSWERS
FOR TREMISIS II STOCKHOLDERS AND WARRANTHOLDERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement?	A.	Tremisis II has agreed to a business combination under the terms of the Securities Purchase Agreement, as amended and restated, that is described in this proxy statement. This agreement is referred to as the purchase agreement. A copy of the purchase agreement is attached to this proxy statement as Annex A, which you are encouraged to read.
Stockholders are being asked to consider and vote upon proposals entitled “The Acquisition Proposal,” “The Name Change Proposal,” “The Charter Amendment Proposal,” “The Director Election Proposal” and “The Stockholder Adjournment Proposal,” all as described in more detail in this proxy statement. Warrantholders are being asked to consider and vote upon proposals entitled “The Warrant Amendment Proposal” and “The Warrantholder Adjournment Proposal,” all as described in more detail in this proxy statement.
Tremisis II will hold special meetings of its stockholders and warrantholders to consider these proposals. This proxy statement contains important information about the proposed acquisition and the other matters to be acted upon at the special meetings. You should read it carefully.
Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement.
Q.	What are my options in determining how to vote and what actions to take?	A.	Stockholders and warrantholders have several options available to them that should be considered in determining how to vote at the meetings and what actions they may wish to take. These include voting in favor of the proposals, voting against the proposals and/or exercising conversion rights, all as described in more detail below and elsewhere in this proxy statement. You cannot seek conversion rights unless you affirmatively vote against the acquisition proposal. Each person who purchased Public Shares in the IPO and still held such shares upon learning of differences between what was described in Tremisis II’s IPO prospectus and what is presented in this proxy statement may have securities law claims against Tremisis II for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). How you vote on the acquisition proposal would not limit your rights to seek rescission or damages as described above. You should carefully consider the foregoing when deciding how to vote on the proposals and what actions you wish to take.
Q.	Do I have conversion rights?	A.	If you are a holder of Public Shares, you have the right to vote against the acquisition proposal and demand that Tremisis II convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Tremisis II’s IPO are held. These rights to vote against the acquisition and demand conversion of the Public Shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights.

Q.	How do I exercise my conversion rights?	A.	If you are a holder of Public Shares and wish to exercise your conversion rights, you must (i) vote against the acquisition proposal, (ii) demand that Tremisis II convert your shares into cash, and (iii) deliver your stock to Tremisis II’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting.
Any action that does not include an affirmative vote against the acquisition will prevent you from exercising your conversion rights. Your vote on any proposal other than the acquisition proposal will have no impact on your right to convert.
You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company (“Continental”), Tremisis II’s transfer agent, at the address listed at the end of this section. If you (i) initially vote for the acquisition proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the acquisition proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to Continental to exercise your conversion rights, or (iii) initially vote against the acquisition but later wish to vote for it, you may request Tremisis II to send you another proxy card on which you may indicate your intended vote. You may make such request by contacting Tremisis II or Continental at the phone numbers or addresses listed at the end of this section.
Any request for conversion, once made, may be withdrawn at any time up to the vote taken with respect to the acquisition proposal. If you delivered your shares for conversion to Continental and decide prior to the special meeting not to elect conversion, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed proxy card must be received by Tremisis II’s secretary prior to the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental prior to the meeting.
A holder voting through his broker would be able to correct or change his vote immediately by having such broker submit a corrected or changed vote electronically. A holder voting by submitting a proxy card would need to send in a corrected or changed proxy card and it would then take several days thereafter for Tremisis II or its transfer agent to receive the revised proxy card once it is mailed by the holder. A holder may obtain a new proxy card by requesting Tremisis II or its transfer agent to provide a new one (which will be done by Tremisis II or the transfer agent promptly after such request) or print a copy of such proxy card, which is attached to this proxy statement as filed with the SEC and may be obtained at the SEC’s website at www.sec.gov.

If the acquisition is completed, then, if you have also properly exercised your conversion rights, you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the acquisition. As of , 2009, there was $ in the trust account, which would amount to approximately $ per Public Share upon conversion. If you exercise your conversion rights, then you will be exchanging your shares of Tremisis II common stock for cash and will no longer own these shares.
Exercise of your conversion rights does not result in either the exercise or loss of any Tremisis II warrants that you may hold. Your warrants will continue to be outstanding following a conversion of your common stock. However, if the warrant amendment proposal is approved, all of the warrants will be redeemed promptly after the closing of the acquisition. If the acquisition is not consummated and Tremisis II does not complete a different business combination by December 6, 2009, the warrants will be worthless upon dissolution and liquidation of Tremisis II in accordance with its charter.
Q.	Do I have appraisal rights if I object to the proposed acquisition?	A.	No. Neither Tremisis II stockholders nor warrantholders have appraisal rights in connection with the acquisition.
Q.	What happens to the funds deposited in the trust account after consummation of the acquisition?	A.	At or after the closing of the acquisition, the funds in the trust account will be released to pay the $57,109,050 cash portion of the purchase consideration, approximately $ in transaction fees and expenses, approximately $3.114 million in deferred underwriting discounts and commissions, approximately $ in tax liabilities and approximately $ in reimbursement of expenses of the persons, including the Tremisis II Founders, who have incurred such expenses on behalf of Tremisis II. Tremisis II will also use the funds from the trust account that are released to it upon the closing to pay Tremisis II stockholders who properly exercise their conversion rights and to consummate any stock purchase contracts it enters into with stockholders who have indicated to it that they intend to vote against the acquisition. The balance of the funds, if any, will be used for working capital and general corporate purposes of Asiana IDT and Tremisis II.

Q.	Since Tremisis II’s IPO prospectus contained certain differences in what is being proposed at the meeting, what are my legal rights?	A.	You should be aware that Tremisis II’s IPO prospectus did not disclose that it might use funds in its trust account, directly or indirectly, to purchase Public Shares from holders who have indicated their intention to vote against the acquisition and seek conversion of their shares to cash (as it may contemplate doing). Accordingly, each person who purchased Public Shares and still held such shares upon learning of these facts may have securities law claims against Tremisis II for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to as much as $8.00 or more per share, based on the initial offering price of the IPO units comprised of stock and warrants, less any amount received from sale of the original warrants, plus interest from the date of Tremisis II’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on conversion or liquidation). See “The Acquisition Proposal — Rescission Rights.”
Q.	What happens if the acquisition is not consummated?	A.	If Tremisis II is unable to complete the acquisition by December 6, 2009, its amended and restated certificate of incorporation provides that it must liquidate. In any liquidation of Tremisis II, the funds deposited in the trust account, plus any interest earned thereon and remaining in trust, less claims requiring payment from the trust account by creditors who have not waived their rights against the trust account, if any, will be distributed pro rata to the holders of Tremisis II’s Public Shares. Holders of shares of Tremisis common stock issued prior to its IPO have waived any right to any liquidation distribution with respect to those shares. Mr. Sang-Chul Kim, Chairman and Chief Executive Officer of Tremisis II, has agreed to be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by Tremisis II for services rendered or products sold to it. Tremisis II cannot assure you that Mr. Kim will be able to satisfy those obligations. See the section entitled “Other Information Related to Tremisis II — Liquidation If No Business Combination” for additional information.
Q.	When do you expect the acquisition to be completed?	A.	It is currently anticipated that the acquisition will be consummated promptly following the Tremisis II special meetings on , 2009. For a description of the conditions for the completion of the acquisition, see the section entitled “The Acquisition Agreement — Conditions to Closing.”
Q.	What do I need to do now?	A.	Tremisis II urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the acquisition, warrant amendment and other proposals will affect you as a stockholder or warrantholder of Tremisis II. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?	A.	If you are a holder of record of Tremisis II common stock or warrants, you may vote in person at the special meetings or by submitting a proxy for the special meetings. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares or warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your shares or warrants with instructions on how to vote your shares or warrants or, if you wish to attend the meetings and vote in person, obtain a proxy from your broker, bank or nominee. Stockholders and warrantholders who hold their securities through a broker or bank will have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods. Votes submitted at any time prior to the meeting will be accepted. However, to ensure that your vote is properly counted and to avoid any problems or unforeseen delays, you should submit your proxy as early as possible and prior to 11:59 p.m. contact his bank, broker or nominee directly to vote or change his vote.
Q.	If my shares or warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares or warrants for me?	A.	No. Your broker, bank or nominee cannot vote your shares or warrants unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.
Q.	May I change my vote after I have mailed my signed proxy card?	A.	Yes. Send a later-dated, signed proxy card to Tremisis II’s secretary at the address set forth below so that it is received by Tremisis II’s secretary prior to the special meetings or attend the special meetings in person and vote. You also may revoke your proxy by either sending a notice of revocation to Tremisis II’s secretary, which must be received by Tremisis II’s secretary prior to the special meetings, or by attending the special meetings and revoking your proxy and voting in person. To ensure that your revised vote is properly counted and to avoid any problems or unforeseen delays, you should submit the notice of revocation and the new proxy as early as possible and prior to 11:59 p.m. on the day before the meeting. After such time a holder would need to contact his bank, broker or nominee directly to vote or change his vote.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?	A.	Signed and dated proxies received by Tremisis II without an indication of how the stockholder or warrantholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders or warrantholders, as the case may be.
Stockholders will not be entitled to exercise their conversion rights if such stockholders return proxy cards to Tremisis II without an indication of how they desire to vote with respect to the acquisition proposal or, for stockholders holding their shares in “street name,” if such stockholders fail to provide voting instructions to their banks, brokers or other nominees.
Q.	What should I do with my stock, warrant and unit certificates?	A.	Upon consummation of the acquisition, Tremisis II’s units will automatically separate and no longer be traded as a separate security.
If you are not electing conversion in connection with your vote on the acquisition proposal, the acquisition is approved and consummated, and you hold your securities in Tremisis II in certificate form, as opposed to holding your securities through your broker, you do not need to exchange your existing certificates for new certificates issued by Tremisis II under its current name. Your current Tremisis II certificates will automatically continue to represent your rights in Tremisis II’s securities. You may, however, exchange your certificates, if you choose, by contacting Continental’s Reorganization Department after the consummation of the acquisition and following their requirements for reissuance. Tremisis II stockholders who affirmatively vote against the acquisition and exercise their conversion rights must deliver their shares to Continental (either physically or electronically) as instructed by Tremisis II or Continental prior to the vote at the meeting.
Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares or warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Tremisis II shares or warrants.

Q.	Who can help answer my questions?	A.	If you have questions about the acquisition or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Yeon Su Kim, Secretary
Tremisis Energy Acquisition Corporation II
545-7 Dogok-Dong, SoftForum B/D, 7th Floor
Gangnam-Gu, Seoul Korea 135-270
Tel: (82)(2) 575-0466
Fax: (82)(2) 526-8474
or
Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 607-0088

To obtain timely delivery, Tremisis II stockholders and warrantholders must request the materials no later than November 25, 2009.
You may also obtain additional information about Tremisis II from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to affirmatively vote against the acquisition and seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to Continental prior to the vote at the meeting.
If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Tel: (212) 845-3287 Fax: (212) 616-7616

SELECTED HISTORICAL FINANCIAL INFORMATION

Tremisis II and Asiana IDT are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the acquisition.

Asiana IDT’s consolidated balance sheet data as of December 31, 2008 and December 31, 2007 and consolidated statements of income data and cash flow data for the years ended December 31, 2008, 2007 and 2006 are derived from Asiana IDT’s audited consolidated financial statements, which are included elsewhere in this proxy statement. Asiana IDT’s consolidated balance sheet data as of June 30, 2009 and consolidated statements of income data and cash flow data for the six months ended June 30, 2009 and 2008 are derived from Asiana IDT’s unaudited financial statements, which are included elsewhere in this proxy statement.

Tremisis II’s balance sheet data as of December 31, 2008 and December 31, 2007 and statements of income data and cash flow data for the year ended December 31, 2008, and for the period from July 3, 2007 (inception) through December 31, 2007 and 2008 are derived from Tremisis II’s audited financial statements, which are included elsewhere in this proxy statement. Tremisis II’s balance sheet data as of June 30, 2009 and statements of income data and cash flow data for the six months ended June 30, 2009 and 2008 are derived from Tremisis II’s unaudited financial statements, which are included elsewhere in this proxy statement.

The information is only a summary and should be read in conjunction with each of Tremisis II’s and Asiana IDT’s historical financial statements and related notes and “Other Information Related to Tremisis II — Tremisis II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Asiana IDT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Tremisis II or Asiana IDT.

Asiana IDT, Inc. and Subsidiary

Selected Historical Consolidated Financial Information

Statements of Operations Information:	Six-Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)		(Audited)
Net sales	$78,623	$114,464	$222,448	$212,553	$152,531
Cost of sales	49,247	76,404	151,508	147,788	102,302
Gross profit	29,376	38,060	70,940	64,765	50,229
Operating expenses	24,306	30,287	56,783	57,287	43,330
Total operating income	5,070	7,773	14,157	7,478	6,899
Non-operating expense (income), net	339	(1,356)	(1,777)	(3,962)	(364)
Income before income taxes and minority interest	4,731	9,129	15,934	11,440	7,263
Income taxes	1,215	3,270	4,345	2,623	1,170
Net income (loss) before minority interest	3,516	5,859	11,589	8,817	6,093
Minority interest in net income (loss) of subsidiary	(31)	(68)	(122)	167	101
Net income (loss)	$3,547	$5,927	$11,711	$8,650	$5,992

Balance Sheet Information:	June 30, 2009	December 31,
		2008	2007
	(Unaudited)	(Audited)
Total current assets	$66,835	$63,638	$67,346
Total assets	90,696	88,129	93,200
Total current liabilities	59,624	60,589	55,234
Total liabilities	71,359	71,707	69,401
Minority interest	110	145	338
Stockholders’ equity	$19,227	$16,277	$23,461

Other Cash Flow Data:	Six-Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)		(Audited)
Cash flow from operating activities	$8,989	$9,592	$13,810	$8,089	$9,288
Cash flow used in investing activities	(89)	(8,570)	(8,542)	(9,024)	(5,824)
Cash flow from financing activities	(2,591)	(1,014)	(8,363)	(1,196)	1,459
Effect on cash from exchange rates	269	(334)	(690)	(53)	272
Net change in cash	$6,578	$(326)	$(3,785)	$(2,184)	$5,195

Tremisis Energy Acquisition Corporation II
(a corporation in the development stage)

Selected Historical Financial Information

Statements of Operations Information:	Six Months Ended June 30,		December 31, 2008	Period from July 3, 2007 (Date of Inception) to December 31, 2008	Period from July 3, 2007 (Date of Inception) to December 31, 2007
	2009	2008
Interest income	$264	$825	$1,235	$1,388	$153
General and administrative expenses	527	362	1,053	1,104	51
Income before income tax expense	(263)	463	182	284	102
Income tax expense	—	158	53	79	25
Net income (loss) for the period	(263)	305	129	205	77
Accretion of trust accounting relating to common stock subject to possible conversion	(65)	(247)	(370)	(416)	(46)
Net income (loss) applicable to common stockholders	$(328)	$58	$(241)	$(211)	$31

Balance Sheet Information:	June 30, 2009	December 31,
		2008	2007
Total current assets	$77,723	$77,909	$75,941
Total assets	77,726	77,912	75,941
Total current liabilities	3,301	3,223	3,112
Total liabilities	3,301	3,223	3,112
Common stock subject to possible conversion	23,693	23,629	22,717
Stockholders’ equity	$50,732	$51,060	$50,112

Other Cash Flow Data:	Six Months Ended June 30,		December 31, 2008	Period from July 3, 2007 (Date of Inception) to December 31, 2008	Period from July 3, 2007 (Date of Inception) to December 31, 2007
	2009	2008
Cash flows from operating activities	$(136)	$562	$188	$79	$(108)
Cash flow used in investing activities	236	(2,360)	(2,062)	(77,657)	(75,595)
Cash flow from financing activities	—	1,793	1,793	77,598	75,805
Net change in cash	$100	$(5)	$(81)	$20	$102

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The selected unaudited condensed combined pro forma financial information has been derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial information included elsewhere in this proxy statement.

The acquisition will be accounted for as a “reverse merger” and recapitalization since the stockholder of Asiana IDT will own a majority of the outstanding shares of the common stock immediately following the completion of the transaction, the stockholders of Asiana IDT will have the significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and Asiana IDT’s senior management will dominate the management of the combined entity immediately following the completion of the transaction in accordance with the provision of Statement of Financial Accounting Standards No. 141(R), “Business Combinations”. Accordingly, Asiana IDT will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Asiana IDT. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Asiana IDT and are recorded at the historical cost basis of Asiana IDT. Tremisis II’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Asiana IDT after consummation of the acquisition.

The unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 give pro forma effect to the acquisition as if it had occurred on January 1, 2008. The unaudited condensed combined pro forma balance sheet as of June 30, 2009 gives pro forma effect to the acquisition as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of IDT and Tremisis II for the six months ended June 30, 2009 and for the year ended December 31, 2008.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the acquisition, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the acquisition.

This information should be read together with the consolidated financial statements of IDT and the notes thereto, the financial statements of Tremisis II and the notes thereto, “Unaudited Condensed Combined Pro Forma Financial Data,” “IDT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Tremisis II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding shares of Tremisis II common stock:

•	Assuming No Conversion: This presentation assumes that no Tremisis II stockholders exercise conversion rights with respect to their shares of Tremisis II common stock into a pro rata portion of the trust account and that all of the funds held in the trust account are available after closing for the payment of transactional costs and operating expenses; and
•	Assuming Maximum Conversion: This presentation assumes that Tremisis II stockholders holding 30% of the Tremisis II Public Shares less one share (2,919,800 shares) exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account. In order to accomplish this, Tremisis II must raise funds in addition to those in the trust account, as to which no arrangements are presently in place. The presentation also assumes that no Public Shares are acquired by Tremisis II pursuant to actions taken to secure approval of the acquisition proposal as described in the section entitled “The Acquisition Proposal – Actions That May be Taken to Secure Approval of Tremisis II’s Stockholders.”

The unaudited condensed combined pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

Selected Unaudited Condensed Combined Pro Forma Financial Information
June 30, 2009
(In Thousands of Dollars, Except Per Share Data)

Statements of Operations	Asiana IDT	Tremisis II	Pro Forma Adjustments No Conversion	Pro Forma Combined No Conversion	Pro Forma Adjustments Maximum Allowable Conversion	Pro Forma Combined Maximum Allowable Conversion
Net sales	$78,623	$—	$—	$78,623	$—	$78,623
Cost of sales	49,247	—	—	49,247	—	49,247
Gross profit	29,376	—	—	29,376	—	29,376
Operating expenses	24,306	527	—	24,833	—	24,833
Total operating income	5,070	(527)	—	4,543	—	4,543
Non-operating expense (income), net	339	(263)	258	334	5	339
Income before income taxes and minority interest	4,731	(264)	(258)	4,209	(5)	4,204
Income taxes	1,215	—	—	1,215	—	1,215
Net income (loss) before minority interest	3,516	(264)	(258)	2,994	(5)	2,989
Minority interest in net income (loss) of subsidiary	(31)	—	—	(31)	—	(31)
Net income for the period	3,547	(264)	(258)	3,025	(5)	3,020
Accretion of trust accounting relating to common stock subject to possible conversion	—	(64)	64	—	—	—
Net income (loss)	$3,547	$(328)	$(194)	$3,025	$(5)	$3,020
Earnings per share – basic and diluted	$3.55	$(0.04)		$0.15		$0.18
Weighted average common shares outstanding – basic and diluted	1,000,000	9,247,010		19,665,339		16,745,539

	Asiana IDT	Tremisis II	Pro Forma Adjustments No Conversion	Pro Forma Combined No Conversion	Pro Forma Adjustments Maximum Allowable Conversion	Pro Forma Combined Maximum Allowable Conversion
Balance Sheet Information:
Total current assets	$66,835	$77,723	$(69,235)	$75,323	$(23,693)	$51,630
Total assets	90,696	77,726	(69,235)	99,187	(23,693)	75,494
Total current liabilities	59,624	3,301	(3,114)	59,811	—	59,811
Total liabilities	71,359	3,301	(3,114)	71,546	—	71,546
Common stock subject to possible conversion	—	23,693	(23,693)	—	—	—
Minority interest	110	—	—	110		110
Total stockholders’ equity	$19,227	$50,732	$(42,428)	$27,531	$(23,693)	$3,838

Selected Unaudited Condensed Combined Pro Forma Financial Information
December 31, 2008
(In Thousands of Dollars, Except Per Share Data)

Statements of Operations	Asiana IDT	Tremisis II	Pro Forma Adjustments No Conversion	Pro Forma Combined No Conversion	Pro Forma Adjustments Maximum Allowable Conversion	Pro Forma Combined Maximum Allowable Conversion
Net sales	$222,448	$—	$—	$222,448	$—	$222,448
Cost of sales	151,508	—	—	151,508	—	151,508
Gross profit	70,940	—	—	70,940	—	70,940
Operating expenses	56,783	1,053	—	57,836	—	57,836
Total operating income	14,157	(1,053)	—	13,104	—	13,104
Non-operating expense (income), net	(1,777)	(1,235)	1,210	(1,802)	25	(1,777)
Income before income taxes and minority interest	15,934	182	(1,210)	14,906	(25)	14,881
Income taxes	4,345	53	—	4,398	—	4,398
Net income (loss) before minority interest	11,589	129	(1,210)	10,508	(25)	10,483
Minority interest in net income (loss) of subsidiary	(122)	—	—	(122)	—	(122)
Net income for the period	11,711	129	(1,210)	10,630	(25)	10,605
Accretion of trust accounting relating to common stock subject to possible conversion	—	(370)	370	—	—	—
Net income (loss)	$11,711	$(241)	$(840)	$10,630	$(25)	$10,605
Earnings per share – basic and diluted	$11.71	$(0.03)		$0.54		$0.63
Weighted average common shares outstanding	1,000,000	9,236,774		19,665,339		16,745,539

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Tremisis II and Asiana IDT and unaudited pro forma combined per share ownership information after giving effect to the acquisition, assuming that no holders of Pubic Shares exercise their conversion rights and that holders of 2,919,800 Pubic Shares have exercised their conversion rights. Tremisis II is providing this information to aid your analysis of the financial aspects of the acquisition. The historical information should be read in conjunction with “Selected Historical Consolidated Financial Information of Asiana IDT” and “Selected Historical Financial Information of Tremisis II” included elsewhere in this proxy statement and the historical consolidated and combined financial of Tremisis II and Asiana IDT and the related notes thereto included in this proxy statement. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma financial data and related notes included elsewhere in this proxy statement.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of Tremisis II and Asiana IDT would have been had the acquisition been completed or to project Tremisis II’s or Asiana IDT’s results of operations that may be achieved after the acquisition. The unaudited pro forma book value per share information below does not purport to represent what the value of Tremisis II and Asiana IDT would have been had the acquisition been completed nor the book value per share for any future date or period.

Since there is no minimum amount of funds that must be left for Tremisis II after any purchases of Public Shares are made (as described elsewhere in this proxy statement), the parties could use all of the funds held in the trust account to make such purchases (and for conversions) and the parties could consummate the acquisition leaving Tremisis II with just the shares held by Asiana Airlines, SoftForum and the Tremisis II Founders. The unaudited pro forma condensed combined financial statements do not reflect this scenario, although stockholders should be aware that this is a possibility.

Unaudited Pro Forma Consolidated per Share Information

	Tremisis II	Asiana IDT	Pro Forma Assuming No Conversions	Pro Forma Assuming Maximum Conversions
Six Months ended June 30, 2009 Earnings per share, basic and diluted(1)	$(0.04)	$3.55	$0.15	$0.18
Book value per share at June 30, 2009(2)	$6.18	$19.23	$1.40	$0.23
Year Ended December 31, 2008 Earnings (loss) per share, basic and diluted(1)	$(0.03)	$11.71	$0.54	$0.63

(1)	In accordance with SFAS No. 128, Tremisis II has not considered the effect of its outstanding warrants in the calculation of diluted earnings per share since the exercise of the Warrants is contingent upon the occurrence of future events and they will be redeemed upon closing of the acquisition.
(2)	Book value per share of Tremisis II is computed by dividing the sum of total stockholders’ equity plus common stock subject to possible conversion by 12,165,837 shares outstanding including shares subject to conversion at the balance sheet date. Book value per share of Asiana IDT is computed by dividing the sum of total stockholders’ equity by the 1,000,000 shares outstanding at the balance sheet date. Book value per share for the pro forma columns is computed by dividing the sum of total stockholders’ equity by the 9,962,539 Tremisis shares outstanding plus the 9,702,800 shares issued in conjunction with the acquisition after giving effect to the planned cancellation of 2,203,298 Founder shares.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement. The risk factors described below include all material risks known to Tremisis II with respect to the acquisition.

Risks Related to Asiana IDT’s Business and Operations Following the Acquisition

Asiana IDT operates in a highly competitive market and competition may limit its ability to increase its business or its profitability.

Since its establishment in 1991, Asiana IDT, with its headquarters in Seoul, the Republic of Korea (“ROK”), operates as one of the many IT service providers in a highly competitive IT market in ROK and abroad, competing with other IT service providers, their affiliates, suppliers and partners located in ROK and abroad. Asiana IDT competes either directly or indirectly with other operating entities that offer systems integration service, IT solutions, radio frequency identification (RFID) and Ubiquitous Sensor Network (USN) products and solutions, wireless communication products and other IT-related businesses it is engaged in or plans to engage in.

Asiana IDT is also developing new technologies in preparation for ubiquitous communication era, among them RFID/USN, intelligent transport systems and intelligent business systems as well as technologies related to home networking, logistics and environment. Accordingly, it is highly probable that Asiana IDT may face competition either directly or indirectly with other potential entities engaged in or shall engage in the aforementioned development and markets.

With one of the biggest user and/or supplier of IT-related products and services, ROK IT market is a highly competitive one in which a great number of IT service companies compete each other for a potential customer base and market share. Such severe competition may negatively impact Asiana IDT business and its profitability, and may also subject itself to substantially high competition cost.

Asiana IDT’s business and profitability may depend largely on its parent, Kumho Asiana Group (“KAG”) and is subject to the risks inherent in KAG’s businesses.

Asiana IDT is currently a wholly owned subsidiary of Asiana Airlines, Inc., a member of KAG. KAG is one of the largest business conglomerates in the ROK with many affiliates and operational presence both locally and around the world. In 2008, IT services the provided by Asiana IDT to KAG’s core businesses such as transport, construction, logistics, manufacturing, leisure and finance, accounted for approximately 77.3% of Asiana IDT’s revenues and it is expected that KAG affiliates will continue to provide significant portions of Asiana IDT’s revenues for the foreseeable future. Accordingly, Asiana IDT’s business is exposed to the risks normally associated with KAG’s businesses and such exposure on the part of KAG may, either directly or indirectly, have adverse impact on Asiana IDT’s business and future performance.

Asiana IDT is relatively inexperienced in competing for business outside KAG.

Asiana IDT’s business developed as an internal IT service provider to affiliates of KAG. While, in recent years, it has expanded its business to serve non-KAG members, its culture, knowledge and experience may not enable it to achieve its goals of significantly increasing its business with non-KAG affiliates and thus reducing its dependence on KAG.

KAG may be faced with a severe liquidity crisis and may be forced to consummate sale of its stake in Daewoo Engineering and Construction Co., Ltd. as well as its stakes in Kumho Life Insurance and Seoul Express Bus Terminal, all of which may limit and have adverse impact on Asiana IDT’s business and future performance.

KAG may be faced with a severe liquidity crisis stemming from the put-back option given to certain financial investors when KAG acquired a majority interest in Daewoo Engineering and Construction Co., Ltd. (“Daewoo E&C”) in 2006. At the time, KAG offered a put-back option to certain financial investors, whereby, if the share price of Daewoo E&C is below the set price at the end of 2009, then the financial investors could exercise the option at the end of 2009. KAG would have to purchase the Daewoo E&C shares owned by the financial investors by June 2010 at the set price. KAG needs to raise around 4 trillion KRW to honor the put-back option. In order to raise the funds necessary, KAG is in the midst of divesting its interest in various assets, including Daewoo E&C, Kumho Life Insurance, Seoul Express Bus Terminal and Asiana IDT.

All of the above may have negative implications for Asiana IDT’s business and future performance, as Asiana IDT provides services to KAG affiliates. Although Asiana IDT has certain long-term contracts with the companies that may be divested, its revenue may decrease due to reduced or terminated services provided to such companies because, with such companies under non-affiliated ownership, they may internally provide services that Asiana IDT formerly provided to them or secure such services from other providers. Any such termination or reduction in services could have a material adverse effect upon Asiana IDT’s revenues and future performance, although neither Asiana IDT nor Tremisis II is able to estimate the extent of such effect.

KAG has recently gone through a major change in its management structure and the associated family discord within KAG may have negative implications for KAG that could limit/adversely affect Asiana IDT’s business and future performance.

KAG has recently undergone major changes in its management structure, in part aimed at allowing professional managers, instead of founding family members, to take management control of KAG. Such changes may adversely affect relationships that were important to Asiana IDT in securing business from KAG and in receiving other support from affiliated companies.

Asiana IDT may change any of its strategies, policies or procedures without stockholder consent.

Asiana IDT may change any of its strategies, policies or procedures with respect to acquisitions, asset allocation, growth, operations, indebtedness, financing strategy and distributions at any time without the consent of its stockholders, which could result in its making acquisitions that are different from, and possibly riskier than, the types of acquisitions described in this proxy statement. A change in its strategy may increase its exposure to credit risk, interest rate risk, financing risk, default risk and real estate market fluctuations. Furthermore, a change in its asset allocation could result in its making acquisitions in asset categories different from those described in this proxy statement. These changes could adversely affect its financial condition, results of operations, the market price of its common stock or warrants and its ability to make distributions to its stockholders.

Risks Related to Operations in the Republic of Korea

Upon completion of the acquisition of Asiana IDT, Tremisis II will be subject to, and possibly adversely affected by, the following risks relating to it being organized under the law of the Republic of Korea (“ROK”) and its operations in that country:

Substantially all of Tremisis II’s assets will be located in the ROK and therefore, substantially all of Tremisis II’s revenue will be derived from Tremisis II’s operations in the ROK. Accordingly, Tremisis II’s results of operations and prospects will be subject, to a significant extent, to the economic, political and legal policies, developments and conditions in the ROK.

Upon completion of the acquisition, substantially all of Tremisis II’s operations and assets will be located in the ROK. As a result, Tremisis II, through its ownership of Asiana IDT, will be subject to political, economic, legal and regulatory risks specific to the ROK.

From early 1997 until 1999, the ROK experienced a significant financial and economic downturn, from which it is widely believed the country has now recovered to a large extent. However, the economic indicators in recent years have shown mixed signs of recovery and uncertainty, and future recovery or growth of the economy is subject to many factors beyond Tremisis II’s control. Events related to the terrorist attacks in the United States on September 11, 2001, recent developments in the Middle East, including the war in Iraq, higher oil prices, the recent sub prime mortgage financial crisis in the United States, the general weakness of the global economy and the sporadic occurrence of avian flu in Asia and other parts of the world and the risk of its widespread outbreak have increased the uncertainty of global economic prospects in general and may continue to adversely affect the Korean economy. Any future deterioration of the Korean and global economy could adversely affect Tremisis II’s business, financial condition and results of operations.

Developments that could have an adverse impact on the ROK’s economy include:

•	financial problems or lack of progress in restructuring of Korean conglomerates called chaebols, other large troubled companies, their suppliers or the financial sector;
•	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues at certain Korean conglomerates;
•	a slowdown in consumer spending and the overall economy;
•	adverse changes or volatility in foreign currency reserve levels, commodity prices (including an increase in oil prices), exchange rates (including fluctuation of the U.S. dollar, Japanese Yen or the RMB), interest rates and stock markets;
•	deterioration of economic or market conditions in other emerging markets;
•	adverse developments in the economies of countries that are important export and import markets for the ROK, such as the United States, Japan and the Peoples Republic of China (“PRC”), or in emerging market economies in Asia or elsewhere;
•	the continued emergence of the Chinese economy, to the extent its benefits (such as increased exports to the PRC) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of the manufacturing base from the ROK to the PRC or other Asian countries);
•	social and labor unrest;
•	substantial decreases in the market prices of Korean real estate;
•	a decrease in tax revenues and a substantial increase in the Korean government’s expenditures for unemployment compensation and other social programs that, together, would lead to an increased government budget deficit;
•	geo-political uncertainty and risk of further attacks by terrorist groups around the world;
•	the recurrence of severe acute respiratory syndrome, or SARS, or an outbreak of avian flu in Asia and other parts of the world;
•	deterioration in economic or diplomatic relations between the ROK and its trading partners or allies, including deterioration resulting from trade disputes or disagreements in foreign policy;
•	political uncertainty or increasing strife among or within political parties in the ROK;
•	hostilities involving oil producing countries in the Middle East and any material disruption in the supply of oil or increase in the price of oil; and
•	an increase in the level of tensions or an outbreak of hostilities between North Korea and the United States.

The ROK’s economic, political and social conditions, as well as government policies, could affect Tremisis II’s business.

The ROK’s economic, political and social conditions, as well as government policies, could affect Tremisis II’s business. The ROK economy differs from the economies of most developed countries in several respects. Although the ROK economy has become one of the world’s largest economies, for most of the country’s history, the economy has been centrally planned by the ROK government and many aspects of such centralized control remain today. The ROK government still plays a significant role in regulating various aspects of the economy, including coordinating industrial policy, establishing import restrictions and foreign exchange regulations, and overseeing the financial services sector. In most cases, the government is significantly more involved in the economy than that of other developed countries. The significant government involvement in the ROK economy may be detrimental to Tremisis II’s business, results of operations and prospects.

Escalations in tensions with North Korea could have an adverse effect on Tremisis II and could severely impact Tremisis II’s operations in the ROK.

Relations between the ROK and North Korea have been tense throughout the ROK’s modern history. The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In recent years, there have been heightened security concerns stemming from North Korea’s nuclear weapon and long-range missile programs and increased uncertainty regarding North Korea’s actions and possible responses from the international community.

In December 2002, North Korea removed the seals and surveillance equipment from its Yongbyon nuclear power plant and evicted inspectors from the United Nations International Atomic Energy Agency. In January 2003, North Korea renounced its obligations under the Nuclear Non-Proliferation Treaty. Since the renouncement, the ROK, the United States, North Korea, China, Japan and Russia have held numerous rounds of six-party multi-lateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program.

In addition to conducting test flights of long-range missiles, North Korea announced in October 2006 that it had successfully conducted a nuclear test, which increased tensions in the region and elicited strong objections worldwide. In response, the United Nations Security Council passed a resolution that prohibits any United Nations member state from conducting transactions with North Korea in connection with any large scale arms and material or technology related to missile development or weapons of mass destruction and from providing luxury goods to North Korea, imposes an asset freeze and travel ban on persons associated with North Korea’s weapons program and calls upon all United Nations member states to take cooperative action, including through inspection of cargo to or from North Korea. Partly in response, North Korea agreed in February 2007 at the six-party talks to shut down and seal the Yongbyon nuclear facility, including the reprocessing facility and readmit international inspectors to conduct all necessary monitoring and verifications. In return, the other five parties in the six-party talks agreed to provide emergency energy assistance of heavy fuel oil to North Korea in the initial phase.

In August 2007, North Korea completed implementing the first phase of terminating its nuclear programs. The first phase involved closing down and sealing the relevant nuclear facility. In September 2007, the six parties entered into an agreement to dismantle the North Korean nuclear armament within 2007, and in October 2007, South Korea and North Korea held a summit conference and made a joint announcement to cooperate closely to ensure peace in the Korean peninsular. Despite the September 2007 agreement, however, North Korea failed to dismantle its nuclear armament in 2007. Subsequently, in April 2008, North Korea and the United Sates agreed on procedures through which North Korea would declare its nuclear programs. Making such declaration is the next step toward dismantling the North Korean nuclear armament. Once the declaration is made, the United States is expected to drop North Korea from its list of state sponsors of terrorism, to end sanctions imposed under certain U.S. law, and to provide 1 million tons of heavy fuel oil to North Korea. As a positive development, in May 2008, North Korea allegedly gave the United States copies of 18,822 pages of documents on its plutonium program and in June 2008, North Korea made a partial disclosure that prompted President Bush to announce that he would rescind certain sanctions, and he has since removed North Korea from the list of state sponsors of terrorism. In May 2009, the United Nations Security Council voted to impose tougher sanctions on North Korea. Since then, relationships between North Korea and South Korea and the United Sates have been tense, although in August 2009, North Korea released two United States journalists that were convicted of illegal border crossings and it also later released a South Korean worker who had been held since March 2009.

Any increase in tension, including a breakdown of high-level contacts between the ROK and North Korea or occurrence of military hostilities, could have a material adverse effect on Tremisis II’s proposed business or Tremisis II’s operations following a business combination.

Financial instability in other countries, particularly emerging market countries in Asia, could adversely impact the Korean economy and Tremisis II’s business.

The Korean market and the Korean economy are influenced by economic and market conditions in other countries, particularly emerging market countries in Asia. Financial turmoil in Asia, Russia and elsewhere in the world in recent years has adversely affected the Korean economy. Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effects on the economies in other countries, including the ROK.

A loss of investor confidence in the financial systems of emerging and other markets may cause increased volatility in the Korean economy. Tremisis II cannot be certain that financial events of the type that occurred in emerging markets in Asia in 1997 and 1998 will not happen again or will not have an adverse effect on Tremisis II’s business.

Because the rights of shareholders under Korean law differ from those under the laws of some other jurisdictions, Tremisis II may have difficulties protecting Tremisis II’s shareholder rights compared to shareholders in some other jurisdictions.

Asiana IDT’s corporate affairs are governed by its articles of incorporation, the Korean law under which it is organized, and other various applicable laws in the ROK. Certain rights of shareholders and the responsibilities of management and the members of the board of directors under Korean laws are different from those applicable to a corporation incorporated in another jurisdiction. As such, Asiana IDT may not be able to receive legal implementation and interpretation as in other jurisdictions and remedies may not be available outside of the ROK. Therefore, Tremisis II, as its sole shareholder, may have more difficulty in protecting its interest in connection with actions taken by management or members of the board of directors than it might have as a shareholder in some other jurisdictions.

The ability of Asiana IDT to pay dividends to Tremisis II may be limited by the restrictions imposed by Korean law.

Tremisis II may rely on dividends and other distributions from Asiana IDT to provide Tremisis II with cash flow and to meet Tremisis II’s other obligations. Current regulations in the ROK would permit Asiana IDT to pay dividends to Tremisis II only out of its distributable income, which is determined in accordance with Korean accounting standards and regulations. If Asiana IDT incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

If Tremisis II is deemed to have a “place of effective management” in Korea, it will be treated as a Korean company for the purpose of Korean corporate income tax with regards to its worldwide income.

Under the Corporate Income Tax Law (“CITL”) of the ROK, as amended on December 31, 2005, a corporation having a “place of effective management” in Korea will be treated as a “Korean company” for the purpose of Korean corporate income tax. However, the CITL does not clearly define what constitutes “place of effective management” and, to date, there has not been any court precedent. If, as a result of Tremisis II’s ownership of Asiana IDT, Tremisis II is deemed to have a “place of effective management” in Korea, Tremisis II will be required to file annual corporate income tax returns with the Korean tax authorities and be subject to Korean corporate income tax. Currently, the applicable rates are 14.3% for taxable income up to first 100 million Korean Won and 27.5% for taxable income exceeding 100 million Korean Won. The Ministry of Strategy & Finance has recently amended the CITL, reducing the corporate income tax rates to 12.1% (11% effective 2009) for taxable income up to first 200 million Korean Won and 24.2% (22% effective 2009) for taxable income exceeding 200 million Korean Won effective from 2008. If Tremisis II, with its principal place of business in Korea, is deemed to have a place of effective management in Korea, it will be obligated to pay taxes to Korean tax authorities. For taxes paid by Tremisis II with respect to its business operations in Korea, in accordance with the Income Tax Convention signed by the United States and Korea preventing double taxation, it would receive deductions or credits under applicable tax laws of Korea and the United States. In the United States, Tremisis II will be paying taxes on its worldwide income without regard to the source of such income, including income derived from operations of Asiana IDT in Korea. The tax treaty between the U.S. and Korea would allow Tremisis II to recover any taxes paid in Korea in the form of a foreign tax credit (FTC).

The U.S. — ROK Income Tax Convention, Article 5, provides relief from double taxation for a U.S. corporation owning at least 10% of the voting power of a Korean corporation from which it receives dividends by allowing credit for taxes paid to Korea by the Korean corporation paying dividends with respect to the profits out of which such dividends are paid.

Taxable income would include any worldwide income, such as dividends Tremisis II receives from Asiana IDT and any interest income earned outside of Korea. If Tremisis II is required to pay Korean corporate income tax, it may reduce Tremisis II’s cash flow and negatively impact the returns to investors. With regard to the dividends received by Tremisis II from Asiana IDT, in accordance with the U.S. — ROK Income Tax Convention, the applicable tax rate would be from 10% to 15%, subject to conditions set forth in Article 12. There would be deduction/withholding of taxes from income at the source and the remaining amount of dividends would be paid to Tremisis II.

If Tremisis II is deemed to have a “permanent establishment” in Korea, Tremisis II will be subject to Korean corporate income tax with regards to any Korean source income attributable to or effectively connected with such permanent establishment.

If, as a result of Tremisis II’s ownership of Asiana IDT, Tremisis II is deemed to have a “permanent establishment” as defined under Korean tax law, Tremisis II would be required to file annual corporate income tax returns with the Korean tax office and be subject to Korean corporate income tax. Currently, the applicable rates are 14.3% for taxable income up to 100 million Korean Won and 27.5% for taxable income exceeding 100 million Korean Won. Taxable income includes any Korean source income attributable to or effectively connected with such permanent establishment, such as dividends Tremisis II receives from Tremisis II’s Korean operating company. If Tremisis II is required to pay Korean corporate income tax, it may reduce Tremisis II’s cash flow and negatively impact the returns to investors.

As the owner of more than 50% of Asiana IDT, Tremisis II will be subject to the deemed acquisition tax under Korean tax law.

Under the Local Tax Law of Korea, as the owner of more than 50% of an unlisted Korean company, Tremisis II will be subject to the deemed acquisition tax. Certain assets owned by Asiana IDT, such as real estate, automobiles, and country club memberships, will be subject to a tax of approximately 2.2% and is calculated on the net book value of such assets multiplied by Tremisis II’s shareholding ratio of the Korean subsidiary. If Tremisis II is subject to the deemed acquisition tax under Korean tax law, this may increase the cost of completing the acquisition and negatively impact investor returns.

As the owner of more than 50% of Asiana IDT, Tremisis II may be subject to the secondary tax liability under Korean tax law.

Under the National Tax Basic Law of the ROK, as the owner of more than 50% of an unlisted Korean company and if it is unable to meet its national tax obligations with its assets, Tremisis II will be subject to the secondary tax liability for any taxes accrued during the period Tremisis II holds Tremisis II’s shares. Under the Local Tax Law of Korea, Tremisis II may also be subject to the secondary tax liability if Asiana IDT fails to pay its local taxes. The secondary tax liability is equal to the amount of unpaid taxes multiplied by Tremisis II’s shareholding ratio of Asiana IDT (which will be 100%). There is no assurance that Tremisis II will not be subject to such tax liabilities or that Asiana IDT will have sufficient cash flow to cover such potential tax liabilities.

Tremisis II, as a controlling shareholder of Asiana IDT, will be jointly and severally liable for Asiana IDT’s tax obligations. It should be noted that the National Tax Basic Law and the Local Tax Law set forth in identical form and substance limitations as to the payment obligations of a controlling shareholder. The calculation for such limitation is as follows: amount of unpaid taxes divided by (i) the total number of issued shares (except shares with no voting rights) or (ii) the total amount of investment multiplied by (x) the number of shares owned by the controlling shareholder or (y) the amount of investment.

Under Korean tax law, any transaction Tremisis II enters into with Asiana IDT or its affiliated entities may be subject to transfer pricing rules and the review by Korean tax authorities.

Under Korean tax law, if any transaction Tremisis II enters into with Asiana IDT or its affiliated entities is not deemed to be on an arm’s-length basis, the Korean tax authorities may disallow any tax savings, adjust the terms and conditions of the transaction, and will have the authority to assess tax penalties, including interest on the late remittance of any applicable taxes. If Tremisis II is found to be in violation of any transfer pricing regulations, this may significantly increase Tremisis II’s possible future taxes and thus reduce Tremisis II’s net income and the return to Tremisis II’s shareholders.

Fluctuation in foreign exchange rates in the ROK may limit Tremisis II’s ability to utilize Tremisis II’s cash flow effectively following a business combination.

Following the acquisition, substantially all revenues and income will be received in Korean Won. Thus, the U.S. dollar equivalent of Tremisis II’s net assets and distributions, if any, would be adversely affected by the depreciation of the Korean Won. To the extent that Tremisis II needs to convert U.S. dollars into Korean Won for Tremisis II’s operations, appreciation of Korean Won against the U.S. dollar could have a material adverse effect on Tremisis II’s business, financial condition and results of operations. Conversely, if Tremisis II decides to convert Tremisis II’s Korean Won into U.S. dollars for Tremisis II’s business purposes and the U.S. dollar appreciates against the Korean Won, the U.S. dollar equivalent of the Korean Won Tremisis II converts would be reduced. Tremisis II does not expect to engage in foreign exchange hedging transactions and therefore there can be no assurance that a significant depreciation of the Korean Won against foreign currencies, or a decrease in the amount of revenues earned in foreign currencies, would not cause Asiana IDT to experience foreign exchange losses and have a material adverse effect on its results of operations.

Tremisis II may be subject to Korean reporting requirements under the Foreign Exchange Transaction Law.

Any transaction involving Korean Won or a non-resident is subject to restrictions and reporting requirements under the Foreign Exchange Transaction Law and its subordinate regulations (collectively, the FETL). Therefore, the structuring and completion of a business combination in the ROK, including a stock swap between Tremisis II and a Korean target business, may be restricted or subject to reporting requirements (which in some cases are de facto approval processes). According to the FETL, Article 18(I), a stock swap is treated as a capital transaction and, unless an exception applies, the transaction must be reported to the Korean Minister of Strategy and Finance. Also, under the FETL, if the Korean government deems that certain emergency circumstances, including but not limited to sudden fluctuations in interest rates or exchange rates, extreme difficulty in stabilizing the balance of payments or a substantial disturbance in the Korean financial and capital markets, are likely to occur, it may impose additional restrictions as it deems necessary. Thus, Tremisis II may be restricted in completing Tremisis II’s initial business combination and the subsequent repatriation of any profits and dividends generated by Tremisis II’s Korean operating company.

Tremisis II may be subject to Korean reporting requirements under various laws of the ROK, in particular, the Monopoly Regulation and Fair Trade Law.

While there are various reporting requirements in connection with a business combination in the ROK, such as foreign direct investment report under the Foreign Investment Promotion Law, they are mostly routine filing requirements without any significant review by government authorities. However, the report pursuant to the Monopoly Regulation and Fair Trade Law is subject to substantive review by the Korean Fair Trade Commission. Pursuant to the Monopoly Regulations, a report shall be filed with the Fair Trade Commission if a corporation with total assets or annual revenues of at least KRW 200 billion acquires not less than 20% of the shares with voting rights of another corporation (15% in case of shares with voting rights of a corporation listed on the Korea Exchange) with total assets or annual revenues of at least KRW 20 billion. However, in case of business combination with a “foreign corporation,” a report shall be filed where a foreign corporation party to the business combination has assets or annual revenues in Korea of at least KRW 20 billion.

Tremisis II has made the necessary filing with the FETL. While there cannot be any absolute assurance, the parties to the transaction believe that, because Tremisis II is a foreign corporation with no present business in Korea, it is highly unlikely that the proposed business combination will be subject to substantive review under that law or that any other regulatory action would be taken by Korean governmental authorities.

Risks Related to Tremisis II and the Acquisition and
the Securities of Tremisis II Following the Acquisition

If Tremisis II is unable to effect a business combination and is forced to liquidate, its warrants will expire worthless.

If Tremisis II does not complete the acquisition by December 6, 2009, its amended and restated certificate of incorporation provides that its corporate existence will automatically terminate and it will distribute to all holders of Public Shares, in proportion to the number of Public Shares held by them, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. In such event, there will be no distribution with respect to Tremisis II’s outstanding warrants. Accordingly, the warrants will expire worthless.

Tremisis II’s stockholders may be held liable for claims by third parties against Tremisis II to the extent of distributions received by them.

Tremisis II’s amended and restated certificate of incorporation provides that Tremisis II will continue in existence only until December 6, 2009. If Tremisis II has not completed a business combination by such date and amended this provision in connection therewith, pursuant to the Delaware General Corporation Law (“DGCL”), its corporate existence will cease except for the purposes of winding up its affairs and liquidating. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Tremisis II’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after December 6, 2009 and, therefore, it does not intend to comply with those procedures.

Because Tremisis II will not be complying with those procedures, it is required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for its payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, Tremisis II would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. Tremisis II cannot make any assurance as to when such plan will be completed and when liquidation distributions will be made. As a result, liquidation distributions could take 60 days or more to be completed. Furthermore, Tremisis II cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Tremisis II’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Tremisis II’s stockholders may extend well beyond the third anniversary of such date. Accordingly, there can be no assurance that third parties will not seek to recover from Tremisis II’s stockholders amounts owed to them by Tremisis II.

If Tremisis II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Tremisis II’s stockholders. Furthermore, because Tremisis II intends to distribute the proceeds held in the trust account to its public stockholders promptly after December 6, 2009 if it has not completed a business combination by such date, this may be viewed or interpreted as giving preference to Tremisis II’s public stockholders over any potential creditors with respect to access to or distributions from Tremisis II’s assets. Furthermore, Tremisis II’s board may be viewed as having breached their fiduciary duties to Tremisis II’s creditors and/or may have acted in bad faith; thereby exposing itself and Tremisis II to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against Tremisis II for these reasons.

If Tremisis II stockholders fail to vote against the acquisition proposal and fail to deliver their shares in accordance with the conversion requirements specified in this proxy statement, they will not be entitled to convert their shares of common stock of Tremisis II into a pro rata portion of the trust account.

Tremisis II stockholders holding Public Shares who affirmatively vote against the acquisition proposal may demand that Tremisis II convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the acquisition. Tremisis II stockholders who seek to exercise this conversion right must affirmatively vote against the acquisition and deliver their stock (either physically or electronically) to Tremisis II’s transfer agent prior to the vote at the meeting. Any Tremisis II stockholder who fails to vote against the acquisition proposal and who fails to deliver his or her stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his or her shares. See the section entitled “The Acquisition Proposal — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Asiana Airlines’ ownership of a majority of the outstanding shares of Tremisis II common stock after the acquisition will enable it to control the management and business decisions of the post-acquisition company.

Upon the closing of the acquisition, Asiana Airlines will own 50% plus 1 share of the shares of Tremisis II common stock that will be then outstanding. At the time of the closing, assuming that all of the directors that are nominated for election under the director election proposal are elected, six of the seven directors will be designees of Asiana Airlines and all of the company’s senior management will be persons who are presently affiliated with Asiana Airlines or other members of the Kumho Asiana Group. Asiana Airlines’ ownership of the majority of the outstanding stock will enable it to elect all of the directors at elections held thereafter and, through such directors, continue to employ and elect persons of its choice to manage the company’s business and operations.

The NYSE Amex may not continue to list Tremisis II’s securities on its exchange, which could limit investors’ ability to make transactions in Tremisis II’s securities and subject Tremisis II to additional trading restrictions.

Although Tremisis II’s securities are currently listed for trading on the NYSE Amex, it will be required to apply to have its securities continue to be so listed as a result of the acquisition and to meet the initial listing requirements to be listed. Tremisis II may not be able to meet those requirements. Even if Tremisis II’s stock continues to be so listed following the acquisition, Tremisis II may be unable to maintain the listing of its securities in the future.

If the NYSE Amex does not list Tremisis II’s securities for trading on its exchange, Tremisis II could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	reduced liquidity with respect to its securities;
•	a determination that its shares of common stock are “penny stock,” which will require brokers trading in its shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the shares of common stock;
•	a limited amount of news and analyst coverage for Tremisis II; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Tremisis II’s stock price could fluctuate and could cause you to lose a significant part of your investment.

Following consummation of the acquisition, the market price of Tremisis II’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;
•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	general economic conditions;
•	changes in market valuations of similar companies;
•	terrorist acts;
•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•	future sales of its common stock;
•	regulatory developments in the United States, foreign countries or both;
•	litigation involving Tremisis II, Asiana IDT or Asiana IDT’s general industry; and
•	additions or departures of Asiana IDT’s key personnel.

Tremisis II’s Chairman of the Board and Chief Executive Officer and an affiliate of his are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the acquisition is not consummated. Such liability may have influenced his decision to approve the acquisition with Asiana IDT.

If Tremisis II liquidates prior to the consummation of a business combination, Sang-Chul Kim, Chairman of the Board and Chief Executive Officer of Tremisis II, and his affiliate, SoftForum, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Tremisis II for services rendered or contracted for or products sold to Tremisis II. This obligation may have influenced Mr. Kim’s decision to approve Tremisis II’s acquisition with Asiana IDT and to continue to pursue the acquisition. In considering the recommendations of Tremisis II’s board of directors to vote for the acquisition proposal and other proposals, you should consider these interests.

The exercise of Tremisis II’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes to the terms of the acquisition or waivers of conditions are appropriate and in Tremisis II’s stockholders’ best interest.

In the period leading up to the closing of the acquisition, events may occur that, pursuant to the purchase agreement, would cause Tremisis II to agree to amend the purchase agreement, to consent to certain actions taken by Asiana IDT or Asiana Airlines or to waive rights that Tremisis II is entitled to under the purchase agreement. Such events could arise because of a request by Asiana IDT to undertake actions that would otherwise be prohibited by the terms of the purchase agreement or the occurrence of other events that would have a material adverse effect on Asiana IDT’s business and would entitle Tremisis II to terminate the purchase agreement. In any of such circumstances, it would be discretionary on Tremisis II, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Tremisis II and what he may believe is best for himself in determining whether or not to take the requested action. Tremisis II will circulate a new or amended proxy statement and resolicit its stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the stockholder vote on the acquisition proposal and adequate disclosure is not contained in this proxy statement.

If the acquisition is completed, a large portion of the funds in the trust account established by Tremisis II in connection with its IPO for the benefit of the holders of the Public Shares may be used to pay converting stockholders or for the purchase, directly or indirectly, of Public Shares. As a consequence, if the acquisition is completed, such funds will not be available to Tremisis II or Asiana IDT for working capital and general corporate purposes and the number of beneficial holders of Tremisis II’s securities may be reduced to a number that may preclude the quotation, trading or listing of Tremisis II’s securities other than on the Over-the-Counter Bulletin Board.

Pursuant to Tremisis II’s amended and restated certificate of incorporation, holders of Public Shares may vote against the acquisition proposal and demand that Tremisis II convert their shares, calculated as of two business days prior to the anticipated consummation of the acquisition, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. Tremisis II will not consummate the acquisition if holders of 2,918,800 or more Public Shares exercise these conversion rights. Furthermore, a large portion of the funds in the trust account may be used by Tremisis II or its affiliates to acquire Public Shares from holders thereof who have indicated their intention to vote against the acquisition proposal and elect to convert their shares into cash so that such shares will be voted in favor of the acquisition proposal. As a consequence of such purchases,

•	the funds in Tremisis II’s trust account that are so used will not be available to Tremisis II or Asiana IDT after the acquisition and the actual amount of such funds that Tremisis II may retain for its own use will be diminished; and
•	the public “float” of Tremisis II’s common stock may be reduced and the number of beneficial holders of Tremisis II’s securities may be reduced, which may make it difficult to obtain the quotation, listing or trading of Tremisis II’s securities on the NYSE Amex or any other national securities exchange.

Persons who purchased their units in the IPO may have rights to rescind their purchases and assert a claim for damages therefor against Tremisis II and the former directors and officers of Tremisis II.

Tremisis II’s IPO prospectus did not disclose that funds in its trust account might be used, directly or indirectly, to purchase Public Shares from holders who have indicated their intention to vote against the acquisition and seek conversion of their shares to cash (as Tremisis II may contemplate doing). Consequently, each person who purchased Public Shares in the IPO and still held such shares upon learning of these facts may seek rescission of the purchase of the units he acquired in the IPO (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or bring an action for damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Accordingly, each person who purchased Public Shares in the IPO and still held such shares upon learning of these facts may have securities law claims against Tremisis II for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

Tremisis II may not be able to consummate an initial business combination within the required time frame, in which case, it would be forced to liquidate its assets.

Pursuant to Tremisis II’s amended and restated certificate of incorporation, Tremisis II has until December 6, 2009 to complete an initial business combination. If Tremisis II fails to consummate an initial business combination within the required time frame, Tremisis II’s corporate existence will, in accordance with Tremisis II’s amended and restated certificate of incorporation, cease except for the purposes of winding up Tremisis II’s affairs and liquidating. Tremisis II may not be able to find suitable target businesses within the required time frame. In addition, Tremisis II’s negotiating position and Tremisis II’s ability to conduct adequate due diligence on any potential target may be reduced as Tremisis II approaches the deadline for the consummation of an initial business combination.

If Tremisis II has not conducted an adequate due diligence investigation of Asiana IDT, Tremisis II may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on Tremisis II’s financial condition, results of operations and Tremisis II’s stock price, which could cause you to lose some or all of your investment.

Tremisis II, with the aid of operations, accounting, finance and legal professionals, have conducted a due diligence investigation of Asiana IDT. However, Tremisis II cannot assure you that this diligence has revealed all material issues that may affect Asiana IDT, or that factors outside the control of Asiana IDT and outside of Tremisis II’s control will not later arise. If Tremisis II’s diligence failed to identify issues specific to Asiana IDT or the industry environment in which it operates, Tremisis II may be forced to later write-down or write-off assets, restructure Tremisis II’s operations, or incur impairment or other charges that could result in

Tremisis II’s reporting losses. Even though these charges may be non-cash items and not have an immediate impact on Tremisis II’s liquidity, the fact that Tremisis II reports charges of this nature could contribute to negative market perceptions about Tremisis II or Tremisis II’s common stock.

The report of the independent registered public accounting firm that audited Tremisis II’s financial statements includes a “going concern” explanatory paragraph due to the possibility that Tremisis II may not consummate a business combination within the required time frame, which will require Tremisis II to dissolve and liquidate.

The audit report in Tremisis II’s financial statements for the year ended December 31, 2008, includes an explanatory paragraph that states that due to the possibility that a business combination may not be consummated within the required timeframe, there is “substantial doubt” about Tremisis II’s ability to continue as a going concern. Tremisis II must complete a business combination with a fair market value of at least 80% of Tremisis II’s net assets (excluding the amount held in the trust account representing a portion of the underwriters’ deferred discount) at the time of acquisition by December 6, 2009 (i.e., 24 months after the effective date of the registration statement covering the securities sold in Tremisis II’s IPO).

Tremisis II will issue shares of Tremisis II’s capital stock to complete the acquisition of Asiana IDT. Issuance of Tremisis II’s capital stock will reduce the equity interest of Tremisis II’s stockholders and will cause a change in control of Tremisis II’s ownership.

Tremisis II’s amended and restated certificate of incorporation authorizes the issuance of up to 35,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Tremisis II will issue 9,702,800 additional shares of Tremisis II’s common to complete the acquisition of Asiana IDT. The issuance of additional shares of common stock, net of 2,203,298 shares that will be retired and cancelled:

•	will significantly reduce your equity interest in us;
•	will cause a change in control, which may affect, among other things, Tremisis II’s ability to use Tremisis II’s net operating loss carry forwards, if any;
•	may adversely affect prevailing market prices for Tremisis II’s common stock.

The value of your investment in Tremisis II may decline if any of these events occur.

The NYSE Amex may delist Tremisis II’s securities from quotation on its exchange which could limit investors’ ability to make transactions in Tremisis II’s securities and subject Tremisis II to additional trading restrictions.

Tremisis II’s securities are currently quoted on the NYSE Amex. In order to continue quotation of Tremisis II’s securities, Tremisis II must maintain certain financial, distribution and stock price levels. Generally, Tremisis II must maintain a minimum amount in stockholders’ equity (usually between $2,000,000 and $4,000,000) and a minimum number of public shareholders (usually 300 shareholders). Additionally, Tremisis II’s securities cannot have what is deemed to be a “low selling price” as determined by the Exchange. Additionally, in connection with Tremisis II’s business combination, it is likely that the NYSE Amex will require Tremisis II to file a new initial listing application and meet its initial listing requirements as opposed to these more lenient continued listing requirements. Tremisis II cannot assure you that Tremisis II will be able to meet those initial listing requirements at that time.

If the NYSE Amex delists Tremisis II’s securities from trading on its exchange, Tremisis II could face significant material adverse consequences, including:

•	a limited availability of market quotations for Tremisis II’s securities;
•	reduced liquidity with respect to Tremisis II’s securities;
•	a determination that Tremisis II’s common stock is a “penny stock” which will require brokers trading in Tremisis II’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Tremisis II’s common stock;

•	a limited amount of news and analyst coverage for Tremisis II’s company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Tremisis II’s completion of Tremisis II’s business combination with only a single entity will cause Tremisis II to be solely dependent on a single business.

By consummating an initial business combination with only a single entity, Tremisis II’s lack of diversification may subject Tremisis II to numerous economic, competitive and regulatory developments. Further, Tremisis II will not be able to diversify Tremisis II’s operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. This lack of diversification may subject Tremisis II to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the industry in which Tremisis II will operate.

Tremisis II may proceed with the acquisition even if the holders of 2,919,800 Public Shares exercise their conversion rights.

Tremisis II may proceed with the acquisition as long as the holders of fewer than 30% of the Public Shares exercise their conversion rights. Accordingly, holders of up to 2,919,800 of the Public Shares may exercise their conversion rights and Tremisis II could still consummate the acquisition. The 30% conversion percentage was set in order to reduce the likelihood that a small group of investors holding a block of Public Shares will be able to stop Tremisis II from completing the acquisition even if it is otherwise approved by a large majority of the holders of Public Shares.

The acquisition will require Tremisis II to use a substantial portion of its cash to pay a portion of the purchase consideration. Because it will not know how many stockholders may exercise such conversion rights, it may need to arrange third party financing to help fund the acquisition in case a larger percentage of stockholders exercise their conversion rights than it expects. No steps have been taken to secure third party financing. Tremisis II cannot assure you that it will be able to obtain such third party financing on terms favorable to it or at all.

Tremisis II requires stockholders who wish to convert their shares in connection with the acquisition to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

Tremisis II requires public stockholders who wish to convert their shares to either tender their certificates to Tremisis II’s transfer agent or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at any time prior to the vote taken at the stockholder meeting relating to the acquisition. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Tremisis II’s transfer agent will need to act to facilitate this request. It is Tremisis II’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Tremisis II does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Tremisis II has been advised that it takes a short time to deliver shares through the DWAC System, Tremisis II cannot assure you of this fact. Accordingly, if it takes longer than Tremisis II anticipates for stockholders to deliver their shares, stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their shares.

As Tremisis II is effecting Tremisis II’s initial business combination with a company located outside of the United States, Tremisis II will be subject to a variety of additional risks that may negatively impact Tremisis II’s operations. In addition, the laws applicable to Asiana IDT will likely govern all of Tremisis II’s material agreements and Tremisis II may not be able to enforce Tremisis II’s legal rights.

Because Asiana IDT is a Korean company, Tremisis II will be subject to special considerations or risks associated with companies operating outside of the United States, including some or all of the following:

•	rules and regulations or currency conversion or corporate withholding taxes on individuals;

•	tariffs and trade barriers;
•	regulations related to customs and import/export matters;
•	longer payment cycles;
•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;
•	currency fluctuations and exchange controls;
•	challenges in collecting accounts receivable;
•	cultural and language differences; and
•	employment regulations.

If Tremisis II were unable to adequately address these additional risks, Tremisis II’s operations might suffer.

In addition, the laws of Korea will likely govern almost all of the material agreements relating to its operations. Tremisis II cannot assure you that Asiana IDT will be able to enforce any of its material agreements or that remedies will be available in this jurisdiction. The system of laws and the enforcement of existing laws in Korea may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of Tremisis II’s future agreements could result in a significant loss of business, business opportunities or capital. Also, substantially all of Tremisis II’s assets will be located outside of the United States and some of Tremisis II’s officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon Tremisis II’s directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of Tremisis II’s directors and officers under Federal securities laws.

Subsequent to the closing of the acquisition, Tremisis II may qualify for status as a “foreign private issuer” under the federal securities laws. If it does so qualify and elects to claim such status, it will be subject to reduced reporting requirements under those laws, which may result in a diminution of the information that it would be required to disclose and a delay in the dissemination of information it does disclose.

While presently Tremisis does not qualify for status as a foreign private issuer because it is a Delaware corporation and has assets in the United States, after the closing it may decide that such status is desirable and take steps to achieve it. Such steps might include merging into a company that is not a United States corporation and removing all United States assets to other jurisdictions. If it does do this, among other things, it would be subject to reduced reporting requirements under the United States federal securities laws, including not being required to file quarterly financial reports and extended time to file annual reports, as well as reduced information being required in certain of the reports it will file.

FORWARD-LOOKING STATEMENTS

Tremisis II and Asiana IDT believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

Tremisis II and Asiana IDT believe it is important to communicate their expectations to their respective securityholders. However, there may be events in the future that they are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Tremisis II or Asiana IDT in such forward-looking statements, including among other things:

•	Tremisis II’s ability to complete its initial business combination within the specified time limits;
•	the number and percentage of Tremisis II’s stockholders voting against the acquisition proposal and seeking conversion;
•	delisting of Tremisis II’s securities from the NYSE Amex or the ability to have Tremisis II’s securities listed on another national securities exchange following the acquisition;
•	the potential liquidity and trading of Tremisis II’s public securities;
•	Asiana IDT’s projected operating results;
•	Asiana IDT’s understanding of its competition; and
•	market trends in Asiana IDT’s industry or the general economy.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of Tremisis II, Asiana IDT or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Tremisis II and Asiana IDT undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the acquisition proposal or any of the other proposals, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Tremisis II and/or Asiana IDT.

SPECIAL MEETINGS OF TREMISIS II STOCKHOLDERS AND WARRANTHOLDERS

General

Tremisis II is furnishing this proxy statement to its stockholders and warrantholders as part of the solicitation of proxies by its board of directors for use at the special meetings of Tremisis II stockholders and warrantholders to be held on December 1, 2009, and at any adjournment or postponement thereof. This proxy statement is first being furnished to Tremisis II stockholders and warrantholders on or about , 2009 in connection with the vote on the proposals described herein. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meetings.

Date, Time and Place

The special meetings of stockholders and warrantholders will be held on December 1, 2009, at 10:00 a.m., eastern time, at the offices of Graubard Miller, Tremisis II’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the Tremisis II Special Meetings

At the special meeting of stockholders, Tremisis II will ask holders of its common stock to:

•	consider and vote upon a proposal to approve the Securities Purchase Agreement, dated as of July 30, 2009, and amended and restated as of October 1, 2009, among Tremisis II, Asiana IDT, and Asiana Airlines, the sole stockholder of Asiana IDT, which, among other things, provides for the acquisition of all of the outstanding capital stock of Asiana IDT for a total consideration of $57,109,050 and 9,702,800 shares of the common stock of Tremisis II (the acquisition proposal);
•	consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Tremisis II to change its corporate name to “Asiana IDT Holdings Inc.” (the name change proposal;
•	consider and vote upon a proposal to approve an amendment to the amendment and restated certificate of incorporation of Tremisis II to make its corporate existence perpetual and to remove provisions that will no longer be applicable after the consummation of the acquisition (the charter amendment proposal);
•	elect seven (7) directors to Tremisis II’s board of directors effective upon the closing of the acquisition, of whom two (2) will serve until the annual meeting to be held in 2010, two (2) will serve until the annual meeting to be held in 2011 and three (3) will serve until the annual meeting to be held in 2012 and, in each case, until their successors are elected and qualified (the director election proposal); and
•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Tremisis II is not authorized to consummate the acquisition (the stockholder adjournment proposal).

At the special meeting of warrantholders, Tremisis II will ask holders of its warrants to:

•	in connection with the transactions contemplated by the Securities Purchase Agreement, consider and vote upon a proposal to amend the Warrant Agreement, dated as of December 6, 2007, between Tremisis II and Continental Stock Transfer & Trust Company which governs the terms of Tremisis II’s outstanding warrants, to provide that the warrants may not be exercised prior to six months after the closing of the acquisition (as was disclosed in the prospectus for Tremisis II’s IPO but was not reflected in the warrant agreement as executed) and may be redeemed by Tremisis II at any time after the closing for a redemption price of $___ per warrant (the warrant amendment proposal); and
•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Tremisis II is not authorized to consummate the warrant amendment proposal (the warrantholder adjournment proposal).

Recommendation of Tremisis II Board of Directors

Tremisis II’s board of directors:

•	has unanimously determined that each of the proposals is fair to and in the best interests of Tremisis II and its stockholders and warrantholders;
•	has unanimously approved each of the proposals;
•	unanimously recommends that Tremisis II’s common stockholders vote “FOR” the acquisition proposal;
•	unanimously recommends that Tremisis II’s common stockholders vote “FOR” the name change proposal;
•	unanimously recommends that Tremisis II’s common stockholders vote “FOR” the charter amendment proposal;
•	unanimously recommends that Tremisis II’s common stockholders vote “FOR” the directors nominated for election pursuant to the director election proposal;
•	unanimously recommends that Tremisis II’s common stockholders vote “FOR” the stockholder adjournment proposal;
•	unanimously recommends that Tremisis II’s warrantholders vote “FOR” the warrant amendment proposal; and
•	unanimously recommends that Tremisis II’s warrantholders vote “FOR” the warrantholder adjournment proposal.

Record Date; Who is Entitled to Vote

Tremisis II has fixed the close of business on November 9, 2009, as the “record date” for determining Tremisis II stockholders and warrantholders entitled to notice of and to attend and vote at its special meetings. As of the close of business on November 9, 2009, there were 12,165,837 shares of Tremisis II’s common stock outstanding and entitled to vote and 12,382,669 warrants outstanding and entitled to vote. Each share of Tremisis II’s common stock is entitled to one vote per share at the special meeting of stockholders and each warrant is entitled to one vote per warrant at the special meeting of warrantholders.

Pursuant to agreements with Tremisis II, all shares of Tremisis II common stock issued before its IPO (“Founders’ Shares”) will be voted the Tremisis II Founders on the acquisition proposal in accordance with the majority of the votes cast at the special meeting of stockholders on such proposal by the holders of the Public Shares. Accordingly, the vote of such Founders’ Shares will not affect the outcome of the vote on the acquisition proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting of stockholders. The presence, in person or by proxy, of a majority of all the outstanding warrants entitled to vote constitutes a quorum at the special meeting of warrantholders.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares or warrants that are returned to Tremisis II but marked by brokers as “not voted” will be treated as shares or warrants present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares or warrants entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares or warrants on “non-routine” proposals, such as the acquisition proposal and the warrant amendment proposal. Since a stockholder must affirmatively vote against the acquisition proposal to have conversion rights, holders of Public Shares who fail to vote or who abstain from voting may not exercise their conversion rights. See the information set forth in “The Acquisition Proposal — Conversion Rights.”

Vote of Tremisis II’s Stockholders Required

The approval of the acquisition proposal will require the affirmative vote for the proposal by the holders of a majority of the Public Shares voted on the proposal at the meeting. Abstentions and broker non-votes will have no effect on the vote on the acquisition proposal. You cannot seek conversion unless you affirmatively vote against the acquisition proposal.

Each of the name change proposal and charter amendment proposal will require the affirmative vote of the holders of a majority of Tremisis II common stock outstanding on the record date. Because these proposals require the affirmative vote of a majority of the shares of common stock outstanding for approval, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “For” their election are elected as directors. Consequently, any shares not voted “For” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The approval of the stockholder adjournment proposal will require the affirmative vote of the holders of a majority of Tremisis II’s common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposal. Therefore, they have the same effect as a vote against the proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposal.

Vote of Tremisis II’s Warrantholders Required

The approval of the warrant amendment proposal will require the affirmative vote of the holders of a majority of Tremisis II warrants outstanding on the record date. Because this proposal requires the affirmative vote of a majority of the warrants outstanding for approval, abstentions and warrants not entitled to vote because of a broker non-vote will have the same effect as a vote against this proposal.

The approval of the warrantholder adjournment proposal will require the affirmative vote of the holders of a majority of Tremisis II’s warrants represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposal. Therefore, they have the same effect as a vote against this proposal. Broker non-votes are not deemed entitled to vote on such proposal and, therefore, they will have no effect on the vote on such proposal.

Voting Your Shares or Warrants

Each share of Tremisis II common stock or warrant of Tremisis II that you own in your name entitles you to one vote at the special meetings of stockholders and warrantholders, respectively. Your proxy card shows the number of shares of Tremisis II’s common stock or warrants that you own. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares or warrants you beneficially own are properly counted.

There are two ways to vote your shares of Tremisis II common stock or warrants at the special meetings:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares or warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares or warrants, your shares or warrants will be voted as recommended by Tremisis II’s board “FOR” all of the proposals. Votes received after a matter has been voted upon at the special meetings will not be counted.
•	You Can Attend the Special Meetings and Vote in Person. Tremisis II will give you a ballot when you arrive. However, if your shares or warrants are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Tremisis II can be sure that the broker, bank or nominee has not already voted your shares or warrants.

Stockholders and warrantholders who hold their securities through a broker or bank will have the option to authorize their proxies to vote their securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods. Additionally, if you have any questions regarding how to vote, please contact Morrow & Co., LLC, Tremisis II’s proxy solicitor, at (800) 662-5200.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Yeon-su Kim, Tremisis II’s secretary, in writing before the special meetings that you have revoked your proxy; or
•	you may attend the special meetings, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of Tremisis II’s common stock or warrants, you may call Morrow & Co., LLC, Tremisis II’s proxy solicitor, at (800) 662-5200, or Yeon Su Kim, Tremisis II’s Secretary, at (82) (2) 575-0466.

Proxy Solicitation Costs

Tremisis II is soliciting proxies on behalf of its board of directors. All solicitation costs will be paid by Tremisis II. This solicitation is being made by mail but also may be made by telephone or in person. Tremisis II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including email and facsimile.

Tremisis II has hired Morrow & Co., LLC to assist in the proxy solicitation process. It will pay that firm a fee of $12,500 plus disbursements. Such payments will be made from non-trust account funds. If the acquisition is successfully closed, Tremisis II will pay Morrow & Co., LLC an additional contingent fee of $22,500.

Tremisis II will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Tremisis II will reimburse them for their reasonable expenses.

No Additional Matters May Be Presented at the Special Meetings

The special meetings have been called only to consider, in the case of the stockholder meeting, the approval of the acquisition proposal, the name change proposal, the charter amendment proposal, the election of directors and the stockholder adjournment proposal and, in the case of the warrantholder meeting, the warrant agreement amendment proposal and the warrantholder adjournment proposal. Under Tremisis II’s by-laws, other than procedural matters incident to the conduct of the meetings, no other matters may be considered at the special meetings if they are not included in the notices of the meetings. An adjournment or postponement of one or both of the special meetings may occur to solicit additional votes if an adjournment proposal is presented and approved.

Conversion Rights

Any of Tremisis II’s stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the acquisition proposal may also demand that such shares be converted into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the acquisition. If demand is properly made and the acquisition is consummated, these shares will be converted into a pro rata portion of funds deposited in the trust account plus interest, calculated as of such date.

Tremisis II stockholders who seek to exercise this conversion right (“converting stockholders”) must affirmatively vote against the acquisition proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their shares (either physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to Tremisis II’s transfer agent up to the vote at the meeting. Tremisis II has set a record date of November 9, 2009 for the special meetings of stockholders and warrantholders. Tremisis II expects to distribute electronic and paper copies of the definitive proxy materials to its stockholders and warrantholders on , 2009 and estimates that electronic copies of the definitive proxy materials will be received on the same day they are distributed and paper copies of the proxy materials delivered by overnight courier service will be received one day after delivery to the courier. Tremisis II intends to provide its stockholders and warrantholders with a minimum of  days to review the definitive proxy materials in the case of definitive proxy materials delivered electronically and  days in the case of proxy materials delivered via courier.

Accordingly, a holder will have  days from the date of this proxy statement to obtain a certificate if such holder intends to comply with the conversion requirements by physically delivering their shares to Tremisis II’s transfer agent. As the delivery process can be accomplished by the stockholder, whether or not he is a recordholder or holds his shares in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting, or having his broker request, delivery of his shares through the DWAC System, it is believed that this time period is sufficient for a typical investor. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with the above referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $35 per transaction and it would be up to the broker whether or not to pass this cost on to the converting holder. This fee may discourage stockholders from seeking conversion rights and may make it more beneficial for such stockholders to try to sell their shares in the open market.

If the holders of 2,919,801 or more Public Shares (an amount equal to 30% or more of the Public Shares) vote against the acquisition proposal and properly demand conversion of their shares, Tremisis II will not be able to consummate the acquisition.

The closing price of Tremisis II’s common stock on November 9, 2009 (the record date for the Tremisis II special meeting) was $. The cash held in the trust account on , 2009 was approximately $ ($ per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of Tremisis II’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Tremisis II cannot assure its stockholders that they will be able to sell their shares of Tremisis II common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in Tremisis II’s securities when Tremisis II’s stockholders wish to sell their shares.

If you exercise your conversion rights, then you will be exchanging your shares of Tremisis II common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the acquisition proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to Tremisis II’s transfer agent up to the vote at the meeting. If Tremisis II is unable to complete the acquisition by December 6, 2009, its amended and restated certificate of incorporation provides that its corporate existence will terminate on that date and, upon its resulting liquidation, the holders of Public Shares will receive an amount equal to the amount of funds in the trust account as well as any remaining net assets outside of the trust account, at the time of the liquidation distribution, divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be less than the amount such a holder would have received had it demanded conversion of its shares in connection with the acquisition because Tremisis II may incur expenses it otherwise would not incur if Tremisis II consummates the acquisition, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. Sang-chul Kim, Tremisis II’s chief executive officer, will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by Tremisis II for services rendered or products sold to it. While Tremisis II has no reason to believe that Mr. Kim will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Other Information Related to Tremisis II — Liquidation If No Business Combination” for additional information.

Appraisal Rights

Stockholders and warrantholders of Tremisis II do not have appraisal rights under the Delaware General Corporation Law (DGCL) in connection the acquisition or the other proposals that will be voted upon at the special meetings.

Tremisis II Founders and Founders’ Shares; Investment Agreement

As of November 9, 2009, the record date for the Tremisis II special meetings, the Tremisis II Founders beneficially owned and were entitled to vote 2,433,168 Founders’ Shares. The Founders’ Shares constituted approximately 20% of the outstanding shares of Tremisis II’s common stock immediately after the IPO. In connection with Tremisis II’s IPO, Tremisis II entered into agreements with each of the Tremisis II Founders pursuant to which each Tremisis II Founder agreed to vote Founders’ Shares on the acquisition proposal in accordance with the majority of the votes cast by the holders of Public Shares. The Founders’ Shares have no liquidation rights and will be worthless if no business combination is effected by Tremisis II. In connection with the IPO, the Tremisis II Founders placed their Founders’ Shares in escrow with Continental Stock Transfer & Trust Company and agreed that they would not sell the Founders’ Shares until the earlier of twelve months after a business combination or Tremisis II’s liquidation, subject to earlier release within such twelve month period if Tremisis II consummates a subsequent liquidation, acquisition, stock exchange or other similar transaction that results in all of Tremisis II’s stockholders having the right to exchange their shares for cash, securities or other property.

On March 13, 2009, Tremisis II entered into an agreement (“Investment Agreement”) with the Tremisis II Founders and Mr. Sang-Chul Kim and SoftForum (collectively, the “Investors”). In connection with the transactions contemplated by the Investment Agreement, Mr. Kim became Chairman and Chief Executive Officer of Tremisis II, positions that he continues to hold. Pursuant to the Investment Agreement, among other things, the Tremisis II Founders have the option to sell to the Investors, and the Investors have the option to purchase from the Tremisis II Founders, all of the 2,650,000 warrants sold to the Tremisis II Founders in a private placement concurrently with the closing of the IPO (“Founders’ Warrants”) upon the earliest of (i) Tremisis II's consummation of a business combination, (ii) the liquidation of Tremisis II’s trust account and (iii) December 31, 2009. The purchase price under the option for the Founders’ Warrants is $2,100,000. The Tremisis II Founders originally paid $2,650,000 for the Founders’ Warrants. It is contemplated that the Investors will exercise the option concurrently with the closing of the acquisition.

Pursuant to the Investment Agreement and as part of the same transaction, the Tremisis II Founders also agreed to transfer an aggregate of 2,333,168 of the Founders’ Shares to the Investors, for no additional consideration, upon consummation of a business combination. The Tremisis II Founders will continue to hold an aggregate of 100,000 shares of Tremisis II’s common stock following the transfer and the closing of the acquisition. If transferred, such shares will remain in escrow until one year after consummation of such business combination in accordance with the terms of the escrow agreement that was entered into by the Tremisis II Founders in connection with Tremisis II’s IPO. The Investors are obligated under the purchase agreement to contribute to Tremisis II for retirement and cancellation upon the closing of the acquisition a total of 2,203,298 of the 2,333,168 shares to be so acquired by them, leaving them with 129,870 shares after the closing.

For a more detailed description of the interests of the Tremisis II Founders and the Investors, see the section entitled “The Acquisition Proposal — Interests of Tremisis II’s Directors and Officers and Others in the Acquisition.”

No Tremisis II Founder or Investor has purchased any shares of Tremisis II common stock or warrants in the open market. If any of them believes it would be desirable for them or their affiliates to purchase shares or warrants in advance of the special meetings, such determination would be based on factors such as the likelihood of approval or disapproval of the proposals, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers. Any additional shares or warrants purchased by the Tremisis II Founders, the Investors or their affiliates will be voted by them in favor of the acquisition and the other proposals.

At any time prior to the special meetings, during a period when they are not then aware of any material nonpublic information regarding Tremisis II or its securities or pursuant to agreements between the buyer and seller of such securities in a form that would not violate insider trading rules, Tremisis II, the Tremisis II Founders, the Investors, Asiana IDT, Asiana Airlines and their affiliates may purchase shares or warrants from institutional and other investors, or execute agreements to purchase such shares or warrants from them in the future, or such persons other than Tremisis II and Asiana IDT, may enter into transactions with such persons and others to provide them with incentives to acquire Tremisis II’s securities or vote their securities in favor of the acquisition proposal and the other proposals. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the acquisition proposal vote in its favor, that holders of fewer than 30% of the Public Shares vote against the acquisition proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met and that the other proposals are approved. The purpose of such warrant purchases, which have already been made, is to assure that the holders of a majority of the warrants present (in person or represented by proxy) and entitled to vote on the warrant amendment proposal vote in its favor.

If such transactions are effected, the consequence could be to cause the acquisition and the other proposals to be approved in circumstances where such approvals could not otherwise be obtained. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the acquisition proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the Public Shares will vote against the acquisition proposal and exercise their conversion rights.

As of the date of this proxy statement, no such discussions have been held and no agreements to such effect have been entered into with any such investor or holder. Tremisis II will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the acquisition proposal or the other proposals or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

It is possible that the special meetings could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meetings, it appears that the requisite vote will not be obtained or that the limitation on conversion will be exceeded, assuming that an adjournment proposal is presented and approved. Also, under Delaware law, the board of directors may (i) postpone the meetings at any time prior to their being called to order or (ii) open the meeting and hold the polls open for an extended period of time, in order to provide time to seek out and negotiate such transactions.

THE ACQUISITION PROPOSAL

The discussion in this proxy statement of the acquisition and the principal terms of the purchase agreement by and among Tremisis II, Asiana IDT and Asiana Airlines summarizes certain provisions of the purchase agreement. A copy of the purchase agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference.

The Parties

Tremisis II

Tremisis Energy Acquisition Corporation II was formed on July 3, 2007 to acquire one or more operating businesses or assets through a merger, stock exchange, asset acquisition, reorganization or similar business combination. Tremisis II’s amended and restated certificate of incorporation provides that Tremisis II must liquidate unless it has consummated a business combination by December 6, 2009.

On December 12, 2007, Tremisis II consummated its IPO of 9,500,000 units, with each unit consisting of one share of common stock and one warrant, each to purchase one share of common stock at an exercise price of $5.00 per share. Simultaneously with the consummation of the IPO, Tremisis II consummated the private sale of 2,650,000 Founders’ Warrants at a price of $1.00 per Sponsors’ Warrant, generating total proceeds of $2,650,000. The underwriters in the IPO exercised a portion of their over-allotment option (232,669 units) on January 24, 2008. The units from the IPO (including the 232,669 units pursuant to the over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $77,861,352. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Tremisis II from the offering (including the 232,669 units pursuant to the over-allotment option and the private sale) were $77,572,806, of which $77,400,511 was deposited into the trust account and the remaining proceeds of $172,295 became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In addition, there can be released to Tremisis II from the trust account interest earned on the funds in the trust account up to an aggregate of $1,200,000 to fund expenses related to investigating and selecting a target business and Tremisis II’s other working capital requirements, plus any amounts it may need to pay its income or other tax obligations. Through December 31, 2008, Tremisis II used all of the net proceeds that were not deposited into the trust account to pay general and administrative expenses, and drew interest income in the amount of $236,000 and $884,787 for its tax obligations and working capital, respectively. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of , 2009, there was $ held in the trust account.

If the acquisition is consummated, Tremisis II intends to use the funds held in the trust account to pay the cash portion of the purchase consideration, transaction fees and expenses, deferred underwriting discounts and commissions, tax liabilities and reimbursement of expenses of the Tremisis II Founders and to make purchases of Public Shares, if any. The balance will be used to pay stockholders who properly exercise their conversion rights and for working capital and general corporate purposes of Asiana IDT and Tremisis II. It is possible that the present holders of 30% or more of the Public Shares will affirmatively vote against the acquisition and seek conversion of their Public Shares into cash in accordance with Tremisis II’s amended and restated certificate of incorporation. If such event were to occur, the acquisition could not be completed. To preclude such possibility, as described in Tremisis II’s Current Reports on Form 8-K, Tremisis II has been holding presentations with certain of its stockholders and warrantholders, as well as other persons who might be interested in purchasing Tremisis II securities, to discuss the proposed acquisition with them and to seek to have them purchase shares and/or vote in favor of the acquisition proposal. Additionally, Tremisis II, the Tremisis II Founders, the Investors, Asiana IDT, Asiana Airlines and their respective affiliates may negotiate arrangements (although no such negotiations have yet taken place) to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the acquisition and seek conversion or who otherwise wish to sell their Public Shares or other arrangements that would induce holders of Public Shares not to vote against the acquisition proposal. It is likely that such arrangements would involve the purchase by Tremisis II, after the acquisition, of the Public Shares that are held by the persons or entities that enter into such arrangements using funds transferred to Tremisis II from Tremisis II’s trust account. As a consequence of such purchases, it is likely that the amount of funds available to Tremisis II and Asiana IDT for working capital and general corporate purposes from the trust account would be diminished. However, the maximum cash purchase price that will be offered to the holders of Public Shares by such persons for their shares will be the per share conversion price at the time of the business combination. In addition, in no event will any person be reimbursed by Tremisis II for any amounts paid to holders of Public Shares in excess of the per share conversion price at the time of the business combination. Definitive arrangements have not yet been determined but some possible methods are described in the section titled “The Acquisition Proposal — Actions That May Be Taken to Secure Approval of Tremisis II’s Stockholders.” Regardless of the specific arrangements that are made to purchase Public Shares, there will be sufficient funds from the trust account funds transferred to Tremisis II to pay the holders of all Public Shares that are properly converted and Tremisis II will use such funds for such purpose.

If Tremisis II is unable to complete the acquisition by December 6, 2009, its amended and restated certificate of incorporation provides that its corporate existence will automatically terminate and it will liquidate and promptly distribute to its public stockholders the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities.

Tremisis II’s common stock, units and warrants are currently listed on the NYSE Amex under the symbols TGY, TGY.U and TGY.WS, respectively.

The mailing address of Tremisis II’s principal executive office is 545-7 Dogok-Dong, SoftForum B/D, 7th Floor, Gangnam-Gu, Seoul, South Korea 135-270. Its telephone number is (82)(2) 575-0466.

Asiana IDT

Asiana IDT, an affiliate of the Kumho Asiana Group, is a leading information technology (IT) service provider that offers total IT solutions and services in consulting, system integration and network integration, largely for the Korean market. Its customers and partners are in various fields such as public service, air and road transportation, construction, manufacturing, logistics, finance and leisure.

Asiana IDT’s principal executive office is currently located at S-Tower 19F, 116 Sinmunno 1-ga, Jongno-gu, Seoul, Korea 110-700, and its telephone number is (82) (2) 2127-8306.

Asiana Airlines

Asiana Airlines, a member of Kumho Asiana Group (KAG), was established in 1988 as the second flag carrier in Korea. KAG, established in 1946, is one of the largest business conglomerates in Korea, with 47 affiliated companies in the fields of transportation, logistics, construction and chemicals and tire manufacturing. Asiana Airlines today is Korea’s second largest air transportation company with a fleet of 66 aircraft, serving 87 cities in 20 countries and 12 destinations within Korea. As of May 1, 2009, Asiana Airlines had 8,280 employees, including 1,119 pilots, 2,924 flight attendants, and 1,009 maintenance engineers. Asiana Airlines has been a member of the Star Alliance since 2003, and was named the Airline of the Year for 2009 by Air Transport World. It is currently listed on the KOSPI index since March 28, 2008 (020560) after being moved from KOSDAQ index (listed from December 24, 1999).

Asiana Airlines principal executive office is currently located at Asiana Town, 47, Osae-dong, Kangseo-gu, Seoul, Korea 157-270, and its telephone number is (82) (2) 2669-3210.

General Description of the Acquisition

Tremisis II, Asiana IDT and Asiana Airlines entered into the purchase agreement on July 30, 2009, and amended and restated it as of October 1, 2009. Pursuant to the purchase agreement, Tremisis II will purchase all of the outstanding capital stock of Asiana IDT from Asiana Airlines for a total consideration of $57,109,050 and the issuance of 9,702,800 shares of Tremisis II common stock, which, at the last sale price of $7.84 per share on September 30, 2009, had a total value of $76,069,952. The cash portion of the purchase price is subject to adjustment based on changes in the exchange rate between the Korean won and the United States dollar.

The shares to be issued to Asiana Airlines and the 129,870 shares that it has purchased are intended to give it ownership of 50% plus 1 share of the total number of shares of Tremisis II common stock that will be outstanding immediately after the closing of the acquisition, assuming that none of the holders of Public Shares elects to convert his shares into cash and giving effect to the contribution to Tremisis II for retirement and cancellation of 2,203,298 Founders’ Shares that its chairman and an affiliate of the chairman (the Investors) will acquire upon the closing. In such circumstances, the holders of Public Shares will own approximately 48.8% of the shares of Tremisis II common stock outstanding immediately after the closing of the acquisition, the Investors will own 129,870 (less than 1%) of the Founders’ Shares that they will acquire from the Tremisis II Founders and the remaining 100,000 shares (less than 1%) will be Founders’ Shares owned by certain of the Tremisis II Founders. If the holders of 2,919,800 of the Public Shares elect to convert their shares into cash, Asiana Airlines will own approximately 58.7% and the remaining holders of Public Shares will own approximately 39.9% of the shares of Tremisis II common stock outstanding immediately after the closing of the acquisition. The number of Public Shares that will be outstanding after the closing will also be reduced by the number of Public Shares, if any, purchased pursuant to arrangements that provide for Tremisis II to purchase such shares after the closing of the acquisition to secure approval of the acquisition proposal (as described below in this section under “ — Actions That May Be Taken to Secure Approval of Tremisis II’s Stockholders”). Any such purchases will increase the percentage ownership of Tremisis II common stock by Asiana Airlines and each remaining holder of Public Shares although the aggregate percentage ownership of holders of Public Shares will decrease.

All of Tremisis II’s outstanding warrants will be redeemed promptly after the closing of the acquisition. See “— Warrant Redemption,” below in this section.

Pursuant to the purchase agreement, Chairman Kim agreed to reimburse Asiana Airlines for an amount equal to the excess, if any, of its cost to purchase the 129,870 shares of Tremisis II common stock that Asiana Airlines purchased in the open market or privately negotiated transactions over the amount of proceeds Asiana Airlines will receive from the Tremisis II’s liquidation if Tremisis II is required to liquidate without completing the acquisition. As Asiana Airlines’ purchase cost was less than the liquidation value of such shares, Chairman Kim has no liability with respect to such obligation.

Warrant Redemption

A condition to the closing of the acquisition is that the holders of the outstanding warrants to purchase Tremisis II common stock approve an amendment to the governing warrant agreement to make the warrants redeemable by Tremisis II immediately upon the closing at a redemption price of $___ per warrant. Pursuant to the purchase agreement, Tremisis II is obligated to redeem all of the warrants promptly after the closing. As the warrants are not exercisable by their holders until six months after the closing, there will be no circumstances under which the holders will be able to exercise them. The purpose of this requirement is to assure Asiana Airlines that it will be the owner of at least 50% plus 1 share of the outstanding Tremisis II common stock after giving effect to its purchase of the 129,870 shares it purchased pursuant to the purchase agreement. To assure that the holders of a majority of the warrants are favorable to the warrant amendment proposal, it may be necessary for Tremisis II, the Investors, Asiana Airlines, Asiana IDT and/or others to engage in transactions or arrangements similar to those described in the section below entitled “— Actions That May Be Taken to Secure Approval of Tremisis II’s Stockholders” with respect to the warrants.

Lock-Up Agreement

At the closing of the acquisition, Asiana Airlines will execute a lock-up agreement that will prohibit it from selling, hypothecating or otherwise transferring the shares of Tremisis II common stock it will receive in the acquisition for a period of one year after the closing of the acquisition. The certificates representing such shares will be legended to such effect.

Name; Headquarters; Stock Symbols

After completion of the acquisition:

•	the name of the publicly-traded holding company will be Asiana IDT Holdings Inc.;
•	the corporate headquarters and principal executive offices of Asiana IDT Holdings Inc. will be located at S-Tower 19F 116, Sinmunno 1-Ga, Jongno-Gu, Seoul 110-770, Korea; and
•	Asiana IDT Holdings Inc.’s common stock will be listed for trading on the NYSE under the symbol TGY, assuming approval of its application for continued listing by the NYSE Amex.

Background of the Acquisition

Promptly following Tremisis II’s IPO, its then officers and directors contacted several investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as numerous other business relationships. Through these efforts, they identified and reviewed information with respect to more than 50 target companies. Over the course of the search for the optimal acquisition candidate, management met and evaluated approximately 17 potential transactions and entered into discussions with several companies. While Tremisis II had some preliminary interest in pursuing transactions with these entities, discussions did not progress to more serious negotiations with the exception of a company engaged in originating, creating, purchasing and monetizing greenhouse gas emission offsets, sometimes referred to as carbon offsets. Discussions with this company commenced in December 2007. In February 2008, a confidentiality agreement was executed between Tremisis II and the company. The parties entered into an exclusivity agreement in March 2008 and a non-binding term sheet detailing the framework of a proposed transaction was executed later that month. The parties continued negotiating the terms of a business combination agreement until November 2008, when they agreed to terminate their negotiations due to a general downturn of the economic climate and financial markets and the parties’ inability to restructure a transaction acceptable to both of them.

On January 20, 2009, Mr. Sang-Chul Kim and his affiliate, SoftForum, entered into an agreement with Broadband Capital Management LLC (“BCM”) pursuant to which they engaged BCM to provide general financial advisory and investment banking services with respect to the takeover and control of Tremisis II and to assist in its completion of a business combination. Pursuant to the agreement with BCM, BCM will be entitled to receive a fee of from $3,469,490 to $4,647,490 upon the closing of the acquisition, of which Chairman Kim personally paid BCM $1,100,000 upon execution of the agreement. BCM is also entitled to reimbursement for all reasonable expenses incurred by it in connection with its engagement. As the services that BCM is rendering under the agreement are for the benefit of Tremisis II, the obligations of Chairman Kim and SoftForum to pay BCM were assigned to and assumed by Tremisis II. Upon closing of the acquisition, Tremisis II will reimburse Chairman Kim for the payment he made to BCM. BCM’s obligations under the agreement require it to, among other things, assist with the review of business combination targets and related diligence, negotiation, proxy solicitation and closing matters, assist in the negotiation for recapitalization of Tremisis II, including its outstanding warrants and assist in the renegotiation of the IPO underwriters’ deferred underwriting compensation.

Shortly after engaging BCM, Mr. Kim approached Lawrence S. Coben, one of the Tremisis II Founders who was then its Chief Executive Officer, to discuss the possibility of he and SoftForum, his affiliate, acquiring the interests of the Tremisis II Founders in Tremisis II. Mr. Kim was seeking a vehicle that could serve as an entry for a Korean company into the United States financial markets and approached Mr. Coben as a result of a referral from Michael Rapp of Broadband Capital Management. As a result of this approach, negotiations for such a transaction were instituted and, on March 13, 2009, Mr. Kim, SoftForum and the Tremisis II Founders entered into the Investment Agreement. In connection with the Investment Agreement, Mr. Coben resigned his positions and offices with Tremisis II and Mr. Kim became Chairman and Co-Chief Executive Officer. Ronald D. Ormand, one of the Tremisis II Founders, also became a Co-Chief Executive Officer, a position he retained until April 2009, when Mr. Kim became sole Chief Executive Officer. At the time of the signing of the Investment Agreement, all of the then directors of Tremisis II other than Mr. Ormand resigned and new directors and management selected by Mr. Kim were installed.

Shortly after the execution of the Investment Agreement, Tremisis II’s new management began an intensive process of identifying and evaluating prospective businesses for a potential business combination. In considering potential targets, the search was focused on the following types of Korean companies:

•	Subsidiaries of Korean conglomerates;
•	Growing private companies with government support;
•	Private companies with defensible patents or licenses with high future value;
•	Private companies in growing industries;

In addition to the types of companies stated above, Tremisis II’s management considered the following business factors to be important for a potential target business:

•	Specialty focus by line of business, geography, product, distribution or client base;
•	Record of growth and profitability;
•	Ability to operate in difficult, dislocated or fragmented markets;
•	Business model and approach to building recurring revenue;
•	Ability to achieve incremental revenues or decrease costs in current core business;
•	Potential for greater economies of scale or higher profitability through consolidation;
•	Opportunity to deploy capital with attractive rates of return;
•	Experience and skill of management and availability of additional personnel;
•	Capital requirements;
•	Competitive position;
•	Financial condition;
•	Barriers to entry;
•	Stage of development of the products, processes or services;
•	Breadth of services offered;
•	Degree of current or potential market acceptance of the services;
•	Regulatory environment of the industry;
•	Costs associated with effecting the business combination; and
•	Probability of successfully negotiating and consummating a business combination with the potential partner.

The initial evaluation of a potential target business was based primarily, to the extent relevant, on the above factors. Further, Tremisis II’s management conducted additional diligence as deemed necessary to understand the business of a potential business combination partner that included, among other things, meetings with management as well as a review of financial and other information made available to it.

Finally, Tremisis II’s management used the following list of pre-qualifications to narrow its search to its final candidates:

•	Sales of more than 100 million USD;
•	Growth rate of more than 15%;
•	Strong cash flow and balance sheet;
•	Steady and reliable revenue structure;
•	Stable customers and vendors;
•	Experienced management team; and
•	Potential to grow, including growth in markets outside Korea.

On April 6, 2009, Tremisis II engaged A.T. Kearney Korea, LLC (“ATKK”) to provide certain consulting services. Under this agreement, ATKK provides Tremisis II with financial advice and assistance in connection with its business combination activities, including advice with respect to target companies, merger and acquisition strategy and deal structuring and documentation. ATKK will be paid a success fee of 2 billion Korean Won if the aquisition is completed.

From March 2009 through July 2009, Tremisis II’s management initiated contact, either directly or through third-party intermediaries, with over thirty (30) potential target companies. The topics for discussions between Tremisis II’s management and potential business combination companies included financial disclosures, reviews of potential transaction structures, preliminary estimates of transaction values and management objectives, business plans and projections.

Among the potential candidates, the following companies merited additional, in-depth review:

•	Two companies in the solar energy industry;
•	Two companies in the franchising industry;
•	Three companies in the biotechnology industry;
•	Two companies in the IT industry;
•	Two manufacturers; and
•	Three financial services companies.

Tremisis II’s management evaluated these candidates in light of the factors described above by applying the following criteria: the state of the industries in which the businesses operated; the potential value of each business; the probability of negotiating an acceptable business combination; the timeframe for completing a successful business combination; and the possible level of public interest in Korea. While negotiations with a few of these companies proceeded to the point where non-disclosure agreements were signed, except for negotiations with Asiana IDT, no negotiations reached the point where a memorandum of understanding, term sheet or letter intent was signed. Some of the companies had current markets only in Korea and no plans for expanding to other countries. Others had needs for cash that were beyond what Tremisis II felt it could reasonably provide. Others suffered because of adverse effects of exchange rates at a time when the Korean Won was dropping in value against the U.S. dollar. As a result of such evaluations, it became apparent to Tremisis II’s management that only Asiana IDT, a subsidiary of the Kumho Asiana Group, the 11th largest “chaebol” (conglomerate) in Korea, was the preferred partner for a business combination of the companies under consideration.

Another preferred criterion for a candidate was that it be affiliated with a chaebol. Such companies are characterized by large, worldwide businesses with extensive contacts and other relationships and experience in many areas. They also usually operate with a desire to achieve stable, long-term growth, which Tremisis II believed was a highly important factor. If a business combination was made with a chaebol affiliate, there was also the possibility that the affiliate’s relationships with other members of the chaebol would continue after the transaction was effected, providing on ongoing base for business. It was also felt that Korean investors would have a basic comfort factor with a company that was affiliated with a chaebol having a large and diversified business. In the opinion of Tremisis II’s management, Asiana IDT met this requirement very well.

In addition to the probability that a transaction with a Korean conglomerate would bring enormous public attention, particularly in Korea, Tremisis II’s management selected Asiana IDT as its preferred partner for a business combination because the company had the following attributes, among others:

•	Annual growth rate exceeding 30% per annum;
•	Stable source of revenues from its affiliates and a reliable growth engine;
•	Highly qualified engineers and an experienced management team; and
•	A strategic partnership with Samsung SDS/LG CNS/Accenture.

On May 14, 2009, Sang-chul Kim, Yeon-su Kim, and Han-jun Kim, executive managing director of SF Investment, a private investment firm controlled by Mr. Kim, met with Hyanghee Seo, a partner of Joowon Law Firm, a law firm hired by Tremisis II to assist in its target search process, to discuss a possible target for Tremisis II. Initial concerns communicated to Ms. Seo by representatives of the Kumho Asiana Group were discussed, including how the target company shareholders were to maintain a majority control in the post-transaction company after the business combination, whether or not the authorized shares in Tremisis II could be increased to accommodate newly issued shares to be issued to or for the target company and how to maintain a controlling interest in the company if and when all outstanding warrants were exercised.

On May 15, 2009, Mr. Kim and Seung Jung Ro, director of Tremisis II, met to discuss a solution for the warrant dilution issue posed by the Kumho Asiana Group. Prior to the meeting, Tremisis II’s management confirmed with its US legal counsel, Graubard Miller, that the company could increase the number of authorized shares by stockholder vote. In addition, Tremisis II’s adviser, Broadband Capital Management, LLC, confirmed that they would also seek a solution for the Kumho Asiana Group’s concerns regarding the warrants.

On May 20, 2009, Mr. Kim and Tremisis II’s other management received correspondence from the Kumho Asiana Group that they were interested in a transaction with Tremisis II only if the terms included a minimum of $65,000,000 in cash and 50%+1 shares. After discussion, Tremisis II’s management decided to continue negotiations with Kumho Asiana Group while also continuing conversations with other strong target company candidates.

On June 1, 2009, Sang-chul Kim, Seung Jung Ro, members of Joowon Law Firm, SF Investment and Capital Express, a private investment firm controlled by Sang-chul Kim, met to review progress to date in identifying and finalizing candidates for a potential business combination. Tremisis II’s management agreed to focus on Asiana IDT as a preferred candidate while continuing conversations with other target companies.

On June 15, 2009, Sang-chul Kim met with Seung-oh Hong, Executive Vice President of the Kumho Asiana Group, to discuss terms of a potential transaction with Tremisis II. Mr. Hong and Mr. Kim agreed to come up with a solution agreeable to both parties. At Kumho Asiana Group’s request, on June 24, 2009, Tremisis II’s management forwarded to the Kumho Asiana Group an expected timeline, process, expenses and information to be prepared by the Kumho Asiana Group.

On June 30, 2009, David Yoo, a director of Tremisis II, Yeonsu Kim, and Junkyu Park, Sungbok Lee and Seungjin Cho, all of Capital Express, met to discuss Kumho Asiana Group’s opinion on the price of newly issued shares from Tremisis II to be paid to them. Kumho Asiana Group insisted that due to the dilution from the founders’ shares, the market value approach to valuing the newly issued shares from Tremisis II to the target company was not appropriate. As a result, Kumho Asiana Group believed that they should receive an equivalent number of shares based on the book value valuation of the common shares in Tremisis and not the market value valuation of the common shares. Tremisis II’s management explained that that the stockholders of Tremisis II would not accept that the target company would receive shares that are “priced” at a valuation less than the value of their shares. The reason was because Tremisis II stockholders would have the right to redeem their shares for the cash value per share in trust. Thus, if they are not getting at least the cash value per share in trust from the business combination then they have the right to return their shares to Tremisis II and get the cash value in trust back from Tremisis II.

On July 15, 2009, Sang-chul Kim met with the executive board from Capital Express to decide to forfeit his right to acquire Tremisis II Founders’ Shares to close the deal successfully. Because of a disagreement with the Kumho Asiana Group regarding the purchase price, Mr. Kim volunteered to forfeit all of his Founders’ Shares to resolve the issue. Mr. Kim preferred Asiana IDT over other potential target companies, as he believed that it would be a good opportunity for Tremisis II’s stockholders if a deal could be closed with a conglomerate.

On July 30, 2009, Tremisis II’s management and the Kumho Asiana Group agreed to the key terms of the definitive purchase agreement; however issues regarding indemnification and lock-up clauses were unresolved. Both parties agreed to move forward and resolve these outstanding issues later. A definitive agreement was executed by both parties on July 30th. The transaction called for Tremisis II to purchase Asiana IDT’s capital stock for $63,076,925 in cash and 9,832,670 shares of Tremisis II’s common stock, which would represent 50% plus 1 share of all of the outstanding common stock of Tremisis II based on the amount of shares currently outstanding and retirement of certain Founders’ Shares. Tremisis II issued a press release and subsequently filed a Current Report on Form 8-K announcing the execution of the purchase agreement and discussing the terms of the purchase agreement.

In negotiating the purchase price, Asiana Airlines’ primary concerns were that it wanted a purchase price above 180 billion Korean Won, it desired to maintain a controlling interest in the post-acquisition company and that a major portion of the purchase price should be in cash. Based on the 180 billion Won proposed price, ATKK performed a preliminary valuation and concluded that the price proposed by Asiana Airlines was too high to expect a favorable reaction from investors. After further negotiations, Asiana Airlines proposed a total price of 170 billion Korean Won, which was agreed to by Tremisis II. In determining the split between stock and cash, the Tremisis II stock was valued at approximately $7.70 per share, for a total stock value of approximately $75,711,000, at an exchange rate of approximately 1,225 Won per dollar.

On August 14, 2009 David Yoo and Yeon-su Kim from Tremisis II, Junkyu Park from Capital Express, Corby Hocker and Kyu Ha Lim from Broadband Capital Management LLC, Noah Scooler and Jeffrey Gallant from Graubard Miller and Hyanghee Seo from Joowon Law Firm, and Dohyun Kim and Kyungheum Choi from A.T. Kearney, conducted a conference call with Young-don Lee from Asiana IDT, Mini Son and Dong-hwa Choi from the Kumho Asiana Group, and Kevin Oh from JW Law LLC to discuss items to be prepared for the proxy statement filing, the need for indemnification provisions and lock-up and escrow agreements, and additional issues to be considered related to a business combination transaction.

Later in August 2009, Asiana IDT advised Tremisis II that Asiana IDT’s operating results for the first six months of 2009 were below expectations. Following receipt of that information, the parties entered into discussions regarding an adjustment to the purchase price because the lower results would cause a lower valuation of Asiana IDT than had been previously considered. On September 1, 2009, Sang-chul Kim met with Young Ju Lee, Executive Management Director of the Kumho Asiana Group, to finalize terms for the amended definitive agreement. The terms agreed upon were $57,109,050 in cash and 9,702,800 newly issued shares of Tremisis II. Such terms also included a provision calling for Asiana Airlines to purchase 129,870 shares of Tremisis II common stock to enable it to achieve a position of 50% plus 1 share of the shares of Tremisis II common stock to be outstanding after the closing. The parties also agreed that the new terms would include a non-conditional lock-up agreement but would not include indemnification and escrow provisions.

Drafts of the proposed new document were then exchanged by the parties and their attorneys over the next few weeks until the complete terms had been agreed to. The revised purchase price that was agreed to was 160 billion Won, a reduction of 10 billion Won from the originally agreed price. Using a stock price of $7.70 per share, the total stock value was approximately $74,711,000 at an exchange rate of approximately 1,214 Won per dollar.

On September 30, 2009, Tremisis II’s board of directors considered the amended and restated version of the purchase agreement and the fairness opinion and presentation of Shinhan Accounting Corporation and unanimously approved the amended and restated version of the purchase agreement. The amended and restated version of the purchase agreement was executed on October 1, 2009. On October 7, 2009, Tremisis II filed a Current Report on Form 8-K to report the execution of the amended and restated version of the purchase agreement, a copy of which was filed as an exhibit to the Current Report.

The terms of the purchase agreement are the result of arms’-length negotiations between representatives of Asiana IDT, Asiana Airlines and Tremisis II.

Tremisis II’s Board of Directors’ Reasons for the Approval of the Acquisition

Tremisis II’s board of directors carefully evaluated the agreements relating to the proposed acquisition and reviewed industry and financial data in order to determine that the transaction terms were reasonable and that the acquisition was in the best interests of Tremisis II’s stockholders.

Tremisis II conducted a due diligence review of Asiana IDT that included an industry analysis and a description of Asiana IDT’s proposed business model and strategy in order to enable the board of directors to ascertain the reasonableness of the consideration.

The management of Tremisis II, including members of its board of directors, has long and diverse experience in operational management, investments and financial management and analysis. In the opinion of Tremisis II, its management is well qualified to conduct the due diligence and other investigations and analyses required in connection with the search for an acquisition partner.

The Tremisis II board of directors concluded that the purchase agreement with Asiana IDT is in the best interests of Tremisis II’s stockholders. The following is a summary of all of the material factors that the Tremisis II board of directors considered:

Asiana IDT’s financial condition and results of operations;

Asiana IDT’s potential for future growth;

The experience and skills of Asiana IDT’s management and availability of additional personnel;

Asiana IDT’s competitive position and barriers to entry;

The valuation of comparable companies;

Asiana IDT’s industry dynamics including the competitive landscape;

Favorable long-term growth prospects;

The reports of outside due diligence consultants retained by the Tremisis II management;

Future capital requirements;

Costs associated with effecting the transaction;

The oral opinion of Shinhan Accounting Corp., an RSM International affiliate, to the board of directors of Tremisis II on September 30, 2009 (which was confirmed in writing by delivery of Shinhan’s written opinion on the same day)with respect to the fairness of the transaction, from a financial point of view, to Tremisis II’s stockholders and that the fair market value of Asiana IDT as indicated by Shinhan’s financial analyses was at least equal to 80% of the balance of the Trust Account (excluding the amount held in the trust account representing the underwriters’ discount); and

The underlying businesses and components of Asiana IDT.

Adverse Factors Considered by Tremisis II

In addition to certain of the matters addressed in the section entitled “Risk Factors,” Tremisis II’s board also evaluated several adverse factors in its consideration of the acquisition of Asiana IDT. These included:

Adverse General Economic Conditions.  In its evaluation of Asiana IDT, Tremisis II’s board of directors considered the current adverse economic conditions and the impact such conditions could have on Asiana IDT’s business. It was the board’s belief that Asiana IDT’s operational stability and potential for future growth as the economy improves outweighed concerns about general economic conditions and adverse conditions in IT industry.

Possible Adverse Changes in the Information Technology Services Industry.  Tremisis II’s board of directors considered that possible changes in the information technology services industry such as new technologies could render current technologies obsolete. It was the board’s belief that Asiana IDT’s investment in research and development towards new proprietary technologies and businesses outweighed any risk of obsolescence in the industry.

Possibility that Asiana IDT May Not Be Able to Manage its Expected Growth.  Tremisis II’s board of directors considered the possibility that the company may not be able to manage its expected growth and business expansion which could potentially adversely affect its business operations. It was the board’s belief that Asiana IDT management’s expertise and experience in the information technology services industry outweighed any concerns. The board of Tremisis II was cognizant of Tremisis II’s liquidation date of December 6, 2009, but ultimately evaluated the potential business combination with Asiana IDT strictly on the quantitative and qualitative information regarding Asiana IDT and its business that was available. Since completion of Tremisis II’s IPO, the board has been regularly kept apprised of potential business combination targets and management’s discussions and evaluation of such targets. As discussed above, Tremisis II engaged in an ongoing and systematic search for potential business combination candidates, deciding on its own accord in various situations to terminate discussions with potential candidates when determined by management that such candidates did not ultimately represent the investment opportunity that Tremisis II wanted to present to its stockholders.

Fairness Opinion of Shinhan Accounting Corporation

Following the execution of the purchase agreement, Tremisis II engaged Shinhan Accounting Corporation (“Shinhan”), a member firm of RSM International, on August 17, 2009, to determine whether the consideration to be paid by Tremisis II pursuant to the purchase agreement was fair, from a financial point of view, to the Tremisis II stockholders and whether, the fair market value of Asiana IDT was equal to at least 80% of the amount of Tremisis II’s net assets, which net assets are essentially equivalent to the amount in its trust account. Under the terms of the engagement, Shinhan is to be paid a total fee of $20,000, of which $5,000 was paid upon execution of the engagement letter and $15,000 is to be paid within one month after the stockholders’ meeting or after Tremisis II’s liquidation if there is no stockholders’ meeting or if there is a meeting but the acquisition is not approved.

On September 30, 2009 Shinhan made a presentation to the board of directors of Tremisis II. The objective of this presentation was to provide the Tremisis II board of directors with an independent third-party opinion on the investment decision that their board of directors would be recommending to the stockholders of Tremisis II. The Shinhan analysis was based on information received from Tremisis II and Asiana IDT, including Asiana IDT’s financial statements, prior 3 years audited financial statements, the purchase agreement and other publicly available information. In addition, Shinhan obtained publicly filed information obtained from Korea’s corporate filing electronic system for Asiana Airlines, the parent company of Asiana IDT.

As part of its presentation to Tremisis II’s board of directors, Shinhan first gave an overview of the valuation process including the objective of the valuation, the period of the valuation performance, the date of the valuation and the methods by which it performed the valuation. The objective of the valuation was to provide the Tremisis II board of directors with an approximate value of Asiana IDT’s total outstanding shares (1,000,000 shares issued). Shinhan explained to Tremisis II’s board of directors that it used two specific approaches to value the stock being acquired — (1) income based approach, otherwise referred to as the discounted cash flow method and (2) a market-based approach, in which it compared Asiana IDT to other companies of a similar size and industry focus and operating within the same geographic region, also referred to as the comparable transaction method. It also said that there was a third method — an asset-based approach based on the net asset value of the company, otherwise referred to as the adjusted net book value method — that was not used because that method only considers the assets currently held rather than the future profit stream generated by the business or the possibility of improvement in profitability and thus may not reflect the ability of the subject company’s future earning power.

Shinhan then provided the Tremisis II board of directors with a summary of its valuation analysis. As a result of the discounted cash flow method, it advised that it determined that the range per share of the value of Asiana IDT’s stock was approximately $151,060 to $172,633. As a result of using the market based approach to valuation, it presented a range per share of approximately $138,903 to $142,473. Consequently, it presented to the Tremisis II board of directors that, based on the information provided to it, the value of the Asiana IDT stock based on the various methods was in the range of $138,688 to $172,633 per share.

The next part of Shinhan’s presentation was related to the Asiana IDT’s background and industry forecast. In this section, it covered and reported on the company’s background and relevant financial information. In addition, it provided the board of directors with a summary of the IT services industry, both domestically and internationally, and a forecast of the IT service market in Korea based on information obtained from the Knowledge Research Group.

The final part of Shinhan’s presentation focused on a detailed summary of the results of the valuation. Here, it presented the major assumptions applied in the stock valuation, estimated income statement, projected sales forecast, cost of good sold forecast, operating expenses forecast, non-operating income and expenses forecast, corporate income tax forecast, changes in net operating capital, cash flows from investing activities and free cash flows. With regard to the valuation from the guideline companies method, it presented the conditions of the market multiples selection, selection of guideline companies, selection of guideline companies multiple, results of stock valuation using the guideline companies method and the overall results of the stock valuation.

In connection with, and based on, its presentation, Shinhan delivered to the Tremisis II board of directors, at the meeting, its written opinion dated September 30, 2009, stating that, as of that date, based upon and subject to the assumptions made, matters considered, and limitations on Shinhan’s review as set forth in Shinhan’s opinion (i) the fair market value of Asiana IDT in the acquisition contemplated by the purchase agreement was equal to at least 80% of the amount in the trust fund established by Tremisis II for the benefit of its public stockholders in a trust account at Continental Stock Transfer and Trust Company, excluding deferred underwriting discounts and commissions, and (ii) the total consideration to be paid in the acquisition contemplated by the purchase agreement was fair, from a financial point of view, to the holders of common stock of Tremisis II.

The full text of Shinhan’s opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Shinhan in rendering its opinion. Holders of Tremisis II’s common stock are urged to read the entire opinion carefully in connection with their consideration of the proposals.

Shinhan’s opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date as well as the consideration to be paid in connection with the acquisition contemplated by the Purchase Agreement. Events occurring after that date could materially affect its opinion. Shinhan has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Tremisis II has not obtained nor will it obtain an updated fairness opinion from Shinhan to reflect the current terms of the acquisition.

Shinhan’s opinion was for the use and benefit of the board of directors of Tremisis II in its consideration of the acquisition contemplated by the purchase agreement and does not constitute a recommendation as to how any holder of shares of common stock of Tremisis II should vote on the acquisition.

In connection with its opinion, Shinhan, among other things:

i.	Reviewed the purchase agreement;
ii.	Reviewed certain publicly available financial and other information about Tremisis II and Asiana IDT;
iii.	Reviewed certain information furnished to us by Asiana IDT’s management, including historical financial information and financial forecasts and analyses relating to the business, operations and prospects of Asiana IDT;
iv.	Reviewed certain information furnished to us by Tremisis II’s management relating to Tremisis II;
v.	Held discussions with members of senior management of Tremisis II and Asiana IDT concerning the matters described in clauses (ii), (iii) and (iv) above;
vi.	Reviewed the share trading price history for the common stock of Tremisis II for the period ending September 30, 2009, and considered the implied value of the transaction based upon the closing price of the common stock of Tremisis II as of that date;
vii.	Reviewed the valuation multiples for certain publicly traded companies that we deemed relevant in lines of business similar to Asiana IDT;
viii.	Compared the proposed financial terms of the transaction with the financial terms of certain other transactions that we deemed relevant;
ix.	Reviewed and compared the net asset value of Tremisis II to the indicated fair market value of Asiana IDT; and
x.	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

In Shinhan’s review and analysis and in rendering its opinion, Shinhan assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to it by Asiana IDT and Tremisis II or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Shinhan did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Shinhan conduct a physical inspection of any of the properties or facilities of Asiana IDT or Tremisis II, nor was Shinhan furnished with any such evaluations of appraisals or such physical inspections, nor did Shinhan assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by it, Shinhan’s opinion noted that projecting future results of any company is inherently subject to uncertainty. Asiana IDT and Tremisis II informed Shinhan, however, and Shinhan assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Asiana IDT as to the future financial performance of Asiana IDT, and Shinhan relied solely upon such financial forecasts prepared by the management of Asiana IDT. Shinhan expressed no opinion as to Asiana IDT’s financial forecasts or the assumptions on which they are made.

Shinhan’s opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Shinhan noted, however, that in rendering its opinion it analyzed the implied value of the consideration based upon the closing price of Tremisis II common stock as of September 30, 2009, which was the date immediately prior to the date of the public announcement of the acquisition. Shinhan expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Shinhan’s opinion of which Shinhan became aware after the date of its opinion.

Shinhan made no independent investigation of any legal or accounting matters affecting Asiana IDT or Tremisis II, and Shinhan assumed the correctness in all respects material to Shinhan’s analysis of all legal and accounting advice given to Asiana IDT and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Purchase Agreement to Asiana IDT and its stockholders. Shinhan also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the acquisition, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Asiana IDT, Tremisis II or the contemplated benefits of the acquisition.

Shinhan’s opinion was for the use and benefit of Tremisis II’s board of directors in its consideration of the acquisition, and Shinhan’s opinion did not address the relative merits of the transactions contemplated by the purchase agreement as compared to any alternative transaction or opportunity that might be available to Tremisis II, nor did it address the underlying business decision by Tremisis II to engage in the acquisition or the terms of the purchase agreement or the documents referred to therein. Shinhan’s opinion did not constitute a recommendation as to how any holder of shares of Tremisis II common stock should vote on the acquisition or any matter related thereto. In addition, Shinhan was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the acquisition, other than the holders of shares of Tremisis II common stock. Shinhan expressed no opinion as to the price at which shares of Tremisis II common stock will trade at any time.

In preparing its opinion, Shinhan performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Shinhan believes that its analyses must be considered as a whole. Considering any portion of Shinhan’s analyses or the factors considered by Shinhan, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Shinhan’s opinion. In addition, Shinhan may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Shinhan’s view of Asiana IDT actual value. Accordingly, the conclusions reached by Shinhan are based on all analyses and factors taken as a whole and also on the application of Shinhan’s own experience and judgment.

In performing its analyses, Shinhan made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Asiana IDT’s and Shinhan’s control. The analyses performed by Shinhan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Tremisis II common stock do not purport to be appraisals or to reflect the prices at which shares of Tremisis II common stock may actually be sold. The analyses performed were prepared solely as part of Shinhan’s analysis of the fairness, from a financial point of view, of the consideration to be paid by Tremisis II pursuant to the acquisition, and were provided to Tremisis II’s board of directors in connection with the delivery of Shinhan’s opinion.

Shinhan’s fairness opinion was considered and accepted by Tremisis II’s board of directors. Tremisis II does not have a fairness committee that separately considered the fairness opinion.

The following is a summary of the material financial and comparative analyses performed by Shinhan in connection with Shinhan’s delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Shinhan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Shinhan’s financial analyses.

80% Test

Pursuant to Tremisis II’s amended and restated certificate of incorporation, Tremisis II was required to complete an acquisition, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, of one or more businesses or assets whose collective fair market value is equal to at least 80% of the amount in the trust fund established by Tremisis II for the benefit of its public stockholders in a trust account at Continental Stock Transfer and Trust Company, excluding deferred underwriting discounts and commissions. As of August 31, 2009, 80% of such amount was $61.96 million. Pursuant to its engagement letter with Tremisis II, Shinhan rendered its opinion on September 30, 2009, that the fair market value of Asiana IDT’s capital stock that Tremisis II shall acquire in the acquisition contemplated by the Purchase Agreement exceeded $61.96 million.

Shinhan compared this amount to the valuation ranges achieved by application of a comparable company analysis, and a discounted cash flow analysis (as each of these analyses is described below).

(US Dollars in Millions)
80% Of Net Assets Held in Trust (As of August 31, 2009)	61.96

	Minimum	Maximum
Indicative Equity Value ranges of Asiana IDT:
Comparable Company Analysis
2008	118.3	125.3
LTM	112.9	119.5
2009 (E)	134.9	142.5
Discounted Cash Flow Analysis	151.1	201.2

Fairness to Holders of Common Stock of Tremisis II

In arriving at its fairness opinion, Shinhan generated valuation ranges for Asiana IDT based on a comparable company analysis, and a discounted cash flow analysis, each as more fully discussed below. Shinhan compared the total consideration value which was proposed for the acquisition contemplated by the Purchase Agreement at the time that Shinhan rendered its opinion of $134.9 – $142.5 million under EBITDA multiple and $151.1 – $201.2 million under DCF (as described below) with each of the two distinct valuation ranges described below under “Comparable Company Analysis”, and “Discounted Cash Flow Analysis”. Shinhan noted that the transaction value, as contemplated by the Purchase Agreement, was above the lower of the valuation ranges created by the Comparable Company Analysis, and the Discounted Cash Flow Analysis described below and less than each of the two higher valuation ranges. On this basis, Shinhan was of the opinion that the total consideration to be paid in the acquisition contemplated by the Purchase Agreement was fair, from a financial point of view, to the holders of common stock of Tremisis II and that the fair market value of Asiana IDT’s capital stock that Tremisis II shall acquire is at least equal to 80% of the net assets of Tremisis II.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Asiana IDT with respect to business and revenue model, operating sector and size.

In selecting companies comparable to Asiana IDT, Shinhan sought organizations whose businesses were concerned primarily with IT service. Companies with such online and “consumer-facing” businesses were considered by Shinhan to be distinguishable from Asiana IDT as they deal primarily with high volume, low value transactions and, as such, their businesses are fundamentally different from the business of Asiana IDT. Shinhan also excluded private companies on the basis that adequate financial information was not available to conduct analyses of such companies. As a result, four sufficiently similar companies in the system integration industry were identified.

Shinhan identified the four public companies listed below as being comparable to Asiana IDT with respect to their industry sector and operating model.

EV/EBITDA Multiples

Comparable Companies	2007	2008	2009 (1st Half)
Posdata	20.66	16.99	9.98
Hyundai It	5.05	6.44	7.13
Dongbu Cni	15.55	2.91	4.01
Dongyang Systems	6.07	1.08	4.51

(Source: Data from Korea Information Service, June 30 2009)

For each such time period, Shinhan selected the mean of the resulting multiples, which were as follows:

Enterprise Value/EBITDA	2008	LTM	2009 (E)
Average	6.86x	6.41x	6.41x(*)

Shinhan created a range of equity values for Asiana IDT by applying a discount of 0.2 and a premium of 0.2 in multiplying 2009(E) EBITDA multiple to Asiana IDT’s expected EBITDA for 2009 and by netting out with the expected net debt amount at the end of 2009. It is customary for financial advisors to develop a range for valuations in this manner to account for the fact that it is not possible to put an exact value on a company. The resulting ranges were:

	Indicative Equity Value Range
Basis	Low	High
Total Equity Value based on 2009(E) EBITDA(*)	$134.9	$142.5

*	Shinhan used an LTM multiple of 6.41 to deliver a range of indicative equity values for Asiana IDT by applying it to the 2009(E) EBITDA instead of LTM EBITDA based on the assumption that the 2009(E) EBITDA serves as a reasonable estimation of the actual EBITDA amount for the fiscal year 2009 under the circumstances that 2009(E) multiples are not readily available (the forecasted amount was primarily only the fourth quarter of fiscal 2009 while the first to third quarter amounts approximated the actual).

Please be advised that none of the comparable companies have characteristics identical to Asiana IDT. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies. For purposes of Shinhan’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for one-time unusual charges and non-recurring items.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The discounted cash flow analysis is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors. Shinhan utilized the forecasts provided by Asiana IDT management which set forth projected future free cash flow.

In order to arrive at a present value, Shinhan began by applying the Capital Asset Pricing Model method to estimate the weighted average cost of capital which, based on the ratio of debt to equity, yielded a cost of capital of 14.49%. In its judgment, Shinhan created a range of enterprise values for Asiana IDT by applying a discount of 2.0% and a premium of 2.0%. These figures of 12.49% and 16.49% were then applied as discount rates to generate a range of implied enterprise values for Asiana IDT.

Shinhan calculated the following range of implied equity values:

	Indicative Equity Value Range
Basis	Low	High
Total Equity Value based on DCF Analysis	$151.1	$201.2

Shinhan’s opinion was one of many factors taken into consideration by Asiana IDT’s board of directors in making its determination on the acquisition and should not be considered determinative of the views of Asiana IDT’s board of directors with respect to the acquisition.

Shinhan was selected by Asiana IDT’s board of directors based on Shinhan’s qualifications, expertise and reputation. Shinhan is a member of RSM International, an internationally recognized independent accounting and advisory firm. Shinhan, as part of its advisory business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions.

Interests of Tremisis II’s Directors and Officers and Others in the Acquisition

In considering the recommendation of the board of directors of Tremisis II to vote for approval of the acquisition proposal, you should be aware that Chairman Kim and certain other persons have interests in the acquisition that differ from, or are in addition to, those of Tremisis II stockholders generally that might influence their votes on the matters to be presented to the special meetings for consideration. In particular:

•	Pursuant to the Investment Agreement, the Tremisis II Founders have the option to require the Investors (one of whom is Chairman Kim) to purchase the Founders’ Warrants for an aggregate purchase price of $2,100,000 upon the earliest of (i) Tremisis II’s consummation of a business combination, (ii) the liquidation of the trust account and (iii) December 31, 2009. If the acquisition is not consummated by December 6, 2009, the Founders’ Warrants will become worthless because the holders are not entitled to receive any of the liquidation proceeds. In such circumstance, the Tremisis II Founders will exercise the option no later than December 31, 2009 and the Investors will be required to pay the Tremisis II Founders the $2,100,000 option purchase price for the worthless Founders’ Warrants.

Also, pursuant to the Investment Agreement, if the Tremisis II Founders exercise their option, they will transfer 2,333,168 of their 2,433,168 Founder’s Shares to the Investors. Of the remaining 100,000 shares that will be owned by the Tremisis II Founders, 34,000 shares will be owned by Ronald D. Ormand, a current director. If Tremisis II is required to liquidate, the holders of the Founders’ Shares, including Mr. Ormand and the Investors, will not be entitled to receive any liquidation proceeds from the trust account with respect to such shares and such shares will be worthless.

•	Pursuant to the purchase agreement, Chairman Kim agreed to reimburse Asiana Airlines for an amount equal to the excess, if any, of its cost to purchase the 129,870 shares of Tremisis II common stock that Asiana Airlines purchased over the amount of proceeds Asiana Airlines will receive from the Tremisis II’s liquidation if Tremisis II is required to liquidate without completing the acquisition.

As the cost to Asiana Airlines to purchase such shares was less than their liquidation value, Chairman Kim will have no liability under this obligation. Chairman Kim has also paid BCM $1,100,000 in partial payment of fees due to BCM upon closing of the acquisition. Tremisis II has agreed to reimburse Chairman Kim for this amount upon the closing.
•	If Tremisis II liquidates prior to the consummation of a business combination, the Investors will be personally liable in certain situations to pay debts and obligations to vendors and other entities that are owed money by Tremisis II for services rendered or products sold to Tremisis II, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account. Although Tremisis II has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and from the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will not seek recourse against the trust account notwithstanding such agreements or that other vendors who did not execute such waivers (representing approximately $ for liabilities owed by Tremisis II) will not seek recourse against the trust account. Chairman Kim has agreed to indemnify Tremisis II against any of such expenses it is required to pay so as to maintain the integrity of the trust account.
•	If Tremisis II is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Investors have agreed to advance Tremisis II the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

Additionally, upon consummation of the acquisition, the underwriters in Tremisis II’s IPO will be entitled to receive up to an aggregate of approximately $3.114 million of deferred underwriting commissions. Also, Broadband Capital Management LLC has supplied financial advisory services to Tremisis II pursuant to an agreement under which it will be entitled to a fee of approximately $ upon consummation of the acquisition. The agreement was originally between Chairman Kim and Broadband and was assigned to, and assumed by, Tremisis II as it has been the beneficiary of the services. If the acquisition is not consummated and Tremisis II is required to be liquidated, neither the underwriters nor Broadband will receive any such funds.

Recommendation of Tremisis II’s Board of Directors

After careful consideration of the matters described above, Tremisis II’s board of directors determined unanimously that the acquisition proposal is fair to and in the best interests of Tremisis II and its stockholders. Tremisis II’s board of directors has unanimously approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the acquisition proposal.

The foregoing discussion of the information and factors considered by the Tremisis II board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Tremisis II board of directors.

Liquidation if Acquisition is not Completed

If Tremisis II is unable to complete the acquisition by December 6, 2009, its amended and restated certificate of incorporation provides that its corporate existence will terminate on that date and, upon its resulting liquidation, the holders of Public Shares will receive an amount equal to the amount of funds in the trust account, inclusive of interest not previously released to Tremisis II, as well as any remaining net assets outside of the trust account, at the time of the liquidation distribution, divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be less than the amount such a holder would have received had it demanded conversion of its shares in connection with the acquisition because Tremisis II may incur expenses it otherwise would not incur if Tremisis II consummates the acquisition, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. The Investors will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by Tremisis II for services rendered or products sold to it. While Tremisis II has no reason to believe that the Investors will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Other Information Related to Tremisis II — Liquidation If No Business Combination” for additional information.

Actions That May Be Taken to Secure Approval of Tremisis II’s Stockholders

Based on recently completed business combinations by other similarly structured blank check companies, it is believed by Tremisis II that the present holders of 30% or more of the Public Shares may have the intention to vote against the acquisition and seek conversion of their Public Shares into cash in accordance with Tremisis II’s amended and restated certificate of incorporation. If such event were to occur, the acquisition could not be completed. To preclude such possibility, as described in Tremisis II’s Current Reports on Form 8-K, Tremisis II has been holding presentations with certain of its stockholders and warrantholders, as well as other persons who might be interested in purchasing Tremisis II securities, to discuss the proposed acquisition with them and to seek to have them purchase shares and/or vote in favor of the acquisition proposal. Additionally, Tremisis II, the Tremisis II Founders, the Investors, Asiana IDT, Asiana Airlines and their respective affiliates may negotiate arrangements (although no such negotiations have yet taken place) to provide for the purchase of the Public Shares from holders who indicate their intention to vote against the acquisition and seek conversion or who otherwise wish to sell their Public Shares. It is anticipated that the maximum purchase price that will be offered to the holders of Public Shares for their shares will be the per-share conversion price at the time of the business combination. In addition, in no event will any person be reimbursed by Tremisis II for any amounts paid to holders of Public Shares in excess of the per-share conversion price at the time of the business combination. Thus, although holders of Public Shares that enter into these types of arrangements with Tremisis II are not anticipated to receive a higher purchase price than a holder that properly seeks conversion of his shares, entering into such arrangements (and agreeing to vote in favor of the acquisition proposal) provides the holder with greater certainty that the transaction will be consummated, in which event such holder will receive his payment promptly. If the transaction is not consummated, a holder would have to wait until Tremisis II liquidates in connection with its dissolution to receive liquidation proceeds, which liquidation could take 60 days or more to complete.

The Investors and/or Asiana Airlines and their respective affiliates may also enter into transactions with potential investors or existing holders of Public Shares in order to induce them to purchase Public Shares and/or vote in favor of the acquisition proposal with respect to currently owned Public Shares and, in each case, to remain a stockholder of Tremisis II following consummation of the acquisition. There would be no limit on the consideration paid pursuant to these arrangements and such consideration could be cash or non-cash consideration (such as the transfer of warrants that will be acquired by Chairman Kim and SoftForum from the Tremisis II Founders). Because neither Tremisis II nor Asiana IDT will enter into these types of transactions and will not reimburse the Investors and/or Asiana Airlines or their respective affiliates who enter into these types of transactions, there will be no material economic cost to Tremisis II as a result of such arrangements.

It is anticipated that Tremisis II, the Investors and/or Asiana IDT and Asiana Airlines would approach a limited number of large holders of Tremisis II that have voted against the acquisition proposal and demanded conversion of their shares, or that have indicated an intention to do so, and engage in direct negotiations for the purchase of such holders’ positions. All holders approached in this manner would be institutional or sophisticated holders. Arrangements of such nature would only be entered into and effected in accordance with applicable law at a time when Tremisis II, the Tremisis II Founders, Asiana IDT, Asiana Airlines and/or their respective affiliates are not aware of any material nonpublic information regarding Tremisis II and its securities or pursuant to agreements between the buyer and seller of such shares in a form that would not violate insider trading rules. Definitive arrangements have not yet been determined but might include:

•	Agreements between Tremisis II and the holders of Public Shares pursuant to which Tremisis II would agree to purchase Public Shares from such holders immediately after the closing of the acquisition.
•	Agreements with third parties to be identified pursuant to which the third parties would purchase Public Shares during the period beginning on the date that this proxy statement is first distributed to

Tremisis II’s stockholders and warrantholders. Such arrangements would also provide for Tremisis II, immediately after the closing of the acquisition, to purchase from the third parties all of the Public Shares purchased by them for the price and fees specified in the arrangements.
•	Agreements with third parties, who may include the Investors, Asiana Airlines and their respective affiliates, who would borrow funds to make purchases of Public Shares for their own accounts. Tremisis II would then purchase the shares from such parties using funds held in its trust account upon closing of the acquisition and such parties would repay such borrowings with the funds received from Tremisis II.

All such activity will be carried out in full compliance with applicable state law and federal securities laws.

As a result of the purchases that may be effected through such arrangements, it is likely that the number of shares of common stock of Tremisis II in its public float will be reduced and that the number of beneficial holders of Tremisis II’s and Tremisis II’s securities also will be reduced. This may make it difficult to obtain the quotation, listing or trading of Tremisis II’s securities on the NYSE Amex or any other national securities exchange.

The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of Tremisis II common stock outstanding vote in favor of the acquisition proposal, the acquisition proposal is approved by the necessary vote of the holders of the Public Shares and that holders of fewer than 30% of the Public Shares vote against the acquisition proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. It is anticipated that the maximum purchase price that will be offered to holders of public shares for their shares will be the per-share conversion price at the time of the business combination. In addition, in no event will any person be reimbursed by Tremisis II for any amounts paid to holders of Public Shares in excess of the per share conversion price at the time of the business combination. However, if holders refuse to enter into arrangements with Tremisis II to sell their Public Shares, Tremisis II may determine to engage a third party “aggregator” to buy such shares from those holders. In such a case, the aggregator would purchase the shares from the original holder and then subsequently sell such shares to Tremisis II. The agreement between Tremisis II and any aggregator will provide that, to the extent purchases are made by such aggregator in private transactions, as opposed to open market purchases where the seller is not known to the aggregator, such aggregator will notify the seller that it is acting on behalf of Tremisis II in purchasing such shares. It is anticipated that the maximum purchase price that will be offered by such aggregators to holders of Public Shares for their shares will be the per-share conversion price at the time of the closing of the acquisition. Tremisis II would, in addition to paying the purchase price of such shares (which would be the per-share conversion price) to this aggregator, pay it a fee. Such fee would typically be a small percentage of the aggregator’s total purchase price for such shares. Although the parties do not anticipate needing to engage the services of such an aggregator, if one is needed, the parties believe it will be in the best interests of stockholders that are voting in favor of the transaction since the retention of the aggregator can help ensure that the transaction will be completed and the additional fee payable to the aggregator is not significant. All shares purchased pursuant to such arrangements would remain outstanding until the closing of the transaction and would be voted in favor of the acquisition proposal. Any agreement between the parties will provide for the holder to withdraw or revoke any exercise of its conversion exercise and grant a proxy to Tremisis II’s designees to vote such shares in favor of the acquisition proposal at the meeting. Accordingly, this will effectively render the 30% threshold established in Tremisis II’s IPO prospectus and amended and restated certificate of incorporation ineffective and make it easier for the parties to complete the transaction because such purchased shares would no longer be counted towards the 30% threshold. If, for some reason, the acquisition is not closed despite such purchases, the purchasers would be entitled to participate in liquidation distributions from Tremisis II’s trust account with respect to such shares.

Tremisis II will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases or transfers made by any of the aforementioned persons, including aggregators, that would affect the vote on the acquisition proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into, including the names of the parties involved and the roles such parties will play in the arrangements, or significant purchases or transfers by any of the aforementioned persons. If members of Tremisis II’s board of directors or officers make purchases or transfer warrants pursuant to such arrangements, they will be required to report these purchases or transfers on beneficial ownership reports filed with the SEC.

Purchases pursuant to such arrangements ultimately paid for with funds in Tremisis II’s trust account would diminish the funds available to Tremisis II after the acquisition for working capital and general corporate purposes. However, in no event will Tremisis II (i) pay a holder of Public Shares an amount greater than the per share conversion price at the time of the business combination for their shares or (ii) reimburse any person for any amounts paid to holders of Public Shares in excess of the per-share conversion price at the time of the business combination. In all events there will be sufficient funds available to Tremisis II from the trust account to pay the holders of all Public Shares that are properly converted.

It is possible that the special meetings could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meetings, it appears that the requisite vote will not be obtained or that the limitation on conversion will be exceeded, assuming that an adjournment proposal is approved. Also, under Delaware law, the board of directors may (i) postpone the meetings at any time prior to it being called to order or (ii) open the meeting and hold the polls open for an extended period of time, in order to provide time to seek out and negotiate such transactions.

Rescission Rights

The prospectus issued by Tremisis II in its IPO did not disclose that funds in the trust account might be used to purchase Public Shares from holders thereof who have indicated their intention to vote against the acquisition and convert their shares into cash. Accordingly, if the acquisition is consummated, each holder of Public Shares at the time of the acquisition who purchased his or her Public Shares in the IPO and still held such shares upon learning of these facts may have securities law claims against Tremisis II for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

Such claims may entitle stockholders asserting them to as much as $8.00 or more per share, based on the initial offering price of the IPO units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them, plus interest from the date of Tremisis II’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on conversion or liquidation).

In general, a person who purchased shares pursuant to a defective prospectus or other representation must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the acquisition may be completed, and such claims would not be extinguished by consummation of that transaction.

Even if you do not pursue such claims, others, who may include all holders of Public Shares, may. Neither Tremisis II nor Asiana IDT or Asiana Airlines can predict whether Tremisis II stockholders will bring such claims, how many might bring them or the extent to which they might be successful.

Appraisal Rights

Tremisis II stockholders and warrantholders do not have appraisal rights under the DGCL in connection with the acquisition.

Material Federal Income Tax Consequences of the Acquisition

The following section is a summary of the opinion of Graubard Miller, counsel to Tremisis II, regarding material United States federal income tax consequences of the acquisition to holders of Tremisis II common stock. This discussion addresses only those Tremisis II security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;
•	investors in pass-through entities;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold Tremisis II common stock as part of a straddle, hedge, constructive sale or conversion transaction; and
•	persons who are not citizens or residents of the United States.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Tremisis II nor Asiana IDT or Asiana Airlines intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the acquisition.

It is the opinion of Graubard Miller that no gain or loss will be recognized by Tremisis II or by the stockholders of Tremisis II if their conversion rights are not exercised or if they do not sell their Public Shares.

It is also the opinion of Graubard Miller that a stockholder of Tremisis II who exercises conversion rights and effects a termination of the stockholder’s interest in Tremisis II or sells his, her or its Public Shares will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Tremisis II for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Tremisis II common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the acquisition and will be a long-term capital gain or loss if the holding period for the share of Tremisis II common stock is more than one year. The tax opinion issued to Tremisis II by Graubard Miller, its counsel, is attached to this proxy statement as Annex C. Graubard Miller has consented to the use of its opinion in this proxy statement.

This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the acquisition. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the acquisition.

Anticipated Accounting Treatment

The acquisition will be accounted for as a “reverse merger” and recapitalization since the stockholder of Asiana IDT will own a majority of the outstanding shares of the common stock immediately following the completion of the transaction, the stockholders of Asiana IDT will have the significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and Asiana IDT’s senior management will dominate the management of the combined entity immediately following the completion of the transaction in accordance with the provision of Statement of Financial Accounting Standards No. 141(R), “Business Combinations”. Accordingly, Asiana IDT will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Asiana IDT. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Asiana IDT and are recorded at the historical cost basis of Asiana IDT. Tremisis II’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Asiana IDT after consummation of the acquisition.

Regulatory Matters

The acquisition and the transactions contemplated by the purchase agreement are not subject to any additional federal or state regulatory requirement or approval, including the HSR Act, except for filings with the State of Delaware necessary to effectuate the acquisition. Tremisis II was required to make a filing with the Korean Fair Trade Commission (“KFTC”) to report the proposed business combination, which filing has been made. While the filing is subject to substantive review by the KFTC, the parties to the transaction believe that, because Tremisis II is a foreign corporation with no present business in Korea, it is highly unlikely that the proposed business combination will be subject to substantive review under that law or that any other regulatory action would be taken by Korean governmental authorities, although there cannot be any absolute assurance to such effect.

Required Vote

The approval of the acquisition proposal will require the affirmative vote of the holders of a majority of the Public Shares voted on the proposal at the Tremisis II special meeting of stockholders.

THE TREMISIS II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TREMISIS II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ACQUISITION PROPOSAL.

THE ACQUISITION AGREEMENT

For a discussion of the acquisition structure and acquisition consideration provisions of the purchase agreement, see the section entitled “The Acquisition Proposal.” Such discussion and the following summary of other material provisions of the purchase agreement are qualified by reference to the complete text of the purchase agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. As used in this proxy statement, the term “purchase agreement” means the Securities Purchase Agreement dated as of July 30, 2009, as amended and restated as of October 1, 2009. All stockholders and warrantholders are encouraged to read the purchase agreement in its entirety for a more complete description of the terms and conditions of the acquisition. The purchase agreement has been included as an annex to this proxy statement to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Tremisis II, Asiana IDT or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the purchase agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the purchase agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the purchase agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders and warrantholders are not third-party beneficiaries under the purchase agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Tremisis II or Asiana IDT or any of their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the purchase agreement, which subsequent information may or may not be fully reflected in public disclosures by Asiana IDT and Tremisis II.

Closing and Effective Time of the Acquisition

The closing of the acquisition will take place promptly following the satisfaction of the conditions described below under the subsection entitled “Conditions to Closing of the Acquisition,” unless Tremisis II and Asiana IDT and Asiana Airlines agree in writing to another time. The acquisition is expected to be consummated promptly after the special meetings of Tremisis II’s stockholders and warrantholders described in this proxy statement.

Representations and Warranties

The purchase agreement contains representations of each of Tremisis II, Asiana IDT and Asiana Airlines relating to (a) authority to enter into the purchase agreement, (b) accuracy and completeness of the information provided by them to the other parties, (c) by Asiana IDT and Asiana Airlines only, no contingent liabilities or off-balance sheet debt of Asiana IDT, and (d) by Tremisis II only, the trust account established for the benefit of the holders of the Public Shares.

Purchase of Shares by Asiana Airlines

Asiana Airlines has agreed to use its best efforts to purchase, in the open market or in privately negotiated transactions, on or before October 15, 2009, a total of 129,870 shares of Tremisis II common stock at prices not to exceed $7.95 per share or such higher prices as are reasonably acceptable to Asiana Airlines. Asiana Airlines fulfilled this obligation on October 15, 2009. While Chairman Kim had agreed, if the acquisition does not close and Tremisis II is liquidated, to pay Asiana Airlines the difference, if any, between the aggregate price it paid for the 129,870 shares (or such lesser amount as it has purchased) and the amount received by it in Tremisis II’s liquidation, Chairman Kim will have no liability under this obligation as the aggregate purchase price paid by Asiana Airlines was less than the liquidation value of such shares. The purpose of this provision is to enable Asiana Airlines to own at least 50% plus 1 share of the outstanding shares of Tremisis II common stock upon the closing of the acquisition, after giving effect to the retirement of 2,203,298 Founders’ Shares to be acquired by the Investors on closing.

Other Covenants

Tremisis II, with respect to its business, and Asiana IDT and Asiana Airlines, with respect to the business of Asiana IDT, have each agreed to continue to operate such businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other parties. The purchase agreement also contains additional covenants of the parties, including covenants providing for, among other things:

(i)	The parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the purchase agreement;
(ii)	The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
(iii)	Tremisis II to prepare and file a proxy statement to solicit proxies from the Tremisis II stockholders to vote on proposals regarding the approval of the acquisition, the change of Tremisis II’s name to Asiana IDT Holdings Inc., the election of directors, changes to Tremisis II’s certificate of incorporation to change Tremisis II’s existence to perpetual and to remove provisions that will no longer be applicable after the closing, and an adjournment proposal if, based on the tabulated vote at the time of the special meeting that will be called to present such matters for consideration, Tremisis II is not authorized to consummate the acquisition, and to solicit proxies from the holders of Tremisis II’s warrants to approve an amendment to the governing warrant agreement to allow the redemption of all existing and outstanding warrants promptly after the closing and a similar adjournment proposal.
(iv)	Asiana IDT and Asiana Airlines to waive their rights to make claims against Tremisis II to collect from the trust account for any monies that may be owed to them by Tremisis II;
(v)	Asiana IDT to list and provide Tremisis II with schedules for payment and/or performance of obligations relating to any and all loans made by Asian IDT to officers, directors and employees of Asiana IDT no later than the closing;
(vi)	Tremisis II to make borrowings from its directors, officers and/or stockholders to meet its reasonable capital requirements prior to closing, which will be made on a non-recourse basis and will be repayable at the closing from funds in the trust account;
(vii)	Tremisis II to be permitted to use proceeds of the trust account upon closing to fund agreements and arrangements relating to the repurchase or redemption of Public Shares from holders thereof who have voted, or have indicated an intention to vote, against the acquisition proposal and convert their shares to cash in order to enhance the likelihood of securing approval of the transactions contemplated by the purchase agreement;
(viii)	Tremisis II to use its best efforts to cause certain third parties, no later than the record date of the special meeting of the warrantholders, to purchase 51% of the outstanding warrants and to vote such warrants (the “Acquired Warrants”) at such special meeting in favor of the proposals presented for consideration to the holders of the warrants thereat and, at or after the closing, for Tremisis II to redeem all outstanding warrants, including the Acquired Warrants, provided that the redemption price to be paid by Tremisis II for the Acquired Warrants shall not exceed the purchase price paid by the purchasers of the Acquired Warrants; and
(ix)	At any time after the closing, at the request of Asiana Airlines, (i) Tremisis II to ensure Asiana Airlines to become a party to the Registration Rights Agreement between Tremisis II and the Tremisis II Founders dated December 6, 2007, a copy of the form of which is attached to the purchase agreement as Exhibit B, or (ii) Tremisis II and Asiana Airlines to enter into a registration rights agreement (in a form substantially similar to that of such Exhibit B) whereby Tremisis II, at its cost and expense, shall allow all or part of the shares of Tremisis II common stock owned by Asiana Airlines to be duly registered under the applicable securities laws of the U.S. and publicly traded. Such registration rights shall not take effect prior to the expiration of the Restricted Period as defined in the Lock-Up Agreement attached as Exhibit A to the purchase agreement.

Conditions to Closing

Consummation of the transactions is conditioned on, among other things,

•	the Tremisis II stockholders approving the acquisition, including the consideration to be paid to Asiana Airlines with respect thereto;
•	the holders of fewer than 30% of the Public Shares voting against the acquisition and exercising their right to convert their Public Shares into a pro-rata portion of the trust account;
•	the warrantholders approving the warrant agreement amendment;
•	the retirement of 2,203,298 of the 2,433,168 Founders’ Shares that the Investors will acquire pursuant to the Investment Agreement;
•	the purchase by Asiana Airlines of 129,870 shares of Tremisis II common stock in the open market or privately negotiated transactions, which shares together with the shares that Asiana Airlines will receive pursuant to the purchase agreement and after the retirement of the 2,203,298 Founders’ Shares, will constitute 50% plus one share of the shares of Tremisis II common stock outstanding after the acquisition;
•	the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings;
•	Asiana Airlines having executed the lock-up agreement; and
•	Tremisis II shall have sufficient cash available to pay Asiana Airlines the cash portion of the acquisition consideration.

Termination

The purchase agreement may be terminated at any time, but not later than the closing, as follows:

(i)	by mutual written consent of the parties at any time;
(ii)	automatically, if the acquisition is not consummated on or before December 6, 2009;
(iii)	by either Tremisis II, on the one hand, or Asiana IDT or Asiana Airlines, on the other hand, if the other party has breached any of its covenants or agreements in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;
(iv)	by Tremisis II if Asiana IDT or Asiana Airlines has materially breached its representations in Section 2.2 (accuracy and completeness of information pertaining to Asiana IDT and Asiana Airlines) or Section 2.4 (no contingent liabilities or off-balance sheet debt) of the purchase agreement or by Asiana IDT or Asiana Airlines if Tremisis II has materially breached its representations in Section 2.3 (accuracy and completeness of information pertaining to Tremisis II) of the purchase agreement; and
(v)	by either Tremisis II, on the one hand, or Asiana IDT or Asiana Airlines, on the other hand, if their respective “due diligence” investigation of the other reveals that, based on the reasonable opinion of its outside advisors, information relating to the other, provided to the terminating party by the other party, was materially inaccurate or incomplete, making the transactions contemplated under the purchase agreement not appropriate on the terms set forth therein.

The purchase agreement will automatically terminate, without the need for notice by any party, if the closing of the acquisition has not taken place by December 6, 2009.

Fees and Expenses

All fees and expenses incurred in connection with the purchase agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the acquisition is consummated.

Confidentiality; Access to Information

Tremisis II and Asiana IDT will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the acquisition reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. Tremisis II and Asiana IDT will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the purchase agreement, subject to customary exceptions.

Amendments

The purchase agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. Tremisis II would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the purchase agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Public Shares and warrants as promptly as practicable.

Extension; Waiver

At any time prior to the closing, any party to the purchase agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;
•	waive any inaccuracies in the representations and warranties made to such party contained in the purchase agreement or in any document delivered pursuant to the purchase agreement; and
•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the purchase agreement, except that the condition requiring that the holders of fewer than 30% of the Public Shares affirmatively vote against the acquisition proposal and demand conversion of their shares into cash may not be waived.

With respect to the conditions listed under “Conditions to Closing,” above, Asiana Airlines has fulfilled the condition to purchase the 129,870 shares of Tremisis II common stock and no material consents or approvals by third parties that could be waived are required for the completion of the acquisition. Except for the condition relating to the execution by Asiana Airlines of the lock-up agreement, none of the other conditions is waivable. If Tremisis II determines to waive the lock-up agreement condition, it will do so no later than 3 business days prior to the date of the special meetings and will file a Current Report on Form 8-K and issue a press release disclosing the waiver. Tremisis II does not consider that condition to be material and a waiver of it would not require a resolicitation of the votes of the stockholders and warrantholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Asiana IDT and Tremisis II are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the acquisition.

The following unaudited pro forma condensed combined balance sheet at June 30, 2009 is based on the historical financial statements of Tremisis II and Asiana IDT after giving effect to the acquisition.

The unaudited pro forma condensed combined balance sheet at June 30, 2009 assumes that the acquisition was effective on June 30, 2009.

The unaudited pro forma condensed combined balance sheet at June 30, 2009 was derived from Tremisis II’s unaudited condensed financial statements and Asiana IDT’s audited financial statements as of June 30, 2009.

Tremisis II is a non-operating public shell corporation, having assets consisting solely of cash and nominal other assets. Asiana IDT is a private operating company. Upon consummation of the acquisition, Asiana IDT will have voting and management control of the combined company. In accordance with the guidance in the SEC’s Corporation Finance Financial Reporting Manual section 12100.1, the acquisition of a private operating company by a non-operating public shell company is considered to be a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by a recapitalization. Accordingly, the assets and liabilities and historical operations that are reflected in the financial statements are those of Asiana IDT and are recorded at the historical cost basis of Asiana IDT. Tremisis II’s assets, liabilities and results of operations will be consolidated with the assets, liabilities, and results of operations of Asiana IDT after consummation of acquisition.

Tremisis II’s obligation to consummate the acquisition is contingent on the following conditions, among others: (i) the holders of a majority of the Public Shares voted at a meeting called for this and other related purposes, approving the acquisition, (ii) the holders of fewer than 30% of the Public Shares voting against the acquisition and properly demanding that their Public Shares be converted into a pro-rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the acquisition, (iii) the holders of a majority of Tremisis II’s common stock outstanding on the record date approving the charter amendment proposal and the subsequent filing of Tremisis II’s second amended and restated certificate of incorporation and (iv) the holders of a majority of Tremisis II’s warrants approving the warrant amendment proposal.

•	Assuming No Conversions: This presentation assumes that no Tremisis II stockholders exercise conversion rights with respect to their shares of Tremisis II common stock into a pro rata portion of the trust account and that all of the funds held in the trust account are available after closing for the payment of transactional costs and for operating purposes; and
•	Assuming Maximum Conversion: This presentation assumes that Tremisis II stockholders holding 2,919,800 Public Shares exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account. In order to accomplish this, Tremisis II must raise funds in addition to those in the trust account, as to which no arrangements are presently in place. The presentation also assumes that no Public Shares are acquired by Tremisis II pursuant to actions taken to secure approval of the acquisition proposal as described in the section entitled “The Acquisition Proposal — Actions That May be Taken to Secure Approval of Tremisis II’s Stockholders.”

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “Other Information Related to Tremisis II — Tremisis II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Asiana IDT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement.

Unaudited Condensed Combined Pro Forma Balance Sheets
June 30, 2009
(In Thousands of Dollars, Except Per Share Data)

	Asiana IDT	Tremisis II	Pro Forma Adjustments No Conversion		Pro Forma Combined No Conversion	Pro Forma Adjustments Maximum Allowable Conversion		Pro Forma Combined Maximum Allowable Conversion
Assets
Cash and cash equivalent	$7,311	$120	$77,417	(1)	$15,613	$(23,693	)(12)	$(8,080)
			(9,030	)(2)
			(57,109	)(3)
			(3,096	)(7)
Cash equivalent held in trust	—	77,417	(77,417	)(1)	—	—		—
Trade accounts receivable, net	55,873	—	—		55,873	—		55,873
Prepaid expenses and other current assets	3,651	186	—		3,837	—		3,837
Total current assets	66,835	77,723	(69,235)		75,323	(23,693)		51,630
Deferred income tax	1,345	—	—		1,345	—		1,345
Restricted cash	2,806	—	—		2,806	—		2,806
Property, plant and equipment, net	12,111	3	—		12,114	—		12,114
Investments in securities	348	—	—		348	—		348
Intangible assets, net	3,173	—	—		3,173	—		3,173
Other assets	4,078	—	—		4,078	—		4,078
Total assets	$90,696	$77,726	$(69,235)		$99,187	$(23,693)		$75,494
Liabilities and Stockholders’ Equity
Trade accounts payable	$41,945	$—	$—		$41,945	$—		$41,945
Advance from customers	2,455	—	—		2,455	—		2,455
Accrued expenses	8,845	187	—		9,032	—		9,032
Deferred underwriting fee	—	3,114	(3,114	)(6)	—	—		—
Income taxes payable	3,757	—	—		3,757	—		3,757
Short-term borrowings	2,335	—	—		2,335	—		2,335
Deferred tax liabilities	287	—	—		287	—		287
Total current liabilities	59,624	3,301	(3,114)		59,811	—		59,811
Other non-current liabilities	760	—	—		760	—		760
Accrued severance and retirement benefits	10,975	—	—		10,975	—		10,975
Total liabilities	71,359	3,301	(3,114)		71,546	—		71,546
Common stock subject to possible conversion	—	23,693	(23,693	)(5)	—	—		—
Minority interest	110	—	—		110	—		110
Stockholders’ equity
Common stock	4,789	1	1	(5)	4,791	—		4,791
Additional paid-in capital	—	—	(9,030	)(2)	17,390	(23,693	)(12)	(6,303)
			(57,109	)(3)
			23,692	(5)
			3,114	(6)
			(3,096	)(7)
			50,789	(8)
Retained earnings (accumulated deficit)	18,243	50,789	(50,789	)(8)	9,213			9,213
Accumulated other comprehensive loss	(3,805)	(58)	—		(3,863)	—		(3,863)
Total stockholders’ equity (deficit)	19,227	50,732	(42,428)		27,531	(23,693)		3,838
Total liabilities and stockholders’ equity	$90,696	$77,726	$(69,235)		$99,187	$(23,693)		$75,494

Unaudited Condensed Combined Pro Forma Statements Of Operations
June 30, 2009
(In Thousands of Dollars, Except Per Share Data)

	Asiana IDT	Tremisis II	Pro Forma Adjustments No Conversion		Pro Forma Combined No Conversion	Pro Forma Adjustments Maximum Allowable Conversion		Pro Forma Combined Maximum Allowable Conversion
Net sales
Service fees	$69,881	$—	$—		$69,881	$—		$69,881
Product sales	8,742	—	—		8,742	—		8,742
Total net sales	78,623	—	—		78,623	—		78,623
Cost of sales
Cost of service fees	41,392	—	—		41,392	—		41,392
Cost of product sales	7,855	—	—		7,855	—		7,855
Total cost of sales	49,247	—	—		49,247	—		49,247
Gross profit	29,376	—	—		29,376	—		29,376
Operating expenses:
Selling, general, and administrative expenses	22,997	527	—		23,524	—		23,524
Depreciation and amortization	851	—	—		851	—		851
Amortization – intangible assets	458	—	—		458	—		458
Total operating expenses	24,306	527	—		24,833	—		24,833
Income from operation	5,070	(527)	—		4,543	—		4,543
Non-operating expense (income):
Interest expense	143		—		143	—		143
Interest income	(77)	(263)	258	(9)	(82)	5	(10)	(77)
Loss (gain) on foreign currency transaction, net	(22)		—		(22)	—		(22)
Loss (gain) on foreign currency translation, net	(22)		—		(22)	—		(22)
Others, net	317		—		317	—		317
Total non-operating expense, net	339	(263)	258		334	5		339
Income (loss) before income taxes and minority interest	4,731	(264)	(258)		4,209	(5)		4,204
Income taxes	1,215	—	—		1,215	—		1,215
Net income (loss) before minority interest	3,516	(264)	(258)		2,994	(5)		2,989
Minority interest in net income (loss) of subsidiary	(31)	—	—		(31)	—		(31)
Net income (loss) before accretion accounting	3,547	(264)	(258)		3,025	(5)		3,020
Accretion of trust accounting relating to common stock subject to possible conversion	—	(64)	64	(11)	—	—		—
Net income (loss) attributable to common stockholders	$3,547	$(328)	$(194)		$3,025	$(5)		$3,020
Earnings per shares – basic and diluted	$3.55	$(0.04)			$0.15			$0.18
Weighted average common shares outstanding	1,000,000	9,247,010			19,665,339 (b)			16,745,539 (b)

Pro Forma Adjustments:

Note 1	Reclass cash held in trust.

Decrease Investment held in trust account	$(77,417)
Increase Cash and cash equivalents	77,417
Note 2	Reflects the payment of $9,030 ($3,114 for underwriting fees, $5,069 for investment bank advisory fee, and $847 of legal and accounting fees) related to transaction costs incurred and payable upon the close of the acquisition.

Decrease Retained earnings	$(9,030)
Decrease Cash and cash equivalents	(9,030)
Note 3	Cash payment to Asiana Airlines, Inc.

Decrease Cash and cash equivalents	$(57,109)
Decrease APIC	$(57,109)
Note 4	Not used.
Note 5	Reflects the reclassification of common stock subject to conversion to permanent equity. This amount, which immediately prior to the acquisition was being held in a trust account, represents the value of 2,919,800 shares of common stock (30% of the Public Shares pre-exchange less one share). These shares may be converted into cash by Tremisis II stockholders at an estimated $7.85 conversion price and assumes that no stockholders seek to convert their shares into a pro rata portion of the trust account. If the stockholders opt for the maximum conversion, these shares will be remitted in cash. Par value at $0.0001

Decrease Common stock subject to possible conversion	$(23,693)
Increase Common stock	$1
Increase Additional paid-in capital	$23,692
Note 6	Settlement of deferred underwriting fee.

Decrease Deferred underwriting fee	$(3,114)
Increase Additional paid-in capital	$3,114
Note 7	Redemption of 12,382,669 warrants at $0.25.

Decrease Cash and cash equivalents	$(3,096)
Decrease Additional paid-in capital	$(3,096)
Note 8	Reclassification of Tremisis II retained earnings to additional paid-in capital.

Increase Additional paid-in capital	$50,789
Decrease Retained earnings	$(50,789)
Note 9	To decrease interest earned due to payments for warrant redemption, consulting costs, and transaction costs and payments to Asiana Airlines, Inc.

Decrease Cash and cash equivalents	$(258)
Note 10	To decrease interest earned due to payment for maximum conversion of approximately 30% of outstanding shares (2,919,800 shares).

Decrease Interest income	$5
Decrease Cash and cash equivalents	$(5)

Note 11	Reflects the elimination of the period accretion of trust income relating to Tremisis II common stock subject to conversion, as the conversion option will expire upon the close of the acquisition.

Decrease Accretion of trust accounting relating to common stock subject to possible conversion	$64
Note 12	To record maximum conversion of approximately 30% of outstanding shares (2,919,800 shares)

Decrease Additional paid-in capital	$(23,693)
Decrease Cash and cash equivalents	$(23,693)
Note (a)	Tremisis II must raise financing to have the funds necessary to pay this amount. No arrangements to do this are presently in place.
Note (b)	The weighted average share is as follows:

Common stock of Tremisis II
Tremisis II Shares issued and outstanding, including redeemable shares	12,165,837
Shares to be cancelled upon merger	(2,203,298)
Shares to be sold to Asiana Airlines, Inc.	(129,870)
Net Tremisis II shares	9,832,669
% of total	50.0%
Common stock of Tremisis II owned by Asiana Airline, Inc.
Shares to be issued as consideration	9,702,800
Asiana Airline, Inc. to purchase Tremisis II shares in the open market	129,870
Total shares	9,832,670
% of total	50.0%	plus 1 share

Unaudited Condensed Combined Pro Forma Statements Of Operations
December 31, 2008
(In Thousands of Dollars, Except Per Share Data)

	Asiana IDT	Tremisis II	Pro Forma Adjustments No Conversion	Pro Forma Combined No Conversion	Pro Forma Adjustments Maximum Allowable Conversion	Pro Forma Combined Maximum Allowable Conversion
Net sales
Service fees	$173,648	$—	$—	$173,648	$—	$173,648
Product sales	48,800	—	—	48,800	—	48,800
Total net sales	222,448	—	—	222,448	—	222,448
Cost of sales
Cost of service fees	108,773	—	—	108,773	—	108,773
Cost of product sales	42,735	—	—	42,735	—	42,735
Total cost of sales	151,508	—	—	151,508	—	151,508
Gross profit	70,940	—	—	70,940	—	70,940
Operating expenses:
Selling, general, and administrative expenses	52,779	981	—	53,760	—	53,760
Loss on impairment of intangible assets	709	—	—	709	—	709
Depreciation and amortization	1,803	72	—	1,875	—	1,875
Amortization – intangible assets	1,492	—	—	1,492	—	1,492
Total operating expenses	56,783	1,053	—	57,836	—	57,836
Income from operation	14,157	(1,053)	—	13,104	—	13,104
Non-operating expense (income):
Interest expense	195	—	—	195	—	195
Interest income	(277)	(1,235)	1,210 (2)	(302)	25 (3)	(277)
Loss (gain) on foreign currency transaction, net	(77)	—	—	(77)	—	(77)
Gain on foreign currency translation, net	(1,841)	—	—	(1,841)	—	(1,841)
Loss (gain) on equity investment	136	—	—	136	—	136
Gain on disposal of investment securities	—	—	—	—	—	—
Others, net	87	—	—	87	—	87
Total non-operating expense, net	(1,777)	(1,235)	1,210	(1,802)	25	(1,777)
Income before income taxes and minority interest	15,934	182	(1,210)	14,906	(25)	14,881
Income taxes	4,345	53		4,398	—	4,398
Net income before minority interest	11,589	129	(1,210)	10,508	(25)	10,483
Minority interest in net income (loss) of subsidiary	(122)	—	—	(122)	—	(122)
Net income before accretion accounting	11,711	129	(1,210)	10,630	(25)	10,605
Accretion of trust accounting relating to common stock subject to possible conversion	—	(370)	370 (1)	—	—	—
Net income attributable to common stockholders	$11,711	$(241)	$(840)	$10,630	$(25)	$10,605
Earnings per share – basic and diluted	$11.71	$(0.03)		$0.54		$0.63
Weighted average common shares outstanding	1,000,000	9,236,774		19,665,339 (b)		16,745,539 (b)

Pro Forma Adjustments:

Note 1	Reflects the elimination of the period accretion of trust income relating to Tremisis II common stock subject to conversion, as the conversion option will expire upon the close of the acquisition.

Decrease Accretion of trust accounting relating to common stock subject to possible conversion	$370
Note 2	To decrease interest earned due to payments for warrant redemption, consulting costs, and transaction costs and payments to Asiana Airlines, Inc.

Decrease Interest income	$1,210
Note 3	To decrease interest earned due to payment for maximum conversion of approximately 30% of outstanding shares (2,919,800 shares).

Decrease Interest income	$25
Note (b)	The weighted average share is as follows:

Common stock of Tremisis II
Tremisis II Shares issued and outstanding, including redeemable shares	12,165,837
Shares to be cancelled upon merger	(2,203,298)
Shares to be sold to Asiana Airlines, Inc.	(129,870)
Net Tremisis II shares	9,832,669
% of total	50.0%
Common stock of Tremisis II owned by Asiana Airline, Inc.
Shares to be issued as consideration	9,702,800
Asiana Airline, Inc. to purchase Tremisis II shares in the open market	129,870
Total shares	9,832,670
% of total	50.0%	plus 1 share

THE NAME CHANGE PROPOSAL

Pursuant to the purchase agreement, Tremisis II will change its corporate name from “Tremisis Energy Acquisition Corporation II” to “Asiana IDT Holdings Inc.” upon consummation of the acquisition. If the acquisition proposal is not approved, the name change proposal will not be presented at the meeting.

In the judgment of Tremisis II’s board of directors, the change of its corporate name is desirable to reflect Tremisis II’s acquisition of Asiana IDT. The Asiana IDT name has been a recognized name for many years in the business of total IT solutions and services in consulting, system integration and network integration and the board of directors believes that the name should be carried over into that of the company that will be its holding company.

The approval of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis II common stock on the record date.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the proposal is adopted.

THE TREMISIS II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TREMISIS II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE PROPOSAL.

THE CHARTER AMENDMENT PROPOSAL

Article Sixth of Tremisis II’s amended and restated certificate of incorporation presently provides that its corporate existence will terminate on December 6, 2009. In order to continue in existence beyond that date, which will be required if the acquisition is consummated, that provision must be amended. The board of directors recommends that the amendment make Tremisis II’s corporate existence perpetual, which is the most usual term of existence for business corporations.

Also, pursuant to the purchase agreement, upon consummation of the acquisition, Tremisis II is obligated to remove from its amended and restated certificate of incorporation those provisions that will no longer be applicable after the consummation of the acquisition. These provisions are the preamble and sections A through D, inclusive, of Article Seventh. In that connection, the present section E of Article Seventh would be redesignated as Article Seventh. In the judgment of Tremisis II’s board of directors, this amendment is desirable as the provisions proposed to be deleted relate to the operation of Tremisis II as a blank check company prior to the consummation of a business combination and will not be applicable upon consummation of the acquisition.

As noted above, the preamble and Sections A through D, inclusive, of Article Seventh will be deleted from Tremisis II’s amended and restated certificate of incorporation. The preamble acts to require the applicability of the other provisions of Article Seventh during the period preceding the consummation of a business combination. Section A requires that the business combination be submitted to Tremisis II’s stockholders for approval under the DGCL and be authorized by the vote of a majority of the Public Shares that are voted on the proposal to approve the business combination, provided that the business combination shall not be consummated if the holders of 30% or more of the Public Shares exercise their conversion rights. Section B refers to the amounts placed in the trust account and their use to pay holders of public shares who exercise their conversion rights. Section C requires the officers of Tremisis II to liquidate the company as soon as reasonably practicable if a business combination is not consummated by the “Termination Date” (December 6, 2009) and provides that, in such circumstance, only the holders of the Public Shares will be entitled to receive liquidating distributions. Section D specifies that holders of Public Shares are entitled to receive payment from the trust account only if they exercise their conversion rights or upon liquidation of the company. Section E, which is not being deleted and will be sole article of the continuing Article Seventh, provides for the classification of directors into three classes.

A copy of Tremisis II’s amended and restated certificate of incorporation, as corrected and as presently in effect, in attached hereto as Annex D.

If the acquisition proposal is not approved, the charter amendment proposal will not be presented at the meeting.

The approval of the charter amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Tremisis II common stock on the record date.

THE TREMISIS II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TREMISIS II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Effective upon the closing Tremisis II’s board of directors will consist of seven (7) directors divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The nominees have been nominated as candidates for election as follows:

in the class to stand for reelection in 2010: Hyanghee Seo and Serck Joo Hong;

in the class to stand for reelection in 2011: Chang-Soo Han and Won-Joon Lee; and

in the class to stand for reelection in 2012: Chang-Kyu Kim, Young-Doo Yoon and Young Ju Lee.

The election of directors requires a plurality vote of the share of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the acquisition proposal is not approved, the director election proposal will not be submitted to the stockholders for a vote and Tremisis II’s current directors will continue in office until Tremisis II is liquidated.

At the effective time of the Asiana IDT acquisition and assuming the election of the individuals set forth above, the board of directors and executive officers of Tremisis II will be as follows:

Name	Age	Position
Chang-Kyu Kim	56	Director and Chief Executive Officer
Young-Doo Yoon	58	Director and President
Chang-Soo Han	50	Director and Principal Financial Officer
Young Ju Lee	57	Director
Serck Joo Hong	56	Director
Won-Joon Lee	38	Director
Hyanghee Seo	35	Director

The director who will serve as Chairman of the Board of Directors will be elected by majority vote of the directors, in accordance with Tremisis II’s by-laws. It is expected that Mr. Chang-Kyu Kim will be so elected.

Upon expiration of the term of a director, the nominating committee will determine whether to nominate such director for re-election or to nominate a successor. See the subsection below entitled “Nominating Committee Information.” Tremisis II has no further right to designate a director nominee after the expiration of Ms. Seo’s term.

Information About the Nominees

Chang-Kyu Kim has served as president and chief executive officer of Asiana IDT since April 2009. Mr Kim served as president and chief executive officer of Kumho Trading from December 2007 to March 2009. From January 2005 to November 2007, he was the president and chief executive officer of Kumho Resort. Mr Kim served as managing director of Kumho Petrochemical from September 2002 to December 2004. Mr. Kim also served as a director of Incheon Airport Energy from January 2001 to August 2002. From November 1977 to December 2000, he served at Kumho Tire. Mr Kim received his Bachelor degree from Sung Kyun Kwan University.

Young-Doo Yoon has served as president and chief operation officer of Asiana Airline since     2008. He has also served as executive vice president of Asiana Airline from 2005 to 2008. From 2003 to 2005, he served as president of Kumho Tire Europe, an affiliate of Kumho Asiana Group. From 1992 to 2002, he served as senior vice president in labor relations of Kumho Tire. Mr. Yoon received a Bachelor of Art in Meteorology from Seoul National University and received an advanced management program degree from Yonsei University.

Chang-Soo Han has served as senior vice president, Finance & Accounting of Asiana Airlines, Inc. since November 1994. Mr Han served at Kumho Co, Ltd. from December 1986 to October 1994. Mr Han received his MBA from Syracuse University, USA and he received his Bachelor degree from Sung Kyun Kwan University.

Young Ju Lee has served as senior managing director of strategy and management division of Kumho Asiana Group. From March 2003 to November 2006, he also has served as managing director of group finance division of Kumho Asiana Group. He has served as managing director of Kumho Group from January 2000 to December 2002. From September 1994 to October 1996, he has served as financial controller of Shell Pacific Enterprises. He has received his MBA from Rutgers College, NJ USA. And he has graduated from Sung Kyun Kwan University.

Serck Joo Hong has served as the executive advisor of A.T. Kearny Korea LLC., a management consulting firm since September 2008. Mr. Hong was president and chief executive officer of Korea Investment Corporation since September 2006 to July 2008. From June 2004 to August 2006, he was the president and chief executive officer of Korea Securities Finance Corporation. Mr. Hong served as the president and chief executive officer of Chohung Bank from February 2001 to March 2002. Mr. Hong received his MBA from Wharton School, University of Pennsylvania, USA and he received his Bachelor of Arts in Business from Seoul National University.

Won-Joon Lee has served as executive director of Asia Pacific Transportation & Travel Service. He has also served as president and chief executive officer of Korea Products OG. In May 1995, he joined Accenture. was promoted to senior executive on September 2000 and, since 2008, has been serving as managing director of its Asia Pacific Public Transport Group. Mr. Lee served as distribution industry consultant in IBM from 1986 through 1994. Mr. Lee has a bachelor’s degree in business administration from Lincoln University, a master’s degree in business administration from the Korea Advanced Institute of Science and Technology and has completed an executive MBA course at the Wharton School of Business.

Hyanghee Seo has been Senior Managing Partner of Joowon Law Firm, Seoul, Korea, since April 2009. From January 2004 through April 2009, she was Senior Managing Partner of Sebit Law Office in Seoul and from February 2003 to January 2004 she was an associate in the I&S Law Office in Seoul. Since April 2009, she has served as an Advisor to the Seoul Metropolitan Council and since March 2006 she has served as an outside director of Shinwoo Co., Ltd., in Seoul, a Korean public company whose primary business is the manufacture of leather products. Ms. Seo received her Bachelor of Law degree in 1998 and her Master of Law degree in 2008, each from Korea University in Seoul. She is a member of the Korean Bar Association.

Independence of Directors

As a result of its securities being listed on the NYSE Amex, Tremisis II adheres to the rules of that exchange in determining whether a director is independent. The board of directors of Tremisis II also will consult with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The exchange requires that a majority of the board of directors of a company be independent, as determined by the board. Consistent with these considerations, the board of directors of Tremisis II has affirmatively determined that, upon election to the board of directors of Tremisis II on the closing of the acquisition, Ms. Seo and Messrs. Hong and Won-Joon Lee will be the independent directors of Tremisis II for the ensuing year.

Tremisis II currently has a majority of independent directors.

Code of Ethics

In December 2007, the Tremisis II board of directors adopted a code of ethics that applies to its directors, officers and employees as well as those of its subsidiaries. Copies of the code of ethics are available free of charge upon request. Requests for copies of the code of ethics should be sent in writing to Tremisis Energy Acquisition Corporation II, 545-7 Dogok-Dong, SoftForum B/D, 7th Floor, Gangnam-Gu, Seoul, South Korea, 135-270.

Board Meeting Attendance

During the fiscal year ended December 31, 2008, there were three meetings of the Tremisis II board of directors, and the various committees of the board of directors met a total of four times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he served during fiscal 2008.

Independent Auditors

On May 14, 2009, the audit committee of Tremisis II’s board of directors approved the engagement of Daejoo Accounting Corporation (“Daejoo”) as the principal accountant to audit Tremisis II’s financial statements. Daejoo is a member firm of BDO International, of which BDO Seidman LLP (“BDO Seidman”), Tremisis II’s previous accountant, is also a member firm.

Daejoo also acts as Asiana IDT’s principal accountant.

Neither Daejoo nor BDO Seidman has waived its right to make claims against the funds in Tremisis II’s trust account for fees of any nature owed to them.

The following is a summary of fees paid or to be paid by Tremisis II and Asiana IDT to BDO Seidman for services rendered.

Audit Fees

During the fiscal year ended December 31, 2008, audit fees paid by Tremisis II to BDO Seidman were $65,000 for the services they performed in connection with Tremisis II’s Quarterly Reports on Form 10-Q and an estimate of $33,000 for the audit of its financial statements as of December 31, 2008.

During the period ended December 31, 2007, audit fees paid by Tremisis II to BDO Seidman were $68,690 for the services they performed in connection with Tremisis II’s IPO, including the audit of the financial statements included in the Registration Statement on Form S-1 and in the Form 8-K filed with the Securities and Exchange Commission on December 18, 2007; $7,820 for the services they performed in connection with Tremisis II’s Quarterly Report on Form 10-Q for September 30, 2007 and $22,185 for the audit of Tremisis II’s financial statements as of December 31, 2007.

During the fiscal year ended December 31, 2008, Asiana IDT paid $33,557 to Samjung KPMG for audit of its financial statements as of December 31, 2008 (exchange Rate used: 1,102.59 KRW/$).

During the fiscal year ended December 31, 2007, Asiana IDT paid $32,286 to Ernst & Young for audit of its financial statements as of December 31, 2007 (exchange rate used: 929.20KRW/$).

Audit-Related Fees

During 2008 and 2007, BDO Seidman did not render any audit related services to Tremisis II.

Tax Fees

During 2008 and 2007, BDO did not render any services to Tremisis II for tax compliance, tax advice and tax planning.

All Other Fees

During 2008 and 2007, no fees were billed by BDO Seidman to Tremisis II for products and services other than those set forth above.

Audit Committee Approval

Since Tremisis II’s audit committee was not formed until December 2007, the audit committee did not pre-approve all of the foregoing services although any services rendered prior to the formation of the audit committee were approved by Tremisis II’s board of directors. However, all services render since December 2007 were pre-approved by Tremisis II’s audit committee. In addition, in accordance with Section 10A(i) of the Securities Exchange Act of 1934, before Tremisis II engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by the audit committee.

Audit Committee Information

Effective December 2007, Tremisis II established an audit committee of the board of directors, which currently consists of Seung Jung Ro, as chairman, David Jin Yoo and Jhong Won Kim, each of whom is an independent director under the NYSE Amex’s listing standards. The audit committee met four times during the fiscal year ended December 31, 2008. After the consummation of the acquisition and the election of directors at the special meeting of stockholders, the audit committee will consist of Won-Joon Lee (Chairman), Hyanghee Seo and Serck Joo Hong, each of whom is an independent director under the NYSE Amex’s listing standards. The audit committee’s duties, which are specified in Tremisis II’s audit committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Tremisis II’s Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Tremisis II’s financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management Tremisis II’s compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by the independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by Tremisis II regarding accounting, internal accounting controls or reports that raise material issues regarding its financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the NYSE Amex listing standards. The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Tremisis II must certify to the NYSE Amex that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Messrs. Jhong Won Kim and David Jin Yoo both satisfy the NYSE Amex’s definition of financial sophistication and also qualify as an “audit committee financial expert,” as defined under rules and regulations of the SEC, and, upon election, Mr. Serck Joo Hong will also satisfy such definition and will so qualify.

Nominating Committee Information

Effective December 2007, Tremisis II established a nominating committee of the board of directors, which currently consists of Jhong Won Kim, as chairman, and David Jin Yoo and Seung Jung Ro, each of whom is an independent director under the NYSE Amex’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Tremisis II’s board of directors. The nominating committee considers persons identified by its members, management, stockholders and others. The nominating committee did not meet during the fiscal year ended December 31, 2008. After the consummation of the acquisition and the election of directors at the special meeting of stockholders, the nominating committee will consist of Chang-Kyu Kim (Chairman), Young Doo Yoon, Chang-Soo Han and Young Ju Lee.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that the nominating committee will consider and evaluate based on, among other factors, the following:

•	The candidate’s independence under the rules of the NYSE Amex;
•	The candidate’s accomplishments and reputations, both personal and professional;
•	The candidate’s relevant experience and expertise;
•	The candidate’s knowledge of the company and issues affecting us;
•	The candidate’s moral and ethical character; and
•	The candidate’s ability to commit the required time necessary to discharge the duties of board membership.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Information

Upon consummation of the acquisition, the board of directors of Tremisis II will establish a compensation committee with Messrs. Young Ju Lee (Chairman), Chang Kyu Kim and Young Doo Yoon as its members. The purpose of the compensation committee will be to review and approve compensation paid to our officers and directors and to administer Tremisis II’s incentive compensation plans, including authority to make and modify awards under such plans.

Benchmarking of Cash and Equity Compensation

Tremisis II believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies. Tremisis II expect to stay apprised of the cash and equity compensation practices of publicly held companies in the industry we operate in following our initial business combination through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to Tremisis II, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our post-acquisition business and objectives that may be unique to Tremisis II, Tremisis II generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, Tremisis II anticipates setting executive base salaries for its executives and those of Asiana IDT at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Tremisis II will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements (of which none is presently in effect or anticipated), and that Tremisis II will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Incentive Bonuses.  Tremisis II may design and utilize cash incentive bonuses for its executives and those of Asiana IDT to focus them on achieving key operational and financial objectives within a yearly time horizon. It is expected that such bonuses will be based on the standards presently used by Kumho Asiana Group for executives and other employees holding positions of general manager and above of its member companies, including Asiana IDT. These standards include objective standards for job specific matters and subjective standards based on diligence, improvement of skills, proactivity and company loyalty, decisiveness and an appropriate service mind-set. Improvement over the prior year is considered highly important.

THE STOCKHOLDER ADJOURNMENT PROPOSAL

The stockholder adjournment proposal, if adopted, will allow Tremisis II’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the acquisition. In no event will Tremisis II adjourn the special meeting or consummate the acquisition beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the stockholder adjournment proposal is to provide more time for Tremisis II, the Investors, the Tremisis II Founders, Asiana IDT and/or their respective affiliates to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the acquisition proposal and to meet the requirement that the holders of fewer than 30% of the Public Shares vote against the acquisition proposal and demand that their Public Shares be converted into cash. See the section entitled “The Acquisition Proposal — Interests of Tremisis II’s Directors and Officers and Others in the Acquisition.”

In addition to an adjournment of the stockholder special meeting upon approval of a stockholder adjournment proposal, the board of directors of Tremisis II is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Tremisis II will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement. The board of directors may also open the meeting and hold the polls open for an extended period of time in order to provide time to seek out and negotiate terms to purchase the necessary shares, or make other arrangements, to enable the acquisition proposal to be approved.

Consequences if the Stockholder Adjournment Proposal Is Not Approved

If the stockholder adjournment proposal is not approved by the stockholders, Tremisis II’s board of directors may not be able to adjourn the stockholder special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the acquisition (because the acquisition proposal is not approved or because the holders of 30.0% or more of the Public Shares vote against the acquisition proposal and demand conversion of their Public Shares into cash). In such event, the acquisition would not be completed and, unless Tremisis II were able to consummate a business combination with another party no later than December 6, 2009, it would be required to liquidate.

Required Vote

Adoption of the stockholder adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Tremisis II’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the stockholder adjournment proposal is not conditioned upon the adoption of any of the other proposals.

TREMISIS II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TREMISIS II’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.

THE WARRANT AMENDMENT PROPOSAL

Pursuant to the Warrant Agreement, dated as of December 6, 2007, by and between Tremisis II and Continental Stock Transfer & Trust Company, as warrant agent, the parties may amend the warrant agreement with the written consent of the registered holders of a majority of the then outstanding warrants. In connection with the proposed acquisition, Tremisis II is proposing an amendment to the warrant agreement governing its outstanding warrants to permit Tremisis II to redeem them at any time after the closing of the acquisition for a redemption price of $___ per warrant. The amendment also includes a corrective amendment to the warrant agreement to provide that the warrants become exercisable six months after the closing of a business combination, as disclosed in the prospectus for Tremisis II’s IPO but not reflected in the warrant agreement as executed. A copy of the amendment to the warrant agreement is attached as Annex E to this proxy statement and is incorporated into this proxy statement by reference.

Tremisis II believes the amendment of the warrant agreement in this manner is necessary to enable it to redeem all of its outstanding warrants promptly after the closing of the acquisition, as it is required to do pursuant to the purchase agreement. In this regard, Tremisis II was obligated under the purchase agreement to use its best efforts to cause persons owning at least 51% of the warrants to agree to vote in favor of the warrant amendment proposal. To assure that the holders of a majority of the warrants are favorable to the warrant amendment proposal, it may be necessary for Tremisis II, the Investors, Asiana Airlines, Asiana IDT and/or others to engage in transactions or arrangements similar to those described in the section entitled “The Acquisition Proposal — Actions That May Be Taken to Secure Approval of Tremisis II’s Stockholders” with respect to the warrants.

If the warrant amendment proposal is presented and approved, all other terms of Tremisis II’s warrants will remain the same. However, promptly after the acquisition is consummated, all of the outstanding warrants, including the Founders’ Warrants, will be redeemed. Because the warrants may not be exercised until six months after the closing, the holders will not be able to exercise them in any circumstances prior to such redemption. See the section entitled “The Acquisition Proposal — Warrant Redemption.” If the acquisition is not consummated and Tremisis II does not complete a different business combination by December 6, 2009, the warrants will expire worthless.

The approval of the warrant amendment proposal is a condition to the closing of the acquisition.

Required Vote

Approval of the warrant amendment proposal requires the affirmative vote of the holders of a majority of Tremisis II’s warrants outstanding on the record date. As of November 9, the record date for the special meeting of the holders of the warrants, 12,382,669 warrants were outstanding.

Recommendation

TREMISIS II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TREMISIS II’S WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The warrantholder adjournment proposal, if adopted, will allow Tremisis II’s board of directors to adjourn the special meeting of warrantholders to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the warrant amendment proposal. In no event will Tremisis II adjourn the special meeting or consummate the warrant amendment proposal beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the warrantholder adjournment proposal is to provide more time for Tremisis II, the Investors and the Tremisis II Founders to make purchases of warrants or other arrangements that would increase the likelihood of obtaining a favorable vote on the warrant amendment proposal. See the section entitled “The Acquisition Proposal — Interests of Tremisis II’s Directors and Officers and Others in the Acquisition.”

In addition to an adjournment of the special meeting of the warrantholders upon approval of a warrantholder adjournment proposal, the board of directors of Tremisis II is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Tremisis II will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its warrantholders of the postponement. The board of directors may also open the meeting and hold the polls open for an extended period of time in order to provide time to seek out and negotiate terms to purchase the necessary warrants, or make other arrangements, to enable the warrant amendment proposal to be approved.

Consequences if the Warrantholder Adjournment Proposal Is Not Approved

If the warrantholder adjournment proposal is not approved by the warrantholders, Tremisis II’s board of directors may not be able to adjourn the warrantholder special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the warrant amendment proposal. In such event, the warrant amendment would not be completed.

Required Vote

Adoption of the warrantholder adjournment proposal requires the affirmative vote of a majority of the issued and outstanding warrants of Tremisis II represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the warrantholder adjournment proposal is not conditioned upon the adoption of any of the other proposals.

TREMISIS II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TREMISIS II’S WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO TREMISIS II

Business of Tremisis II

Tremisis Energy Acquisition Corporation II is a blank check company formed on July 3, 2007 to acquire one or more operating businesses or assets through a merger, stock exchange, asset acquisition, reorganization or similar business combination. Prior to executing the purchase agreement with Asiana IDT and Asiana Airlines, Tremisis II’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

On December 12, 2007, Tremisis II closed its IPO of 9,500,000 units with each unit consisting of one share of its common stock and one warrant, each to purchase one share of its common stock at an exercise price of $5.00 per share. Simultaneously with the consummation of the IPO, it consummated the private sale of the 2,650,000 Founders’ Warrants at a price of $1.00 per sponsors’ warrant, generating total proceeds of $2,650,000. On January 24, 2008, it consummated the closing of an additional 232,669 units which were subject to the underwriters’ over-allotment option in the IPO. The units from the IPO (including the over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $77,861,352. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Tremisis II from the offering (including the over-allotment option and the private sale) were $77,572,806, of which $77,400,511 was deposited into the trust account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In addition, there can be released to Tremisis II from the trust account interest earned on the funds in the trust account up to an aggregate of $1,200,000 to fund expenses related to investigating and selecting a target business and its other working capital requirements, plus any amounts it may need to pay its income or other tax obligations. Through June 30, 2009, Tremisis II used all of the net proceeds that were not deposited into the trust account to pay general and administrative expenses, and it has drawn interest income in the amount of $236,000 and $884,787 for its tax obligations and working capital, respectively. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of , 2009, there was $ held in the trust account.

Tremisis II intends to use funds held in the trust account to pay the cash portion of the purchase consideration, certain transaction expenses, finders’ fees, tax obligations and deferred underwriters compensation, to pay stockholders who properly exercise their conversion rights and, if necessary, to pay for Public Shares purchased from stockholders who had indicated their intention to vote against the acquisition and convert their Public Shares into cash in accordance with contracts for such purchases. See the section entitled “The Acquisition Proposal — Actions That May Be Taken to Secure Approval of Tremisis II’s Stockholders.” The balance of the funds will be used for working capital and general corporate purposes.

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of Tremisis II’s liquidation or if they seek to convert their shares into cash and the acquisition is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to the underwriting agreement for Tremisis II’s IPO, the initial target business that Tremisis II acquires must have a fair market value equal to at least 80% of Tremisis II’s net assets at the time of such acquisition. Tremisis II’s board of directors determined that this test was met in connection with its acquisition of Asiana IDT. Further, Tremisis II has received an opinion from Shinhan Accounting Corporation that this test has been met.

Stockholder Approval of Business Combination

Tremisis II will proceed with the acquisition only if (i) the holders of a majority of the Public Shares present (in person or represented by proxy) and voted at the special meeting of stockholders approve the acquisition, (ii) the holders of fewer than 30% of the Public Shares vote against the acquisition and properly demand that their Public Shares be converted into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the acquisition, (iii) the holders of a majority of Tremisis II’s common stock outstanding on the record date vote in favor of the charter amendment proposal and the subsequent filing of Tremisis II’s second amended and restated certificate of incorporation, and (iv) the holders of a majority of Tremisis II’s warrants outstanding on the record date approve the warrant amendment proposal. The Tremisis II Founders have agreed to vote their common stock issued prior to the IPO on the acquisition proposal in accordance with the vote of holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the special meeting. If the holders of 30% or more of the Public Shares vote against the acquisition proposal and properly demand that Tremisis II convert their Public Shares into their pro rata share of the trust account, Tremisis II will not consummate the acquisition. In this case, Tremisis II will be forced to liquidate.

Liquidation if No Business Combination

Tremisis II’s amended and restated certificate of incorporation provides for the automatic termination of Tremisis II’s corporate existence and mandatory liquidation of Tremisis II if Tremisis II does not consummate a business combination by December 6, 2009. The amended and restated certificate of incorporation provides that if Tremisis II has not completed a business combination by such date, its corporate existence will cease except for the purposes of winding up its affairs liquidating, pursuant to Section 278 of the DGCL, or DGCL. This has the same effect as if Tremisis II’s board of directors and stockholders had formally voted to approve Tremisis II’s dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting Tremisis II’s corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required Tremisis II’s board of directors and stockholders to formally vote to approve its dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

In connection with its liquidation, Tremisis II will distribute to the holders of its Public Shares, in proportion to their respective amounts of Public Shares, an aggregate sum equal to the amount in the trust account, inclusive of any interest thereon, plus remaining net assets (subject to Tremisis II’s obligations under Delaware law to provide for claims of creditors as described below). The Tremisis II Founders have waived their rights to participate in any liquidation distribution with respect to their Founders’ Shares. As a consequence of such waivers, a liquidating distribution will be made only with respect to the Public Shares. There will be no distribution from the trust account with respect to Tremisis II’s warrants, which will expire worthless.

The per-share liquidation price for the Public Shares as of November 9, 2009, the record date for Tremisis II’s special meeting, is approximately $. The proceeds deposited in the trust account could, however, become subject to the claims of Tremisis II’s creditors (which could be prior to the claims of the holders of the Public Shares and could include vendors and service providers Tremisis II has engaged to assist it in connection with its search for a target business and that are owed money by it, as well as target businesses themselves) and there is no assurance that the actual per-share liquidation price will not be less than $, due to those claims. If Tremisis II liquidates prior to the consummation of a business combination, the Investors have agreed that they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Tremisis II for services rendered or contracted for or products sold to Tremisis II in excess of the net proceeds of Tremisis II’s IPO not held in the trust account. There is no assurance that the Investors would be able to satisfy their obligations. Accordingly, Tremisis II cannot assure you that the per-share distribution from the trust account, if Tremisis II liquidates, will not be less than $, plus interest, due to claims of creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Tremisis II’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after December 6, 2009 and, therefore, Tremisis II does not intend to comply with those procedures. As such, Tremisis II’s stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of Tremisis II’s stockholders may extend well beyond the third anniversary of such date. Because Tremisis II will not be complying with Section 280, Section 281(b) of the DGCL requires Tremisis II to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, Tremisis II would be required to provide for any claims of creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to it distributing the funds in the trust account to its public stockholders. Tremisis II cannot make any assurance as to when such plan will be completed and when liquidation distributions will be made. As a result, liquidation distributions could take 60 days or more to be completed.

Because Tremisis II is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from potential target businesses, many of whom have given Tremisis II agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or Tremisis II’s vendors (such as accountants, lawyers, investment bankers, etc.). As a result, the claims that could be made against Tremisis II are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Nevertheless, such waiver agreements may not be enforceable. Accordingly, Tremisis II cannot assure you that third parties will not seek to recover from Tremisis II’s stockholders amounts owed to them by Tremisis II.

If there are no funds remaining to pay the costs associated with the implementation and completion of the liquidation and distribution, the Investors have agreed to advance Tremisis II the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

If Tremisis II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Tremisis II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Tremisis II’s stockholders. Also, in any such case, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Tremisis II’s stockholders. Furthermore, because, in the event of a liquidation, Tremisis II intends to distribute the proceeds held in the trust account to its public stockholders promptly after December 6, 2009, this may be viewed or interpreted as giving preference to Tremisis II’s public stockholders over any potential creditors with respect to access to or distributions from Tremisis II’s assets. In addition, Tremisis II’s board may be viewed as having breached their fiduciary duties to Tremisis II’s creditors and/or may have acted in bad faith, and thereby exposing the board and Tremisis II to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to Tremisis II’s liquidation. Tremisis II cannot assure you that claims will not be brought against it for these reasons. To the extent any bankruptcy or other claims deplete the trust account, Tremisis II cannot assure you it will be able to return to its public stockholders at least $ per share.

Facilities

Tremisis II maintains its executive offices at 545-7 Dogok-Dong, SoftForum B/D, 7th Floor, Gangnam-Gu, Seoul, South Korea 135-270. SoftForum, an affiliate of Sang-Chul Kim, Tremisis II’s Chairman and Chief Executive Officer, is providing such space, together with such other space as it may need from time to time, to Tremisis II for $5,500 per month. Tremisis II considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Employees

Tremisis II does not currently have any full time employees. Tremisis II has one executive officer. This individual is not obligated to contribute any specific number of hours per week and devote only as much time as he deems necessary to Tremisis II’s affairs. Tremisis II does not intend to have any full time employees prior to the consummation of the acquisition.

Directors and Executive Officers

Tremisis II’s current directors and executive officers are as follows:

Name	Age	Position
Sang-Chul Kim	55	Chairman of the Board and Chief Executive Officer
Ronald D. Ormand	50	Director
Jhong Won Kim	65	Director
Seung Jung Ro	44	Director
David Jin Yoo	35	Director
Yeon-su Kim	25	Secretary

Sang-Chul Kim has served as Tremisis II’s chairman and co-chief executive officer in March 2009 and became sole chief executive officer April 2009. He has also served as the chief executive officer of Dawin Technology, Inc., an ASIC/SoC design and services company that has a strategic partnership with Samsung Electronics Co., Ltd. since May 2008. Mr. Kim has also served as the chairman of the boards of directors of both SF Investment Co., Ltd., an investment company, and SoftForum Co., Ltd., a web and desktop security software company and systems producer, since June 2005. From June 2004 to May 2005, he was the chairman of the boards of directors of WIZIT Co., Ltd., a metering hardware, semiconductor and LCD components manufacturer, and DureCom Co., Ltd., a plastic molding/injection manufacturer, the latter of which merged with SoftForum Co., Ltd. in 2005. Mr. Kim served as the president and chief executive officer of Kumho Metertech, Inc., which he founded, from February 1997 to January 2004. In June 2008, Mr. Kim was elected as the vice chairman of the Korea CEO Association (KCEOA). Mr. Kim received his Bachelor of Arts in Political Science from Dankook University.

Ronald D. Ormand has served as a member of Tremisis II’s board of directors since September 2007, as its chief financial officer from November 2007 to April 2009 and as its co-chief executive officer from March 2009 to April 2009. Mr. Ormand has over twenty five years of investment and commercial banking experience in the energy industry. From April 2005 to October 2007, he served as a managing director with West LB, a German-based international bank with over $300 billion in assets, where he covered the energy industry and served as head of the oil and gas investment banking group for the Americas. From 1988 until December 2004, Mr. Ormand was with CIBC World Markets and Oppenheimer & Co., which CIBC acquired in 1997. From 1997 to 2004, Mr. Ormand served as head of CIBC World Markets’ U.S. oil and gas investment banking group. Prior to joining CIBC World Markets in 1988, Mr. Ormand worked in various investment banking positions with Bateman Eichler, Hill Richards Incorporated, and L.F. Rothschild & Co., and as a research analyst covering the exploration and production sector at Rauscher Pierce Refsnes, Inc. Mr. Ormand received a B.A. and an M.B.A. from the University of California at Los Angeles and attended Cambridge University in Cambridge, England where he studied Economics.

Jhong Won Kim has served as a member of Tremisis II’s board of directors since March 2009. Since January 2007, Mr. Kim has been retired. Mr. Kim served as a director and the chief financial officer of the Korea Railroad Construction Authority (a rail investment company established by the Korean Government to build, develop and manage railways) from January 2004 until January 2007, where he advised the Finance department on matters including financing, strategy and financial planning, and risk management. From November 2005 until December 2006, Mr. Kim served as a director and a member of the management advisory committee of Korea NICE e-banking Services, Co., Ltd. (a subsidiary of the National Information & Credit Evaluation Inc.), a company that operates and manages ATMs in banks, security and insurance companies, investment trusts and other related financial institutions. From October 2002 to January 2006, Mr. Kim was an executive director of the Friendship Society of the Ministry of Finance and Economy. He also served from January 2001 to January 2002, as vice president of Yushin Corporation, a civil infrastructure company, and from January 2000 until January 2001, Mr. Kim served on the board of Rotem Co. (now known as Hyundai Rotem, and member of the Hyundai Motor Group). Mr. Kim received his Bachelor of Arts in Economics from Yonsei University and his Master of Arts in Development Economics from Boston University.

Seung Jung Ro has served as a member of Tremisis II’s board of directors since March 2009. Mr. Ro has been the chief executive officer of Mermax Co., Ltd., a semiconductor manufacturer, since August 2008. From January 2006 to August 2008, Mr. Ro served as the chief executive officer of DureCom Co., Ltd. Mr. Ro also served as the chief executive officer of DureTech Inc., a semiconductor and LCD components manufacturer, from March 2000 to December 2005. From July 1999 to February 2000, Mr. Ro served as a director for KoreaSambo Inc., a gas metering manufacturer. From February 1997 to June 1999, Mr. Ro also served as manager of the administration department for Kumho Metertech, Inc., a metering business administration firm. Mr. Ro earned his Bachelor of Science from Chungbuk National University.

David Jin Yoo has served as a member of Tremisis II’s board of directors since March 2009. Mr. Yoo has served as the managing director of Hyundai LCD USA, Inc., an LCD manufacturer, since November 2008. From September 2004 to November 2008, Mr. Yoo served as a vice president of the corporate finance group at EarlyBirdCapital, Inc., an investment banking firm. From May 2004 to September 2004, he worked as an associate at Ardour Capital Partners, LLC, another investment banking firm. Mr. Yoo also served as a senior associate from May 2003 to September 2003 at KPMG International Financial Advisory Services Inc., a corporate finance firm. He was manager and assistant to the Chairman at The Doosan Group from May 1994 to August 2002. Mr. Yoo earned his Bachelor of Arts at University of California at Berkeley and his Master of Business Administration from Leonard N. Stern School of Business at New York University.

Yeon-su Kim has served as Tremisis II’s secretary since March 2009. Ms. Kim has served as the chief executive officer and a director of Han Wool S&C. Co., Ltd., an investment firm, since April 2008. Since March 2007, Ms. Kim has served as an adviser for SF Investment Co., Ltd. Ms. Kim has also served as head of the foreign business division for WIZIT Co., Ltd., since January 2007. Prior to January 2007, Ms. Kim was a student and earned her Bachelor of Arts from Boston University, School of Management and a Bachelor of Commerce from Auckland University. Ms. Kim is the daughter of Sang-Chul Kim.

Periodic Reporting and Audited Financial Statements

Tremisis II has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Tremisis II’s annual reports contain financial statements audited and reported on by Tremisis II’s independent accountants. Tremisis II has filed with the SEC its Annual Reports on Form 10-K covering the fiscal years ended December 31, 2008 and 2007 and its Quarterly Reports on Form 10-Q covering the quarters ended March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009 and June 30, 2009.

Legal Proceedings

There are no legal proceedings pending against Tremisis II.

Tremisis II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Tremisis II’s financial statements and related notes thereto included elsewhere in this proxy statement.

Overview

Tremisis II was formed on July 3, 2007, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business.

As indicated in the accompanying financial statements, at June 30, 2009, Tremisis II had $119,941 in cash and $77,416,953 in cash equivalents held in the trust account. Further, Tremisis II has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Tremisis II cannot assure you that its plan to consummate a business combination will be successful. Tremisis II must complete a business combination with a fair market value of at least 80% of Tremisis II’s net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of acquisition by December 6, 2009. These factors, among others, raise substantial doubt as to Tremisis II’s ability to continue as a going concern.

Results of Operations

For the three months ended June 30, 2009, Tremisis II had net loss of $106,785 derived from $175,729 of interest income from trust account investment and $282,514 in general and administrative expenses. For the three months ended June 30, 2008, it had net income of $110,364 derived from $328,516 of interest income from trust account investment and $168,152 in general and administrative expenses and income tax provision of $50,000.

For the six months ended June 30, 2009, Tremisis II had net loss of $263,839 derived from $263,529 of interest income from trust account investment and $527,368 in general and administrative expenses. For the six months ended June 30, 2008, it had net income of $305,410 derived from $824,959 of interest income from trust account investment and off-set by $361,549 in general and administrative expenses and income tax provision of $158,000.

For the year ended December 31, 2008, Tremisis II had net income of $129,117. Interest income on the trust account investment was $1,235,335. During the fourth quarter of 2008, Tremisis II reduced interest income by approximately $72,000 related to an over-accrual at September 30, 2008. General and administrative expenses were $1,052,718, which includes administrative consulting fees of $140,440, dues and subscriptions of $33,680, professional fees of $572,843, Delaware franchise tax of $57,500, insurance of $71,838, travel of $114,073, rent and office expenses of $59,478 and other operating costs of $2,866. Professional fees include approximately $473,000 related to a potential acquisition. These costs were deferred through September 30, 2008. In the fourth quarter of 2008, Tremisis II determined that the acquisition was unlikely to succeed and expensed the costs. Tremisis II has a provision for federal income taxes of $53,500.

For the period from July 3, 2007 (inception) to June 30, 2009, Tremisis II had net loss of $58,102, which consisted of interest income on the trust account investment of $1,651,854, offset by general and administrative expenses of $1,631,456 and provision for income taxes of $78,500.

Liquidity and Capital Resources

Tremisis II consummated its IPO of 9,500,000 units on December 12, 2007. Gross proceeds from the IPO were $76,000,000. Tremisis II paid a total of $2,280,000 in underwriting discounts and commissions and incurred $602,705 for costs and expenses related to the offering. An additional $3,040,000 of underwriting discounts and commissions has been deferred by the underwriters and placed in Tremisis II’s trust account and will be released to the underwriters only on completion of the acquisition. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds from the offering, including $2,650,000 from the private sale of the Founders’ Warrants, were $75,767,295, of which $75,595,000 was deposited into the trust account. On January 24, 2008, Tremisis II consummated the closing of the sale of 232,669 additional units which were sold subject to the underwriters' over-allotment option. The 9,732,669 units sold in the IPO, including the 232,669 units sold subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating total gross proceeds of $77,861,352. Of the gross proceeds of the IPO and the private placement of the Founders’ Warrants, $77,400,511 (or approximately $7.95 per share) was placed in the trust account. The net proceeds deposited into the trust account remain on deposit in the trust account and earned $1,388,325 in interest through December 31, 2008. Tremisis II intend to use substantially all of the net proceeds of the IPO to effect a business combination. Tremisis II believes it has sufficient available funds outside of the trust account to operate through December 6, 2009, assuming that the acquisition is not consummated during that time.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that Tremisis II complete acquisitions subsequent to Tremisis II’s adoption of SFAS 141(R), the application of its provisions will likely have a material impact on Tremisis II’s results of operations, although Tremisis II are not currently able to estimate that impact.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires that once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. Tremisis II do not expect the adoption of SFAS 160 to have a material impact on Tremisis II’s financial condition or results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which will require Tremisis II to adopt these provisions beginning in fiscal 2009 and thereafter. Tremisis II do not expect the adoption of SFAS 161 to have a material impact on Tremisis II’s financial condition or results of operations.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, “Earnings per share.” This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented are to be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data). Tremisis II do not expect the adoption of the adoption of this Staff Position to have a material impact on Tremisis II’s financial condition or results of operations.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (“FAS 165”). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. Tremisis II’s management evaluated all events or transactions that occurred after December 31, 2008 up through March 30, 2009, the date Tremisis II issued the financial statements included in this proxy statement for the year ended December 31, 2009. Tremisis II’s management has also evaluated all events or transactions from March 31, 2009 through October 9, 2009, and has updated Note 9 of the financial statements for the period ended December 31, 2008 included elsewhere in this proxy statement for any additional transactions that have occurred, which are unaudited. During these periods, Tremisis II did not have any material recognizable subsequent events other those disclosed in Note 9.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“FAS 168”). FAS 168 provides for the FASB Accounting Standards Codification (the “Codification”) to become the single official source of authoritative nongovernmental GAAP. The Codification did not change GAAP but reorganizes the literature. FAS 168 is effective for interim and annual periods ending after September 15, 2009. Tremisis II’s management does not believe that the adoption of FAS 168 will have a material impact on Tremisis II’s financial statements.

Tremisis II does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

Options and warrants issued in conjunction with Tremisis II’s IPO are equity linked derivatives and accordingly represent off-balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of Financial Accounting Standard No. 133 (“FAS 133”) and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See Note 2 to Tremisis II’s financial statements for more information.

BUSINESS OF ASIANA IDT

Overview

Asiana IDT (Intelligent Decision Technology), an affiliate of the Kumho Asiana Group, is an information technology service provider that offers total information technology solutions and services in consulting, system integration, system management and other outsourcing services, network integration and other technological services, mainly for the Korean market. Its efforts are largely concentrated in serving the construction, transportation and logistics industries. It concentrates on supporting each industry group so that clients can function strategically in improving their management efficiency as well as entering into new businesses.

Asiana IDT originated in 1973 as an internal operating division of the Kumho Asiana Group to provide such services to other members of the group, who are still its major customers and were responsible for approximately 77.3% of its sales revenues in 2008. It was incorporated in 1991 as a wholly owned subsidiary of Asiana Airlines. It has experienced growth in sales, net income and earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure of performance, every year since its inception. Since its inception, its compounded annual growth rate has been approximately 34%.

In recent years, it has expanded its customer base to non-Kumho Asiana Group members, including Lufthansa Systems, IBM Korea, Oracle Korea, Hewlett Packard Korea, Sun Microsystems Korea, Microsoft Korea and the Korea Electric Certification Authority, that operate in various fields such as public service, air and road transportation, construction, manufacturing, logistics, finance and leisure. In the five years since it has emphasized its program to expand to non-affiliated customers, its rank as a Korean IT services provider has moved from twenty-third to tenth.

Asiana IDT is actively and significantly involved in Korea’s public service sector’s push for information literacy, including environment and intelligent transport systems through advanced infrastructure and services that make use of many technologies. Asiana IDT believes that its public services not only contribute to the strengthening of Korean national competitiveness but also bring about a cleaner, more enriched world by creating pleasant environments and improving urban transport systems. Its revenues from public sector work constituted approximately 8% of its total 2008 revenues and are expected to constitute approximately 10% of its total 2009 revenues.

Asiana IDT had, for the years 2008, 2007 and 2006, respectively, sales of $222.45 million, $212.55 million and $152.53 million, operating income of $14.16 million, $7.48 million and $6.90 million and net income of $11.71 million, $8.65 million and $6 million. At December 31, 2008, it had total assets of $88.13 million and stockholders’ equity of $16.28 million. A significant part of the growth in 2007 and 2008 was due to work for Daewoo Engineering & Construction and Korean Express, which were acquired by the Kumho Asiana Group in 2006 and 2008, respectively. The Korean Won (KRW) to US Dollar (USD) exchange rate used to convert sales and operating profit was 955.51 KRW per USD in 2006, 929.20 KRW per USD in 2007 and 1102.59 KRW per USD in 2008 and to convert assets and liabilities was 1257.50 KRW per USD in 2008. Because of changes in exchange rates over the periods presented, growth in terms of KRW has been higher than growth in terms of dollars. Asiana IDT believes that, because during those periods its business was largely in the Korean market, the growth measured in KRW is more representative.

Presently, as stated, affiliates of the Kumho Asiana Group are responsible for the large majority of Asiana IDT’s revenues. Asiana IDT and such companies generally enter into long-term contracts with respect to the services provided by Asiana IDT, frequently for periods of 5 or 10 years. However, contract prices are usually renegotiated each year to reflect changes in wages and other costs and inflation, generally. It is expected that such business and this practice will continue after the closing of the acquisition. Contracts with customers other than members of the Kumho Asiana Group are usually on a project basis with specific pricing arrangements, which could be for fixed prices or on a cost-plus or other basis.

The size of IT services industry market in Korea is expected to be 11,070 B KRW in 2010, 11,950B KRW in 2011, and 12,750B KRW in 2012. (Source: Korea Research, 2009.5 “Korea IT Service Market Forecast”) Due to the global economic crisis in 2009, most companies withheld IT spending during the first half of 2009; however, IT spending started to gradually increase starting on the second half of 2009. As the

Korean government’s economic stimulus plan focuses on infrastructure and construction in 2010, IT investment is expected to greatly increase as well. Asiana IDT expects that it will benefit from the stimulus efforts.

Besides continuing to emphasize expansion of its business with non-Kumho Asiana Group members in Korea, Asiana IDT also is planning to increase its efforts to do work in other countries, with overseas business of both group members and non-affiliated companies. It believes that its experience in its major targeted industries of construction, transportation and logistics will be advantageous in achieving such plans as will the existence of a software development center in China.

Asiana IDT’s business in China began in July 1996 with the establishment of a joint venture company, Yan Bian Kumho Software Dev. Co., Ltd., between Asiana Airlines, which had a 70% interest, and Yan Bian University of Science Technology, which had a 30% interest, to act as a focal point for overseas businesses in software development and IT services and to provide system and database maintenance services to Kumho Asiana Group companies located in China. By June 2005, the entire interest of Asiana Airlines had been acquired by Asiana IDT. To increase market share within China, in March 2009, Yan Bian Kumho Software Dev. Co., Ltd. was liquidated and Kumho Software China Co., Ltd. was established as a wholly owned subsidiary of Asiana IDT. Its main focus is software design and development and it is responsible for providing information technology services, including system and database maintenance, to Kumho Asiana Group companies and branch offices located in China. The China operations are not material to the financial results of Asiana IDT.

Asiana IDT’s financial statements are public and are filed with the Korea Financial Supervisory Service and have, in the past, been audited under Korea generally accepted accounting principles, which differ in a number of material respects from United States generally accepted accounting principles. The financial statements of Asiana IDT included in this proxy statement have been prepared in accordance with United States generally accepted accounting principles, which practice will continue after the closing of the acquisition.

Asiana IDT’s principal executive office is located at S-Tower 19F, 116 Shinmunno 1 Ga, Jongno-gu, Seoul, Korea 110-700. Its telephone number is (82) 2-2127-8306. Its website address is www.asianaidt.com.

Asiana IDT IT Services

Asiana IDT provides a wide range of information technology (IT) services. The primary ones are the following.

System Integration (SI)

System integration services aim to provide Asiana IDT’s clients with optimal IT systems through the integration of management information, computer networking facilities and other hardware and software. The services include analyzing the client’s current systems, designing, developing and realizing suitable custom applications, planning the implementation of such applications and constructing and installing the approved hardware, software and other infrastructure.

System Management (SM) and Other IT Outsourcing

Asiana IDT provides clients with comprehensive services through providing skilled and experienced personnel to, among other things, manage clients’ IT systems, plan IT infrastructure and test, adjust, repair and restore clients’ IT systems. It also makes available its data center for the management of its clients’ databases and other information systems, including the management of the databases and information systems for all of the members in the Kumho Asiana Group.

Network Integration (NI)

Network integration services include network diagnosis and design, construction of network infrastructure and the supply and servicing of network solutions.

IT Consulting

Asiana IDT’s professionals furnish consulting services for the diagnosis of the quality of its clients’ IT systems and information literacy proficiency and project management. It also provides specialized consulting services for radio frequency identification (RFID) systems, IT strategy, process innovation, and business process reengineering, among other areas.

Other IT Services

Other services provided by Asiana IDT include hosting services to operate client servers from its data center, establishing and installing home networks to control various home appliances and systems to allow them to communicate with each other, giving family members access through external Internet connections, and offering specialized hardware and software products of other vendors.

Industry Services

Asiana IDT has concentrated on providing its IT services in three industries — construction, transportation and logistics. Its various IT services are frequently combined to offer unique systems to meet the specific technological requirements of these industries.

Construction

Construction applications include the following:

•	The Intelligent Building System (IBS), which integrates internal and external building systems for the purpose of improving energy efficiency, safety and maintenance and creating a user-friendly office environment.
•	The Intelligent Transport System (ITS), which is aimed at developing and utilizing technologies in public sector applications such as local road management and transit system maintenance to reduce vehicle wear and improve safety, transportation time and fuel economy.
•	Home Network systems for remote access and control of home technology for appliances and outside information devices.
•	Environmental systems to control and manage sewage treatment control, industrial waste water disposal, livestock waste water and water pollution surveillance.

Transportation

Transportation applications are aimed at the integration of transportation and distribution services such as reservations and ticketing, accounting, operations and maintenance. Specific application areas include:

•	Transportation planning for revenue and account management, including ticket management, revenue accounting and terminal commission management.
•	Transportation monitoring to provide safety and accident management, including safety training, accident handling and insurance management.
•	Control systems for transportation and traffic utilizing traffic communications networks and monitoring systems.
•	Airport management, including operation of self-service kiosks and radio frequency identification (RFID) and barcode systems to track baggage and cargo.

Logistics

Services to companies involved in the logistics industry include:

•	Supply chain management to move items from the manufacturer or other supplier to the ultimate user in a timely and efficient manner.
•	Order management to enable clients to keep track of and manage the progress of the fulfillment of orders.
•	Transportation management to provide clients with efficient inbound and outbound transportation processes including planning, shipment execution, financial settlement and tracking visibility.

•	Warehouse management to control the movement and storage of materials within a warehouse and to process the associated transactions, including shipping, receiving, placement and selection.

RFID

Asiana IDT has gained extensive experience in the application of RFID, which involves the application of data to tags or other devices that transmit wireless signals to allow the items to which they are attached to be located and tracked. RFID does not require recognition of the object in a straight line, thus it provides more flexibility in terms of special movement and, unlike bar codes, can be used to track multiple items at a time. RFID can also be used to read, save and process various types of information, such as temperature and air pressure. Asiana IDT applies this technology across most of its service lines, particularly in transportation and logistics.

Sales Breakdown by Industry Group (in USD)

Customer Type	Industry	2009 (to 6/30)	2008	2007	2006
	Exchange Rate	1350.46	1102.59	929.2	955.51
Kumho Asiana Group Members	Construction	7,984,217	17,077,670	23,667,071	11,739,871
	Transportation	22,800,611	63,787,985	55,430,059	43,044,794
	Logistics	5,121,934	9,690,035	1,530,253	1,786,771
	Other	18,898,884	78,160,390	76,838,599	55,792,841
	KAG Group Total	54,805,646	168,716,081	157,465,982	112,364,278
Other Customers Customer Type	Construction	11,234,363	32,232,341	12,040,935	4,910,753
	Transportation	2,718,118	4,231,399	3,399,390	3,059,424
	Logistics	—	491,289	49,812	219,383
	Other	5,501,850	12,585,839	34,610,537	27,144,318
	Other Customer Total	19,454,330	49,540,868	50,100,674	35,333,878
	Total Sales	74,259,976	218,256,949	207,566,655	147,698,156

Sales Breakdown by Type of Service (in USD)

Customer Type	Service	2009 (to 6/30)	2008	2007	2006
	Exchange Rate	1350.46	1102.59	929.2	955.51
Kumho Asiana Group Members	System Integration (SI)	11,980,898	69,021,933	73,235,634	47,874,137
	System Management (SM)/Other Outsourcing	34,281,025	76,768,990	61,051,735	50,101,505
	Network Integration (NI)	4,958,009	5,930,122	15,229,492	9,354,939
	IT Consulting	1,226,854	7,433,638	7,920,494	5,024,069
	Other IT Services	2,358,860	9,561,398	28,627	9,628
	KAG Group Total	54,805,646	168,716,081	157,465,982	112,364,278
Other Customers	System Integration (SI)	13,595,770	35,282,523	41,733,514	29,329,907
	System Management (SM)/Other Outsourcing	178,422	569,860	2,517,464	1,341,193
	Network Integration	2,597,706	7,188,764	313,480	1,184,708
	IT Consulting	2,981,020	6,389,448	5,247,790	3,033,868
	Other IT Services	101,413	110,273	288,426	444,202
	Other Customer Total	19,454,330	49,540,868	50,100,674	35,333,878
	Total Sales	74,259,976	218,256,949	207,566,655	147,698,156

Major Customers

The following table sets forth information regarding 2008 sales by Asiana IDT to its major customers (‘000 USD).

Customer Type	Customer	Sales	%
	Exchange Rate	1102.59
Kumho Asiana Group Members	Asiana Airlines	52,558	24.08
	Kumho Tire	27,220	12.47
	Kumho Life	17,855	8.18
	Daewoo E&C	16,499	7.56
	Others	54,484	25.01
	KAG Group Total	168,716	77.30
Other Customers	Kyungi Freeway	5,654	2.59
	Hanwha S&C	4,434	2.03
	National Information Society Agency	3,136	1.44
	Korea Institute of Construction Technology	2,975	1.36
	Others	33,342	15.28
	Other Customer Total	49,541	22.70
	Total Sales	218,257	100.00

Backlog

The following table sets forth information about Asiana IDT’s backlog:

Customer Type	Industry	Backlog at August 30th, 2009	To Be Completed by December 31st, 2009	To Be Completed After December 31st, 2009
	Exchange Rate	1,249.5	1,200	1,200
Kumho Asiana Group Members	Construction	20,419,988	11,840,009	8,579,978
	Transportation	56,720,901	32,888,169	23,832,732
	Logistics	17,101,929	9,916,117	7,185,811
	Other	48,735,668	28,258,135	20,477,533
	KAG Group Total	142,978,485	82,902,430	60,076,055
Other Customer	Construction	35,226,682	18,853,667	16,373,015
	Transportation	6,231,284	3,335,045	2,896,240
	Logistics	—	—	—
	Other	19,534,143	10,454,866	9,079,277
	Other Customer Total	60,992,109	32,634,578	28,348,532
Total Sales		203,970,595	115,546,008	88,424,587

Competition

Asiana IDT’s primary competitive advantage is the experience its personnel have obtained in providing extensive and sophisticated information technology services to members of the Kumho Asiana Group since 1973. This experience can be applied to virtually every industry but is particularly comprehensive for the very important industries served by other members of the group, such as aviation, transportation, construction, manufacturing and leisure. The experience also allows it to compete favorably on price.

The following table sets forth sales (in ‘000 USD) and market share percentages (M/S) of Asiana IDT and its major competitors in the IT services market. Asiana IDT believes that it competes adequately against the first three companies in the market and that it is very competitive with the other companies.

		2007		2008
Rank	Company	Sales	M/S	Sales	M/S
1	Samsung SDS	2,329	25.20%	2,285	26.20%
2	LG CNS	1,871	20.30%	1,815	20.80%
3	SK C&C	1,249	13.50%	1,157	13.30%
4	Autoever Systems	450	4.90%	448	5.10%
5	Korea Electronic KDN	400	4.30%	371	4.30%
6	POSDATA	393	4.30%	349	4.00%
7	Lotte IT&Comm.	271	2.90%	271	3.10%
8	Hanhwa S&C	241	2.60%	249	2.90%
9	Shinsegae I&C	263	2.90%	242	2.80%
10	Asiana IDT	208	2.20%	218	2.50%
11	Hyundai I&C	272	3.00%	205	2.40%
12	Daewoo I&C	238	2.60%	190	2.20%
13	Saangyong I&C	237	2.60%	183	2.10%
14	Dongbu CNI	186	2.00%	172	2.00%
15	Daerim I&S	170	1.80%	158	1.80%
16	Dongyang Systems	112	1.20%	121	1.40%
17	CJ Systems	167	1.80%	116	1.30%
18	Hanjin Info Systems & Telecommuncation	98	1.10%	86	1.00%
19	Hyundai UNI	72	0.80%	77	0.90%

(Source:  Compiled by Asiana IDT from publicly available information on Data Analysis, Retrieval and Transfer of Financial Supervisory Service. dart.fss.or.kr.)

Government Regulation

The Korean Ministry of Information and Communication, in order to enhance the participation of small to medium sized software businesses in the establishment of information systems sponsored by governmental bodies and agencies, has set criteria for businesses to participate in government procurement. For the development of domestic IT services, and in particular the development of the software industry, Article 24.2 of the Software Industry Promotion Law sets forth the limitation regarding the level of revenues and the contract amounts for businesses to be eligible to take part in government procurement. The table below sets forth the minimum contract amounts that businesses of the specified sizes are entitled to compete for. However, in accordance with Software Industry Promotion Act, Article 17.3, for “simple” contracts involving sale and purchase of hardware and software, there is no limitation on the revenues for large corporations to be eligible to participate in government procurement.

Participant Business	Minimum Contract Amount
Business with revenue of more than 800,000,000,000 Won	Greater than 1,000,000,000 Won
Business with revenue of 200,000,000,000 – 800,000,000,000 Won	Greater than 700,000,000 Won
Business with revenue of less than 200,000,000,000 Won	Greater than 500,000,000 Won

Asiana IDT is within the middle category, based on 2008 revenues. It is not subject to any other material governmental requirements not applicable to all businesses generally.

Management

Asiana IDT’s senior management is responsible for the day-to-day management of Asiana IDT in accordance with the instructions, policies and operating guidelines set by the Board of Directors. Asiana IDT’s senior management team comprises the persons listed below:

Chang-kyu Kim, President and Chief Executive Officer: Mr. Kim is the President and CEO of Asiana IDT since April 2009. Mr. Kim joined KAG in November 1977 and has since held various management positions in KAG companies, including Kumho Industrial, Kumho Tires, Kumho Petrochemical, Kumho Resort, Strategic Management Division and Kumho Trading. Prior to becoming the President and CEO of Asiana IDT, Mr. Kim was the President and CEO of Kumho Trading and Kumho Resort for over 4 years. Mr. Kim received a bachelors degree in Chemical Engineering from Sungkyunkwan University in Korea.

Seung-bum Oh, Executive Senior Vice President and Chief Marketing Officer: Mr. Oh joined Asiana IDT in December 2008 to oversee the marketing division. Prior to joining Asiana IDT, Mr. Oh served as the senior vice president of Institutional Client and Partner Business division at Microsoft Korea from May 2002. From 1983 to April 2002, Mr. Oh was with IBM Korea, where he was the vice president of IT services division. Mr. Oh received a bachelors degree in education from Korea University in Korea.

Dong-bok Yoon, Vice President and Chief Financial Officer: Mr. Yoon is the vice president of Strategic Management at Asiana IDT since April 2009. Mr. Yoon joined KAG in July 1989 and has since held various management positions at Asiana Airlines and Strategic Management Division. Mr. Yoon received a Bachelor’s degree in Japanese from Joongang University in Korea and completed a masters coursework in Japanese from Joongang University.

Employees

As of June 30, 2009, Asiana IDT had 635 employees, including 11senior managers. Nine employees are with the subsidiary in China, 52 are in strategic management, 52 are in sales, 16 are in outside sales and marketing, 310 are in IT support for Kumho Asiana Group companies, 169 are in development and 16 are in research and development.

Compensation Discussion and Analysis

Asiana IDT’s executive officers and other management employees are paid annual salaries and incentive bonuses. See the section entitled “The Director Election Proposal — Compensation Components” for a discussion of factors taken into account in determining incentive compensation. Asiana IDT doesn’t provide any other types of compensation, including pensions or other retirement benefits, to such persons. It is expected that these policies will continue in effect after the closing of the acquisition.

During the 2006, 2007 and 2008 fiscal years, it paid the amounts below to its principal executive officer, its principal accounting officer and its three next highest paid executives (in US dollars on December 31 of applicable year):

Name	Principal Position	Year	Salary	Incentive	Total
Keun-sik Park	President and Chief Executive Officer	2006	259,109	48,888	307,997
Dong-nam Choi	Senior Vice President and Principal Financial Officer	2006	112,129	22,136	134,264
Kwang-sik Lim	Executive Senior Vice President	2006	115,122	17,111	132,233
Young-il Son	Senior Vice President	2006	98,029	2,601	100,630
Ho-san Kim	Senior Vice President	2006	96,069	4,331	100,400

Exchange Rate:  955.51 KRW = USD

Name	Principal Position	Year	Salary	Incentive	Total
Keun-sik Park	President and Chief Executive Officer	2007	208,768	84,876	293,644
Dong-nam Choi	Senior Vice President and Principal Financial Officer	2007	122,601	19,882	142,483
Kwang-sik Lim	Executive Senior Vice President	2007	156,529	19,295	175,824
Young-il Son	Senior Vice President	2007	116,129	14,179	130,308
Moo-hyun Bae	Senior Vice President	2007	113,807	11,826	125,633

Currency Rate:  929.20 KRW = USD

Name	Principal Position	Year	Salary	Incentive	Total
Jong-ho Kim	President and Chief Executive Officer	2008	256,403	—	256,403
Hyung-woo Kim	Vice President and Principal Financial Officer	2008	87,935	—	87,935
Kwang-sik Lim	Executive Senior Vice President	2008	135,871	14,748	150,619
Dong-nam Choi	Senior Vice President	2008	106,421	17,668	124,090
Young-il Son	Senior Vice President	2008	100,803	15,166	115,969

Exchange Rate:  1102.59 KRW = USD

Property and Facilities

Asiana IDT’s facilities are located in or near Seoul, Korea, and consist of a leased data center, leased offices and an owned research and development center. The data center is an 8,672 square meter facility that is leased from Asiana Airlines under a lease that may be terminated at will at an annual rental of $2,488,750. Part of the offices, having an area of 4,126 square meters, is sub-leased from a non-related party under a lease that continues to August 2010 at an annual rental of $1,119,072. Other offices, having an area of 3,291 square meters, are leased from a member of the Kumho Asiana Group under a lease that continues to December 31, 2014 at an annual rental of $887,541. The research and data center is an owned two storey building with a land area of 4,102 square meters and a floor area of 4,221 square meters that was built on land purchased in 2008 from the city of Incheon at a total cost of $8,441,667, including $1,416,667 for the land. Asiana IDT considers that its present facilities are adequate for its operations for the reasonably foreseeable future. Dollar amounts in this section have been converted from Korean Won at a rate of 1,200 Won per dollar.

Intellectual Property

Asiana IDT owns or has applied for a number of patents and trademarks, none of which is considered by it to be material to its business.

Legal Proceedings

Asiana IDT is not involved in any legal proceedings that are anticipated to have a material effect on its business, financial position, results of operations or liquidity, nor is Asiana IDT aware of any proceedings that are pending or threatened that may have a material effect on its business, financial position, results of operations or liquidity. From time to time, Asiana IDT is subject to legal proceedings and claims in the ordinary course of business, certain of which would be covered by insurance. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

ASIANA IDT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[In this Section, references to “we,” “us,” “our” and “the Company” refer collectively to Asiana IDT, Inc.
and its China subsidiary.]

Business Overview

Asiana IDT, Inc. is a wholly owned subsidiary of Asiana Airlines, Inc. and was incorporated in September 1991 under the laws of the Republic of Korea. Kumho Software Development Co. Ltd. is a majority owned subsidiary of Asiana IDT, Inc. located in Republic of China. Asiana IDT, Inc. and its wholly owned subsidiary (collectively, the “Company”) provides various IT outsourcing services and offers total IT solutions and services in consulting, system integration (SI) and network integration (NI). Its customers and partners, including Lufthansa Systems, IBM Korea, Oracle Korea, Hewlett Packard Korea, Sun Microsystems Korea, Microsoft Korea, and the Korea Electric Certification Authority, are in various fields such as public service, air and road transportation, construction, manufacturing, logistics, finance and leisure. It also concentrates on supporting each industry group so that clients can function strategically in improving their management efficiency as well as entering into new businesses. In addition, it offers business consulting services, such as IT business strategy consulting, radio frequency identification, enterprise resource planning, business process management, diagnosis of product quality and information literacy level, and project management. The Company is leading Korea’s public service sector's push for information literacy, including environment and intelligent transport systems through advanced infrastructure and services that make use of many technologies.

Notable Events

Certain notable events or activity affecting the Company’s consolidated financial results for periods included in this report included the following:

•	The Company’s functional currency is Korean won. The financial information is translated to the US dollar in accordance with SFAS No. 52 using the rate of exchange prevailing at the balance sheet date (2008 — $1:KRW1, 257.50, 2007 — $1:KRW938.20, and 2006 — $1:KRW929.60) and the statements of operations and cash flows are translated at an average rate during the reporting period (2008 — $1:KRW1,102.59; 2007 — $1:KRW929.20; and 2006 — $1:KRW955.51). Such changes in the consolidated financial results between periods 2006, 2007, and 2008 may be impacted due to fluctuations in the currency exchange rate.
•	For the periods ending June 30, 2009 and 2008, the financial information is translated to the US dollar in accordance with SFAS No. 52 using the rate of exchange rate as follows:
•	Six months ended June 30, 2009 — $1:KRW1,350.93
•	Six months ended June 30, 2008 — $1:KRW986.09
•	Three months ended June 30, 2009 — $1:KRW1,288.68
•	Three months ended June 30, 2008 — $1:KRW1,016.72

Critical Accounting Policies, Estimates, and Judgments

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Asiana IDT, Inc. and its majority owned subsidiary located in China which 30% is owned by minority interest. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Segment Reporting

The Company operates in one industry segment, IT consulting industry. FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s supporting departments such as general and administrative expenses are shared by all revenue generating activities and there are no segment managers who are held accountable for operations, operating results and plans for products or components below the consolidated unit level. The Company also generates product and service revenues within same customers and the nature of the products and services have similar economic characteristics. Accordingly, the Company reports as a single operating segment.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include travel, payroll, and other general expenses specific to research and development activities.

Internal and Outsourcing Contract Costs

Costs incurred on outsourcing contracts, including internal costs incurred for bid and proposal activities, are expensed as incurred. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities. Such costs can be separated into two principal categories: contract acquisition costs and transition/set-up costs.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (SAB 104) when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured and delivery of products has occurred or services have been rendered.

The Company’s revenue of service fees are primarily fixed price contracts. Revenue on eligible fixed price contracts is recognized on the basis of the estimated percentage-of-completion within the scope of SOP 81-1 and is consistently applied for all fixed price contracts. Such contracts include services provided for software development projects, IT outsourcing and solutions, system integration, and network integration services at fixed price arrangements with its customers. Progress towards completion is typically measured based on achievement of specified contract milestones, or other measures of progress when available, or based on costs incurred as a proportion of estimated total costs. Profit in a given period is reported at the expected profit margin to be achieved on the overall contract. This method can result in the recognition of unbilled receivables or the deferral of costs or profit on these contracts. The Company did not incur any deferred costs for the years ended December 31, 2008, 2007, and 2006. Management regularly reviews project profitability and underlying estimates. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses, if any, are recognized in the period in which the loss becomes evident. The provision includes estimated costs in excess of estimated revenue and any profit margin previously recognized. Any advance payments received from its customers prior to recognition of revenue is classified as a current liability as advance from customers.

The Company also sells IT merchandise not included in fixed price contracts to its customers which made up approximately 17%, 20%, and 19% for the years ended December 31, 2008, 2007, and 2006, respectively, in accordance with SAB 104.

The Company provides for allowance for doubtful accounts on trade accounts receivable based on historical collection experience and estimated collectibility of the amounts.

Cost of Sales

Cost of sales consists of products used on projects or sold to customers, network and systems maintenance fees, salaries and other benefits relating to sales transactions.

Investment Securities

The Company classifies its investments securities as available-for-sale securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), and are reported at fair value. Unrealized gains and losses as a result of changes in the fair value of the available-for-sale investments are recorded as a separate component within accumulated other comprehensive income in the accompanying consolidated balance sheets.

The Company’s investment securities include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is below the fair value of an investment at the end of any period, the investment is considered for impairment. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Building	40 years
Tools and equipment	2 – 4 years
Vehicles	4 years

Intangible Assets

Intangible assets primarily include the costs of non-exclusive and perpetual worldwide software technology licenses. License costs are amortized on a straight-line basis over the estimated useful lives of the assets, which approximate 5 years.

Severance and Retirement Benefits

In accordance with the Korean Labor Standard Law, employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment, based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent an amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date. The annual severance benefits expense charged to operations is calculated based upon the net change in the accrued severance benefits payable at the balance sheet date using the vested benefit obligation approach based on the guidance of EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 permits entities to choose to measure certain financial instruments and other items at fair value. The fair value option generally may be applied instrument by instrument, is irrevocable, and is applied only to entire instruments and not to portions of instruments. The adoption of SFAS 159 did not have a material impact on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how companies recognize and measure identifiable assets acquired, liabilities assumed, and any non-controlling interest in connection with a business combination; recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase; and determine what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2009. The Company does not expect the adoption of SFAS No. 141R to have a material impact on its results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 applies to all companies that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its results of operations or financial position.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of FASB Statement No. 157 (FSP No. 157-2). The FSP amends SFAS No. 157 to delay the effective date for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. For items within its scope, the FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of FSP No. 157-2 to have a material effect on its results of operations or financial position.

In December 2008, the FASB issued FSP 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, (FSP 132(R)-1). This new standard requires detailed disclosures about investment strategies, fair value measurements and concentrations of risk regarding plan assets of a company’s defined benefit plan or other postretirement plan. FSP 132(R)-1 is effective for the Company’s fiscal year ending December 31, 2009. The Company does not expect FSP 132(R)-1 to have a significant impact on the disclosures about its retirement benefits.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS No. 165), effective for financial periods ending after June 15, 2009. SFAS No. 165 established principles and requirements for subsequent events, including the period after the balance sheet date during which management of a reporting entity shall evaluate events for potential disclosure in the financial statements, the circumstances that warrant disclosure, and the specific disclosure requirements for transactions that occur after the balance sheet date. The Company does not expect the adoption of SFAS No. 165 to have a material effect on its results of operations and financial position.

In June 2009, the FASB issued SFAS No. 167 Amendments to FASB Interpretation No. 46(R) (SFAS No. 167). SFAS No. 167 amends FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), regarding when and how to determine, or re-determine, whether an entity is a variable interest entity. In addition, SFAS No. 167 replaces FIN 46R’s quantitative approach for determining who has a controlling financial interest in a variable interest entity with a qualitative approach. Furthermore, SFAS No. 167 requires ongoing assessments of whether an entity is the primary beneficiary of a variable interest entity. SFAS No. 167 is effective for the Company beginning January 1, 2010. The Company is currently evaluating the impact that SFAS No. 167 may have on the Company’s financial statements.

Results of Operations (Six Months Ended June 30, 2009 and 2008)

The following table sets forth selected income statement data and each item as a percentage of our revenue for the periods indicated.

	Six Months Ended June 30,
	2009		2008
	Amount	%	Amount	%
	(In Thousands)
Net sales	$78,623	100.0	$114,464	100.0
Cost of sales	49,247	62.6	76,404	66.7
Gross profit(1)	29,376	37.4	38,060	33.3
Selling, general and administrative expenses	22,997	29.2	28,592	25.0
Depreciation and amortization	1,309	1.7	1,695	1.5
Operating profit	5,070	6.4	7,773	6.8
Non-operating expense (income), net	339	0.4	(1,356)	(1.2)
Profit before income taxes	4,731	6.0	9,129	8.0
Income taxes	1,215	1.5	3,270	2.9
Net income before equity investment	3,516	4.5	5,859	5.1
Minority interest	(31)	0.0	(68)	(0.1)
Net income	$3,547	4.5	$5,927	5.2

(1)	After elimination of intercompany sales and cost of sales.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Net Sales — Net sales comparison is as follows:

(In Thousands and in US Dollar) Six Months Ended June 30,			Changes
	2009	2008	Amount	%
Service fees	$69,881	$86,038	$(16,157)	(18.8)
Products sales	8,742	28,426	(19,684)	(69.2)
Total net sales	$78,623	$114,464	$(35,841)	(31.3)

Service Fees — Net sales from service fees decreased by $16,157, or 18.8%, to $69,881 for the six months ended June 30, 2009 from $86,038 for the six months ended June 30, 2008. The decrease was primarily due to 37% increase in the KRW to US dollar exchange rate and offset by an increase primarily attributable to increase of IT consulting related services provided to affiliated companies within the group by $7,224 mainly generated from IT consulting demand and organic growh by its affiliates.

Product Sales — Net sales from product sales decreased by $19,684 or 69.2%, to $8,742 for the six months ended June 30, 2009 from $28,426 for the six months ended June 30, 2008. The decrease is primarily attributable to the decrease in product sales of distribution business closed and discontinued in August, 2008.

Gross Profit — Gross profit comparison is as follows:

(In Thousands and in US Dollar)	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008		Changes
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%
Service fees	$28,489	40.8	$34,201	39.8	$(5,712)	(16.7)
Products sales	887	10.1	3,859	13.6	(2,972)	(77.0)
Total	$29,376	37.4	$38,060	33.3	$(8,684)	(22.8)

Service Fees — Gross profit decreased by $5,712, or 16.7%, to $28,489, or 40.8% of net sales from services fees, for the six months ended June 30, 2009 from $34,201, or 39.8% of net sales from service fees, for the six months ended June 30, 2008. USD amount decrease was offset by KRW amount increased due to high fluctuation of exchange rate from ($1 : KRW986.09) to ($1 : KRW1,350.93).The increase as measured in KRW is primarily attributable to the following:

•	Net sales from service fees increased.
•	Gross margin increased due to decrease in direct labor costs.

Product Sales — Gross profit decreased by $2,972, or 77.0%, to $887, or 10.1% of net sales from product sales, for the six months ended June 30, 2009 from $3,859, or 13.6% of net sales from product sales, for the six months ended June 30, 2008. The decrease is primarily attributable to the following:

•	Net sales from product sales decreased by $19,684, or 69.2%.
•	Gross margin increased due to decrease in direct labor costs.

Selling, General, and Administrative Expenses — Selling, general, and administrative expenses comparison is as follows:

Selling, general, and administrative expenses decreased by $5,596, or 19.6%, to $22,996, or 29.2% of net sales, for the six months ended June 30, 2009 from $28,592, or 25.0% of net sales, for the six months ended June 30, 2008. USD amount decrease was offset by KRW amount increase due to high fluctuation of exchange rate (from $1 : KRW986.09 to $1 : KRW1,350.93). The increase is primarily attributable to the following:

•	Rent expense increased by $1,278, or 124.2%, to $2,307 for the six months ended June 30, 2009 from $1,029 for the six months ended June 30, 2008. The increase is primarily attributable to an additional rental expense due to additional facility lease.
•	Consulting service fees increased by $938, or 19,675.9%, to $943 for the six months ended June 30, 2009 from $5 for the six months ended June 30, 2008. The increase is primarily attributable to an increase in consulting fees by $666 to Accenture for management innovation program service since November 2008.
•	The increase was offset by a decrease of part-time payroll expenses by $1,227 or 81.5%, to $278 for the six months ended June 30, 2009 from $1,505 for the six months ended June 30, 2008. The decrease is primarily attributable to a decrease in work force by 58 from 70 in June 2008 to 12 in June 2009.
•	The remaining decrease was due to currency fluctuations.

Depreciation and Amortization Expense — Depreciation and amortization expense comparison is as follows:

Depreciation and amortization expense decreased by $385, or 22.7%, to $1,309 for the six months ended June 30, 2009 from $1,694 for the six months ended June 30, 2008. The increase in depreciation and amortization expense was primarily due to an increase of depreciable fixed assets for the six months ended June 30, 2009 compared with the same period in 2008.

Non-Operating Income (Expenses) — Net non-operating expense was $339, primarily consisted of interest expense, for the six months ended June 30, 2009 compared to a net non-operating income of $1,356 for the six months ended June 30, 2008. Net non-operating income of $1,356 for the six months ended June 30, 2008 primarily consisted of foreign currency translation and transaction adjustments and interest income.

Income Tax Expense — The actual provision for income taxes was $1,215 or effective tax rate of 25.7% for the six months ended June 30, 2009 compared with $3,270 or effective tax rate of 35.8% for the six months ended June 30, 2008. The income tax decrease is primarily attributable to a decrease in taxable income and decrease in tax rate due to lower income tax bracket during the six months ended June 30, 2009 compared to the same period in the prior year.

Results of Operations (Three Months Ended June 30, 2009 and 2008)

The following table sets forth selected income statement data and each item as a percentage of our revenue for the periods indicated.

	(In Thousands) Three Months Ended June 30,
	2009		2008
	Amount	%	Amount	%
Net sales	39,989	100.0	65,739	100.0
Cost of sales	24,734	61.9	45,959	69.9
Gross profit(1)	15,255	38.1	19,780	30.1
Selling, general and administrative expenses	12,151	30.4	14,102	21.5
Depreciation and amortization	691	1.7	832	1.3
Operating profit	2,413	6.0	4,846	7.4
Non-operating expense (income), net	623	1.6	(853)	(1.3)
Profit before income taxes	1,790	4.5	5,699	8.7
Income taxes	774	1.9	1,751	2.7
Net income before equity investment	1,016	2.5	3,948	6.0
Minority interest	(88)	(0.2)	27	0.0
Net income	1,104	2.8	3,921	6.0

(1)	After elimination of intercompany sales and cost of sales.

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Due to significant changes in the foreign exchange rate of Korean won to the US dollar, the change is not indicative of the actual results. As a result, we are providing certain comparable information in US dollar and Korean won.

Net Sales — Net sales comparison is as follows:

(In Thousands and in US Dollar) Three Months Ended June 30,			Changes
	2009	2008	Amount	%
Service fees	$34,985	$46,297	$(11,312)	(24.4)
Products sales	5,004	19,442	(14,438)	(74.3)
Total net sales	$39,989	$65,739	$(25,750)	(39.2)

Service Fees — Net sales from service fees decreased by $11,312, or 24.4%, to $34,985 for the three months ended June 30, 2009 from $46,297 for the three months ended June 30, 2008. The decrease is primarily attributable to a decrease of IT consulting related services provided to affiliated companies within the group by $478, or 1.6%, and a decrease in the IT consulting related services provided to non-affiliated companies by $628, or 11.9%.

Product Sales — Net sales from product sales decreased by $14,438 or 74.3%, to $5,004 for the three months ended June 30, 2009 from $19,442 for the three months ended June 30, 2008. The decrease is primarily attributable to the discontinuation of the external distribution business unit in August, 2008.

Gross Profit — Gross profit comparison is as follows:

(In Thousands and in US Dollar)	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008		Changes
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%
Service fees	$14,822	42.4	$17,275	37.3	$(2,453)	(14.2)
Products sales	433	8.6	2,505	12.9	(2,072)	(82.7)
Total	$15,255	38.1	$19,780	30.1	$(4,525)	(22.9)

Service Fees — Gross profit decreased by $2,453, or 14.2%, to $14,822, or 42.4% of net sales from service fees, for the three months ended June 30, 2009 from $17,275, or 37.3% of net sales from service fees, for the three months ended June 30, 2008. USD amount decreased was offset by KRW amount increased due to high fluctuation of exchange rate from ($1 : KRW1,016.72) to ($1 : KRW1,288.68). The increase is primarily attributable to the following:

•	Gross margin increased due to the new project orders with higher margin.

Product Sales — Gross profit decreased by $2,072, or 82.7%, to $433, or 8.6% of net sales, for the three months ended June 30, 2009 from $2,505, or 12.9% of net sales, for the three months ended June 30, 2008. The decrease is primarily attributable to the following:

•	Net sales from product sales decreased by $14,438 or 74.3%.
•	Gross margin decrease is primarily due to decrease in sales price due to economy recession since September, 2008.

Selling, General, and Administrative Expenses — Selling, general, and administrative expenses comparison is as follows:

Selling, general, and administrative expenses decreased by 1,952, or 13.8%, to $12,150, or 30.4% of net sales, for the three months ended June 30, 2009 from $14,102, or 21.5% of net sales, for the three months ended June 30, 2008. USD amount decreased was offset by KRW amount increased due to high fluctuation of exchange rate from ($1 : KRW1,016.72) to ($1 : KRW1,288.68). The increase was primarily attributable to the following:

•	Rent expense increased by $790 or 150.4% to $1,300 for the three months ended June 30, 2009 from $510 for the three months ended June 30, 2008. The increase is due to additional rental expense due to additional facility lease.
•	Consulting service fees increased by $497 or 24,850% to $499 for the three months ended June 30, 2009 from $2 for the three months ended June 30, 2008. The increase in consulting fee is due to an increase in consulting fee by $349 to Accenture for management innovation program service since November 2008.
•	The increase is off-set by a decrease in part-time payroll expenses by $529 or 84.7%, to $96 for the six months ended June 30, 2009 from $625 for the six months ended June 30, 2008. The decrease is due to a decrease in work force by 58 from 70 in June 2008 to 12 in June 2009.

Depreciation and Amortization Expense — Depreciation and amortization expense comparison is as follows:

Depreciation and amortization expense decreased by $141, or 16.9%, to $691 for the three months ended June 30, 2009 from $832 for the three months ended June 30, 2008. USD amount decreased was offset by KRW amount increased due to high fluctuation of exchange rate from ($1 : KRW1,016.72) to ($1 : KRW1,288.68). The increase in depreciation and amortization expense was primarily due to an increase of depreciable fixed assets for the three months ended June 30, 2009 compared with the same period in 2008.

Non-Operating Income (Expenses) — Net non-operating expense was $623 for the three months ended June 30, 2009 compared to net non-operating income of $853 for the three months ended June 30, 2008. Net non-operating expense of $623 for the three months ended June 30, 2009 primarily consisted of foreign currency translation and transaction adjustments and interest expense. Net non-operating income of $853 for the three months ended June 30, 2008 primarily consisted of foreign currency translation and transaction adjustments.

Income Tax Expense — The provision for income taxes was $774 or effective tax rate of 43.2% for the three months ended June 30, 2009 compared with $1,751 or effective tax rate of 30.7% for the three months ended June 30, 2008. The effective income tax increase was primarily due to higher actual tax due to higher pre-tax income compared to prior period.

Results of Operations (Fiscal 2008, 2007, and 2006)

The following table sets forth selected income statement data and each item as a percentage of our revenue for the periods indicated.

	Years Ended December 31,
	2008		2007		2006
	Amount	%	Amount	%	Amount	%
Net sales	$222,448	100.0	$212,553	100.0	$152,531	100.0
Cost of sales	151,508	68.1	147,788	69.5	102,302	67.1
Gross profit(1)	70,940	31.9	64,765	30.5	50,229	32.9
Selling, general, and administrative expenses	52,779	23.7	53,311	25.1	40,846	26.8
Depreciation and amortization	3,295	1.5	3,976	1.9	2,484	1.6
Loss on impairment of intangible assets	709	0.3	—	—	—	—
Operating profit	14,157	6.4	7,478	3.5	6,899	4.5
Interest expense.	(195)	(0.1)	(68)	0.0	(69)	0.0
Other expenses (income), net	(1,972)	0.2	4,030	1.9	433	0.3
Profit before income taxes	15,934	7.2	11,440	5.4	7,263	4.8
Income taxes	4,345	2.0	2,623	1.2	1,170	0.8
Net income before minority interest	11,589	5.2	8,817	4.1	6,093	4.0
Minority interest in net income (loss) of subsidiary	(122)	0.1	167	(0.1)	101	(0.1)
Net profit	$11,711	5.3	$8,650	4.1	$5,992	3.9

(1)	After elimination of intercompany sales and cost of sales.

Fiscal 2008 Compared to Fiscal 2007

Net Sales — Net sales comparison is as follows:

(In Thousands and in US Dollar) Years Ended December 31,			Changes
	2008	2007	Amount	%
Service fees	$173,648	$158,177	$15,471	9.8
Products sales	48,800	54,376	(5,576)	(10.3)
Total net sales	$222,448	$212,553	$9,895	4.7

Service Fees — Net sales from service fee increased by $15,471, or 9.8%, to $173,648 for fiscal 2008 from $158,177 for fiscal 2007. Increase in fees as measured in KRW was partially offset by decreases due to exchange rate fluctuations. The increase is primarily attributable to an increase of IT consulting related services to affiliated companies within the group by $31,678, or 29.5%, mainly generated from IT consulting demand and organic growth by its affiliates and increase of IT consulting related services from non-affiliated companies by $8,678, or 39.7%, mainly generated from increase in services provided to public sector and construction industry due to an increase in demand.

Product Sales — Net sales from product sales decreased by $5,576, or 10.3%, to $48,800 for fiscal 2008 from $54,376 for fiscal 2007. USD amount decrease was offset by KRW amount increase due to high fluctuation of exchange rate from ($1 : KRW1,102.59) to ($1 : KRW929.20). The increase as measured in KRW is primarily attributable to the increase in net sales to affiliated companies within the group by $5,812, or 21.5%, mainly due to organic growth and expansion by the affiliated companies within the group and off-set by decrease in net sales to non-affiliated companies by $2,836, or 15.1%, mainly due to a decrease in demand.

Gross Profit — Gross profit comparison is as follows:

(In Thousands and in US Dollar)	Year Ended December 31, 2008		Year Ended December 31, 2007		Changes
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%
Service fees	$64,875	37.4	$59,024	37.3	$5,851	9.9
Products sales	6,065	12.4	5,741	10.6	324	5.6
Total	$70,940	31.9	$64,765	30.5	$6,175	9.5

Service Fees — Gross profit increased by $5,851, or 9.9%, to $64,875, or 37.4% of net sales, for fiscal 2008 from $59,024, or 37.3% of net sales, for fiscal 2007. The increase is primarily attributable to increase in net sales by $15,471 or 9.8%, while its gross margin increase is consistent with the sales increase.

Product Sales — Gross profit increased by $324, or 5.6%, to $6,056, or 12.4% of net sales, for fiscal 2008 from $5,741, or 10.6%, for fiscal 2007. The increase is primarily attributable due to the following:

•	Net sales from product sales decreased by $5,576, or 10.3%.
•	Gross margin increased due to sales of higher margin product sales to its new affiliate, Korea Express. Korea Express was purchased by its other affiliates in April 2008.

Selling, General and Administrative Expenses — Selling, general and administrative expenses comparison is as follows:

Selling, general, and administrative expenses decreased by $532, or 1.0%, to $52,779, or 23.8% of net sales, for fiscal 2008 from $53,311, or 25.1% of net sales, for fiscal 2007. USD amount decreased was offset by KRW amount increased due to high fluctuation of exchange rate from ($1 : KRW1,102.59) to ($1 : KRW929.20). The increase as measured in KRW was primarily attributable to the following:

•	Salaries, bonus and employee welfare increased by $1,366, or 3.4%, to $41,878 for fiscal 2008 from $40,512 for fiscal 2007. The increase is due to an increase in work force by 66 in April 2008 and voluntary severance allowance of $668 for 17 retiree.

Depreciation and Amortization Expense — Depreciation and amortization expense comparison is as follows:

Depreciation and amortization expense decreased by $681, or 17.1%, to $3,295 for fiscal 2008 from $3,976 for fiscal 2007. Amortization expense decreased by $1,005 annually due to timing of newer intangible assets acquired versus older being fully amortized in 2007.

Non-Operating Expense (Income) — Net non-operating income was $1,777 for fiscal 2008 compared with net non-operating income of $3,962 for fiscal 2007. Net non-operating income of $1,777 for fiscal 2008 primarily consisted of foreign currency translation gain of $1,841. Net non-operating income of $3,962 primarily consisted of foreign currency transaction gain, gain on disposal of investment securities, interest income, and gain on equity investment.

Income Tax Expense — The provision for income taxes was $4,345 for fiscal 2008 compared with $2,623 for fiscal 2007. Our effective tax rate was 27.3% for fiscal 2008 compared with 22.9% for fiscal 2007. The effective income tax increase was primarily due to higher actual tax due to higher pre-tax income compared to prior period.

Fiscal 2007 Compared to Fiscal 2006

Net Sales — Net sales comparison is as follows:

(In Thousands and in US Dollar) Years Ended December 31,			Changes
	2007	2006	Amount	%
Service fees	$158,177	$112,436	$45,741	40.7
Products sales	54,376	40,095	14,281	35.6
Total net sales	$212,553	$152,531	$60,022	39.4

Service Fees — Net sales from service fees net sales increased by $45,741, or 40.7%, to $158,177 for fiscal 2007 from $112,436 for fiscal 2006. The increase is primarily attributable to an increase of IT consulting related services to affiliated companies within the group by $35,908, or 39.3%, which is mainly generated from IT consulting demand from Daewoo Construction & Engineering Co. Ltd. and to non-affiliated companies by $6,633, or 34.4%, which is mainly generated from public sector and construction industry.

Product Sales — Net sales from product sales increased by $14,281, or 35.6%, to $54,376 for fiscal 2007 from $40,095 for fiscal 2006. The increase is primarily attributable an increase of sales to affiliated companies within the group by $9,033, or 39.2%, and to non-affiliated companies by $4,113, or 22.6%, which is mainly generated from public sector and construction industry.

Gross Profit — Gross profit comparison is as follows:

(In Thousands and in US Dollar)	Year Ended December 31, 2007		Year Ended December 31, 2006		Changes
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%
Service fees	$59,024	37.3	$46,273	41.2	$12,751	27.6
Products sales	5,741	10.6	3,956	9.9	1,785	45.1
Total	$64,765	30.5	$50,229	32.9	$14,536	28.9

Service Fees — Gross profit increased by $12,751, or 27.6%, to $59,024, or 37.3% of net sales, for fiscal 2007 from $46,273, or 41.2% of net sales, for fiscal 2006. The increase is primarily attributable to the following:

•	Net sales from service fees increased by $45,741, or 40.7%.
•	Gross profit increased due to higher sales price including higher maintenance sales fees.

Product Sales — Gross profit increased by $1,785, or 45.1%, to $5,741, or 10.6% of net sales, for fiscal 2007 from $3,956, or 9.9%, for fiscal 2006. The increase is primarily attributable to the following:

•	Net sales from product sales increased by $14,281 or 35.6%.
•	Gross profit increased due to entry of new external distribution business in 2007 compared to 2006. This is also due to additional new large customer, Daewoo E&C in January 2007 who is an affiliated company.

Selling, General, and Administrative Expenses — SG&A expenses comparison are as follows:

Selling, general, and administrative expenses increased by $12,465,or 30.5%,, to $53,311, or 25.1% of net sales, for fiscal 2007 from $40,846, or 26.8% of net sales, for fiscal 2006. The increase is primarily attributable to the following:

•	Salaries, bonus, and employee welfare increased by $10,455, or 30.1%, to $45,182, or 21.3% of net sales, for fiscal 2007 from $34,727, 22.8% of net sales, for fiscal 2006. The increase is due to increase in number of employees.
•	Rent expense increased by $547, or 49.6%, to $1,651 or 0.8% of net sales, for fiscal 2007 from $1,104, 0.7% of net sales, for fiscal 2006. The increase is due to additional facility lease.

Depreciation and Amortization Expense — Depreciation and amortization expense comparison is as follows:

Depreciation and amortization expense increased by $1,492, or 60.1%, to $3,976 for fiscal 2007 from $2,484 for fiscal 2006. The increase in depreciation and amortization expense was primarily due to an increase of depreciable fixed assets.

Non-Operating Expense (Income) — Net non-operating income was $3,962 for fiscal 2007 compared with net non-operating income of $364 for fiscal 2007. Net non-operating income of $3,962 for fiscal 2007 primarily consisted of foreign currency transaction gain, gain on disposal of investment securities, interest income, and gain on equity investment. Net non-operating income of $364 primarily consisted of interest income and gain on equity investment.

Income Tax Expense — The provision for income taxes was $2,623 for fiscal 2007 compared with $1,170 for fiscal 2006. Our effective tax rate was 22.9% for fiscal 2007 compared with 16.1% for fiscal 2006. The effective income tax increase was primarily due to higher actual tax due to higher pre-tax income compared to prior period.

Liquidity and Capital Resources

Our principal liquidity requirements are for working capital and capital expenditures. We fund our liquidity requirements primarily through cash on hand, cash flow from operations and borrowings from our various credit facilities and long-term borrowings. We believe our cash on hand, future funds from operations and borrowings from our various credit facilities and long-term borrowings will be sufficient to finance anticipated expansion plans and strategic initiatives for at least the next twelve months. There is no assurance, however, that we will be able to generate sufficient cash flow or that we will be able to maintain our ability to borrow under our various credit facilities including long-term borrowings.

We ended with cash and cash equivalent for period ending June 30, 2009 and 2008 with $7,311 and $4,192, respectively, and for fiscal 2008 and 2007 with $733 and $4,518, respectively. The following table summarizes our cash flows from operating, investing and financing activities for each of the past three fiscal years including period ending June 30, 2009 and 2008:

	Six Months Ends June 30,		Years Ended December 31,
(Amounts in Thousands)	2009	2008	2008	2007	2006
Net cash provided by operating activities	$8,989	9,592	$13,810	$8,089	$9,288
Net cash used in investing activities	(89)	(8,570)	(8,542)	(9,024)	(5,824)
Net cash provided by financing activities	(2,591)	(1,014)	(8,363)	(1,196)	1,459
Effect of foreign currency exchange translation	269	(334)	(690)	(53)	272
Net increase (decrease) in cash and cash equivalents	6,578	(326)	(3,785)	(2,184)	5,195
Cash and cash equivalents – beginning of year	733	4,518	4,518	6,702	1,507
Cash and cash equivalents – end of year	$7,311	4,192	$733	4,518	6,702

Our net cash generated from operating activities consist of (i) cash generated from our operations, (ii) net cash inflows or outflows from changes in our operating assets and liabilities, including trade receivables, prepaid expenses and other current assets, other assets, trade payables, advance from customers, accrued expenses, other non-current liabilities, and accrued severance and retirement benefits and (iii) net adjustments to reconcile net income to certain non-cash items, including income tax, depreciation, loss or gain on investment under equity method and others.

Operating Activities — Net cash generated by operating activities was $9,638 at June 30, 2009 compared to $9,592 at June 30, 2008, which was consistent. The Company had net income of $3,547 and $5,927 for the six months ended June 30, 2009 and 2008, respectively.

Net cash generated by operating activities was $13,810 during fiscal 2008 compared to $8,089 during 2007, primarily as a result of increase in net income. The Company had net income of $11,711 and $8,650 for the years ended December 31, 2008 and 2007, respectively. Net cash generated by operating activities decreased to $8,089 during 2007 compared to $9,288 during 2006, primarily as a result of higher accounts receivable and accounts payable balance and was off-set by decrease in net income. Net income was $8,650 and $5,992 for fiscal 2007 and 2006, respectively.

Investing Activities — Changes in cash flows from investing activities consist primarily of increases in acquisitions of property, plant and equipment, and intangible assets. Our capital expenditures are primarily for land, building, and equipment purchases for purpose of expansion of business and to support our growth our infrastructure.

Financing Activities — Changes in cash flows from financing activities consist primarily of dividend payment and repayments of and proceeds from short-term borrowings.

Financing Agreement — The Company entered into various short-term and long-term borrowings for working capital purposes which are primarily to fund the operation and to purchase property, plant and equipment.

The Company has two short-term borrowings from two financial institutions which are typically automatically renewed. Under the short-term borrowings, interest only payments are required with the remaining balance due upon termination or expiration date as defined under the agreement. Interest rates vary between 7.16% and 8.72% and are based on the bank’s floating rate plus an agreed upon margin.

The short-term and long-term borrowings are collateralized by most of the Company’s assets and no financial covenants are required under these arrangements.

Liquidity — We had a working capital surplus (defined as current liabilities minus current assets) of $10,017 as of June 30, 2009 and $5,700 and $17,702 as of December 31, 2008 and 2007, respectively. We expect that we will continue to maintain substantial working capital surplus in the future through cash on hand and cash flow from operations.

Future Capital Requirements — We had cash on hand of $733 at December 31, 2008. We expect capital expenditures for fiscal 2009 to range from approximately $936 to $1,550, primarily to fund our operation and expansion. However, our ability to satisfy such cash requirements depends upon our future performance, which in turn is subject to general economic conditions and regional risks, and to financial, business and other factors affecting our operations, including factors beyond our control.

If we are unable to generate sufficient cash flow from operations to meet our obligations, capital expenditures, and commitments, we will be required to refinance or restructure our indebtedness or raise additional debt or equity capital, which would likely result in increased interest expense. Additionally, we may be required to sell material assets or operations or delay or forego expansion opportunities. We might not be able to effect successful alternative strategies on satisfactory terms, if at all.

Off-Balance Sheet Arrangements and Contractual Obligations — Our material off-balance sheet arrangements are operating lease obligations. We excluded these items from the balance sheet in accordance with generally accepted accounting principles in the United States of America (“GAAP”). A summary of our operating lease obligations by fiscal year is included in the table below.

Our future obligations and commitments as of December 31, 2008, include the following:

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
	(In Thousands)
Operating lease – facilities	$9,709	$4,580	$2,477	$1,349	$—

Periodic interest payments under short-term and long-term borrowings are not included in the preceding table because interest expense is based on variable indices and the balance of borrowings fluctuates depending on operating, investing and financing cash flows. Assuming no changes in our short-term borrowings or interest rates as of the fiscal 2009 year-end, our projected annual interest payments would be approximately $377.

In the ordinary course of business, we enter into arrangements with vendors to purchases of inventories in advance of expected delivery. Because most of these purchase orders do not contain any termination payments or other penalties if cancelled, they are not included as outstanding contractual obligations.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Tremisis II’s common stock as of October 6, 2009 (pre-acquisition) and, immediately following consummation of the Acquisition (post-acquisition), ownership of shares of Tremisis II common stock, by:

•	each person known by Tremisis II to be the beneficial owner of more than 5% of Tremisis II’s outstanding shares of common stock either on October 6, 2009 (pre-acquisition) or of shares of Tremisis II common stock that will be outstanding after the consummation of the acquisition (post-acquisition);
•	each of Tremisis II’s current executive officers and directors;
•	each person who will become an executive officer or director of Tremisis II upon consummation of the acquisition;
•	all of Tremisis II’s current executive officers and directors as a group; and
•	all of the executive officers and directors of Tremisis II as a group after the consummation of the acquisition.

Information (pre-acquisition) does not reflect beneficial ownership of Tremisis II’s outstanding warrants as these warrants are not currently exercisable and will not become exercisable until consummation of the acquisition, upon which they will be redeemed. Information (pre-acquisition) also does not give effect to 2,333,168 Founders’ Shares that will be acquired by the Investors upon the closing of the acquisition upon exercise of option granted pursuant to the Investment Agreement. Information (post-acquisition) gives effect to the contribution to Tremisis II for retirement and cancellation of 2,203,298 of the 2,333,168 Founders’ Shares that will be acquired by the Investors upon the closing of the acquisition and assumes that no holder of Public Shares votes against the acquisition proposal and seek conversion and that the warrant amendment proposal has been approved and all of the warrants have been redeemed and canceled.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Tremisis II or its securities, Tremisis II, the Investors, the Tremisis II Founders, Asiana IDT, Asiana Airlines and their respective affiliates may enter into a written plan to purchase Tremisis II securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares that may be purchased after October 6, 2009. See the section entitled “The Acquisition Proposal — Actions That May Be Taken to Secure Approval of Tremisis II’s Stockholders.”

Unless otherwise indicated, Tremisis II believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Pre-Acquisition			Post-Acquisition
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Bulldog Investors	1,659,299	(2)	13.6	1,659,299	8.4
Kenneth J. Abdalla	1,659,299	(3)	13.6	1,659,299	8.4
Brian Taylor	1,185,000	(4)	9.7	1,185,000	6.0
Fortress Investment Group LLC	1,100,000	(5)	9.0	1,100,000	5.6
Citigroup Global Markets Inc.	628,800	(6)	5.2	628,800	3.2
Aldebaran Investments LLC	752,101	(7)	6.2	752,101	3.8
Drawbridge Special Opportunities Advisors LLC	821,800	(8)	6.8	821,800	4.2
Lawrence S. Coben	827,726	(9)	6.8	66,000	*
Ronald D. Ormand	827,726	(9)	6.8	34,000	*
Sang-Chul Kim	0	(10)	0	0	0

	Pre-Acquisition			Post-Acquisition
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
SoftForum Co., Ltd.	0	(10)	0	129,870		0.7
Asiana Airlines, Inc.	129,870		1.1	9,832,670	(11)	50.0
Jhong Won Kim	0		0	0		0
Seung Jung Ro	0		0	0		0
David Jin Yoo	0		0	0		0
Chang-Kyu Kim(12)	0		0	0		0
Young-Doo Yoon(12)	0		0	0		0
Chang-Soo Han(12)	0		0	0		0
Young Ju Lee(12)	0		0	0		0
Serck Joo Hong(12)	0		0	0		0
Won-Joon Lee(12)	0		0	0		0
Hyanghee Seo(13)	0		0	0		0
All directors and executive officers as a group (pre-acquisition – 5 individuals)	827,726	(14)	6.8%	N/A		N/A
All directors and executive officers as a group (post-acquisition – 7 individuals)	N/A		N/A	0		0

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 545-7 Dogok-Dong, SoftForum B/D, 7th Floor, Gangnam-Gu, Seoul, South Korea 135-270.
(2)	Bulldog Investors (“Bulldog”) and Phillip Goldstein and Andrew Dakos, principals of Bulldog, have sole voting power over 1,043,560 of such shares and shared voting power over 365,740 of the shares of common stock. Bulldog Investors and Mr. Goldstein and Mr. Dakos have sole investment power over all such shares. The business address of the entity and each principal is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663. The foregoing information was derived from a Schedule 13G filed with the Securities and Exchange Commission on January 14, 2009. In a Schedule 13D filed on October 22, 2009, Messrs. Goldstein and Dakos reported that they and Bulldog Investors beneficially owned an aggregate of 1,659,299 shares, with respect to which the power to dispose of and vote resides either with Mr. Goldstein, Mr. Dakos or with clients. The Schedule D also reported that the filing persons have entered into an agreement with a third party whereby they have (1) granted the party an option to purchase their shares, (2) unless and until the option is exercised, agreed to vote their shares against any transaction proposed by Tremisis II and to convert their shares to cash, and (3) in the event the option is exercised, agreed to vote their shares as directed by the party or its assignee.
(3)	Malibu Partners, LLC, Kenneth J. Abdalla and The Malibu Companies, LLC hold an aggregate of 1,659,299 shares of common stock, of which voting rights to 500,000 shares are controlled directly by Malibu Partners, LLC and voting rights to 1,159,299 shares are owned directly by The Malibu Companies, LLC. Kenneth J. Abdalla is the managing member of each of Malibu Partners, LLC, Malibu Capital Partners, LLC and The Malibu Companies, LLC and has voting power with respect to all 1,659,299 shares. The business address of each of the foregoing is 15332 Antioch Street, #528, Pacific Palisades, CA 90272. The foregoing information was derived from a Schedule 13G filed with the Securities and Exchange Commission on October 26, 2009.
(4)	Mr. Taylor, Pine River Capital Management L.P. (“Pine River”) and Nisswa Master Fund Ltd. (“Nisswa”) have shared voting and investment power over the shares of common stock. The business address of Mr. Taylor, Pine River and Nisswa is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305. The foregoing information was derived from a Schedule 13G filed with the Securities and Exchange Commission on December 17, 2007.
(5)	Represents (i) 990,000 shares of common stock held by Drawbridge DSO Securities LLC (“DSO”) and (ii) 110,000 shares of common stock held by Drawbridge OSO Securities LLC (“OSO”). Each has sole voting and investment power of such shares. Drawbridge Special Opportunities Fund LP (“Fund LP”) is the sole managing member of DSO, Drawbridge Special Opportunities GP LLC (“GP”) is the general partner of Fund LP and Fortress Principal Investment Holdings IV LLP (“Holdings”) is the sole managing member of GP. Drawbridge Special Opportunities Fund Ltd. (“Fund Ltd.”) is the sole managing member of OSO, Drawbridge Special Opportunities Advisors LLC (“Advisors”) is the investment advisor for Fund LP and Fund Ltd., and FIG LLC (“FIG LLC”) is the sole managing member of Advisors. Fortress Operating Entity I LP (“Operating”) is the sole managing member of Holdings and FIG LLC, FIG Corp. (“FIG Corp.”) is the general partner of Operating and Fortress Investment Group LLC (“Group”) is the beneficial owner of all securities beneficially owned by FIG Corp. Each of the foregoing entities has shared voting and investment power over the shares beneficially owned by it. The business address of all of the entities is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn. The foregoing information was derived from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.
(6)	Represents shares held by Citigroup Global Markets Inc. Assumes the conversion or exercise of certain securities held. The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013. The foregoing information was derived from a Schedule 13G filed with the SEC on February 11, 2009.
(7)	The business address of Aldebaran Investments LLC is 500 Park Avenue, 5th Floor, New York, New York 10022. Represents 752,101 shares held by Aldebaran Investments LLC. Includes shares held in a separate account of which Aldebaran Investments LLC is the investment manager. The foregoing information was derived from a Schedule 13G filed with the SEC on February 17, 2009.
(8)	The business address of Drawbridge Special Opportunities Advisors LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn. The foregoing information was derived from a Schedule 13G filed with the SEC on February 18, 2009.
(9)	Does not include 450,000 shares of common stock issuable upon exercise of Founders’ Warrants that are not exercisable and will be redeemed upon closing of the acquisition. Mr. Coben’s business address is 40 West 22nd Street, New York, New York 10010. Mr. Ormand’s business address is 11622 Monica Street, Houston, Texas 77024.
(10)	Does not give effect to exercise of option pursuant to which Mr. Kim and SoftForum Co., Ltd. have the right to acquire 2,333,168 shares, of which all but 129,870 shares will be retired upon closing of the acquisition.
(11)	Gives effect to issuance of 9,702,800 shares upon closing of acquisition and purchase of additional 129,870 shares pursuant to terms of purchase agreement.
(12)	The address for this individual is c/o Asiana Airlines, Inc., Asiana Town, 47, Osae-dong, Kangseo-gu, Seoul, Korea 157-270.
(13)	The address for Ms. Seo is c/o Joowon Law Firm, 6th Floor, Construction Center, 71-2 Nonhyun-dong, Gangnam-Gu, Seoul 135-701, Korea.
(14)	Does not include 900,000 shares of common stock issuable upon exercise of Founders’ Warrants that are not exercisable prior to the closing of the acquisition and will be redeemed upon closing of the acquisition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

Tremisis II’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year end for the last two completed years, (2) Tremisis II or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of Tremisis II’s common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

The audit committee of Tremisis II’s board of directors, pursuant to its written charter, is responsible for reviewing and approving related person transactions to the extent Tremisis II enters into such transactions. The audit committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related person, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Tremisis II requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related person transactions.

Tremisis II Related Person Transactions

In July 2007, Tremisis II issued 2,731,250 Founders’ Shares to the individuals set forth below for an aggregate of $25,000 in cash, at a purchase price of approximately $0.009 per share, as follows:

Stockholders	Number of Shares Relationship to Tremisis II
Lawrence S. Coben	2,406,250 Stockholder
Jon Schotz	150,000 Stockholder
Charles A. Norris	150,000 Stockholder
Stephen N. Casati	25,000 Stockholder

In September 2007, Lawrence S. Cohen transferred 1,203,125 Founders’ Shares to Ronald D. Ormand, who is a member of our board of directors, for approximately $0.009 per share. In October 2007, Messrs. Coben and Ormand transferred an aggregate of 281,250 Founders’ Shares to (i) Bill Armstrong (42,185 shares), (ii) Dean Vanech (37,500 shares), (iii) Jerry Doren, Owen Coleman, Bill Goldstein and Trevor Wilson (each 28,125 shares), (iv) David A. Preiser (18,750 shares) and (v) Brian McInerney, Richard Kassar, David Levine, Jim Land and Dr. John Jacobs (each 14,063 shares), all for approximately $0.009 per share. In November 2007, Messrs. Coben and Ormand transferred an aggregate of 187,500 Founders’ Shares to Gary Evans for approximately $0.009 per share.

On January 24, 2008, Tremisis II consummated the offering of 232,669 units that were subject to the over-allotment option granted to the underwriters in its IPO. The remainder of the underwriters’ over-allotment option expired unexercised. As only a portion of the over-allotment option was exercised, a total of 298,082 Founders’ Shares were canceled, as follows:

Name of Holder	Number of Shares
Lawrence S. Coben	140,524
Ronald D. Ormand	140,524
Jon Schotz	5,678
Charles A. Norris	5,678
Stephen N. Casati	5,678

The following table reflects the current ownership of the Tremisis II Founders’ Shares, accounting for the aforementioned transactions:

Name	Number of Shares Relationship to Tremisis II
Ronald D. Ormand	827,726 Director
Lawrence S. Coben	827,726 Stockholder
Jon Schotz	144,822 Stockholder
Charles A. Norris	144,822 Stockholder
Stephen N. Casati	19,322 Stockholder
Bill Armstrong	42,185 Stockholder
Dean Vanech	37,500 Stockholder
Jerry Doren	28,125 Stockholder
Owen Coleman	28,125 Stockholder
Bill Goldstein	28,125 Stockholder
Trevor Wilson	28,125 Stockholder
David A. Preiser	18,750 Stockholder
Brian McInery	14,063 Stockholder
Richard Kassar	14,063 Stockholder
David Levine	14,063 Stockholder
Jim Land	14,063 Stockholder
Dr. John Jacobs	14,063 Stockholder
Gary Evans	187,500 Stockholder

Founders’ Shares Escrow

All of the Founders’ Shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the consummation of Tremisis II’s initial business combination. The Founders’ Shares may be released from escrow earlier than this date if, within the first year after Tremisis II consummates an initial business combination, it consummates a subsequent liquidation, acquisition, stock exchange or other similar transaction which results in all of the Tremisis II stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, if holders of more than 20% of the Public Shares vote against a proposed business combination and seek to exercise their conversion rights and such business combination is consummated, the Tremisis II Founders have agreed to forfeit and return to Tremisis II for cancellation a number of shares so that the founders will collectively own no more than 23.8% of Tremisis II’s outstanding common stock upon consummation of such business combination (without giving effect to any shares that may be issued in the business combination). During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes or (iii) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as Tremisis II stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. Upon consummation of the acquisition and exercise of an option granted to the Investors by the Tremisis II Founders, the Investors will acquire 2,333,168 of the outstanding 2,433,168 Founders’ Shares, which shares will be contributed by the Investors to Tremisis II for no consideration and will be retired and canceled. If Tremisis II is unable to effect a business combination and liquidate, none of the holders thereof will receive any portion of the liquidation proceeds with respect to their Founders’ Shares.

Founders’ Warrant Purchase

Certain of the officers, directors and initial stockholders of Tremisis II purchased the Founders’ Warrants (for a total purchase price of $2,650,000) from Tremisis II. These purchases took place on a private placement basis simultaneously with the consummation of Tremisis II’s IPO. The Founders’ Warrants are identical to the warrants underlying the units offered in the IPO except that if Tremisis II calls the warrants for redemption, the Founders’ Warrants will be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers have agreed that the Founders’ Warrants will not be sold or transferred by them until after Tremisis II completed a business combination. All of the outstanding Tremisis II warrants, including the Founders’ Warrants, will be redeemed upon the consummation of the acquisition.

Other Tremisis II Related Transactions

Prior to Tremisis II’s IPO, Lawrence S. Coben and Ronald D. Ormand advanced to it an aggregate of $157,990 ($50,000 in July 2007, $82,990 in August 2007 and $25,000 in September 2007,) to cover expenses related to the IPO. The loans were repaid without interest upon the consummation of the IPO from the proceeds of the IPO not placed in trust.

On March 13, 2009, Tremisis entered into the Investment Agreement with its initial stockholders and the Investors. Pursuant to the Investment Agreement, (i) each of Lawrence S. Coben, Stephen N. Casati, Jon Schotz and Charles A. Norris resigned from his position as officer and/or director of Tremisis II, (ii) Ronald D. Ormand resigned from his position as president and was appointed as co-chief executive officer of Tremisis and served in such capacity, as well as in his then-existing capacity as chief financial officer and director, until Tremisis II filed Annual Report on Form 10-K for the year ended December 31, 2008, at which time he resigned from all of his positions except as a member of the board of directors and (iii) Mr. Kim was appointed as chairman of the board and co-chief executive officer, and each of Seung Jung Ro, Jhong Won Kim and David Jin Yoo was appointed as a member of the board of directors. Additionally, Yeon-su Kim was appointed as secretary and was appointed as chief financial officer upon Mr. Ormand’s resignation of such position. Ms. Kim is Sang-Chul Kim’s daughter. Neither Mr. Kim nor Ms. Kim has entered into an employment agreement with Tremisis II and will not receive any cash or other compensation from Tremisis II for services rendered to it until following the consummation of the acquisition.

Pursuant to the Investment Agreement, the Tremisis II Founders have the option to sell to the Investors and the Investors have the option to purchase from the Tremisis II Founders, the Founders’ Warrants to purchase 2,650,000 shares of Tremisis II common stock upon the earliest of (i) the consummation of Tremisis II’s initial business combination, (ii) the liquidation of its trust account and (iii) December 31, 2009. The purchase price for the Founders’ Warrants pursuant to the option is $2,100,000. The Tremisis II Founders originally paid $2,650,000 for their Founders’ Warrants. All of the outstanding Tremisis II warrants, including the Founders’ Warrants, will be redeemed upon the consummation of the acquisition.

Pursuant to the Investment Agreement and as part of the same transaction, the Tremisis II Founders also agreed to transfer an aggregate of 2,333,168 Founders’ Shares to the Investors for no additional consideration upon consummation of Tremisis II’s initial business combination. The Tremisis II Founders will continue to hold an aggregate of 100,000 Founders’ Shares following the transfer. If so transferred in connection with the closing of the acquisition, 2,203,298 of such Founders’ Shares will be contributed for no consideration to Tremisis II by the Investors and will be retired and canceled and the Investors will continue to hold 129,870 Founders’ Shares.

In connection with Tremisis II’s IPO, Messrs. Coben and Ormand had personally agreed that if Tremisis II liquidated prior to the consummation of a business combination, they would be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Tremisis II for services rendered or contracted for or products sold to it in excess of the net proceeds of the IPO not held in the trust account or previously released to us. Additionally, if Tremisis II is forced to liquidate and does not have sufficient funds to pay the cost of liquidation, Messrs. Coben and Ormand had agreed to advance it the funds necessary to complete such liquidation and agreed not to seek repayment for such expenses. As part of the above-referenced resignations and appointments, the Investors have agreed to be responsible for such obligations and Messrs. Coben and Ormand have been released from such obligations.

Tremisis II reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Tremisis II’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Tremisis II, which are reviewed only by its board and audit committee or a court of competent jurisdiction if such reimbursement is challenged. However, no proceeds held in the trust account will be used to reimburse out-of-pocket expenses prior to the closing of the acquisition.

Other than reimbursable out-of-pocket expenses payable to the officers and directors of Tremisis II, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, have been or will be paid to any of the persons, including certain current and former officers and directors of Tremisis II, who owned Tremisis II common stock prior to its IPO, or to any of their respective affiliates, prior to or with respect to the initial business combination (regardless of the type of transaction that it is).

Tremisis II requires that all ongoing and future transactions between itself and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will be on terms that Tremisis II believes to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, require prior approval by a majority of Tremisis II’s uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at Tremisis II’s expense, to Tremisis II’s attorneys or independent legal counsel. Tremisis II will not enter into any such transaction unless its disinterested directors determine that the terms of such transaction are no less favorable to Tremisis II than those that would be available to Tremisis II with respect to such a transaction from unaffiliated third parties.

Asiana IDT Related Person Transactions

In addition to the customer relationships with members of the Kumho Asiana Group and facilities leasing arrangements with some of those members that are described in the section entitled “Business of Asiana IDT” and elsewhere in this proxy statement, Asiana IDT has historically had certain other relationships with members of the group. These include the following:

Affiliate	Item	2008	2009 (to 6/30)
Kumho Industrial Co., Ltd.	Employee Education	$580,982	$168,449
	Corporate Identification	$194,703	$84,688
Asiana Airlines	Travel Expenses	$43,292	$100,977
Kumho Rent-A-Car	Automobile Lease	$155,277	$90,187
Kumho Trading	Office Supply Purchase	$73,558	$88,495

1,259.50KRW/USD (12/31/2008); 1,350.46 KRW/USD (6/30/2009).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Tremisis II’s directors and officers and persons owning more than 10% of Tremisis II common stock to file reports of ownership and changes of ownership with the SEC. Based on Tremisis II’s review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, Tremisis II believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2008.

DESCRIPTION OF SECURITIES

The following summary description of Tremisis II’s securities does not purport to be complete. Please refer to Tremisis II’s amended and restated certificate of incorporation and bylaws and the warrant agreement, as amended, copies of which are either included as Annexes to this proxy statement or available from Tremisis II upon request. See “Where You Can Find More Information.”

On December 12, 2007, Tremisis II closed its IPO of 9,500,000 units with each unit consisting of one share of its common stock and one warrant, each to purchase one share of its common stock at an exercise price of $5.00 per share. On January 24, 2008, it consummated the closing of an additional 232,669 units that were subject to the over-allotment option. The units from the IPO (including the over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $77,861,352. Tremisis II’s units, common stock and warrants are traded on the NYSE Amex under the symbols TGY, TGY.WS and TGY.U, respectively. The closing price for each share of common stock, warrant and unit of Tremisis II on July 30, 2009, the last trading day before announcement of the execution of the original purchase agreement, was $7.77, $0.33 and $7.99, respectively. On October 6, 2009, the last trading day before announcement of the execution of the purchase agreement as amended and restated, the closing prices for such securities were $7.84, $0.21 and $8.00, respectively.

Tremisis II’s amended and restated certificate of incorporation authorizes the issuance of 35,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the record date, 12,165,837 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the persons who were stockholders immediately prior to the IPO, including all officers and directors of Tremisis II, agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the holders of a majority of the Public Shares voted at the special meeting. This voting arrangement does not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market. Tremisis II’s stockholders, including current and former officers and directors, may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of stockholders.

Tremisis II will proceed with the acquisition only if stockholders who own at least a majority of the Public Shares voted at the meeting are voted in favor of the acquisition and stockholders owning fewer than 30% of the Public Shares exercise conversion rights.

The Tremisis II board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors standing for election in each class.

If Tremisis II is required to liquidate, the holders of the Public Shares will be entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of the Founders’ Shares have agreed to waive their rights to share in any distribution with respect to such shares if Tremisis II is forced to liquidate.

Holders of Tremisis II common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of the Public Shares have the right to have their Public Shares converted to cash equal to their pro rata share of the trust account if they vote against the acquisition proposal, properly demand conversion and the acquisition is approved and completed. Holders of common stock who convert their stock into their shares of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

The amended and restated certificate of incorporation of Tremisis II authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Tremisis II’s board of directors. Accordingly, Tremisis II’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although Tremisis II has entered into an underwriting agreement which prohibits Tremisis II, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Tremisis II. There are no shares of preferred stock outstanding and Tremisis II does not currently intend to issue any preferred stock.

Warrants

Tremisis II currently has outstanding 12,382,669 redeemable common stock purchase warrants. Each warrant presently entitles the registered holder to purchase one share of its common stock at a price of $5.00 per share, subject to adjustment, at any time commencing six months after the completion of the acquisition. The warrants expire on December 6, 2012 at 5:00 p.m., New York City time. Tremisis II may call the warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, the reported last sale price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

However, if the warrant amendment proposal is approved, the warrants will be redeemed by Tremisis II for a redemption price of $ per warrant promptly after the closing of the acquisition. Accordingly, because the warrants may not be exercised until six months after the closing, if the acquisition is consummated, the holders of the warrants will not be able to exercise their warrants in any circumstances.

Transfer Agent and Warrant Agent

The transfer agent for Tremisis II’s securities and the warrant agent for its warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Tremisis II’s units, common stock and warrants are listed on the NYSE Amex under the symbols TGY.U, TGY and TGY.WS, respectively. The following table sets forth the range of high and low sale prices for the units, common stock and warrants for the periods indicated since such units commenced public trading on December 12, 2007 and since such common stock and warrants commenced public trading on March 5, 2008.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2009:
Third Quarter	8.00	7.71	7.91	7.69	0.39	0.11
Second Quarter	7.79	7.50	7.99	7.59	0.15	0.08
First Quarter	7.66	7.10	7.62	7.30	0.11	0.02
2008:
Fourth Quarter	7.26	6.96	7.25	6.94	0.30	0.03
Third Quarter	8.03	7.25	7.60	7.10	0.56	0.25
Second Quarter	8.03	7.55	7.55	7.20	0.60	0.40
First Quarter	8.05	7.55	7.35	7.18	0.65	0.48
2007:
Fourth Quarter	8.00	7.90	N/A	N/A	N/A	N/A

The last sale price for each share of common stock, warrant and unit of Tremisis II on the last trading day before announcement of the execution of the purchase agreement, as amended and restated, was $7.84, $0.21 and $8.00, respectively. As of November 9, 2009, the record date for the Tremisis II special meeting, the last sale price for each share of common stock, warrant and unit of Tremisis II was $, $ and $, respectively.

Holders of Tremisis II common stock, warrants and units should obtain current market quotations for their securities. The market price of Tremisis II common stock, warrants and units could vary at any time before the acquisition.

Holders

As of November 9, 2009, the record date, there was [1] holder of record of Tremisis II units, [20] holders of record of Tremisis II common stock and [18] holders of record of Tremisis II warrants. Tremisis II believes that the aggregate number of beneficial holders of its units, common stock and warrants is in excess of  persons.

Dividends

Tremisis II has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the acquisition. The payment of any cash dividends subsequent to the acquisition will be within the discretion of Tremisis II’s then board of directors, subject to the relevant provision of Delaware law. The payment of dividends subsequent to the acquisition will be contingent upon Tremisis II’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition, as well as contractual restrictions and other considerations deemed relevant by Tremisis II’s then board of directors.

Stock Price Performance Graph

The following graph compares the cumulative total return for Tremisis II’s common stock from March 5, 2008, the date its common stock first became separately tradable, through December 31, 2008 with the comparable cumulative return of two indices, the S&P 500 Index and the Amex Composite Index (formerly the Amex Market Value Index). The graph assumes $100 invested on March 5, 2008 in Tremisis II’s common stock and $100 invested at that same time in each of the two listed indices. The stock price performance shown on the graph is not necessarily indicative of future performance.

Stock Performance Chart
Cumulative Total Return

STOCKHOLDER PROPOSALS

The Tremisis II 2010 annual meeting of stockholders will be held on or about , 2010 unless the date is changed by the board of directors. If you are a stockholder of Tremisis I and you want to include a proposal in the proxy statement for the year 2010 annual meeting, you need to provide it to  by no later than , 2010. You should direct any proposals to Tremisis II’s secretary at Tremisis II’s principal office which will be located at S-Tower 19F, 116 Sinmunno 1-ga, Jongno-gu, Seoul, Korea 110-700. If you want to present a matter of business to be considered at the year 2010 annual meeting, under Tremisis II’s bylaws you must give timely notice of the matter, in writing, to its secretary. To be timely, the notice has to be given between , 2010 and , 2010.

LEGAL MATTERS

Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, is acting as counsel for Tremisis II and will pass upon certain legal matters related to this proxy statement and certain matters related to the U.S. federal income tax consequences of the acquisition.

EXPERTS

The balance sheet of Asiana IDT Inc. as of December 31, 2008 included in this proxy statement has been audited by Daejoo Accounting Corporation, an independent registered public accounting firm, as set for in their report therein appearing elsewhere herein, and is included in reliance on their report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Tremisis Energy Acquisition Corporation II (a development stage company) as of December 31, 2008 and 2007, and for the year ended December 31, 2008 and for the periods July 3, 2007 (inception) through December 31, 2007 and 2008, included in this proxy statement have been so included in the reliance on a report (which includes an explanatory paragraph relating to substantial doubt about the ability of Tremisis Energy Acquisition Corporation II to continue as a going concern as described in Note 1 to the financial statements) of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting. Daejoo Accounting Corporation was engaged by Tremisis II to be its principal accountant on May 12, 2009.

Representatives of Daejoo Accounting Corporation will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Tremisis II and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Tremisis II’s annual report to stockholders and Tremisis II’s proxy statement. Upon written or oral request, Tremisis II will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Tremisis II deliver single copies of such documents in the future. Stockholders may notify Tremisis II of their requests by calling or writing Tremisis II at its principal executive offices at 545-7 Dogok-Dong, SoftForum B/D, 7th Floor, Gangnam-Gu, Seoul Korea 135-270.

WHERE YOU CAN FIND MORE INFORMATION

Tremisis II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Tremisis II with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Tremisis II at the SEC web site containing reports, proxy statement and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement.

All information contained in this document relating to Tremisis II has been supplied by Tremisis II, and all such information relating to Asiana IDT and Asiana Airlines has been supplied by those companies. Information provided by one does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement or if you have questions about the acquisition, you should contact via phone or in writing:

Yeon-Su Kim, Secretary
Tremisis Energy Acquisition Corp. II
545-7 Dogok-Dong, SoftForum B/D, 7th Floor
Gangnam-Gu, Seoul Korea 135-270
Tel: (82) (2) 575-0466
Fax: (82) (2) 526-8474

or

Morrow & Co., Inc., 470 West Avenue — 3rd Floor
Stamford, CT 06902
E-mail: tremisis.info@morrowco.com.
Banks and brokerage firms, please call (203) 658-9400.
Stockholders, please call (800) 607-0088.

INDEX TO FINANCIAL STATEMENTS

Page
Asiana IDT, Inc.
Report of Independent Registered Public Accounting Firm (Audit)	FS-2
Consolidated Balance Sheets As of December 31, 2008 and 2007	FS-3
Consolidated Statements of Income Years Ended December 31, 2008, 2007, and 2006	FS-4
Consolidated Statements of Stockholders’ Equity Years Ended December 31, 2008, 2007, and 2006	FS-5
Consolidated Statements of Cash Flows Years Ended December 31, 2008, 2007, and 2006	FS-6
Notes to Consolidated Financial Statements	FS-7
Report of Independent Registered Public Accounting Firm (Review)	FS-22
Consolidated Balance Sheets As of June 30, 2009 (unaudited) and December 31, 2008 (audited)	FS-23
Consolidated Statements of Income (unaudited) Three-months and Six-months Ended June 30, 2009 and 2008	FS-24
Consolidated Statements of Cash Flows (unaudited) Six-months Ended June 30, 2009 and 2008	FS-25
Tremisis Energy Acquisition Corporation II
Condensed Balance Sheets June 30, 2009 (Unaudited) and December 31, 2008 (Audited)	FS-27
Unaudited Condensed Statements of Operations
Three months ended June 30, 2009 and June 30, 2008 – Six months ended June 30, 2009 and June 30, 2008 – Period from July 3, 2007 (Inception) to June 30, 2009	FS-28
Unaudited Condensed Statements of Cash Flows Six months ended June 30, 2009 and June 30, 2008 – Period from July 3, 2007 (Inception) to June 30, 2009	FS-29
Notes to Unaudited Condensed Financial Statements	FS-30
Report of Independent Registered Public Accounting Firm	FS-36
Balance Sheets December 31, 2008 and December 31, 2007	FS-37
Statements of Operations Year ended December 31, 2008 – Period from July 3, 2007 (Inception) to December 31, 2007 – Period from July 3, 2007 (Inception) to December 31, 2008	FS-38
Statement of Stockholders’ Equity at December 31, 2008	FS-39
Statements of Cash Flows for Period from July 3, 2007 (Inception) to December 31, 2008	FS-40
Notes to Financial Statements	FS-41

Daejoo Accounting Corporation Accountants & Consultants	629 Daechi-dong Kangnam-ku 135-280 Seoul, South Korea Telephone: 82-2-3452-2869 Fax: 82-2-501-0470

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Asiana IDT, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Asiana IDT, Inc. and Subsidiary (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Seoul, South Korea
September 23, 2009

ASIANA IDT, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In Thousands, Except per Share Data)

December 31,	2008	2007
ASSETS
Cash and cash equivalents	$733	$4,518
Trade accounts receivable, net of allowance for doubtful accounts of $308 and $368, respectively	23,562	22,124
Trade accounts receivable from affiliates, net of allowance for doubtful accounts of $0, and $0, respectively	36,985	35,180
Prepaid expenses and other current assets	2,358	5,524
Total current assets	63,638	67,346
Deferred income taxes	1,345	1,393
Restricted cash	2,651	5,590
Property, plant and equipment, net	13,412	8,227
Investment securities	355	636
Intangible assets, net	3,001	5,828
Other assets	3,727	4,180
Total assets	$88,129	$93,200
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$44,154	$47,490
Advance from customers	3,403	331
Accrued expenses	4,402	6,153
Income taxes payable	3,603	1,260
Short-term borrowings	4,771	—
Deferred tax liabilities	256	—
Total current liabilities	60,589	55,234
Other non-current liabilities	914	1,958
Accrued severance and retirement benefits	10,204	12,209
Total liabilities	71,707	69,401
Minority interest	145	338
Commitments and Contingencies
Stockholders’ equity
Common stock – par value of $4.79; 4,000,000 shares authorized, 1,000,000 shares issued and outstanding	4,789	4,789
Retained earnings	15,066	17,160
Accumulated other comprehensive income (loss)	(3,578)	1,512
Total stockholders’ equity	16,277	23,461
Total liabilities and stockholders’ equity	$88,129	$93,200

See accompanying notes to consolidated financial statements.

ASIANA IDT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (In Thousands)

Years Ended December 31,	2008	2007	2006
Net sales:
Service fees	$173,648	$158,177	$112,436
Product sales	48,800	54,376	40,095
Total net sales	222,448	212,553	152,531
Cost of sales:
Cost of service fees	108,773	99,153	66,163
Cost of product sales	42,735	48,635	36,139
Total cost of sales	151,508	147,788	102,302
Gross profit	70,940	64,765	50,229
Operating expenses:
Selling, general, and administrative expenses	52,779	53,311	40,846
Loss on impairment of intangible assets	709	—	—
Depreciation – property, plant, and equipment	1,803	1,500	739
Amortization – intangible assets	1,492	2,476	1,745
Total operating expenses	56,783	57,287	43,330
Income from operations	14,157	7,478	6,899
Non-operating expense (income):
Interest expense	195	68	69
Interest income	(277)	(568)	(267)
Loss (gain) on foreign currency transaction, net	(77)	(744)	12
Gain on foreign currency translation, net	(1,841)	(127)	(47)
Loss (gain) on equity investment	136	(582)	(137)
Gain on disposal of investment securities	—	(1,709)	—
Others, net	87	(300)	6
Total non-operating income, net	(1,777)	(3,962)	(364)
Income before income taxes and minority interest	15,934	11,440	7,263
Income taxes	4,345	2,623	1,170
Net income before minority interest	11,589	8,817	6,093
Minority interest in net income (loss) of subsidiary	(122)	167	101
Net income	$11,711	$8,650	$5,992

See accompanying notes to consolidated financial statements.

ASIANA IDT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (In Thousands)

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2005	$2,382	$4,662	$753	$7,797
Issuance of common stock	2,407	—	—	2,407
Dividends paid on common stock	—	(948)	—	(948)
Foreign currency translation adjustment	—	—	843	843
Net income	—	5,992	—	5,992
Balance at December 31, 2006	4,789	9,706	1,596	16,091
Dividends paid on common stock	—	(1,196)	—	(1,196)
Foreign currency translation adjustment	—	—	(84)	(84)
Net income	—	8,650	—	8,650
Balance at December 31, 2007	4,789	17,160	1,512	23,461
Dividends paid on common stock	—	(13,805)	—	(13,805)
Foreign currency translation adjustment	—	—	(5,090)	(5,090)
Net income	—	11,711	—	11,711
Balance at December 31, 2008	$4,789	$15,066	$(3,578)	$16,277

See accompanying notes to consolidated financial statements.

ASIANA IDT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

Years Ended December 31,	2008	2007	2006
Net income	$11,711	$8,650	$5,992
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	(122)	167	101
Depreciation – property, plant and equipment	1,803	1,500	739
Amortization – intangible assets	1,492	2,476	1,745
Impairment of intangible assets	709	—	—
Impairment on investment securities	136	—	—
Gain on investment under equity method	—	(582)	(149)
Gain on sale of investment under equity method	—	(1,709)	—
Deferred income taxes	(56)	92	(272)
Changes in operating assets and liabilities:
Trade accounts receivable	(19,127)	(24,806)	(11,624)
Prepaid expenses and other current assets	2,453	2,587	644
Other assets	(695)	83	(669)
Accounts payable	8,833	20,151	7,862
Advance from customers	3,599	(2,607)	1,184
Accrued expenses	(376)	171	2,658
Income taxes payable	2,953	606	(234)
Other non-current liabilities	(752)	(521)	(509)
Accrued severance and retirement benefits	1,249	1,831	1,820
Net cash provided by operating activities	13,810	8,089	9,288
Cash flows from investing activities:
Decrease (increase) in restricted cash	1,733	(3,191)	—
Purchases of property, plant and equipment	(9,684)	(5,464)	(2,102)
Purchases of intangible assets	(591)	(2,955)	(3,670)
Purchases of investment securities	—	(248)	(52)
Cash received from sale of investment securities	—	2,834	—
Net cash used in investing activities	(8,542)	(9,024)	(5,824)
Cash flows from financing activities:
Dividend payment	(13,805)	(1,196)	(948)
Issuance of common stock	—	—	2,407
Net borrowings under short-term borrowings	5,442	—	—
Net cash provided by (used in) financing activities	(8,363)	(1,196)	1,459
Effect of exchange rate changes on cash and cash equivalents	(690)	(53)	272
Net increase (decrease) in cash and cash equivalents	(3,785)	(2,184)	5,195
Cash and cash equivalents – beginning of year	4,518	6,702	1,507
Cash and cash equivalents – end of year	$733	$4,518	$6,702

See accompanying notes to consolidated financial statements.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

1. Description of Business

Asiana IDT, Inc. is a wholly owned subsidiary of Asiana Airline, Inc. and was incorporated in September 1991 under the laws of the Republic of Korea. Kumho Software Development Co. Ltd. is a majority owned subsidiary of Asiana IDT, Inc. located in Republic of China. Asiana IDT, Inc. and its majority owned subsidiary (collectively, the “Company”) provides various IT outsourcing services and offers total IT solutions and services in consulting, system integration (SI) and network integration (NI). Its customers and partners, including Lufthansa Systems, IBM Korea, Oracle Korea, Hewlett Packard Korea, Sun Microsystems Korea, Microsoft Korea, and the Korea Electric Certification Authority, are in various fields such as public service, air and road transportation, construction, manufacturing, logistics, finance and leisure. It also concentrates on supporting each industry group so that clients can function strategically in improving their management efficiency as well as entering into new businesses. In addition, it offers business consulting services, such as IT business strategy consulting, radio frequency identification, enterprise resource planning, business process management, diagnosis of product quality and information literacy level, and project management. The Company is leading Korea’s public service sector’s push for information literacy, including environment and intelligent transport systems through advanced infrastructure and services that make use of many technologies.

Asiana IDT’s principal executive office is located at S-Tower 19F, Shinmoonro, 1 Ga, Jongro-gu, Seoul, Korea 110-700. Its website address is www.asianaidt.com.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Asiana IDT, Inc. and its majority owned subsidiary located in China which 30% is owned by minority interest. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Foreign Currency Translation

The Company financial statements are presented in the U.S. dollar ($), which is the Company’s reporting currency, while its functional currency is Korean won (KRW). Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with SFAS No. 52, the Company translates the assets and liabilities into U.S. dollar ($) using the rate of exchange prevailing at the balance sheet date (2008 — $1:KRW1,257.50, 2007 — $1:KRW938.20, and 2006 — $1:KRW929.60) and the statements of operations and cash flows are translated at an average rate during the reporting period (2008 — $1:KRW1,102.59, 2007 — $1:KRW929.20, and 2006 — $1:KRW955.51). Adjustments resulting from the translation from Korean won into U.S. dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income.

Segment Reporting

The Company operates in one industry segment, IT consulting industry. FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

2. Summary of Significant Accounting Policies  – (continued)

which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s supporting departments such as general and administrative expenses are shared by all revenue generating activities and there are no segment managers who are held accountable for operations, operating results and plans for products or components below the consolidated unit level. The Company also generates product and service revenues within same customers and the nature of the products and services have similar economic characteristics. Accordingly, the Company reports as a single operating segment.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid deposits and marketable securities with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash is considered a highly liquid cash deposit primarily representing cash deposited in the insurance company restricted for severance and retirement benefits.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include travel, payroll, and other general expenses specific to research and development activities.

Internal and Outsourcing Contract Costs

Costs incurred on outsourcing contracts, including internal costs incurred for bid and proposal activities, are expensed as incurred. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities. Such costs can be separated into two principal categories: contract acquisition costs and transition/set-up costs.

Advertising

Costs associated with advertising and promotions are expensed as incurred. Advertising expense amounted to $342, $453, and $593 for the years ended December 31, 2008, 2007, and 2006, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (SAB 104) when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured and delivery of products has occurred or services have been rendered.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

2. Summary of Significant Accounting Policies  – (continued)

The Company’s revenue of service fees are primarily fixed price contracts. Revenue on eligible fixed price contracts is recognized on the basis of the estimated percentage-of-completion and is consistently applied on all fixed price contracts within the scope of SOP 81-1 and is consistently applied for all fixed price contracts. Such service contracts include services provided for software development projects, IT outsourcing and solutions, system integration, and network integration services at fixed price arrangements with its customers. Progress towards completion is typically measured based on achievement of specified contract milestones, or other measures of progress when available, or based on costs incurred as a proportion of estimated total costs. Profit in a given period is reported at the expected profit margin to be achieved on the overall contract. This method can result in the recognition of unbilled receivables or the deferral of costs or profit on these contracts. The Company did not incur any deferred costs for the years ended December 31, 2008, 2007, and 2006. Management regularly reviews project profitability and underlying estimates. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses, if any, are recognized in the period in which the loss becomes evident. The provision includes estimated costs in excess of estimated revenue and any profit margin previously recognized. Any advance payments received from its customers prior to recognition of revenue is classified as a current liability as advance from customers.

The Company also sells IT merchandise not included in fixed price contracts to its customers which made up approximately 17%, 20%, and 19% for the years ended December 31, 2008, 2007, and 2006, respectively, in accordance with SAB 104.

The Company provides for allowance for doubtful accounts on trade accounts receivable based on historical collection experience and estimated collectability of the amounts.

Cost of Sales

Cost of sales consists of products used on projects or sold to customers, network and systems maintenance fees, salaries and other benefits relating to sales transactions.

Investment Securities

The Company classifies its investments securities as available-for-sale securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), and are reported at fair value. Unrealized gains and losses as a result of changes in the fair value of the available-for-sale investments are recorded as a separate component within accumulated other comprehensive income in the accompanying consolidated balance sheets.

The Company’s investment securities include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is below the fair value of an investment at the end of any period, the investment is considered for impairment. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

2. Summary of Significant Accounting Policies  – (continued)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Building	40 years
Tools and equipment	2 – 4 years
Vehicles	4 years

Intangible Assets

Intangible assets primarily include the costs of non-exclusive and perpetual worldwide software technology licenses. License costs are amortized on a straight-line basis over the estimated useful lives of the assets, which approximate 5 years.

Severance and Retirement Benefits

In accordance with the Korean Labor Standard Law, employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment, based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent an amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date. The annual severance benefits expense charged to operations is calculated based upon the net change in the accrued severance benefits payable at the balance sheet date using the vested benefit obligation approach based on the guidance of EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan.

The Company is also required to pay certain percentage (ranging between 4.5% and 9.0%) of each employee’s annual wages to the National Pension Service. The total amount of contributions made to the National Pension Service for the years ended December 31, 2008, 2007, and 2006 was $1,074, $1,036, and $857, respectively.

Impairment of Long-Lived Assets

The Company, in accordance with SFAS No. 144, “Accounting for Impairment on Disposal of Long-Lived Assets,” reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

An impairment loss would be recognized when estimated discounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. For the year ended December 31, 2008, the Company impaired $709 in intangibles related to software licenses and no impairment losses were recorded by the Company for the years ended December 31, 2007 and 2006.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at expected enacted statutory tax rates for the years in which the differences are expected to reverse.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

2. Summary of Significant Accounting Policies  – (continued)

A valuation allowance is provided on net deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

Dividends

The Company provided discretionary dividend payments of $13,805, $1,196, and $948 to shareholders for the years ended December 31, 2008, 2007, and 2006, respectively, which were approved by the Company’s Board of Directors. The Company had 1,000,000 common shares issued and outstanding as of December 31, 2008 and 2007.

Fair Value Measurements

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurement, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS No. 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS No. 157 to the Company’s financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on the Company’s financial results.

The Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, 2007, and 2006, include cash and cash equivalents and restricted cash which is valued from quoted prices in active markets (Level 1). In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices in markets that are not active, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

The fair values of the Company’s cash and cash equivalents are determined through market, observable and corroborated sources.

The carrying amounts reflected in the consolidated balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.

Concentrations of Credit Risk and Risk Factors

Cash

Cash and cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with several financial institutions, of which approximately 98% and 99% as of December 31, 2008 and 2007, respectively, of such amounts are held at one financial institution. Management believes these financial institutions are of high credit quality.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

2. Summary of Significant Accounting Policies  – (continued)

Accounts Receivable

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers dispersed across diverse markets and generally short payment terms. Credit is extended based on an evaluation of the customer’s financial condition and collateral generally is not required. The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record a specific allowance against amounts due, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected.

Revenue

Substantially all of the Company’s revenues are derived from sales of IT outsourcing services. Any significant decline in market acceptance of the Company’s products or in the financial condition of our existing customers could impair our ability to operate effectively.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 permits entities to choose to measure certain financial instruments and other items at fair value. The fair value option generally may be applied instrument by instrument, is irrevocable, and is applied only to entire instruments and not to portions of instruments. The adoption of SFAS 159 did not have a material impact on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how companies recognize and measure identifiable assets acquired, liabilities assumed, and any non-controlling interest in connection with a business combination; recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase; and determine what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2009. The Company does not expect the adoption of SFAS No. 141R to have a material impact on its results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 applies to all companies that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its results of operations or financial position.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of FASB Statement No. 157 (FSP No. 157-2). The FSP amends SFAS No. 157 to delay the effective date for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. For items within its scope, the FSP defers the effective date of SFAS

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

2. Summary of Significant Accounting Policies  – (continued)

No. 157 to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of FSP No. 157-2 to have a material effect on its results of operations or financial position.

In December 2008, the FASB issued FSP 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, (FSP 132(R)-1). This new standard requires detailed disclosures about investment strategies, fair value measurements and concentrations of risk regarding plan assets of a company’s defined benefit plan or other postretirement plan. FSP 132(R)-1 is effective for the Company’s fiscal year ending December 31, 2009. The Company does not expect FSP 132(R)-1 to have a significant impact on the disclosures about its retirement benefits.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS No. 165), effective for financial periods ending after June 15, 2009. SFAS No. 165 established principles and requirements for subsequent events, including the period after the balance sheet date during which management of a reporting entity shall evaluate events for potential disclosure in the financial statements, the circumstances that warrant disclosure, and the specific disclosure requirements for transactions that occur after the balance sheet date. The Company does not expect the adoption of SFAS No. 165 to have a material effect on its results of operations and financial position.

In June 2009, the FASB issued SFAS No. 167 Amendments to FASB Interpretation No. 46(R) (SFAS No. 167). SFAS No. 167 amends FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), regarding when and how to determine, or re-determine, whether an entity is a variable interest entity. In addition, SFAS No. 167 replaces FIN 46R’s quantitative approach for determining who has a controlling financial interest in a variable interest entity with a qualitative approach. Furthermore, SFAS No. 167 requires ongoing assessments of whether an entity is the primary beneficiary of a variable interest entity. SFAS No. 167 is effective for the Company beginning January 1, 2010. The Company is currently evaluating the impact that SFAS No. 167 may have on the Company’s financial statements.

3. Trade Accounts Receivable (including affiliates), Net

Trade accounts receivable consisted of the following:

December 31,	2008	2007
Percentage completion method – unbilled	$26,952	$19,161
Percentage completion method – billed	6,586	4,954
Accounts receivable – sales	27,317	33,557
Total trade accounts receivable	60,855	57,672
Less – allowance for bad debt	(308)	(368)
Total trade accounts receivable, net	$60,547	$57,304

Billed or unbilled receivables represent the balances receivable from customers under a fixed long-term contract in which there are no balances billed but not paid by customers under retainage provisions in contracts and no amounts representing the recognized sales value of performance, and such amounts that had not been billed and were not billable to customers at the date of the balance sheet. Accounts receivable billed to customers is based on the customer’s confirmation of interim completion for contractual work. Billed or unbilled accounts receivable do not include any amounts representing claims or other similar items subject to uncertainty concerning their determination or ultimate realization. The Company is expected to receive all accounts receivable balance within a one-year period.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

4. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

December 31,	2008	2007
Land	$1,386	$1,851
Building	8,140	1,223
Tools and equipment	7,169	7,995
Vehicles	20	—
Construction in progress	219	425
		—
Total property, plant and equipment	16,934	11,494
		—
Less – accumulated depreciation	(3,522)	(3,267)
	—	—
Total property, plant and equipment, net	$13,412	$8,227

5. Intangible Assets

Intangible assets consisted of the following:

December 31,	2008	2007
Software license	$10,692	$13,754
Less – accumulated amortization	(7,691)	(7,926)
	—	—
Total	$3,001	$5,828

Estimated future intangible amortization as of December 31, 2008 for each of the next five years is as follows:

Years ending December 31,	Amount
2009	$1,505
2010	1,210
2011	197
2012	39
2013	29
Thereafter	21
Total	$3,001

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

6. Investment Securities

The Company’s investment securities include privately-held companies owning less than 20% of common stock, where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment.

In 2007, the Company sold one of its investment securities of Asiana Abacus, Inc. for $2,834 with fair value at $1,125 recognizing gain on sale of investment securities in the amount of $1,709. Such gain is recorded in the statements of income under other expense (income) for the year ended December 31, 2007.

Investment securities as of December 31, 2008 consisted of the following:

Company	Acquisition Cost	Fair Value	Impairment Loss
Korea Software Financial Corporation	$239	$239	$—
SEOO Telecom	119	—	(119)
Plant & Mechanical Contractors Fin.	53	53	—
Electric Contractors Financial Coop.	44	44	—
Others	19	19	—
Total investment securities	$474	$355	$(119)

Investment securities as of December 31, 2007 consisted of the following:

Company	Acquisition Cost	Fair Value	Impairment Loss
Korea Software Financial Corporation	$320	$320	$—
SEOO Telecom	160	160	—
Plant & Mechanical Contractors Fin.	71	71	—
Electric Contractors Financial Coop.	59	59	—
Others	26	26	—
Total investment securities	$636	$636	$—

7. Short-Term Borrowings

Short-term borrowings consisted of the following:

December 31,	2008	2007
(Korea Exchange Bank) Revolving loan, due to financial institution with monthly interest only payments (interest rate at 7.16% per annum at December 31, 2008) and the remaining balance due in February 2009. Interest at bank’s floating rate.	$2,386	$—
(Kookmin Bank) Revolving loan, due to a financial institution with monthly interest only payments (interest rate at 8.72% per annum at December 31, 2008) and the remaining balance due in January 2009. Interest at bank’s floating rate plus 3.47%.	2,385	—
Total	$4,771	$—

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

8. Accrued Severance and Retirement Benefits

Changes in accrued severance benefits for the years ended December 31, 2008, and 2007 are as follows:

Years Ended December 31,	2008	2007
Balance – beginning of year	$12,209	$10,498
Provision for severance benefits	3,183	3,458
Payments	(1,934)	(1,633)
Effect of exchange rate changes	(3,254)	(114)
Balance – end of year	$10,204	$12,209

9. Commitments and Contingencies

The Company leases its office facilities under operating leases, which expire on various dates through December 2013. Future minimum lease payments under these leases as of December 31, 2008 are as follows:

Years Ending December 31,	Amount
2009	$4,580
2010	1,217
2011	1,260
2012	1,303
2013	1,349
Thereafter	—
Total	$9,709

Rent expense was $2,180, $1,652, and $1,103 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company had unused available revolving line of credit as of December 31, 2008 and 2007 in the amount of $3,976 bearing interest at bank’s floating rate. There was no amount outstanding as of December 31, 2008 and 2007.

The Company is subject to various legal proceedings from time to time as part of its business. As of December 31, 2008 and 2007, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

10. Comprehensive Income

Total comprehensive income includes, in addition to net income, changes in equity that are excluded from the consolidated statement of income and are recorded directly into a separate section of stockholders’ equity on the consolidated balance sheet. Comprehensive income and its components consist of the following:

Years Ended December 31,	2008	2007	2006
Net income	$11,711	$8,650	$5,992
Foreign currency translation adjustment	(5,090)	(84)	843
Comprehensive income	$6,621	$8,566	$6,835

11. Supplemental Disclosures of Cash Flow Information

Cash paid during the years for:

Years Ended December 31,	2008	2007	2006
Interest	$145	$—	$11
Income taxes	$1,074	$1,861	$1,359

12. Income Taxes

The components of income tax expense consisted of the following:

Years Ended December 31,	2008		2007		2006
Actual provision for income taxes	$4,282	26.87%	$2,150	18.79%	$1,442	19.85%
	—	—	—	—	—	—
Changes in deferred income taxes:	—	—	—	—	—	—
Temporary differences	(49)	-0.31%	91	0.80%	(279)	-3.84%
Income tax related stock	(94)	-0.59%	(9)	-0.08%	—	—
	—	—	—	—		—
Additional payment of income taxes	214	1.34%	391	3.42%	—	—
Effect of exchange rate changes	(8)	-0.05%	—	—	7	0.10%
Income tax expense	$4,345	27.26%	$2,623	22.93%	$1,170	16.11%

The effective income tax rates for the years ended December 31, 2008, 2007, and 2006 were approximately, 27.26%, 22.93%, and 16.11%, respectively. The increase in effective income tax is primarily due to increase in statutory tax rate due to increase in pre-tax income.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

12. Income Taxes  – (continued)

The tax effects of temporary differences that result in significant portions of the deferred income tax assets and liabilities are as follows:

December 31,	2008	2007
Deferred tax assets:
Provision for severance benefits	$1,540	$2,216
Depreciation	188	88
Amortization of intangible assets	139	232
Investment securities	122	—
Government subsidy	95	—
Allowance for doubtful accounts	42	—
Others	—	31
Total deferred tax assets	2,126	2,567
Deferred tax liabilities:	—	—
Deposits for severance benefits	582	1,096
Foreign asset and liabilities	391	—
Investment securities	62	78
Others	2	—
Total deferred tax liabilities	1,037	1,174
Net deferred tax assets	$1,089	$1,393

No valuation allowance has been recorded against the deferred tax asset as of December 31, 2008 and 2007 as the Company believes that it is more likely than not that all deferred tax assets will be realized.

On January 1, 2007 the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109” (“FIN No. 48”). FIN No. 48 addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN No. 48, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize any additional liabilities for uncertain tax positions as a result of the implementation of FIN No. 48.

13. Related Party

The Company’s controlling company is Asiana Airline, Inc. Asiana Airline, Inc. is an affiliate of Kumho Industrial Co., Ltd., and Kumho Petrochemical Co., Ltd. Kumho Tires, Inc. and Kumho Life Insurance Co., Ltd. are affiliates of Kumho Petrochemical Co., Ltd. Other related parties also represent transactions entered into in the ordinary course of business with its affiliates or controlling company’s affiliates.

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

13. Related Party  – (continued)

Significant transactions entered into in the ordinary course of business with related parties as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006 are as follows:

Net Sales
Years Ended December 31,	2008	2007	2006
Asiana Airlines, Inc.	$50,272	$50,219	$49,768
Kumho Tires, Inc.	32,343	30,128	29,079
Kumho Industrial Co., Ltd.	14,028	18,908	12,680
Kumho Life Insurance Co., Ltd.	19,659	13,336	12,013
Kumho Petrochemical Co., Ltd.	11,767	17,465	4,963
Other related parties	36,353	26,249	14,076
Total net sales – related party	$164,422	$156,305	$122,579
Total net sales	$222,448	$212,553	$152,531
% of net sales to related party to total net sales	73.92%	73.54%	80.36%

Purchases
Years Ended December 31,	2008	2007	2006
Asiana Airlines, Inc.	$168	$205	$396
Kumho Tires, Inc.	28	80	39
Kumho Industrial Co., Ltd.	1,214	897	551
Other related parties	778	788	1,759
Total	$2,188	$1,970	$2,745

Trade Accounts Receivable
December 31,	2008	2007
Asiana Airlines, Inc.	$8,048	$7,502
Kumho Tires, Inc.	5,433	4,185
Kumho Industrial Co., Ltd.	3,833	9,505
Kumho Life Insurance Co., Ltd.	3,211	2,395
Kumho Petrochemical Co., Ltd.	1,392	3,075
Other related parties	15,068	8,518
Total	$36,985	$35,180

Trade Accounts Payable
December 31,	2008	2007
Asiana Airlines, Inc.	$24	$—
Other related parties	310	—
Total	$334	$—

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

13. Related Party  – (continued)

Non-Trade Accounts Payable
December 31,	2008	2007
Asiana Airlines, Inc.	$654	$287
Kumho Tires, Inc.	234	92
Kumho Industrial Co., Ltd.	126	190
Kumho Life Insurance Co., Ltd.	558	25
Kumho Petrochemical Co., Ltd.	17	—
Other related parties	571	241
Total	$2,160	$835

The Company deposited its restricted cash in the amount of $2,647 and $3,985 as of December 31, 2008 and 2009, respectively, in the insurance company, Kumho Life Insurance Co., Ltd., a related party.

The Company purchased certain equipment from Kumho Industrial Co., Ltd. during 2008 in the amount of $7,223.

The Company provided loans to related parties with interest ranging between 8% and 9% during 2008 as follows:

Related Party	Amount
Kumho Rental Car Co., Ltd.	$8,163
Kumho Auto Lease Co., Ltd.	1,814
Korea Express Co., Ltd.	907
Total	$10,884

All of the loans provided to its affiliates were received as of December 31, 2008.

14. Subsequent Event

The Company renewed its revolving loan due to financial institution (Kookmin Bank) with the same terms expiring in January 2010. The Company fully paid off this revolving loan in August 2009.

The Company entered into a new facility lease agreement in January 2009 expiring in December 2009 with option of renewal on an annual basis with annual rent payment of $3,085.

On July 30, 2009, Tremisis Energy Acquisition Corporation II (“Tremisis II”) entered into a Securities Purchase Agreement (“Purchase Agreement”) with the Company and Asiana Airlines, Inc. (“Asiana Airlines”) providing for the purchase by Tremisis II from Asiana Airlines of all of the outstanding capital stock of the Company.

The acquisition is expected to be consummated in the last quarter of 2009, after the required approval by the stockholders of Tremisis II and the fulfillment of certain other conditions, as discussed herein. Pursuant to the Purchase Agreement, at the closing, Tremisis II will pay Asiana Airlines $63,077 and issue 9,832,670 shares of Tremisis II’s common stock, which would represent 50% plus 1 share of Tremisis II’s outstanding common stock based on the amount of shares currently outstanding and retirement of certain founders’ shares and assuming that no holders of shares of Tremisis II’s common stock issued in its initial public shares vote against the acquisition and elect to convert their shares into cash in accordance with Tremisis II’s certificate of incorporation and the prospectus issued for its initial public offering.

ASIANA IDT, INC., AND SUBSIDIARY

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(In Thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
December 31, 2008
Allowance for doubtful receivables	$368	$—	$(60)	$308
December 30, 2007
Allowance for doubtful receivables	$368	$—	$—	$368
December 31, 2006
Allowance for doubtful receivables	$368	$—	$—	$368

Daejoo Accounting Corporation Accountants & Consultants	629 Daechi-dong Kangnam-ku 135-280 Seoul, South Korea Telephone: 82-2-3452-2869 Fax: 82-2-501-0470

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Asiana IDT, Inc. and Subsidiary

We have reviewed the quarterly financial information included the Supplemental Information II which include accompanying condensed consolidated balance sheets of the Company as of June 30, 2009 and the related consolidated statements of income for the six-months and three-months ended June 30, 2009 and 2008 and cash flows for the six-months ended June 30, 2009 and 2008 (collectively referred as “Interim Financial Information”). The Interim Financial Information is the responsibility of the Corporation’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of the Interim Financial Information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews we are not aware of any material modifications that should be made to such Interim Financial Information for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated September 23, 2009, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2008 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Seoul, South Korea
September 23, 2009

Interim Financial Information ASIANA IDT, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In Thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$7,311	$733
Trade accounts receivable, net of allowance for doubtful accounts of $308 and $368, respectively	23,086	23,562
Trade accounts receivable from affiliates, net of allowance of doubtful accounts of $0 and $0, respectively	32,787	36,985
Prepaid expenses and other current assets	3,651	2,358
Total current assets	66,835	63,638
Restricted cash	2,806	2,651
Deferred income taxes	1,345	1,345
Property, plant and equipment, net	12,111	13,412
Investment securities	348	355
Intangible assets, net	3,173	3,001
Other assets	4,078	3,727
Total assets	$90,696	$88,129
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$41,945	$44,154
Advance from customers	2,455	3,403
Accrued expenses	8,845	4,402
Income taxes payable	3,757	3,603
Short-term borrowings	2,335	4,771
Deferred tax liabilities	287	256
Total current liabilities	59,624	60,589
Other non-current liabilities	760	914
Accrued severance and retirement benefits	10,975	10,204
Total liabilities	71,359	71,707
Minority interest	110	145
Stockholders’ equity
Common stock – par value of $4.79; 4,000,000 shares authorized, 1,000,000 shares issued and outstanding	4,789	4,789
Retained earnings	18,243	15,066
Accumulated other comprehensive loss	(3,805)	(3,578)
Total stockholders’ equity	19,227	16,277
Total liabilities and stockholders’ equity	$90,696	$88,129

Interim Financial Information ASIANA IDT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands)

	Six Months Ended		Three Months Ended
	(Unaudited)		(Unaudited)
June 30,	2009	2008	2009	2008
Net sales:
Service fees	$69,881	$86,038	$34,985	$46,297
Product sales	8,742	28,426	5,004	19,442
Total net sales	78,623	114,464	39,989	65,739
Cost of sales:
Cost of service fees	41,392	51,837	20,163	29,022
Cost of product sales	7,855	24,567	4,571	16,937
Total cost of sales	49,247	76,404	24,734	45,959
Gross profit	29,376	38,060	15,255	19,780
Operating expenses:
Selling, general, and administrative expenses	22,997	28,592	12,151	14,102
Depreciation – property, plant, and equipment	851	871	443	426
Amortization – intangible assets	458	824	248	406
Total operating expenses	24,306	30,287	12,842	14,934
Income from operations	5,070	7,773	2,413	4,846
Non-operating expense (income):
Interest expense	143	—	83	—
Interest income	(77)	(214)	(22)	(81)
Loss (gain) on foreign currency transaction, net	(22)	(189)	(155)	(218)
Loss (gain) on foreign currency translation, net	(22)	(673)	570	(231)
Loss (gain) on equity investment	—	—	88	(134)
Others, net	317	(280)	59	(189)
Total non-operating expense (income), net	339	(1,356)	623	(853)
Income before income taxes and minority interest	4,731	9,129	1,790	5,699
Income taxes	1,215	3,270	774	1,751
Net income before minority interest	3,516	5,859	1,016	3,948
Minority interest in net income (loss) of subsidiary	(31)	(68)	(88)	27
Net income	$3,547	$5,927	$1,104	$3,921

Interim Financial Information ASIANA IDT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In Thousands)

Six Months Ended June 30,	2009	2008
Net income	$3,547	$5,927
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	(31)	(68)
Depreciation – property, plant and equipment	423	871
Amortization – intangible assets	237	824
Deferred income taxes	7	53
Changes in operating assets and liabilities:
Trade accounts receivable	2,886	(8,891)
Prepaid expenses and other current assets	(1,308)	(1,701)
Other assets	(408)	(1,370)
Accounts payable	(869)	6,250
Advance from customers	(833)	6,401
Accrued expenses	4,329	(1,392)
Income taxes payable	212	1,751
Other non-current liabilities	(141)	(619)
Accrued severance and retirement benefits	938	1,556
Net cash provided by operating activities	8,989	9,592
Cash flows from investing activities:
Decrease (increase) in restricted cash	(200)	8
Purchases of property, plant and equipment	572	(7,992)
Purchases of intangible assets	(461)	(586)
Net cash used in investing activities	(89)	(8,570)
Cash flows from financing activities:
Dividend payment	(370)	(1,014)
Net borrowings under short-term borrowings	(2,221)	—
Net cash used in financing activities	(2,591)	(1,014)
Effect of exchange rate changes on cash and cash equivalents	269	(334)
Net increase (decrease) in cash and cash equivalents	6,578	(326)
Cash and cash equivalents – beginning of period	733	4,518
Cash and cash equivalents – end of period	$7,311	$4,192

ASIANA IDT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except per Share Data)

Basis of Presentation

The unaudited interim consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the financial position as of June 30, 2009 and the statements of operations for the quarters and six-month periods ended June 30, 2009 and 2008, as well as the statements of cash flows for the six months ended June 30, 2009 and 2008. Certain information and disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted.

These unaudited interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008. Asiana IDT, Inc. and Subsidiary (the “Company”) believes that these financial statements contain all adjustments necessary so that they are not misleading.

In preparing financial statements, management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. Management reviews estimates on an on-going basis, including those related to impairment of long-lived assets and goodwill, contingencies, and income taxes. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

The results of operations for interim periods are not necessarily indicative of the results of operations that could be expected for the full year.

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Asiana IDT, Inc. and its wholly owned subsidiary. All intercompany accounts, transactions and profits have been eliminated upon consolidation.

There were no significant changes required to be disclosed since the issuance of the financial statements as of and for the year ended December 31, 2008.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (“FAS 165”). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The Company’s management evaluated all events or transactions that occurred after December 31, 2008 up through September 23, 2009, the date the Company issued the financial statements included in this proxy statement as of June 30, 2009. The Company’s management has also evaluated all events or transactions from September 24, 2009 through November 12, 2009 for any additional transactions that have occurred, which are unaudited. During these periods, the Company did not have any material recognizable subsequent events required to be disclosed other than those disclosed in Note 14 to the financial statements for the year ended December 31, 2008 included elsewhere in the proxy statement.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

CONDENSED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Cash	$119,941	$20,139
Cash equivalents held in trust	77,416,953	77,652,972
Interest receivable on cash equivalents held in trust	—	15,099
Income tax receivable	157,500	157,500
Prepaid expenses	28,449	62,949
Total current assets	77,722,843	77,908,659
Equipment, net	3,555	3,555
Total assets	$77,726,398	$77,912,214
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses	$150,171	$108,648
Franchise taxes payable	36,500	—
Deferred underwriting fee	3,114,454	3,114,454
Total current liabilities	3,301,125	3,223,102
Common stock subject to possible conversion (2,918,827 and 2,918,827 shares at conversion value, respectively)	23,693,291	23,628,780
Commitments
Stockholders’ equity
Common stock, $.0001 par value per share, authorized 35,000,000 shares, issued and outstanding 9,247,010 and 9,247,010 (excluding 2,918,827 and 2,918,827 shares subject to conversion, respectively)	925	925
Additional paid-in capital	50,789,158	50,853,670
Retained earnings (accumulated deficit)	(58,102)	205,737
Total stockholders’ equity	50,731,982	51,060,332
Total liabilities and stockholders’ equity	$77,726,398	$77,912,214

See notes to unaudited condensed financial statements.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,		Period From July 3, 2007 (Inception) to June 30, 2009
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)		(Unaudited)
Interest income	$175,729	$328,516	$263,529	$824,959	$1,651,854
General and administrative expenses	282,514	168,152	527,368	361,549	1,631,456
Income before provision for income taxes	(106,785)	160,364	(263,839)	463,410	20,398
Provision for income taxes	—	50,000	—	158,000	78,500
Net income (loss) for the period	(106,785)	110,364	(263,839)	305,410	(58,102)
Accretion of trust accounting relating to common stock subject to possible conversion	(38,180)	(97,522)	(64,511)	(247,405)	(480,871)
Net income (loss) attributable to common stockholders	$(144,965)	$12,842	$(328,350)	$58,005	$(538,973)
Weighted average number of shares outstanding
Basic and diluted	9,247,010	9,247,010	9,247,010	9,226,425
Net income (loss) per share – basic and diluted	$(0.04)	$0.00	$(0.04)	$0.01
Number of shares outstanding subject to possible conversion – basic and diluted	2,918,827	2,918,827	2,918,827	2,918,827
Net income per share subject to possible conversion – basic and diluted	$0.01	$0.03	$0.02	$0.08

See notes to unaudited condensed financial statements.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Period From July 3, 2007 (Inception) to June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(263,839)	$305,410	$(58,102)
Depreciation	—	—	470
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest receivable	15,099	45,654	—
Income tax receivable	—	—	(157,500)
Prepaid expenses	34,500	59,498	(28,449)
Accrued expenses	41,523	30,443	150,171
Income and franchise taxes payable	36,500	121,419	36,500
Net cash provided by (used in) operating activities	(136,217)	562,424	(56,910)
Cash flows from investing activities:
Cash equivalents held in trust	236,019	(2,355,805)	(77,416,953)
Purchase of equipment	—	(4,025)	(4,025)
Net cash provided by (used in) investing activities	236,019	(2,359,830)	(77,420,978)
Cash flows from financing activities:
Proceeds from issuance of shares of common stock to initial stockholders	—	—	25,000
Net proceeds from issuance of common stock through public offering	—	1,264,054	51,723,289
Proceeds from issuance of insider warrants to initial stockholders	—	—	2,650,000
Portion of proceeds from sale of units through public offerings allocable to shares of common stock subject to possible conversion	—	541,480	23,212,420
Registration costs paid	—	(12,880)	(12,880)
Proceeds from notes payable, stockholders	—	—	157,990
Repayment of notes payable, stockholders	—	—	(157,990)
Net cash provided by financing activities	—	1,792,654	77,597,829
Net increase (decrease) in cash	99,802	(4,752)	119,941
Cash at beginning of period	20,139	101,836	—
Cash at end of period	$119,941	97,084	$119,941
Supplemental disclosures of cash flow information:
Interest paid	$—	—	$—
Income taxes paid	$—	36,000	$236,000
Supplemental disclosures of non-cash financing activities:
Deferred underwriting fee	$—	74,454	$3,114,454
Accrued registration fee	$—	12,880	$12,880
Accretion of trust accounting – common stock subject to possible conversion	$64,511	247,405	$480,871
Accrued acquisition fee	$—	157,977	$157,977

See notes to unaudited condensed financial statements.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage )

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — Organization and Business Operations

Tremisis Energy Acquisition Corporation II (the “Company”) was incorporated in Delaware on July 3, 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 — Accounting and Reporting by Development Stage Enterprises.

At June 30, 2009, the Company had not yet commenced any operations. All activity from July 3, 2007 (date of inception) to June 30, 2009 relates to the Company’s formation, the public offering described below and searching for a target business with which to complete a Business Combination.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective December 6, 2007. The Company consummated the Offering on December 12, 2007 and the over-allotment on January 24, 2008 and received net proceeds of approximately $77,861,352. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering and over-allotment, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering and the over-allotment of January 24, 2008 an aggregate of $77,400,511, including the $2,650,000 proceeds of the Private Placement described in Note 5 and the $3,114,454 of deferred underwriters discount described in Note 3, was placed in a trust account (“Trust Account”) which is to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors and service providers (which would include any third parties engaged to assist the Company in any way in connection with the search for a target business) and prospective target businesses execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with the Company, they will not seek recourse against the trust account or that a court would not conclude that such agreements are not legally enforceable.

The Company’s Chairman of the Board and one of his affiliates have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced for the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations. Furthermore, they will not have any liability as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business). The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,200,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional amounts may be released as necessary to satisfy tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholders’ approval. Stockholders that vote against such proposed Business Combination and exercise their conversion rights are, under certain conditions described below, entitled to convert their share into a pro-rata distribution from the Trust Account (the “Conversion Right”). The actual per share conversion price will be equal to the amount in the Trust Account (inclusive of any interest thereon), calculated as of two business days prior to the proposed Business Combination, divided by the number of shares sold in the Offering. As a result of the Conversion Right, $23,212,420 (representing 29.99% of net

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage )

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — Organization and Business Operations  – (continued)

proceeds of the public offering) plus accretion of $480,871 (representing 29.99% of interest earned on the trust account) aggregating $23,693,291 has been classified as common stock, subject to possible conversion on the accompanying balance sheet as of June 30, 2009. The Company’s stockholders prior to the Offering (“Initial Stockholders”) have agreed to vote their 2,433,168 founding shares (after forfeiture of 298,082 shares disclosed in Note 3) of common stock in accordance with the manner in which the majority of the shares of common stock offered in the Offering are voted by the Company’s public stockholders (“Public Stockholders”) with respect to a Business Combination.

In the event that a majority of the outstanding shares of common stock voted by the Public Stockholders vote for the approval of a Business Combination and holders owning 30% or more of the outstanding common stock do not vote against the Business Combination and do not exercise their Conversion Rights, the Business Combination may then be consummated.

The Company’s Amended and Restated Certificate of Incorporation provides that the Company will continue in existence until December 6, 2009 (24 months from the Effective Date of the Offering). If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering).

NOTE 2 — Summary of Significant Accounting Policies

Interim Financial Statements — The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the SEC and should be read in conjunction with the Company’s audited financial statements and footnotes thereto for the period from inception (July 3, 2007) to December 31, 2008 included in the Company’s Annual Report on Form 10-K. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the Unites States of America have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting primarily of normal recurring adjustments) that are, in the opinion of management necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The operating results for the period ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year.

Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Deferred Acquisition Costs — Costs related to proposed acquisitions are capitalized in accordance with SFAS 141 and in the event the acquisition does not occur, the costs are expensed.

Concentration of Credit Risk — The Company maintains cash in a bank deposit account which, at times, exceeds federally insured (FDIC) limits. The Company has not experienced any losses on this account.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statements and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Deferred income taxes are not material to the Company’s financial position and results of operations.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage )

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies  – (continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting For Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 establishes new evaluation and measurement processes for all income tax positions taken. FIN 48 also requires expanded disclosure of income tax matters. The adoption of this standard had no effect on the Company’s financial statements.

Net Income per Share — Basic net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 2,731,250 initial shares outstanding throughout the period from July 3, 2007 (inception) to June 30, 2009, less 298,082 initial shares cancelled by the Company on January 24, 2008 (retroactively restated for this calculation to July 3, 2007), 6,650,950 common shares (excluding 2,849,050 shares subject to possible conversion) issued at the completion of the Offering on December 12, 2007 and 162,892 shares (excluding 69,777 shares subject to possible conversion) from the January 24, 2008 over-allotment option exercised. Basic net income per share subject to possible conversion is calculated by dividing accretion of Trust Account relating to common stock subject to possible conversion by 2,918,827 common shares subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The shares issuable upon exercise of the Warrants have been excluded from the calculation of diluted net income per share since the Warrants are exercisable commencing the later of one year or the completion of a Business Combination and this contingency has not been resolved.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements — The carrying value of cash, cash equivalents held in trust, interest receivable, prepaid expenses, deferred underwriting fee, and accrued expenses approximate the fair values of these instruments due to their short-term nature.

The Company adopted SFAS No. 157, Fair Value Measurements, for financial assets and financial liabilities in the first quarter of fiscal 2008, which did not have a material impact on the Company’s interim unaudited condensed consolidated financial statements. The Company adopted SFAS No. 157, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities measured on a nonrecurring basis in the first quarter of fiscal 2009, and such adoption did not have a material impact on the Company’s interim unaudited condensed consolidated financial statements.

New Accounting Pronouncements — In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. SFAS No. 162 became effective November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on the Company’s interim unaudited condensed financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (“FAS 165”). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The Company’s management evaluated all events or transactions that occurred after December 31, 2008 up through March 30, 2009, the date the Company issued the financial statements included in this proxy statement for the year

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage )

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies  – (continued)

ended December 31, 2008. The Company’s management has also evaluated all events or transactions from March 31, 2009 through October 9, 2009, and has updated Note 9 for any additional transactions that have occurred, which are unaudited. During these periods, the Company did not have any material recognizable subsequent events other those disclosed in Note 9 to the financial statements for the year ended December 31, 2008 included elsewhere in the proxy statement.

In addition, the Company’s management evaluated all events and transactions that occurred after June 30, 2009 up through November 12, 2009 and has updated Note 7 of the June 30, 2009 unaudited financial statements.

During these periods, the Company did not have any material recognizable subsequent events other than those disclosed in the financial statements. In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162” (“FAS 168”). FAS 168 provides for the FASB Accounting Standards Codification (the “Codification”) to become the single official source of authoritative nongovernmental GAAP. The Codification did not change GAAP but reorganizes the literature. FAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company’s management does not believe that the adoption of FAS 168 will have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — Public Offering

In December 2007, the Company completed its Offering in which it sold to the public 9,500,000 units (“Units”), at a price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing six months after the completion of a Business Combination and expiring December 5, 2012. The Company may redeem the Warrants, at a price of $.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last sale price of the common stock is at least $12.00 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company paid the underwriters in the Offering an underwriting discount of $2,280,000 of the gross proceeds of the Offering and $55,841 of the gross proceeds of the January 24, 2008 over-allotment. The Company and the underwriters have agreed that payment of the balance of the underwriting discount of $3,040,000, from the offering and $74,454 from the over-allotment will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination.

On January 24, 2008, the Company consummated the closing of the sale of 232,669 Units which were sold subject to the over-allotment option. The 9,732,669 Units sold in the Offering, including the 232,669 Units sold subject to the over-allotment option, were sold at an Offering price of $8.00 per Unit, generating

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage )

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 — Public Offering  – (continued)

total gross proceeds of $77,861,352. Of the gross proceeds of the offering and the private placement of warrants, $77,400,511 (or approximately $7.95 per share) was placed in the Trust Account.

On January 24, 2008, the Company’s Initial Stockholders returned an aggregate of 298,082 shares of the Company’s common stock to the Company for cancellation. The cancellation was due to the remainder of the underwriter’s over-allotment option expiring unexercised. Upon receipt, such shares were then immediately cancelled by the Company.

NOTE 4 — Income Taxes

The provision for income taxes consists of the following:

	Three Months Ended June 30,		Six Months Ended June 30,		Period From July 3, 2007 (Inception) to June 30, 2009
	2009	2008	2009	2008
Federal income tax – current	$—	$50,000	$—	$158,000	$78,500
Delaware franchise taxes	$18,500	$18,000	$37,000	$36,000	$120,554

No provision for state and local income taxes has been made since the Company was formed as a vehicle to effect a Business Combination and, as a result does not conduct operations and is not engaged in a trade or business in any state. The Company is incorporated in Delaware and accordingly is subject to franchise taxes.

NOTE 5 — Commitments

The Company presently occupies office space provided by an affiliate of the Company’s Chairman of the Board. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time, at $5,500 per month commencing in March 2009. For the three months and six months ended June 30, 2009, an amount of $16,500 and $22,842, respectively, has been incurred for rent and office support services.

Pursuant to letter of agreements which the Initial Stockholders entered into with the Company and the underwriters, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company’s Initial Stockholders purchased a total of 2,650,000 Warrants (“Insider Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $2,650,000) privately from the Company. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Insider Warrants are identical to the Warrants underlying the Units sold in the Offering except that the Warrants may not be called for redemption and the Insider Warrants may be exercisable on a “cashless basis,” at the holder’s option, so long as such securities are held by such purchaser or his affiliates. Furthermore, the purchasers have agreed that the Insider Warrants will not be sold or transferred by them, except for estate planning purposes, until after the Company has completed a Business Combination.

On March 13, 2009, the Company entered into an agreement (“Agreement”) with the Initial Stockholders and SoftForum Co., Ltd. and Sang-Chul Kim (collectively, the “Investors”). Pursuant to the Agreement, the Initial Stockholders have the option to sell to the Investors, and the Investors have the option to purchase from the Initial Stockholders, the Insider Warrants upon the earliest of (i) the Company’s consummation of a Business Combination, (ii) the Company’s liquidation of its trust account and (iii) December 31, 2009. The purchase price for the Insider Warrants is $2,100,000.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage )

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 — Commitments  – (continued)

Pursuant to the Agreement and as part of the same transaction, the Initial Stockholders also agreed to transfer an aggregate of 2,333,168 shares of the Company’s common stock to the Investors, for no additional consideration, upon consummation of a Business Combination. The Initial Stockholders will continue to hold an aggregate of 100,000 shares of the Company’s common stock following the transfer. If transferred, such shares will remain in escrow until one year after consummation of such Business Combination in accordance with the terms of the escrow agreement that was entered into by the Initial Stockholders in connection with the Offering. Additionally, the Investors will be granted the same registration rights that the Initial Stockholders were granted described in the following paragraph with respect to the Insider Warrants and shares they may receive as a result of the transactions.

The Initial Stockholders and the holders of the Insider Warrants (or underlying securities) are entitled to registration rights with respect to their founding shares or Insider Warrants (or underlying securities) pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Company has also agreed to pay the fees to the underwriters in the Offering as described in Note 3 above.

NOTE 6 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. There are no shares of preferred stock issued or outstanding.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

NOTE 7 — Subsequent Events (Entry into a Material Definitive Agreement)

On July 30, 2009, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Asiana IDT Inc. (“Asiana IDT”) and Asiana Airlines, Inc. (“Asiana Airlines”) providing for the purchase by the Company from Asiana Airlines of all of the outstanding capital stock of Asiana IDT. Pursuant to the Purchase Agreement, at the closing, the Company will pay Asiana Airlines US$63,076,925 and issue to it 9,832,670 shares of the Company’s common stock. Upon completion of the transaction, the Company will be the sole owner of Asiana IDT and will be renamed Asiana IDT Holdings, Inc. Asiana IDT, Inc, a leading information technology (IT) service provider which offers total IT solutions and services in consulting, system integration (SI), network integration (NI), IT outsourcing and legacy migration (LM), largely for the Korean market.

The acquisition is expected to be consummated in the last quarter of 2009, after the required approval by the Company’s stockholders and the fulfillment of certain other conditions, as discussed in the Purchase Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Tremisis Energy Acquisition Corporation II
Seoul, South Korea

We have audited the accompanying balance sheets of Tremisis Energy Acquisition Corporation II (a corporation in the development stage, the “Company”) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, the period from July 3, 2007 (inception) to December 31, 2007 and for the period from July 3, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, the Company’s Amended and Restated Certificate of Incorporation provides for a mandatory liquidation of the Company in the event that the Company does not consummate a business combination within 24 months from the date of the consummation of its initial public offering (“Offering”) (such date would be December 6, 2009).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tremisis Energy Acquisition Corporation II as of December 31, 2008 and December 31, 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, the period from July 3, 2007 (inception) to December 31, 2007 and for the period from July 3, 2007 (inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company would continue as a going concern. As discussed in Note 1 to the financial statements, the Company is required to consummate a business combination by December 6, 2009. The possibility of such business combination not being consummated raises substantial doubt as to its ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, NY
March 30, 2009

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$20,139	$101,836
Cash equivalents held in trust (Note 1)	77,652,972	75,595,000
Interest receivable on cash equivalents held in trust	15,099	152,990
Income tax receivable	157,500	—
Prepaid expenses	62,949	90,786
Total current assets	77,908,659	75,940,612
Equipment, net of accumulated depreciation (Note 4)	3,555	—
Total assets	$77,912,214	$75,940,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued registration costs	$—	$12,880
Accrued expenses	108,648	7,763
Income and franchise taxes payable	—	51,054
Deferred underwriting fee (Note 3)	3,114,454	3,040,000
Total current liabilities	3,223,102	3,111,697
Common stock subject to possible conversion (2,918,827 and 2,849,050 shares at conversion value) (Note 1)	23,628,780	22,716,822
Commitments (Note 7)
Stockholders’ equity: (Note 8)
Common stock, $.0001 par value per share, authorized 35,000,000 shares, issued and outstanding 9,247,010 and 9,382,200 (excluding 2,918,827 and 2,849,050 shares subject to conversion, respectively)	925	938
Additional paid in capital	50,853,670	50,034,535
Retained earnings accumulated during the development stage	205,737	76,620
Total stockholders’ equity	51,060,332	50,112,093
Total liabilities and stockholders’ equity	$77,912,214	$75,940,612

See notes to financial statements

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2008	From Inception (July 3, 2007) to December 31, 2007	From Inception (July 3, 2007) to December 31, 2008
Interest income	$1,235,335	$152,990	$1,388,325
Expenses
Franchise tax (Note 6)	57,500	26,054	83,554
General and administrative (Note 5)	922,910	16,452	939,362
Formation costs	—	5,650	5,650
Insurance	71,838	3,214	75,052
Depreciation	470	—	470
Total expenses	1,052,718	51,370	1,104,088
Net income before taxes	182,617	101,620	284,237
Provision for income taxes (Note 6)	53,500	25,000	78,500
Net income for the period	129,117	76,620	205,737
Accretion of trust account relating to common stock subject to possible conversion	(370,478)	(45,882)	(416,360)
Net income (loss) attributable to common stockholders	$(241,361)	$30,738	$(210,623)
Weighted average number of shares outstanding – basic and diluted	9,236,774	3,462,124	7,219,917
Net income (loss) per share, basic and diluted	$(0.03)	$0.01	$(0.03)
Number of shares outstanding subject to possible conversion – basic and diluted	2,918,827	2,849,050	2,918,827
Net income per share subject to possible conversion – basic and diluted	$0.13	$0.02	$0.14

See notes to financial statements

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

STATEMENTS OF STOCKHOLDERS’ EQUITY
CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Issuance of common stock to initial stockholders	2,731,250	$273	$24,727	$—	$25,000
Proceeds from sale of 9,500,000 units through public offering net of underwriter’s discount and offering expenses and excluding $22,670,940 allocable to 2,849,050 shares of common stock subject to possible conversion	6,650,950	665	47,405,690	—	47,406,355
Proceeds from issuance of 2,650,000 warrants	—	—	2,650,000	—	2,650,000
Accretion of trust account relating to common stock subject to possible conversion	—	—	(45,882)	—	(45,882)
Net income for the period	—	—	—	76,620	76,620
Balance at December 31, 2007	9,382,200	$938	$50,034,535	$76,620	$50,112,093
Forfeiture and cancellation of common stock received from initial stockholders	(298,082)	(29)	29	—	—
Proceeds from sale of 232,669 units through over-allotment option, net of underwriter’s discount and offering expenses and excluding $541,480 allocable to 69,777 shares of common stock subject to possible conversion	162,892	16	1,189,584	—	1,189,600
Net income for the period	—	—	—	129,117	129,117
Accretion of trust account relating to common stock subject to possible conversion	—	—	(370,478)	—	(370,478)
Balance at December 31, 2008	9,247,010	$925	$50,853,670	$205,737	$51,060,332

See notes to financial statements

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS
For the Period From July 3, 2007 (Inception) to December 31, 2008

	For the Year Ended December 31, 2008	From Inception (July 3, 2007) to December 31, 2007	From Inception (July 3, 2007) to December 31, 2008
Cash flows from operating activities
Net income	$129,117	$76,620	$205,737
Items in net income not using cash
Depreciation	470	—	470
Adjustments to reconcile net income to net cash used in operating activities:
(Increase) / decrease in interest receivable	137,891	(152,990)	(15,099)
Increase in income tax receivable	(157,500)	—	(157,500)
(Increase) / decrease in prepaid expenses	27,837	(90,786)	(62,949)
Increase in accrued expenses	100,885	7,763	108,648
Increase / (decrease) in income and franchise taxes payable	(51,054)	51,054	—
Net cash (used in) provided by operating activities	187,646	(108,339)	79,307
Cash flow from investing activities
Cash equivalents held in trust	(2,057,972)	(75,595,000)	(77,652,972)
Purchase of net fixed asset	(4,025)	—	(4,025)
Net cash used in investing activities	(2,061,997)	(75,595,000)	(77,656,997)
Cash flows from financing activities
Proceeds from issuance of shares of common stock to initial stockholders	—	25,000	25,000
Net proceeds from issuance of shares of common stock through public offering	1,264,054	50,459,235	51,723,289
Proceeds from issuance of insider warrants to initial stockholders	—	2,650,000	2,650,000
Portion of proceeds from sale of units through public offering allocable to shares of common stock subject to possible conversion	541,480	22,670,940	23,212,420
Registration costs paid	(12,880)	—	(12,880)
Proceeds from notes payable, stockholders	—	157,990	157,990
Repayment of notes payable, stockholders	—	(157,990)	(157,990)
Net cash provided by financing activities	1,792,654	75,805,175	77,597,829
Net increase (decrease) in cash	(81,697)	101,836	20,139
Cash at beginning of period	101,836	—	—
Cash at end of period	$20,139	$101,836	$20,139
Supplemental disclosure of non-cash financing activities
Deferred underwriting fee	$74,454	$3,040,000	$3,114,454
Accrued registration costs	—	12,880	12,880
Accretion of trust account relating to common stock subject to possible conversion	370,478	45,882	416,360
Income taxes paid	236,000	—	236,000

See notes to financial statements

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — Organization and Business Operations

Tremisis Energy Acquisition Corporation II (the “Company”) was incorporated in Delaware on July 3, 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 — Accounting and Reporting by Development Stage Enterprises.

At December 31, 2008, the Company had not yet commenced any operations. All activity from July 3, 2007 (date of inception) to December 31, 2008 relates to the Company’s formation and the public offering described below.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective December 6, 2007. The Company consummated the Offering on December 12, 2007 and the over-allotment on January 24, 2008 and received net proceeds of approximately $77,861,352. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and over-allotment, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering and the over-allotment of January 24, 2008 an aggregate of $77,400,511 including the $2,650,000 proceeds of the Private Placement described in Note 3 and the $3,114,454 of deferred underwriters’ discount described in Note 3, was placed in a trust account (“Trust Account”) which is to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors and service providers (which would include any third parties engaged to assist the Company in any way in connection with the search for a target business) and prospective target businesses execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with the Company, they will not seek recourse against the trust account or that a court would not conclude that such agreements are not legally enforceable.

The Company’s Chairman of the Board and Co-Chief Executive Officer and his affiliate have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced for the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations. Furthermore, they will not have any personal liability as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business). Additionally, in the case of a prospective target business that did not execute a waiver, such liability will only be in an amount necessary to ensure that public stockholders receive no less than $7.77 per share upon liquidation. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,200,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional amounts may be released as necessary to satisfy tax obligations. As of December 31, 2008, an amount of $1,120,787 has been released for such purposes.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — Organization and Business Operations  – (continued)

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholders’ approval. Stockholders that vote against such proposed Business Combination and exercise their conversion rights are, under certain conditions described below, entitled to convert their share into a pro-rata distribution from the Trust Account (the “Conversion Right”). The actual per share conversion price will be equal to the amount in the Trust Account (inclusive of any interest thereon), calculated as of two business days prior to the proposed Business Combination, divided by the number of shares sold in the Offering. As a result of the Conversion Right, $23,212,420 (representing 29.99% of net proceeds of the public offering) plus accretion of $416,360 (representing 29.99% of interest earned on the trust account) aggregating $23,628,780 has been classified as common stock, subject to possible conversion on the accompanying balance sheet as of December 31, 2008. The Initial Stockholders have agreed to vote their 2,433,168 founding shares (after forfeiture of 298,082 shares disclosed in Note 3) of common stock in accordance with the manner in which the majority of the shares of common stock offered in the Offering are voted by the Company’s public stockholders (“Public Stockholders”) with respect to a Business Combination.

In the event that a majority of the outstanding shares of common stock voted by the Public Stockholders vote for the approval of a Business Combination and holders owning 30% or more of the outstanding common stock do not vote against the Business Combination and do not exercise their Conversion Rights, the Business Combination may then be consummated.

The Company’s Amended and Restated Certificate of Incorporation provides that the Company will continue in existence up to 24 months from the Effective Date of the Offering. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering).

NOTE 2 — Summary of Significant Accounting Policies

Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Deferred Acquisition Costs — Through December 31, 2008, costs related to proposed acquisitions were capitalized and in the event the acquisition does not occur, the costs are expensed. (See New Accounting Pronouncements below).

Concentration of Credit Risk — The Company maintains cash in a bank deposit account which, at times, exceeds federally insured (FDIC) limits. The Company has not experienced any losses on this account. At December 31, 2008 the Company held approximately $77.7 million in a mutual fund that invests primarily in U.S. Treasuries. The mutual fund is part of a family of funds ultimately controlled by a large financial institution, in which the Company does not believe any liquidity risk exists. On January 7 , 2009 the Company moved the funds to a mutual fund focused on investing in Dreyfus Tax Exempt Cash Management (Institutional Shares), controlled by the same financial institution.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statements and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. As of December 31, 2008 and 2007, there were no temporary differences and therefore no deferred tax has been recorded.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies  – (continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Net Income Per Share — Basic net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 2,731,250 initial shares outstanding throughout the period from July 3, 2007 (inception) to December 31, 2008, less 298,082 initial shares cancelled by the Company on January 24, 2008 (retroactively restated for this calculation to July 3, 2007), 6,650,950 common shares (excluding 2,849,050 shares subject to possible conversion) issued at the completion of the Offering on December 12, 2007 and 162,892 shares (excluding 69,777 shares subject to possible conversion) from the January 24, 2008 over-allotment option exercised. Basic net income per share subject to possible conversion is calculated by dividing accretion of Trust Account relating to common stock subject to possible conversion by 2,918,827 common shares subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The shares issuable upon exercise of the Warrants have been excluded from the calculation of diluted net income per share since the Warrants are exercisable commencing the later of one year or the completion of a Business Combination and this contingency has not been resolved.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements — On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” related to the valuation and reporting of the Company’s financial assets and liabilities. The adoption of the SFAS No. 157 did not have a material impact on the Company’s financial assets and liabilities or its financial results. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company holds. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Valuation based on quoted prices in markets that are not active for which all significant inputs are observable, either directly or indirectly.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies  – (continued)

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. The Company uses prices and inputs that are current as of the measurement date.

Effective January 1, 2008, the Company implemented SFAS Statement No. 157, which did not have an impact on the Company’s financial results.

The following table presents certain of the Company’s assets that are measured at fair value as of December 31, 2008.

Description	Quoted Prices in Active Markets (Level 2)
Cash equivalents held in trust account	$77,652,972

In accordance with provisions of FSP No FAS 157-2 Effective Date of FASB Statement No 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities until January 1, 2009 and is evaluating the impact, if any, this standard will have on its financial statements.

New Accounting Pronouncements — In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141R (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that the Company completes acquisitions subsequent to its adoption of SFAS 141(R), the application of its provisions will likely have a material impact on the Company’s results of operations, although the Company is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires that once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial condition or results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133,

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies  – (continued)

“Accounting for Derivative Instruments and Hedging Activities”, to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which will require the Company to adopt these provisions beginning in fiscal 2009 and thereafter. The Company does not expect the adoption of SFAS 161 to have a material impact on its financial condition or results of operations.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which classifies unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, “Earnings per share.” This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented are to be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data). The Company does not expect adoption of this Staff Position to have a material impact on its results of operations or financial position.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (“FAS 165”). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The Company’s management evaluated all events or transactions that occurred after December 31, 2008 up through March 30, 2009, the date the Company issued the financial statements included in this proxy statement for the year ended December 31, 2009. The Company’s management has also evaluated all events or transactions from March 31, 2009 through November 12, 2009, and has updated Note 9 for any additional transactions that have occurred, which are unaudited. During these periods, the Company did not have any material recognizable subsequent events other those disclosed in Note 9 to the financial statements for the year ended December 31, 2008 included elsewhere in the proxy statement.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162” (“FAS 168”). FAS 168 provides for the FASB Accounting Standards Codification (the “Codification”) to become the single official source of authoritative nongovernmental GAAP. The Codification did not change GAAP but reorganizes the literature. FAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company’s management does not believe that the adoption of FAS 168 will have a material impact on the Company’s financial statements.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — Public Offering

In December 2007, the Company completed its Offering in which it sold to the public 9,500,000 units (“Units”), at a price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Company may redeem the Warrants, at a price of $.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — Public Offering  – (continued)

sale price of the common stock is at least $12.00 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company paid the underwriters in the Offering an underwriting discount of $2,280,000 of the gross proceeds of the Offering and $55,841 of the gross proceeds of the January 24, 2008 over-allotment. The Company and the underwriters have agreed that payment of the balance of the underwriting discount of $3,040,000, from the offering and $74,454 from the over-allotment will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination.

On January 24, 2008, the Company consummated the closing of the sale of 232,669 Units which were sold subject to the over-allotment option. Each Unit sold in the Offering and pursuant to the over-allotment option consisted of one share of common stock, $.0001 par value per share, and one Warrant, each to purchase one share of the Company’s common stock. The 9,732,669 Units sold in the Offering, including the 232,669 Units sold subject to the over-allotment option, were sold at an Offering price of $8.00 per Unit, generating total gross proceeds of $77,861,352. Of the gross proceeds of the offering and the private placement of warrants, $77,400,511 (or approximately $7.95 per share) was placed in the Trust Account.

On January 24, 2008, the Company’s Initial Stockholders returned an aggregate of 298,082 shares of the Company’s common stock to the Company for cancellation. The cancellation was due to the remainder of the underwriter’s over-allotment option expiring unexercised. Upon receipt, such shares were then immediately cancelled by the Company.

NOTE 4 — Equipment

During the year ended December 31, 2008, the Company purchased computer equipment at a cost of $4,025, and the computer equipment is depreciated on a straight line basis over five years.

NOTE 5 — Acquisition Costs

Through September 30, 2008 the Company deferred costs of approximately $473,000 related to a potential acquisition. During the fourth quarter of 2008, the Company determined it was unlikely to consummate the acquisition and expensed the deferred costs.

NOTE 6 — Income and Franchise Taxes

The provision for income and franchise taxes consist of the following:

	For the Year Ended December 31, 2008	From Inception (July 3, 2007) December 31, 2007	From Inception (July 3, 2007) to December 31, 2008
Federal income tax – current	$53,500	$25,000	$78,500
Delaware franchise taxes	$57,500	$26,054	$83,554

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 6 — Income and Franchise Taxes  – (continued)

No provision for state and local income taxes has been made since the Company was formed as a vehicle to effect a Business Combination and, as a result does not conduct operations and is not engaged in a trade or business in any state. The Company is incorporated in Delaware and accordingly is subject to franchise taxes.

NOTE 7 — Commitments

The Company presently occupies office space provided by an affiliate of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time, at an approximate monthly rate of $2,100 commencing in May 2008. The current arrangement is month to month. For the year ended December 31, 2008 an amount of $21,186 has been incurred for rent and office support services.

Pursuant to a letter of agreements which the Initial Stockholders entered into with the Company and the underwriters, the Initial Stockholders will waive their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company’s Initial Stockholders purchased a total of 2,650,000 Warrants (“Insider Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $2,650,000) privately from the Company. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Insider Warrants purchased are identical to the Warrants underlying the Units sold in the Offering except that the Warrants may not be called for redemption and the Insider Warrants may be exercisable on a “cashless basis,” at the holder’s option, so long as such securities are held by such purchaser or his affiliates. Furthermore, the purchasers have agreed that the Insider Warrants will not be sold or transferred by them, except for estate planning purposes, until after the Company has completed a Business Combination.

The Initial Stockholders and the holders of the Insider Warrants (or underlying securities) are entitled to registration rights with respect to their founding shares or Insider Warrants (or underlying securities) pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Company has also agreed to pay the fees to the underwriters in the Offering as described in Note 3 above.

NOTE 8 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. There are no shares of preferred stock issued or outstanding.

The agreement with the underwriters prohibit the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

TREMISIS ENERGY ACQUISITION CORPORATION II
(a Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — Subsequent Events

Company Management and Related Equity Transactions

On March 13, 2009, the Company entered into an agreement (“Agreement”) with the Company’s stockholders prior to its initial public offering (“Initial Stockholders”) and SoftForum Co., Ltd. and Mr. Sang-Chul Kim (collectively, the “Investors”). Pursuant to the Agreement, the Initial Stockholders have the option to sell to the Investors, and the Investors have the option to purchase from the Initial Stockholders, the Insider Warrants upon the earliest of (i) the Company’s consummation of a Business Combination, (ii) the Company’s liquidation of its trust account and (iii) December 31, 2009. The purchase price for the Insider Warrants is $2,100,000. The Initial Stockholders originally paid $2,650,000 for the Insider Warrants.

Pursuant to the Agreement and as part of the same transaction, the Initial Stockholders also agreed to transfer an aggregate of 2,333,168 shares of the Company’s common stock to the Investors, for no additional consideration, upon consummation of a Business Combination. The Initial Stockholders will continue to hold an aggregate of 100,000 shares of the Company’s common stock following the transfer. If transferred, such shares will remain in the Trust Account until one year after consummation of such Business Combination in accordance with the terms of the escrow agreement that was entered into by the Initial Stockholders in connection with the Offering. Additionally, the Investors will be granted the same registration rights that the Initial Stockholders were granted with respect to the Insider Warrants and shares they may receive as a result of the transactions.

In connection with the Offering, Messrs. Lawrence Coben, the Company’s founding chief executive officer and Ronald D. Ormand, the Company’s current co-chief executive officer and member of the Board, had personally agreed that if the Company liquidated prior to the consummation of a Business Combination, they would be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company in excess of the net proceeds of the Offering not held in the trust account or previously released to the Company. Additionally, if the Company is forced to liquidate and does not have sufficient funds to pay the cost of liquidation, Messrs. Coben and Ormand had agreed to advance the Company the funds necessary to complete such liquidation and agreed not to seek repayment for such expenses. As part of the above-referenced resignations and appointments, Mr. Kim and SoftForum Co., Ltd. have agreed to be responsible for such obligations and Messrs. Coben and Ormand have been released from such obligations.

In connection with and pursuant to the Agreement, the Company appointed new members to the Board of Directors and elected new members to the Company’s audit and nominating committees.

New Lease Agreement

In March 2009, the Company entered into a lease agreement with SoftForum Co., Ltd. for office use. The lease term is two years and the monthly rent is $5,500 per month.

Acquisition

On July 30, 2009, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Asiana IDT Inc. (“Asiana IDT”) and Asiana Airlines, Inc. (“Asiana Airlines”) providing for the purchase by the Company from Asiana Airlines of all of the outstanding capital stock of Asiana IDT. Pursuant to the Purchase Agreement, at the closing, the Company will pay Asiana Airlines US$63,076,925 and issue to it 9,832,670 shares of the Company’s common stock. Upon completion of the transaction, the Company will be the sole owner of Asiana IDT and will be renamed Asiana IDT Holdings, Inc. Asiana IDT, Inc, a leading information technology (IT) service provider which offers total IT solutions and services in consulting, system integration (SI), network integration (NI), IT outsourcing and legacy migration (LM), largely for the Korean market.

The acquisition is expected to be consummated in the last quarter of 2009, after the required approval by the Company’s stockholders and the fulfillment of certain other conditions, as discussed in the Purchase Agreement.

Annex A

AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT is made and entered into as of October 1, 2009, by and among Tremisis Energy Acquisition Corporation II, a Delaware corporation (“Parent”), Asiana IDT Inc., a Korean company (“Company”), and Asiana Airlines, Inc., a Korean company (“Asiana” or the “Stockholder”). (Each of the above party, “party,” and collectively “parties,” unless the context requires otherwise).

RECITALS

A. Asiana is the direct and beneficial owner of all of the outstanding capital stock (“Company Common Stock”) of the Company.

B. Subject to the terms and conditions of this Agreement (defined below), Parent at the Closing (defined below), shall acquire, by an issuance of its capital stock and payment of cash as provided hereunder, all of the Company Common Stock from Asiana (“Company Common Stock Purchase”). The term “Agreement” as used herein refers to this Securities Purchase Agreement, originally executed as of July 30, 2009 and amended and restated as of October 1, 2009, and as the same may be further amended from time to time, and all schedules hereto. For the purpose of this Agreement, the capital stock of Parent shall be referred to as “Parent Common Stock.”

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE COMPANY COMMON STOCK PURCHASE

1.1 Purchase and Sale.  Upon the terms and subject to the conditions hereof, at the Closing (as defined below), Asiana shall sell, transfer, assign and convey to Parent, and Parent shall purchase from Asiana, all of the right, title and interest of Asiana in and to the Company Common Stock representing all of the issued and outstanding Company Common Stock.

1.2 Purchase Price.

(a) Subject to adjustment as hereinafter set forth, the aggregate purchase price (“Purchase Price”) to be paid by Parent to Asiana or its designees for the Company Common Stock shall be the following:

(i) The United States dollar (“USD”) 57,109,050 in cash; and

(ii) certificates representing, in the aggregate, 9,702,800 shares of Parent Common Stock.

The 9,702,800 shares of Parent Common Stock issued under this Section 1.2(a)(ii) are sometimes referred to herein as the “Asiana Shares” and the cash issued under this Section 1.2(a)(i) is sometimes referred to herein as the “Cash Consideration.”

(b) Currency:  Payment of the Cash Consideration shall be made in United States dollars at Average Exchange Rate. For the avoidance of doubt, Parent shall be responsible for paying the said Cash Consideration in accordance with the terms and conditions stated herein, and agrees to bear all the risks and expenses associated with such payment including, without limitation, any losses due to the currency fluctuation.

(c) Average Exchange Rate:  The Average Exchange Rate shall mean the average exchange rate determined by Seoul Money Brokerage Services, Ltd. between the United States dollar and the Korean won over the 10 business-day period immediately prior to July 30, 2009; provided, however, that if the exchange rate as of the Closing differs from the Average Exchange Rate by more than 10%, the parties agree to renegotiate the rate to be applied to the transaction.

(d) Expenses:  All expenses of “due diligence” investigation of the Company will be paid by Parent with the exception that Asiana will, at its cost, provide financial statements of the recent three (3) years and the first half of the fiscal year of 2009, all of which shall be converted to U.S. GAAP.

(e) Time of Payment:  The parties hereto intend that the transfer of 100% of its shares of the Company by Asiana to Parent will take place as soon as possible but no later than the thirtieth (30th) business day from the date of the approval by the Parent’s shareholders at the shareholders’ meeting, subject to the terms and conditions set forth in this Agreement. For the avoidance of doubt, Asiana’s agreement to transfer its shares to Parent shall be conditional upon the Parent making the cash payment referenced in Section 1.2(a)(i) above and issuing the valid and fully paid up Asiana Shares to Asiana on the same date pursuant to the applicable procedures governing the issuance of stock certificate.

(f) Extension:  In the event of any and all reasonable cause for change in the time of payment, including but not limited to internal and external circumstances of all the parties involved, the parties desire that the Closing Date (as defined below) may be extended up to fourteen (14) business days with consent of all parties, but the Closing shall take place as soon as possible. Notwithstanding the foregoing, the provision of this Section 1.2(f) shall be subject to the provisions of Sections 1.3 and 6.17.

1.3 The Closing.

Subject to Section 6.16 and other terms and conditions set forth herein, the consummation of the Company Common Stock Purchase (“Closing”) shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, 19th Floor, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be as soon as practicable following the approval by the Parent’s stockholders at the stockholders’ meeting of the Company Common Stock Purchase in accordance with the terms and conditions herein and approval by the Parent’s warrantholders at the warrantholder meeting of the Warrant Redemption (as such terms are defined below) but no later than the thirtieth (30th) business day after the date of such approvals, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.4 Deliveries.

(a) Asiana.  At the Closing, Asiana will assign and transfer to Parent all of its right, title and interest in and to the Company Common Stock by delivering to Parent the certificates representing such Company Common Stock, duly endorsed for transfer and free and clear of all liens.

(b) Parent.  At the Closing, Parent shall deliver to Asiana the following: (i) the Cash Consideration and Asiana Shares representing the Purchase Price to which Asiana is entitled pursuant to Section 1.2; and (ii) written opinions of the counsel for the Parent that the Asiana Shares are validly issued and fully paid under the applicable law, and the redemption of the warrants and of the management held shares pursuant to Section 5.1(a) herein were done validly by Parent, in form and substance satisfactory to Asiana.

1.5 Further Assurances.  From time to time after the date of this Agreement, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT, ASIANA AND THE COMPANY

2.1 Authority Relative to this Agreement.  Each of the Parent, Asiana and the Company has all necessary corporate power and authority to: (i) execute and deliver this Agreement and each ancillary document that such party is to execute or deliver pursuant to this Agreement, and (ii) carry out such party’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby.

2.2 Representation as to Asiana and Company Information.  Asiana and the Company jointly and separately, hereby represent and warrant to Parent that (i) at the date of this Agreement and on the Closing Date, the information provided by Asiana and the Company to Parent relating to Asiana and the Company contained all the material information relating to Asiana and the Company; and (ii) such information, on such dates, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.3. Representation as to Parent Information.  Parent hereby represents and warrants to Asiana and the Company that: (i) at the date of this Agreement and on the Closing Date, the information provided by Parent to Asiana relating to Parent contained all the material information relating to Parent; and (ii) such information, on such dates, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.4 Representation as to the Company:  Asiana and the Company, jointly and separately, hereby represent and warrant that the Company has no contingent liabilities and off-balance debts and that it shall be accountable to all such liabilities as are not disclosed at the time of due diligence except for the matters stated in Schedule 2.4 hereto.

2.5 Representation as to the Trust Fund Balance:  Parent hereby represents and warrants that all payments due and payable from the Trust Fund (as defined below) under Article V hereof shall not exceed the current balance of the Trust Fund remaining as of the Closing Date.

ARTICLE III

GUARANTEE OF THE RIGHT OF MANAGEMENT

3. For a period of one (1) year after the Closing, officers and directors shall be designated with the conditions set below:

(a) Parent:  One outside director designated by the directors of Parent in office prior to the Closing may be appointed to the position as a senior managing director of Parent. Such person shall be afforded the same rights and paid similar compensation to that of other directors. Asiana may determine the role of such director.

(b) Company:  The directors of Parent in office prior to the Closing may appoint one part-time outside, non-registered director of the Company. Asiana may determine the rights, compensation and/or role of such director.

(c) Asiana:  Asiana shall appoint an officer or director with fluency in English as the CFO of Parent.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4. Conduct of Business by the Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (such period, “Effective Time”), each of the Company and Parent shall, except to the extent that the other party shall otherwise consent in writing or as contemplated by this Agreement or as set forth in Schedule 4.1, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required by the terms of this Agreement and except as set forth in Schedule 4.1, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Parent shall not do any of the following:

(a) transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, or enter into grants to transfer or license to any person future

Intellectual Property rights, other than, with respect to the Company in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property of the Company;

(b) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend its articles or certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”);

(e) sell, lease, license, encumber or otherwise dispose of any properties or assets, except with respect to the Company, (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(f) except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(g) enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers or members other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practices; or

(h) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (g) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after execution of this Agreement, Parent shall prepare and file with the SEC under the Securities Exchange Act of 1934 (hereinafter referred to as the “Exchange Act”), and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from (A) holders of Parent Common Stock to vote, at a meeting of the holders of Parent Common Stock to be called for such purpose (the “Stockholder Special Meeting”), in favor of, among other things, (i) the adoption of this Agreement and the approval of the Company Common Stock Purchase including without limitation approval of the issuance of the Asiana Shares and the repurchase of the Sponsor Shares (as hereinafter defined) at USD 0.0 per share and the cancellation of such shares on a date not later than the Closing Date, (ii) the change of the name of Parent to a name selected by the Company, (iii) the election of directors of Parent, whose election shall be effective as of the Closing Date subject to terms and conditions set forth herein, (vi) other changes to Parent’s certificate of incorporation agreed by the parties hereto, including (1) changing corporate existence to perpetual; (2) incorporating the classification of directors that would result from the election of directors; (3) removing provisions that will no longer be applicable to Parent after the Company Common Stock Purchase; and (4) making certain other changes in terms, gender and number that are substantively immaterial; and (v) an adjournment proposal to adjourn the Stockholder Special Meeting if, based on the tabulated vote count, Parent is not authorized to proceed with the Company Common Stock

Purchase and (B) holders of warrants to purchase Parent Common Stock(“Parent Warrants”) to vote, at a meeting of the holders of Parent Warrants to be called for such purpose (the “Warrantholder Special Meeting” and together with the Stockholder Special Meeting, collectively the “Special Meeting”), in favor of, among other things, (i) to amend the terms of the Warrant Agreement dated December 6, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering the Parent Warrants to allow redemption of the Parent Warrants (the “Warrant Redemption”) as promptly as practicable after the Closing Date, and (ii) an adjournment proposal to adjourn the Warrantholder Special Meeting if, based on the tabulated vote count, Parent is not authorized to proceed with the Warrant Redemption. Such proxy materials shall be in the form of a proxy statement to be used for the purposes of soliciting proxies from holders of Parent Common Stock and Parent Warrants for the matters to be acted upon at the Special Meeting (the “Proxy Statement”). The Company shall furnish to Parent on a timely basis all information concerning the Company (or any of its Subsidiaries) as Parent may reasonably request in connection with the preparation of the Proxy Statement. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Parent shall also take any and all commercially reasonable actions required to satisfy the requirements of the Exchange Act. The Parent hereby agrees to repurchase 2,203,298 outstanding shares of Parent Common Stock owned by the management of the Parent (“Sponsor Shares”) at the price of USD 0.0 per share and to cancel such shares on a date not later than the Closing Date. (“Parent Share Redemption”) The Parent hereby represents and warrants that the Parent shall effectuate the foregoing in a legally permitted way and shall indemnify the Company and Asiana for any damages incurred or to be incurred as a result of failure to effectuate the Parent’s obligations stated herein whether by reason of illegality or any other reasons whatsoever.

(b) As soon as reasonably practicable following approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and Parent Warrants and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware General Corporation Law (the “DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Company Common Stock Purchase and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or the Stockholder any other information furnished by the Company or the Stockholder for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied in writing by the Company and the Stockholder for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock and Parent Warrants or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

5.2 Access to Information. The Company and Asiana will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of the Company during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties, to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Company Common Stock Purchase.

Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties, to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Company Common Stock Purchase.

This Section 5.2 will be applicable subject to the provisions set forth in Section 6.19.

5.3 Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to diligently take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Company Common Stock Purchase and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (ii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors, and the Company and its board of directors, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Company Common Stock Purchase, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to enable the Company Common Stock Purchase and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.4 No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company and the Stockholder acknowledges that it has read Parent’s final prospectus dated December 6, 2007 and understands that Parent has established a certain trust account referenced in Section 2(c) of the Trust Agreement dated December 6, 2007 (“Trust Fund”) for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (b) to Parent after, or concurrently with, the consummation of a business combination, and (c) to Parent in limited amounts for its working capital requirements and tax obligations. The Company and the Stockholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by December 6, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, each of the Stockholder and the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent, the Company and the Stockholder.

5.5 Insider Loans; Equity Ownership.  The Company agrees to list and provide to the Parent prior to the Closing and make schedules for payment and / or performance of obligations relating to: (i) any and all loans made by the Company to any officer, director, employee, stockholder or holder of derivative securities of the Company (“Insider”) to be repaid to the Company and any other amount owed by such Insider to the Company; (ii) guaranties or similar arrangements pursuant to which the Company has guaranteed the payment or performance of obligations of such Insider to a third party; (iii) any and all direct equity interests in any Insider that utilizes the name “Asiana IDT.” For the purpose of this Agreement, the Insider shall mean any officer, director, employee, stockholder or holder of derivative securities of the Company at or prior to Closing.

5.6 Parent Borrowings; Indebtedness.  At any time prior to the Closing, Parent shall be allowed to borrow from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing from the Trust Fund. Any indebtedness of Parent existing immediately prior to the Closing shall be paid in full immediately upon the release of funds from the Trust Fund.

5.7 Trust Fund Disbursement.  Parent shall cause the Trust Fund to be disbursed to Parent and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents, (ii) all amounts payable in connection with any of the arrangements or transactions contemplated by Section 5.8 (including all costs and expenses in connection therewith), (iii) as deferred underwriters’ compensation in connection with Parent’s initial public offering, (iv) for income tax or other tax obligations of Parent prior to Closing, (v) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Parent and (vi) to third parties (e.g., professionals, printers, transfer agents, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Company Common Stock Purchase.

5.8 Certain Actions With Respect to Parent Securities.  It is agreed that Parent shall be permitted to use proceeds of the Trust Fund upon closing of the Company Common Stock Purchase as necessary to fund agreements and arrangements relating to the repurchase or redemption of the common stock issued by Parent. Such repurchase or redemption described in this Section 5.8 shall be limited to the repurchase of stocks of stockholders who vote against the transactions contemplated herein, for the purposes of enhancing the likelihood of and securing approval of the transactions contemplated hereby by the holders of the common stocks issued by Parent.

5.9 Fees and Expenses.  Except as may be otherwise agreed by the parties hereunder or in separate written agreement(s), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Company Common Stock Purchase is consummated.

5.10 Warrant Purchases and Redemption.  Parent shall use its best efforts to cause some or all of the owners of the Sponsor Shares or a designee thereof or other third party, no later than the record date of the Warrantholder Special Meeting, to purchase 51% of the outstanding Warrants and to vote such Warrants (the “Acquired Warrants”) at the Warrantholder Special Meeting in favor of the proposals presented for consideration to the holders of the Warrants thereat. At or after the Closing, Parent shall redeem all outstanding Warrants, including the Acquired Warrants, in accordance with the terms of the Warrant Redemption; provided that the redemption price to be paid by Parent for the Acquired Warrants shall not exceed the purchase price paid by the purchasers of the Acquired Warrants.

5.11 Sale Restrictions.  No public market sales of Asiana Shares issued as a result of the Company Common Stock Purchase shall be made by Asiana and the Company and/or any person in any manner related thereto during the period prescribed by and as otherwise permitted pursuant by the lock-up agreement in the form of Exhibit A hereto to be executed by Asiana in connection with this Agreement.

5.12 Asiana Stock Purchase.  On or before the date that is two (2) weeks after the initial filing of the Proxy Statement with the SEC but in no event later than October 15, 2009, Asiana, at its own cost and expense, shall make best efforts to purchase in the open market or by privately negotiated transactions, at a price not greater than $7.95 per share, or greater if reasonably acceptable to Asiana, a total of 129,870 shares of Parent Common Stock, which shares, together with the Asiana Shares, shall constitute 50% plus 1 share of all outstanding Parent Common Stock as of the Closing Date, including, without limitation, all securities convertible into Parent Common Stock existing on the Closing Date. If the Closing does not take place, Mr. Sang-Chul Kim shall pay, within 15 days after the notice of payment from Asiana, Asiana the amount which represents the difference between the total purchase price paid by Asiana for the shares of the Parent Common Stock purchased by Asiana pursuant to this Section 5.12 and the total amount received by Asiana in the liquidation of the Parent. Such guaranty shall be limited to 129,870 shares purchased prior to the time above mentioned and shall not apply to any shares of Parent Common Stock that Asiana purchases in excess of such amount. Notwithstanding the foregoing sentence, the guaranty by Mr. Sang-Chul Kim for the benefit of Asiana under this Section 5.12 shall be applicable and triggered whether or not Asiana is able to purchase all of the 129,870 shares of the Parent Common Stock before the above mentioned date. Asiana’s failure to complete the purchase of the 129,870 shares of the Parent Common Stock by the above stated deadline, despite its best efforts, shall not be a breach of the terms of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Tremisis Energy Acquisition Corporation II
545-7 Dogok-Dong
SoftForum B/D, 7th Floor
Gangnam-Gu, Seoul, South Korea 135-270
Attention: Chairman of the Board
Telephone: (82)(2) 575-0466
Telecopy:

with a copy to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telephone: 212-818-8661
Telecopy: 212-818-8881

if to the Company to:

Asiana IDT
S-Tower 19F
116 Sinmunno 1-ga
Jongno-gu
Seoul, Korea (110-700)
Attention: Dong Bok Yoon, Vice President
Telephone: 82-2-2127-8306
Telecopy: 82-2-2127-8350

with a copy to:

Kumho Asiana Group
Strategic Management Division
Kumho Asiana Main Tower 25F
115, Sinmunno 1-ga, Jongno-gu
Seoul 110-857, Korea
Attention: Seungoh Hong, Vice President
Telephone: 82-2-6303-1610
Telecopy: 82-2-6303-1679

if to Asiana to:

Asiana Airlines, Inc.
Asiana Town
47, Osae-dong, Kangseo-gu
Seoul 157-270, Korea
Attention: E Bae Kim, Vice President
Telephone: 82-2-2669-3210
Telecopy: 82-2-2669-3740

with a copy to:

Kumho Asiana Group
Strategic Management Division
Kumho Asiana Main Tower 25F
115, Sinmunno 1-ga, Jongno-gu
Seoul 110-857, Korea
Attention: Seungoh Hong, Vice President
Telephone: 82-2-6303-1610
Telecopy: 82-2-6303-1679

6.2 Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business, operations, financial results, financial condition or material assets of the Company or Parent, as applicable, and their respective Subsidiaries, taken as a whole (and, in the case of Parent, both before and after giving effect to the Company Common Stock Purchase); provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (D) any change in U.S. GAAP, or (E) with respect to the Company, except to the extent they disproportionately affect the Company and its Subsidiaries, conditions affecting (1) the industry in which the Company and its Subsidiaries operate generally or (2) the U.S. economy or financial markets generally.

(b) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisional applications, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral rights of authors, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(c) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable the Company Contracts or Parent Contracts;

(d) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(e) the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(f) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(g) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person; for purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(h) the term “Governmental Entity” shall mean any United States federal or state court, administrative agency, commission, governmental or regulatory authority or similar body.

(i) the term “Business Combination” shall mean Parent’s completion of an acquisition of one or more operating businesses or assets through a merger, stock exchange, asset acquisition, reorganization or similar business combination, with the requirements set forth in Sections 1.2(e) (time of payment) and 1.3 (closing).

6.3 Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

6.4 Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

6.5 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

6.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

6.8 Jurisdiction.  Each party hereby consents to the exclusive jurisdiction of the courts located in the State of Delaware with respect to any action or legal proceeding that may arise out of this Agreement or the interpretation thereof and agrees that service of process in any such action or proceeding may be made by registered mail.

6.9 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.10 Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.11 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by both parties.

6.12 Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

6.13 Currency.  All references to currency amounts in this Agreement shall mean United States dollars.

6.14 Language.  The SPA shall be drafted in English and Korean. In the event of any discrepancy between the two versions, the English version shall take precedence.

6.15 Miscellaneous.  With respect to any issues concerning permits or licenses issued by the Korean or the U.S. government, the parties agree to render cooperation in dealing with such matters.

6.16 Prerequisites for the Closing.  Each of the following preconditions must be met or satisfied in full on or prior to the Closing Date:

(a) The stockholders of the Parent shall have duly approved the Company Common Stock Purchase and all other matters referenced in Section 5.1(a) above at the Special Meeting, and Parent shall have effectuated the issuance of the Asiana Shares pursuant to Section 5.1(a) hereof.

(b) Holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) The warrantholders of the Parent shall have approved the Warrant Redemption at the Special Meeting, and all the documents, instruments and certificates have been duly executed so that the Warrant Redemption shall take place as early as possible.

(d) The parties shall have obtained the consents, waivers and approvals required to be obtained by each party in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the party needing such consent, waiver or approval, including, without limitation, those consents, waivers and approvals referenced in Section 5.3 above.

(e) Asiana shall have purchased 129,870 shares of Parent Common Stock pursuant to Section 5.12.

(f) The Parent shall have retired the 2,203,298 Sponsor Shares. Based on the number of remaining shares, the Parent shall have issued to Asiana 9,702,800 shares of Parent Common Stock, which, together with the shares of Parent Common Stock purchased by Asiana pursuant to Section 5.12, will amount to 50% plus 1 share of all of the outstanding common stock of Parent as of the Closing Date, including, without limitation, all securities convertible into the common stock of Parent existing at the time of the Closing Date.

(g) All the documents, instruments and certificates have been duly executed so that the Parent Share Redemption pursuant to Section 5.1(a) hereof shall take place on a date not later than the Closing Date.

(h) Asiana shall have executed and delivered to Parent a lock-up agreement in the form of Exhibit A attached hereto.

(i) The Parent shall have sufficient cash available to pay Asiana the Cash Consideration on the Closing Date.

6.17 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent, Asiana and the Company at any time;

(b) by the Parent or the Company (or Asiana), upon a material breach of any covenant or agreement on the part of the other party set forth in this Agreement, provided, that if such breach is curable by the breaching party prior to the Closing Date, then the non-breaching party may not terminate this Agreement for thirty (30) days after delivery of written notice of such breach, provided the breaching party continues to exercise commercially reasonable efforts to cure such breach (it being understood that the breaching party may not terminate this Agreement pursuant to this Section 6.17(b) if it shall have materially breached this Agreement); or

(c) by Parent if: (i) either Asiana or the Company shall have materially breached its representations in Sections 2.2 and 2.4; or (ii) if Parent’s “due diligence” investigation reveals that, based on the reasonable opinion of its outside advisors, information relating to the Company, which has been provided by the Company or Asiana to the Parent in writing during the negotiation of this Agreement was materially inaccurate or incomplete, making the Company Common Stock Purchase not appropriate on the terms set forth herein. For the avoidance of doubt, in such termination as set forth in this Section 6.17(c), Parent shall give a reasonable prior written notice thereof to Asiana and the Company.

(d) by either Asiana or the Company or both if Parent shall have materially breached its representations in Section 2.3 or if Asiana or the Company’s “due diligence” investigation reveals that, based on the reasonable opinion of its outside advisors, information relating to Parent, which has been provided by Parent to the Company or Asiana was materially inaccurate or incomplete, making the transactions contemplated under this Agreement not appropriate on the terms set forth herein.

(e) automatically, without the need of any notice by either party, if the Closing has not taken place by December 6, 2009.

6.18 Schedules.  The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations, warranties and covenants of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation, warranty or covenant (except as explicitly set forth therein). The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

6.19 Non-Disclosure and Confidentiality.  Each party hereto shall keep secret and confidential any and all documents and information, including this Agreement and the terms and conditions hereof, provided by any other party in connection with the execution or performance of this Agreement (the “Confidential Information”) and shall neither disclose to a third party nor use the Confidential Information other than for the purpose of achieving the objectives of this Agreement.

If a shareholder, officer, employee, worker, agent or trading counterparty of any party has disclosed any of the Confidential Information to a third party, that party shall be liable hereunder for the disclosure as if that party had committed the disclosure.

The obligation of confidentiality contained herein shall not apply in case the data and information is: (i) generally known to the public; (ii) known through a third party other than that party and the receiving party is not aware of any confidentiality obligations binding on such third party; or (iii) required to be disclosed by applicable laws and regulations.

No party may use or provide to its shareholders, officers, employees, workers, agents or other trading counterparties any information related to this Agreement unless such use or provision is required for achieving the objective of this Agreement, or for compliance with law.

6.20 Registration Rights Agreement.  At any time after the Closing Date, at the request of Asiana, (i) the Parent shall ensure Asiana to become a party to the Registration Rights Agreement between the Parent and its initial stockholders dated December 6, 2007, a copy of the form of which is attached hereto as Exhibit B, or (ii) the Parent and Asiana shall enter into a registration rights agreement (in a form substantially similar to

Exhibit B hereto) whereby Parent, at its cost and expense, shall allow all or part of the shares of Parent Common Stock owned by Asiana to be duly registered under the applicable securities laws of the U.S. and publicly traded. Such registration rights shall not take effect prior to the expiration of the Restricted Period as defined in the Lock-Up Agreement attached as Exhibit A hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TREMISIS ENERGY ACQUISITION CORPORATION II
By: Name: Sang-Chul Kim Title: CEO

ASIANA IDT
By: Name: Chang-kyu Kim Title: President & CEO

ASIANA AIRLINES, INC.
By: Name: Young-doo Yoon Title: President & COO

Exhibit A

LOCK-UP AGREEMENT

Closing Date:

Tremisis Energy Acquisition Corporation II

Address:	545-7 Dogok-Dong SoftForum Building, 7th Floor Gangnam-Gu, Seoul Korea 135-270

Ladies and Gentlemen:

In connection with the Securities Purchase Agreement dated July 30, 2009 by and among Tremisis Energy Acquisition Corporation II (“Parent”), Asiana IDT Inc. and Asiana Airlines, Inc. (the “Securities Purchase Agreement”), to induce Parent to consummate the transactions contemplated by the Securities Purchase Agreement, the undersigned agrees to, neither directly nor indirectly, during the “Restricted Period” (as hereinafter defined):

(1)	sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in “Asiana Shares,” as referenced in Art. 1.2(a)(ii) of the Securities Purchase Agreement herein, issued to the undersigned in connection with the transactions contemplated by the Securities Purchase Agreement or otherwise acquired by the undersigned on or prior to the Closing Date(the “Restricted Securities”), or
(2)	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise,

As used herein, “Restricted Period” means the period commencing on the Closing Date (as defined in the Securities Purchase Agreement herein) and ending on the day preceding the day that is one year after the Closing Date.

Any of the Restricted Securities subject to this Lock-Up Agreement may, even prior to the end of the Restricted Period, be released in whole or part from the terms hereof only upon the approval of the Board of Directors of Parent and a majority of the persons serving as directors of Parent immediately prior to the Closing Date.

The undersigned hereby authorizes Parent’s transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement; provided, that, the undersigned shall be entitled to remove such legend at the expiration or early termination of the Restricted Period.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s successors and permitted assigns, and is executed as an instrument governed by the law of New York.

Very truly yours,
ASIANA AIRLINES, INC.
By: Young-doo Yoon Title: President & COO

Exhibit B

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the  day of , 2007, by and among Tremisis Energy Acquisition Corporation II, a Delaware corporation (the “Company”) and the undersigned parties listed under Investor on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Investors currently hold all of the issued and outstanding securities of the Company;

WHEREAS, the Investors and the Company desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of shares of Common Stock held by them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.  The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Insider Warrants” means the Warrants being purchased privately by the Company’s officers and directors simultaneously with the consummation of the Company’s initial public offering.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Notices” is defined in Section 6.3.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” mean (i) all of the shares of Common Stock beneficially owned or held by Investors prior to the consummation of the Company’s initial public offering and (ii) all of the Insider Warrants (and underlying shares of Common Stock). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Securities and Exchange Commission makes a definitive determination to the Company that the Registrable Securities are saleable under Rule 144(k).

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date on which shares of Common Stock are disbursed from escrow pursuant to Section 3 of that certain Stock Escrow Agreement dated as of , 2007 by and among the parties hereto and Continental Stock Transfer & Trust Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1. Request for Registration.  At any time and from time to time on or after the date that is (i) after the Company consummates a Business Combination (as defined in the Company’s Registration Statement with respect to its initial public offering) with respect to the Insider Warrants (or underlying shares of Common Stock) or (ii) three months prior to the Release Date with respect to all Registrable Securities (to the extent not previously registered by the Company pursuant to the preceding subclause (i)), the holders of a majority-in-interest of such Insider Warrants (or underlying shares of Common Stock) or other Registrable Securities, as the case may be, held by the Investors or the transferees of the Investors, may make a written demand for registration under the Securities Act of all or part of their Insider Warrants (or underlying shares of Common Stock) or other Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities.

2.1.2. Effective Registration.  A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3. Underwritten Offering.  If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4. Reduction of Offering.  If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Withdrawal.  If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1. Piggy-Back Rights.  If at any time on or after the date the Company consummates a Business Combination the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2. Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

a) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

b) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3. Withdrawal.  Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3 Registrations on Form S-3.  The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. Registration Procedures.

3.1 Filings; Information.  Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. Filing Registration Statement.  The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chairman of the Board or President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2. Copies.  The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4. Notification.  After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5. State Securities Laws Compliance.  The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6. Agreements for Disposition.  The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7. Cooperation.  The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8. Records.  The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters.  The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10. Earnings Statement.  The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing.  The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2 Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses.  The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information.  The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities.  Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings.  Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights.  The Company represents and warrants that no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the Investor or holder of Registrable Securities or of any assignee of the Investor or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Tremisis Energy Acquisition Corporation II
11622 Monica Street
Houston, Texas 77024
Attn: Chief Executive Officer

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York NY 10174
Attn: David Alan Miller, Esq.

To an Investor, to:

Lawrence S. Coben
Tremisis Energy Acquisition Corporation II
11622 Monica Street
Houston, Texas 77024

Ronald D. Ormand
Tremisis Energy Acquisition Corporation II
11622 Monica Street
Houston, Texas 77024

Jon Schotz
c/o Saybrook Capital, LLC
401 Wilshire Boulevard, Suite 850
Santa Monica, California 90401

Charles A. Norris
1385 Park Center Drive
Vista, California 92081

Stephen N. Casati
Tremisis Energy Acquisition Corporation II
11622 Monica Street
Houston, Texas 77024

6.4 Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party. Notwithstanding the foregoing, any and all parties must obtain the written consent of Citigroup Global Markets Inc. to amend or modify this Agreement.

6.8 Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative.  In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law.  This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12 Waiver of Trial by Jury.  Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

TREMISIS ENERGY ACQUISITION CORPORATION II
By: Name: Title:

INITIAL STOCKHOLDERS:
Lawrence S. Coben
Ronald D. Ormand
Jon Schotz
Charles A. Norris
Stephen N. Casati

Annex B

September 30, 2009

Board of Directors
Tremisis Energy Acquisition Corporation II
SoftForum Building, 7th Floor
545-7 Dogok-Dong, Gangnam-Gu
Seoul, South Korea

Members of the Board:

We understand that on June 30, 2009, Tremisis Energy Acquisition Corporation II (“TGY”) entered into a Securities Purchase Agreement with Asiana IDT, Inc. (“IDT”), as amended and restated on October 1, 2009 (as so amended and restated, the “Agreement”) providing for the purchase by TGY from Asiana Airlines, Inc. of all of the outstanding capital stock of IDT. The acquisition is expected to be consummated in the last quarter of 2009, after the required approval by the stockholders of TGY (“Stockholders”) and the fulfillment of certain other conditions. Pursuant to the Agreement, at the closing, TGY will pay Asiana Airlines, Inc. US$57,109,050 and issue to it 9,702,800 shares of TGY’s common stock (“Consideration”), which would represent 49.34% of TGY’s outstanding common stock based on the amount of shares currently outstanding and retirement of certain founders’ shares and assuming that no holders of shares of TGY’s common stock issued in its initial public shares vote against the acquisition and elect to convert their shares into cash in accordance with TGY’s certificate of incorporation and the prospectus issued for its initial public offering.

You have asked for our opinion as to whether (i) the Consideration to be paid by TGY pursuant to the transaction is fair, from a financial point of view, to the Stockholders, and (ii) the fair market value of IDT is at least equal to 80% of the net assets of TGY.

In arriving at our opinion, we have, among other things:

i.	Reviewed the Agreement;
ii.	Reviewed certain publicly available financial and other information about TGY and IDT;
iii.	Reviewed certain information furnished to us by IDT’s management, including historical financial information and financial forecasts and analyses relating to the business, operations and prospects of IDT;
iv.	Reviewed certain information furnished to us by TGY’s management relating to IDT;
v.	Held discussions with members of senior management of TGY and IDT concerning the matters described in clauses (ii), (iii) and (iv) above;
vi.	Reviewed the share trading price history of TGY for the period ending September 30, 2009, and considered the implied value of the Consideration based upon the closing price of the common stock of TGY as of that date;
vii.	Reviewed the valuation multiples for certain publicly traded companies that we deemed relevant in lines of business similar to IDT;
viii.	Compared the proposed financial terms of the transaction with the financial terms of certain other transactions that we deemed relevant;
ix.	Reviewed and compared the net asset value of TGY to the indicated fair market value of IDT; and
x.	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

Shinhan accounting Corporation is a member firm of RSM international-
an affiliation of separate and independent legal entity

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by TGY and IDT or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, TGY or IDT, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. TGY and IDT have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of IDT as to the future financial performance of IDT, and we have relied solely upon such financial forecasts prepared by the management of IDT. We express no opinion as to IDT’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We note, however, that in rendering this opinion we have analyzed the implied value of the Consideration based upon the closing price of the common stock of TGY as of June 29, 2009, which was the date immediately prior to the date of the public announcement of the transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting TGY or IDT, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to IDT and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement to TGY and its stockholders. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on TGY, IDT or the contemplated benefits of the transaction.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the transaction, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of TGY or any other alternative transaction. We did not participate in negotiations with respect to the terms of the transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from TGY’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might result in terms and conditions more favorable to TGY or its stockholders than those contemplated by the Agreement.

It is understood that our opinion is for the use and benefit of the Board of Directors of TGY in its consideration of the transaction, and our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative transaction or opportunity that might be available to TGY, nor does it address the underlying business decision by TGY to engage in the transaction or the terms of the Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of TGY should vote on the transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the transaction, other than the holders of shares of TGY. We express no opinion as to the price at which shares of TGY will trade at any time.

We have been engaged by TGY in connection with the delivery of this opinion and will receive a fee for our services, a portion of which is payable upon the delivery of our opinion and the balance of which is payable upon the earliest to occur of the consummation of the transaction, abandonment of the transaction or termination of our engagement letter with TGY. We also will be reimbursed for expenses incurred. TGY has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be

Shinhan accounting Corporation is a member firm of RSM international-
an affiliation of separate and independent legal entity

rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of TGY and/or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to TGY, IDT or entities that are affiliated with TGY or IDT, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with TGY, our opinion may not be used or referred to by TGY, or quoted or disclosed to any person in any manner, without our prior written consent. We hereby consent to its inclusion as an Annex in the proxy statement that TGY will distribute to its stockholders and warrantholders with respect to the transactions contemplated by the Agreement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Consideration to be paid by TGY pursuant to the transaction is fair, from a financial point of view, to the holders of TGY, and (ii) the fair market value of IDT is at least equal to 80% of the net assets of TGY.

Best regards,

Shinhan Accounting Corporation.

Jongman, Choi
Managing Partner

Shinhan accounting Corporation is a member firm of RSM international-
an affiliation of separate and independent legal entity

Annex C

[Graubard Miller Letterhead]

[Proxy Statement Distribution Date]

Tremisis Energy Acquisition Corporation II
S-Tower 19F, 116 Sinmunno 1-ga
Jongno-gu
Seoul, Korea 110-700

Re: Purchase of stock of Asiana IDT, Inc.

Dear Sirs:

We have acted as counsel to Tremisis Energy Acquisition Corporation II (ATremisis II), a corporation organized under the laws of the state of Delaware, in connection with the proposed purchase by Tremisis II of all of the outstanding capital stock of Asiana IDT, Inc. (“Asiana IDT”), a corporation organized under the laws of the Republic of Korea. You have requested our opinion in connection with the United States federal income tax consequences of the proposed stock purchase to Tremisis II and the stockholders of Tremisis II.

FACTS

The relevant facts are set forth in the proxy statement File No. ________originally filed with the Securities and Exchange Commission on October ____, 2009 (the “Proxy Statement”), and the Securities Purchase Agreement, entered into on July 30, 2009, and amended and restated as of October 1, 2009, among Tremisis II, Asiana IDT and Asiana Airlines, Inc. (the “Purchase Agreement”). For purposes of this opinion we have assumed and rely upon the truth and accuracy of the representations, warranties and other information contained in the aforesaid documents.

The summary of the facts are as follows: Tremisis II was organized July 3, 2007 to effect a business combination with an operating business, and issued 2,731,250 shares of its common stock to its founding stockholders. On December 12, 2007 Tremisis II consummated an initial public offering of 9,500,000 units, with each unit consisting of one share of common stock and one warrant, and the private sale of 2,650,000 warrants to its founding stockholders, generating total gross proceeds of over $77 million (including proceeds from the exercise of the underwriters’ overallotment option. In connection with the public offering, 298,032 of the shares of common stock issued to its founding stockholders were canceled. The assets of Tremisis II consist primarily of cash in a trust account. The outstanding common stock, units and warrants of Tremisis II are traded on the NYSE Amex.

Asiana IDT, a wholly owned subsidiary of Asiana Airlines, Inc., an affiliate of the Kumho Asiana Group, is a leading information technology service provider largely for the Korean market.

Under the Purchase Agreement, Tremisis II will purchase all of the outstanding capital stock of Asiana IDT from Asiana Airlines for a total consideration of $57,109,050 and issuance of 9,702,800 shares of TREMISIS II common stock. The cash portion of the purchase price is subject to adjustment based on changes in the exchange rate between the Korean won and the United States dollar. The shares to be issued to Asiana Airlines and the 129,870 shares that it has purchased are intended to give it ownership of 50% plus 1 share of the total number of shares of Tremisis II common stock that will be outstanding immediately after the closing of the purchase, after giving effect to the cancellation of all but 229,870 of the shares originally issued to Tremisis II’s founding stockholders.

Holders of Tremisis II common stock have the right to vote against the acquisition of Asiana IDT and demand that Tremisis II convert such shares into a pro rata portion of the trust account.

THE LAW

Section 61 of the Internal Revenue Code of 1986, as amended (“Code”) provides that gross income includes “gains derived from dealings in property.”

The purchase of property does not give rise to taxable gain. Hunley v.Commissioner, 25 TCM (CCH) 355 (1966); See Commissioner v. LoBue, 351 U.S. 243 (1956)

C-1

Code section 1001 provides that gain or loss shall be recognized on “the sale or exchange of property” and gain shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis” of the property.

Code section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property.

Code section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year.

OPINION

Assuming that the above factual statements are the same on the closing date, our opinion of the Federal income tax consequences of the proposed acquisition to Tremisis II and Tremisis II stockholders, based upon existing provisions of the IRC, is:

1. No gain or loss will be recognized by Tremisis II as a result of the acquisition.

2. No gain or loss will recognized by stockholders of Tremisis II if their conversion rights are not exercised.

3. A stockholder of Tremisis II who exercises conversion rights and effects a termination of the stockholder’s interest in Tremisis II will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Tremisis II for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Tremisis II common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the acquisition and will be a long-term capital gain or loss if the holding period for the share of Tremisis II common stock is more than one year.

In connection with the above opinion, we hereby consent to the use of our name in the proxy statement of Tremisis II and all amendments thereto and the filing of this opinion as an annex to the proxy statement.

Very truly yours,

C-2

Annex D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TREMISIS ENERGY ACQUISITION CORPORATION II

Pursuant to Section 245 of the
Delaware General Corporation Law

TREMISIS ENERGY ACQUISITION CORPORATION II, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Tremisis Energy Acquisition Corporation II”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 3, 2007.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Tremisis Energy Acquisition Corporation II (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 36,000,000 of which 35,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174

SIXTH: The Corporation’s existence shall terminate on December 6, 2009 (the “Termination Date”). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this section shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Seventh (A) below.

SEVENTH: The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business (“Target Business”). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares exercise their conversion rights described in paragraph B below.

B. In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

C. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

D. A holder of IPO Shares shall be entitled only to receive distributions from the Trust Fund only in the event (i) he demands conversion of his shares in accordance with paragraph B above, or (ii) the liquidation of the Corporation. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

E. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and

Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

NINTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Lawrence S. Coben, its Chief Executive Officer, as of the 6th day of December, 2007.

/s/ Lawrence S. Coben
Lawrence S. Coben, Chief Executive Officer

Annex E

Form of Amendment to Warrant Agreement

The undersigned agree that the Warrant Agreement dated as of December 6, 2007 between them is hereby amended by changing Section 3.2 and Section 6.1 thereof to read as follows:

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing six months after the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination (“Business Combination”) (as described more fully in the Company’s Registration Statement) and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) December 6, 2012 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to registered holders of the Warrants of such extension of not less than 20 days.

6.1 Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company at any time from and after the closing of a Business Combination and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.__ per Warrant (“Redemption Price”).

As amended hereby, the Warrant Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of ____________, 2009.

TREMISIS ENERGY ACQUISITION
CORPORATION II

By:	Name: Title:

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:	Name: Title:

E-1

TREMISIS ENERGY ACQUISITION CORPORATION II
547-7 DOGOK-DUNG
SOFTFORUM B/D, 7TH FLOOR
GANGNUM-GU, SEOUL, KOREA 135-270

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TREMISIS ENERGY ACQUISITION CORPORATION II

The undersigned appoints ____________ and ____________ as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Tremisis Energy Acquisition Corporation II (“Tremisis II”) held of record by the undersigned on November 9, 2009, at the Special Meeting In Lieu of Annual Meeting of Stockholders to be held on December 1, 2009, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.
(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4 and 5. THE TREMISIS II BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.	To approve the Amended and Restated Securities Purchase Agreement among Tremisis II, Asiana IDT, Inc. and Asiana Airlines, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐
If you voted “AGAINST” Proposal Number 1 and you hold shares of Tremisis II common stock issued in the Tremisis II initial public offering, you may exercise your conversion rights and demand that Tremisis II convert your shares of common stock into a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of Tremisis II common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is completed and you affirmatively vote against the Proposal Number 1, demand that Tremisis II convert your shares into cash and deliver your stock to Tremisis II’s transfer agent physically or electronically prior to the meeting. Failure to (a) vote against Proposal Number 1, (b) check the following box, (c) deliver your stock certificate to Tremisis II’s transfer agent or deliver your shares electronically through the Depository Trust Company prior to the meeting, and (d) submit this proxy in a timely manner will result in the loss of your conversion rights.
	I HEREBY EXERCISE MY CONVERSION RIGHTS			☐
2.	To approve an amendment to Tremisis II’s amended and restated certificate of incorporation to change its name to “Asiana IDT Holdings Inc.”	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve an amendment to Tremisis II’s amended and restated certificate of incorporation to make its corporate existence perpetual, to delete the preamble and sections A through D, inclusive, of Article Seventh thereof and to redesignate the present section E of Article Seventh as Article Seventh.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Election of the following directors: Chang-Kyu Kim, Young-Doo Yoon, Chang-Soo Han, Young Ju Lee, Serck Joo Hong, Won-Joon Lee and Hyanghee Seo	FOR all nominees listed to the left except as marked to the contrary below ☐	WITHOLD AUTHORITY to vote for all of the nominees listed to the left ☐
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
5.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED
AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer, giving full title as such. If stockholder is a partnership, please sign in partnership name by authorized person.

TREMISIS ENERGY ACQUISITION CORPORATION II
547-7 DOGOK-DUNG
SOFTFORUM B/D, 7TH FLOOR
GANGNUM-GU, SEOUL, KOREA 135-270

SPECIAL MEETING OF WARRANTHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TREMISIS ENERGY ACQUISITION CORPORATION II

The undersigned appoints ____________ and ____________ as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all warrants of Tremisis Energy Acquisition Corporation II (“Tremisis II”) held of record by the undersigned on November 9, 2009, at the Special Meeting of Warrantholders to be held on December 1, 2009, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.
(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1 AND 2. THE TREMISIS II BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.	To approve an amendment to the Warrant Agreement, dated as of December 6, 2007, between Tremisis II and Continental Stock Transfer & Trust Company which governs the terms of Tremisis II’s outstanding warrants to permit the warrants to be redeemed by Tremisis II at any time after the closing of the proposed acquisition by Tremisis II of all of the capital stock of Asiana IDT, Inc. for a redemption price of $___ per warrant and to correct Section 3.2 of the Warrant Agreement so that it provides that the warrants become exercisable six months after such closing.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If warrants are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If warrantholder is a corporation, sign in full name by an authorized officer, giving full title as such. If warrantholder is a partnership, please sign in partnership name by authorized person.